UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TransTech Services Partners Inc.
(Name of Registrant as Specified In Its Charter)

___________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Copies of all communications to:
Loeb & Loeb LLP
Mitch Nussbaum, Partner
345 Park Avenue,
New York, New York 10154
(212) 407 4990

TRANSTECH SERVICES PARTNERS INC.
445 Fifth Avenue, Suite 30H
New York, NY, 10016
(212) 696-5977

To the Stockholders of TRANSTECH SERVICES PARTNERS INC.:

A special meeting of stockholders (“Special Meeting”) of TransTech Services Partners Inc., a Delaware corporation (“TransTech” or the “Company”) will be held at 10:00 a.m. Eastern Time, on _________ __, 2009, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154.

At this important meeting, you will be asked to consider and vote upon the following:

•
Proposal 1:  The Acquisition Proposal — a proposal to approve the acquisition of approximately 51.6% of Global Hi-Tech Industries Limited (“GHIL”) by TransTech Services Partners Inc. (“TransTech” or “the Company”) for cash consideration of $4,500,000. Another 15.7% equity interest currently owned by the majority shareholders is expected to be acquired by GHIL on or before March 31, 2010 for an aggregate consideration of $3.3 million in cash or 550,000 shares of TransTech common stock based upon certain conditions being met. Thereafter TransTech is expected to acquire the balance 32.7% stake at the higher of the book value or INR 150,000,000 (equivalent to approximately $3.0 million) in common stock of TransTech subject to the board approval. The consideration for these shares is estimated to be 500,000 shares of TransTech. Additional consideration may be paid in stock upon the company receiving a mining license and earn-out consideration may be paid through a mix of stock and cash on meeting certain Net Income levels;

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Proposal 2:  The Amendment Proposal — a proposal to adopt amendments to the Company’s certificate of incorporation to remove certain provisions containing procedural and approval requirements applicable to the Company prior to the consummation of the business combination that will no longer be operative following consummation of the Acquisition contemplated by the Acquisition Proposal (“Proposal 2” or the “Amendment Proposal”);

•
Proposal 3:  The Name Change Proposal — a proposal to adopt an amendment to the Company’s certificate of incorporation to change the name of the Company to “Global Hi-Tech Industries Limited” in the event that the Acquisition Proposal is approved (“Proposal 3” or the “Name Change Proposal”);

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Proposal 4:  The Proposal to Continue Existence — if the Acquisition Proposal is not approved, a proposal to adopt amendments to the Company’s certificate of incorporation such that in case the Acquisition Proposal is not approved, TransTech can continue to operate as a shell company after distributing the proceeds of the trust account to certain stockholders (“Proposal 4” or the “Proposal to Continue Existence”);

•
Proposal 5: The Proposal to Liquidate — a proposal to authorize the liquidation of the assets of the company and the adoption by the board of directors of a plan of distribution in accordance with the Delaware law in the event that either of the Acquisition Proposal or the Proposal to Continue Existence are not approved.

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Proposal 6:  The Adjournment Proposal — a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the Special Meeting, there are insufficient votes to approve any one or more of the Acquisition Proposal, the Amendment Proposal, the Proposal to Continue Existence or the Proposal to Liquidate (“Proposal 6” or the “Adjournment Proposal”); and

These proposals are described in the attached proxy statement which the Company urges you to read in its entirety before voting.  In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 36 of the proxy statement.  The Board of Directors of the Company has fixed the close of business on [________ __], 2009, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

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Each stockholder that holds shares of the common stock issued in our initial public offering has the right to exercise conversion rights.  If you wish to exercise your conversion rights, you must vote against the Acquisition Proposal and, at the same time, demand that we convert your shares into cash.  If, notwithstanding your vote, the acquisition contemplated by the Acquisition Proposal is completed and you properly exercised your conversion rights, then you will be entitled to receive a pro rata share of the trust account in which a substantial portion of the net proceeds of our initial public offering are held, including any interest earned thereon through the date of the Special Meeting, calculated as of two days before the consummation of the acquisition contemplated by the Acquisition Proposal.  Based on the amount of cash held in the trust account as of December 31, 2008, including interest accrued as of that date and net of estimated taxes, you will be entitled to convert each share of common stock that you hold into approximately $7.97 per share, which includes $ 0.27 per share which would otherwise be payable to the underwriters from our initial public offering . If, however, holders of 20% or more in interest of the shares of our common stock issued in our initial public offering exercise this conversion right, then the Company will be unable to consummate the acquisition contemplated by the Acquisition Proposal, regardless of whether the requisite number of our shareholders vote in favor of the Acquisition Proposal. If the acquisition contemplated by the Acquisition Proposal is not completed, then the shares sought to be converted as described above will not be converted, even if the stockholder elected to convert its shares.  If you exercise your conversion rights, then you will be exchanging your shares of our common stock for cash and will no longer own these shares of common stock. You will only be entitled to receive cash for these shares of common stock if you continue to hold these shares through the closing date of the acquisition and then tender your shares to us.

The Board of Directors of TransTech has determined that the Acquisition Proposal, the Amendment Proposal, the Name Change Proposal, the Proposal to Continue Existence, the Proposal to Liquidate and the Adjournment Proposal, and the transactions contemplated by such proposals are fair to and in the best interests of TransTech and its stockholders.  Our Board of Directors unanimously recommends that you vote or give instruction to vote “FOR” the Acquisition Proposal, “FOR” the Amendment Proposal, “FOR” the Name Change Proposal, “FOR” the Proposal to Continue Existence, “FOR” the Proposal to Liquidate and “FOR” the Adjournment Proposal.

Your vote is important.  Please sign, date and return your proxy card as soon as possible to make sure your shares are represented at the Special Meeting.  If you are a stockholder of record of the Company’s common stock, you may also cast your vote in person at the Special Meeting.  If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

We are soliciting the enclosed proxy card on behalf of the board of directors, and we will pay all costs of preparing, assembling and mailing the proxy materials.  In addition to mailing out proxy materials, our officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services.  We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock. TransTech will engage a proxy solicitor. to assist in the solicitation of proxies.

Sincerely,

Suresh Rajpal
Chairman of the Board,
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, or passed upon the fairness or merits of this transaction or the adequacy or accuracy of the enclosed proxy statement. Any contrary representation is a criminal offense.

This proxy statement is dated __________, 2009 and is first being mailed to the stockholders of the Company on or about ______ __, 2009.

TRANSTECH SERVICES PARTNERS INC.
445 Fifth Avenue, Suite 30H
New York, NY  10016
(212) 696–5977

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ________ __, 2009

To the Stockholders of TRANSTECH SERVICES PARTNERS INC.:

A special meeting of stockholders (“Special Meeting”) of TransTech Services Partners Inc., a Delaware corporation (“TransTech” or the “Company”) will be held at 10:00 a.m. Eastern Time, on _________ __, 2009, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154.

At the Special Meeting, you will be asked to consider and vote upon the following:

•
Proposal 1:  The Acquisition Proposal — a proposal to approve the acquisition of approximately 51.6% of Global Hi-Tech Industries Limited (“GHIL”) by TransTech Services Partners Inc. (“TransTech” or “the Company”) for a cash consideration of $4,500,000. Another 15.7% equity interest currently owned by the majority shareholders is expected to be acquired by GHIL on or before March 31, 2010 for an aggregate consideration of $3.3 million in cash or 550,000 shares of TransTech common stock based upon certain conditions being met. Thereafter TransTech is expected to acquire the balance 32.7% stake at the higher of the book value or INR 150,000,000 (equivalent to approximately $3.0 million) in common stock of TransTech subject to the board approval. The consideration for these shares is estimated to be 500,000 shares of TransTech. Additional consideration may be paid in stock upon the company receiving a mining license and earn-out consideration may be paid through a mix of stock and cash on meeting certain Net Income levels;

•
Proposal 2:  The Amendment Proposal — a proposal to adopt amendments to the Company’s certificate of incorporation to remove certain provisions containing procedural and approval requirements applicable to the Company prior to the consummation of the business combination that will no longer be operative following consummation of the transaction contemplated by the Acquisition Proposal (“Proposal 2” or the “Amendment Proposal”);

•
Proposal 3:  The Name Change Proposal — a proposal to adopt an amendment to the Company’s certificate of incorporation to change the name of the Company to “Global Hi-Tech Industries Limited” in the event that the Acquisition Proposal is approved (“Proposal 3” or the “Name Change Proposal”);

•
Proposal 4:  The Proposal to Continue Existence — if the Acquisition Proposal is not approved, a proposal to adopt amendments to the Company’s certificate of incorporation such that in case the Acquisition Proposal is not approved, TransTech can continue to operate as a shell company after distributing the proceeds of the trust account to certain stockholders (“Proposal 4” or the “Proposal to Continue Existence”);

•
Proposal 5: The Proposal to Liquidate — a proposal to authorize the liquidation of the assets of the company and the adoption by the board of directors of a plan of distribution in accordance with the Delaware law in the event that either of the Acquisition Proposal and/or the Proposal to Continue Existence are not approved.

•
Proposal 6:  The Adjournment Proposal — a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the Special Meeting, there are insufficient votes to approve any one or more of the Acquisition Proposal, the Amendment Proposal, the Proposal to Continue Existence or the Proposal to Liquidate (“Proposal 6” or the “Adjournment Proposal”).

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These proposals are described in the attached proxy statement which the Company urges you to read in its entirety before voting.  Our board of directors has fixed the close of business on [________ ___], 2009 as the date for which our stockholders are entitled to receive notice of and to vote at, our Special Meeting and any adjournments or postponements thereof. This proxy statement is first being mailed to stockholders on or about [_________], 2009.  Only the holders of record of our common stock on that date are entitled to have their votes counted at our Special Meeting and any adjournments or postponements thereof.

We will not transact any other business at the Special Meeting, except for business properly brought before the Special Meeting or any adjournment or postponement by our board of directors.

Your vote is important.  Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the Special Meeting.  If you are a stockholder of record of our common stock, you may also cast your vote in person at the Special Meeting.  If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the Acquisition Proposal, “FOR” the Amendment Proposal, “FOR” the Name Change Proposal, “FOR” the Proposal to Continue Existence, “FOR” the Proposal to Liquidate and “FOR” the Adjournment Proposal.

By Order of the Board of Directors,

Suresh Rajpal
Chairman of the Board,
President and Chief Executive Officer

Annexes

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SUMMARY OF THE MATERIAL TERMS OF THE ACQUISITION OF GHIL

This summary, together with the Sections entitled “Questions and Answers” and “Summary,” summarizes certain material information contained in this Proxy Statement. You should carefully read this entire Proxy Statement for a more complete understanding of the matters to be considered at the special meeting.

This Proxy relates to the approval of the acquisition of approximately 51.6% Global Hi-Tech Industries Limited (“GHIL”) by TransTech Services Partners Inc. (“TransTech”) for $ 4,500,000 cash (it is estimated that GHIL will have up to $19 million in long term debt at the closing).

TransTech is only seeking the approval of the acquisition of the 51.6% interest in GHIL. The majority stockholders of GHIL have put the shares that they own in escrow with an attorney in an easily transferable form so that the transaction can close quickly after it has been approved by stockholders.

TransTech is expected to acquire the additional 15.7% equity interest that is currently owned by the majority shareholders on or before March 31, 2010 for an aggregate consideration of $3.3 million in cash, or issuance of 550,000 new shares of common stock of TransTech, in the event that TransTech is unable to provide the necessary cash. Further TransTech is expected to acquire the balance 32.7% equity interest in GHIL at the higher of (a) book  value of GHIL as on March 31, 2010 or (b) INR 150,000,000  (equivalent to approximately. $3.0 million) for a consideration of approximately 500,000 new shares of common stock of TransTech.

If TransTech acquired 100% of the issued and outstanding shares of GHIL the aggregate consideration paid would consist of (i), $ 4,500,000 in cash (it is estimated that GHIL will have up to $19 million in long term debt at the closing), (ii) issuance of 1,050,000 new shares of TransTech common stock (valued at $8,158,500 based on the closing price of the common stock on April 1, 2009) (iii) the future delivery of 1,200,000 new shares of TransTech common stock if a mining license is obtained, (valued at $9,324,000 based on the closing price of the common stock on April 1, 2009)  and (iv) the right to receive the earn-outs described below, based on achieiving certain earnings milestones.

In addition to the foregoing acquisition consideration, earn-out consideration will be issued to Nicolene if certain Net Income levels are reached over time. The details on the earn-out shares are set forth in the Section below entitled “Additional Consideration to be Paid”, but, in summary, up to 300,000, 300,000, 450,000 and 600,000 new shares of TransTech common stock and cash consideration of $900,000, $900,000, $1,350,000 and $1,800,000 can be awarded to the Promoters for reaching specific pre-agreed Net Income levels in GHIL for the fiscal years ending March 31, 2010, 2011, 2012, and 2013 respectively. All of the Earn-Out Shares will be awarded on a pro-rata basis based upon how the GHIL Net Income performs relative to a prescribed Net Income  range and the number of GHIL shares owned by  TransTech. The Earn-Out Shares able to be awarded for each fiscal year are deferrable for one additional year, in the event that the relevant Net Income level, if any, is in excess of the prescribed deferral hurdle for such subsequent year.

Summary of the Material Terms

GHIL is a privately-owned steel company that manufactures sponge iron, billets, and structural steel catering to the infrastructure sector in India. GHIL’s plant is located in Gujarat, India in close proximity to the Kandla and Mundra seaports, as well as to the Ahmedabad railway station. See section entitled “Business of GHIL”.

Strategy Holdings Limited (“Strategy”), a new Type I Global Business Company created under the laws of Mauritius as a company owns a wholly-owned subsidiary, Delta Enterprises Limited (“Delta”), also a newly created Type I Global Business Company created under the laws of Mauritius. These entities were formed by persons affiliated with GHIL but unaffiliated with TransTech or any of its affiliates for the purpose of assisting in the acquisition of GHIL. Strategy is owned by a British Virgin Islands corporation, Nicolene Limited, (“Nicolene”) which is currently owned by Mitesh Saraf, but is anticipated to be owned equally by all the Promoters at the time that this transaction closes.  The Promoters are Mr. Prakash Rajgarhia, Mr. N.P Tekriwal, Mr. Ashok Maskara and Mitesh Saraf (“the Promoters”), of which Messrs. Rajgarhia, Tekriwal and Maskara current shareholders of GHIL.  The governments of India and Mauritius have a tax treaty that treats investments in Mauritius favorably, including favorable treatment of corporate, dividend and capital gain taxes. India also has a Bilateral Investment Protection Agreement with Mauritius (June 2000). (Pursuant to the Mauritius Financial Services Act 2007, a Global Business is a business that is proposed to be conducted by a resident corporation, is conducted outside Mauritius and where the business is conducted in a currency other than the Mauritius rupee. A Type I Global Business Company is a company which is managed and controlled from Mauritius. Companies wishing to benefit from the provisions of Double Taxation Agreements can only be incorporated as a Type I Global Business Company).

It is expected that Delta will acquire 51.6% of GHIL and thereafter TransTech will acquire 100% of Delta from Strategy.

On April 2, 2009 Delta entered into a Share Purchase Agreement with GHIL and the majority stockholders of GHIL, to purchase 51.6% of the shareholding of GHIL and to subsequently acquire the balance stake in two tranches. First, it would acquire 15.7% on or before March 31, 2010 and the remaining 32.7% on or before June 30, 2010. A copy of the Share Purchase Agreement is attached hereto as Annex A.

TransTech entered into a Stock Purchase Agreement with Delta and Strategy, to purchase 100% of the shareholding of Delta, from its parent company Strategy, a Mauritius-based entity and the owner of Delta. A copy of the Stock Purchase Agreement is attached hereto as Annex B.

 Delta and the promoters of GHIL entered into an agreement to define certain rights and obligations of towards ownership, governance, management, maintenance of records, reports and inspections right, share issuance and transfer, audit and compliance amongst others. A copy of the Shareholders Agreement is attached hereto as Annex D.

The selling stockholders of GHIL and Delta, pursuant to the share purchase agreement, agreed to appoint an escrow agent to release the sale shares and the escrowed amount as per the terms of the agreement. The parties have not yet negotiated the terms of the escrow agreement.

In addition to the acquisition consideration, Nicolene, a company to be equally owned by the Promoters of GHIL at the time the transaction closes shall receive Earn out Shares and Earn out Cash based upon achieving certain performance parameters over the period 2010 to 2013. A copy of the Incentive Agreement is attached hereto as Annex C.

Investment in GHIL
Immediately upon closing of the transaction, the promoters of GHIL shall loan INR 50 million (approximately US $1,000,000) on an unsecured basis, to GHIL. The loan shall be repayable with accumulated interest at the rate of 9% per annum on or before June 2012.  A form of the Loan Agreement is attached hereto as Annex E.

Acquisition Consideration
First, TransTech shall acquire approximately 51.6% GHIL for an aggregate consideration of $ 4,500,000 payable in cash. The additional equity interest of up to 15.7% that is currently owned by the majority shareholders is expected to be transferred to TransTech for an aggregate consideration of $3.3 million in cash or issuance of 550,000 new shares of common stock in TransTech, in the event that TransTech is unable to provide the necessary cash, on or before March 2010.

The majority shareholders of GHIL (the owners of the 51.6% stake in GHIL) have agreed to purchase the 32.7% stake in GHIL from the minority shareholders. TransTech has the right to acquire this 32.7% stake at the higher of book value or INR 150.00 million in common stock of TransTech subject to board approval and obtaining an approval from the competent authorities.  The aggregate consideration for such share is estimated to be 500,000 new shares in TransTech.

Additional Consideration to be paid
In addition to the acquisition consideration, earn-out consideration will be issued to Nicolene if certain net income milestones are achieved over a period of time. Nicolene is currently owned by Mitesh Saraf, but is anticipated to be owned equally by all the Promoters at the time that this transaction closes. The governments of India and Mauritius have a tax treaty that treats investments routed through Mauritius favourably, including favourable tax treatment of corporate, dividend and capital gains taxes.

The following table details the net income levels for which an appropriate consideration will be paid within 45 days of determination of net income (as per US GAAP) for the relevant fiscal year upon completion of the applicable year end audits.

YEAR	Low Hurdle Net Income Levels	High Hurdle Net Income Levels	Cash Earn Out (USD)	Share Earn Out (Common Stock of TransTech)
2010	$4,000,000	$6,000,000	$900,000	300,000
2011	$6,000,000	$8,000,000	$900,000	300,000
2012	$8,000,000	$11,000,000	$1,350,000	450,000
2013	$11,000,000	$15,000,000	$1,800,000	600,000
Total			$4,950,000	1,650,000

The above numbers are based on a 100% ownership of GHIL by TransTech. If the Net Income earned for the applicable financial year is less than the Low Hurdle Level for that financial year then in that case no earn out consideration will be paid. If the Net Income for the applicable financial year is more than the High Hurdle Level for that financial year then in that case the entire earn out consideration will be paid. If the Net Income for the applicable financial year is higher than the Low Hurdle Level but lower than the High Hurdle level then in that case the earn-out will be payable on a pro rata basis for the applicable financial year.

If in any Financial Year (“FY”), GHIL achieves at least the Net Income specified in Column 2 of the above table, against that FY, then the Earn-Out Consideration not awarded in that Financial Year will be deferred to the following year. Such Non Issued Earn-Out Consideration will be paid if at least the Low Hurdle specified in the respective following year is met.

The Mining License
An additional 1,200,000 new shares (or 619,200 shares if TransTech owns only 51.6% of GHIL) of TransTech common stock will be issued to Nicolene, subject to regulatory approval, upon the receipt by GHIL of a final mining license for GHIL to operate an iron-ore mine on or before March 31, 2010. However if the Mining License is obtained after March 31, 2010 then Nicolene shall be entitled to 800,000 shares of TransTech (or 412,800 shares if TransTech owns only 51.6% of GHIL).

In August of 2008, GHIL retained a mining specialist, Rahesh K. Choubey, to perform initial evaluation of the potential for iron ore on a site at Chatarpur, Madhya Pradesh where GHIL believes that there may be substantial iron-ore deposits (and where it has a prospecting license, the first step towards obtaining a mining license). GHIL obtained his name from a list produced by the Indian government of persons licensed to perform geological surveys. He was selected from the persons included on that list because he was qualified to perform the needed services and could do so within the time frame desired by GHIL. The mining specialist undertook limited geological field studies over a two week period of the geology, topography, existing pits and cuttings which were used to estimate the quantity of reserves and the quality of iron ore. Based upon this study, Mr. Choubey estimates that the iron ore reserves would be in the range of 18mm MT. Considering an annual requirement of 700,000 MT (after expansion). Based on the field studies, TransTech’s advisors believe that the mine may have adequate reserves to meet GHIL’s requirements for about 15 years. Based on the report of the mining specialist and GHIL’s internal laboratory testing, management estimates that an average ferrous content of at least 60–62% can be mined from the area. Mr. Choubey was known to GHIL by national reputation prior to being hired, but neither GHIL or TransTech, nor any of their respective affiliates had a prior relationship with Mr. Choubey. Mr. Choubey was paid the equivalent of $5,000 for his services and for producing the report that is attached to the proxy statement as Annex G.

Should further testing substantiate that there are significant reserves; GHIL will seek to obtain a mining lease which is an actual lease granted for the purpose of undertaking mining operations, and includes a sub-lease granted for such purpose. The process of getting the mining license is made by the state government with central government consent. GHIL expects the mining lease have a term of 30 years.

Effect on TransTech and Its Stockholders in the Event that the Minority Shares are not Acquired

In the event that the minority shares are not acquired, TransTech will have to account for a minority interest (in other words, for the 48.4% interest in GHIL not owned by TransTech) in its financial statements. In addition, under Indian Companies Act, 1956, certain matters including, but not limited to, appointment or removal of a director, adoption of annual accounts, declaration of dividends, sale of the whole or substantially the whole of company's business and incurrence of debt in excess of the company's paid up capital and free reserves, require a simple majority of votes (by show of hands or on a poll, as the case may be) by members, who, being entitled to vote, vote in person or through proxy (where proxy is allowed). These resolutions are called the ordinary resolutions.

However, many important corporate activities including but not limited to, alteration of the constitutional documents of a company, preferential issuance of shares to any stockholder over other stockholders or to a third party, winding up of the company and reduction of share capital, require a special resolution being passed which will require that the votes cast in favor of the resolution (by show of hands or poll, as the case may be,) are not less than three times the number of votes, if any, cast against the resolution by members who, being entitled to vote, vote in person or through proxy (where proxy is allowed).Having only a majority of the shares of GHIL greater than 50%, but less than 75% may restrict our ability to take affirmative actions in respect of those matters which require a special resolution.

Potential Rescission Rights

Although TransTech initially anticipated effecting its business combination with a target or targets in the business services industry, as a result of market conditions negatively impacting the business services industry, the Board of Directors determined that it was in TransTech’s best interest to seek a business combination with GHIL even though it may not comply with the terms of TransTech’s initial public offering prospectus.

Consequently, if we acquire a business not in the business services industry, a holder of TransTech’s public stock who purchased such shares pursuant to TransTech’s initial public offering may be able to seek rescission of the purchase of the units the holder acquired in the initial public offering so long as such holder does not convert its shares to cash or vote for the acquisition at the meeting.

In the event the transaction were consummated, the combined company could be liable for rescission rights to holders who purchased their shares in the initial public offering and who did not vote in favor of the transaction or vote against the transaction and exercise redemption rights. Given recent experience of certain of our advisors with SPAC business combinations, the percentage of a SPAC’s stockholders that do not vote on SPAC business combinations is significantly less than 10% of the public shares. However, if holders of 10% of the public shares did not vote in the transaction, the combined company could potentially be liable for up to $ 4,115,779 of rescission claims.

Valuation

TransTech performed a valuation analysis on GHIL and arrived at an average value of $79.92 million for the entire company. Based on this analysis, the board determined that the fair market value of 51.6% of GHIL was approximately $41.24 million, or greater than 80% of TransTech’s asset value. For a more detailed summary, see the section entitled “Valuation Analysis.”

Stockholders of GHIL
The table below names each stockholder of GHIL that owns over 1% of GHIL’s stock and the number of shares and percentage owned by such person.

Name	Number	Percentage	Percentage Remaining After Purchase of 51.6% Interest by TransTech

Happy Distributors Pvt Ltd(1)	5,382,500	25.15%	6.89%
Ashiyana Homes Pvt. Ltd.(2)	2,325,000	10.86%	—
Khushboo Goods Pvt Ltd(3)	3,917,500	18.30%	7.62%
Long Range Finance & Leasing Co. Pvt. Ltd.(4)	435,000	2.03%	2.03%
Ashok Kumar Maskara	422,500	1.97%	0.05%
Manju Maskara	420,000	1.96%	—
Chaturang Commercials Pvt. Ltd.	390,000	1.82%	1.82%
Shakuntala Devi Tekriwal	365,000	1.71%	—
Prakash Kumar Rajgaria	350,000	1.64%	—
Narayan Tekriwal	330,000	1.54%	—
Pankaj Tekriwal	325,000	1.52%	—
Rohit Maskara	310,000	1.45%	—
Gopal Krishan Agrawal	308,500	1.44%	1.44%
Eastern Synthetics Pvt. Ltd.(4)	290,000	1.35%	1.35%
Proview Dealers Pvt. Ltd.(4)	277,500	1.30%	1.30%
Doyen Marketing Pvt. Ltd.(4)	250,000	1.17%	1.17%
Drake Commercial Pvt. Ltd(4)	250,000	1.17%	1.17%
Software Wizards Ltd.(4)	230,000	1.07%	1.07%
Vikrant Constructions Pvt. Ltd.(4)	215,000	1.00%	1.00%
Other Stockholders	4,609,250	21.54%	21.51%

(1) Owned by Pritam Tekriwal.
(2) Owned by Raj Modi.
(3) Owned by Ashok Maskara.
(4) Owned by Gopal Krishan Agrawal.

Fair Value
The estimated fair value of assets acquired, liabilities assumed and noncontrolling interest set forth below are subject to a final determination upon our closing of the transaction:

Current assets	$15,842,714
Property and equipment, net	22,767,482
Other non current assets	488,017
Short-term borrowings and current portion of long-term debt	(14,327,438)
Other Current liabilities	(2,920,228)
Long-term debt, net of current portion	(5,594,406)
Other non-current liabilities	(1,270,763)
Money received pending allotment	(1,245,368)
Total	$13,740,010

Gain on bargain purchase was calculated as follows:

Estimated fair value of consideration paid:(1)	$5,833,757
Noncontrolling interest:	5,471,973
Subtotal:	11,305,730
Amounts recognized for 100% of identifiable net assets:	13,740,010
Gain on bargain purchase:	$2,434,280

(1)	Includes estimated fair value of contingent consideration of $1,333,757

Selected Conditions to Closing of the Acquisition
The following are selected conditions precedent to each party’s obligations under the transaction documents:

(i)	Satisfactory completion of legal and financial due diligence;
(ii)	Approval of TransTech’s Board of Directors,
(iii)	Shareholder and other necessary approvals (regulatory, local and other) as may be required;
(iv)	Employment agreements with the key executives in substance satisfactory to them;
(v)	The absence of any material changes which, under the Share Purchase Agreement, could be deemed to have a Material Adverse Effect on either GHIL or TransTech.
(vi)	No action, suit or proceeding shall exist that is reasonably likely to prevent the acquisition or cause rescission of the acquisition following closing,
(vii)	The representations and warranties GHIL must be true and correct in all material respects as of the date of completion of the acquisition.,
(viii)
The minority shareholders of GHIL shall have entered into a binding agreement to sell all of their shares to the Promoters of GHIL at a consideration not more than INR 135.00 million as per the Company law Board order and  to release all claims against GHIL upon such sale.

SUMMARY

This summary highlights certain information from this proxy statement, including information with respect to each of the proposals, although the acquisition is the primary reason for the calling of the Special Meeting.  This summary does not contain all of the information that is important to you.  All of the proposals are described in detail elsewhere in this proxy statement and this summary discusses the material terms of each of the proposals.  You should carefully read the entire proxy statement and the other documents to which this proxy statement refers you before voting your shares of TransTech common stock.

TransTech Services Partners Inc.

TransTech Services Partners Inc., or “TransTech” or the “Company”, was incorporated in Delaware on August 16, 2006 as a publicly-traded “blank check” vehicle, formed for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination (a “Business Combination”), one or more small to mid-market U.S.- and/or European-based operating companies engaged in the delivery of Information Technology and Information Technology Enabled Services, Business Process Outsourcing and/or Knowledge Process Outsourcing, whose operations are particularly suitable for operational and productivity improvements. In searching for a target business we initially did not intend to solicit proposals for an acquisition outside of the Business Services sector.

However, in light of the current economic environment, feedback from our board, industry contacts and our bankers as well as our own research, we determined that business combination with in a growth economy such as India, should also be considered for a potential transaction to create long term shareholder value. In fact, GHIL has been brought by Dr. R. C. Krishna, our board member.

GHIL has operations based in India, which caters to a sector that is fundamental to the development of India’s infrastructure — the steel industry. India is undergoing a significant expansion in a number of key infrastructure areas that requires long product steel, (the type of steel produced by GHIL). Some of these include the rollout of mobile phone networks, rural electrification projects, the expansion and construction of airports, ports, and urban rail systems, and the construction of hotels, stadiums, and warehouses.

Further, we believe that GHIL can significantly benefit from integrating IT systems in the areas of plant logistics, energy control, raw material sourcing and iron-ore mining. In particular, an appropriate ERP system is key to ensuring that all relevant information can be easily exploited to develop several tasks including quality control, maintenance, production planning, temperature control and optimal usage of energy, leading to achieving significant operating efficiency.

Pursuant to our certificate of incorporation, if we do not effect a business combination by May 23, 2009, then, pursuant to our certificate of incorporation, our officers and directors must take all actions necessary to promptly dissolve and liquidate TransTech. In accordance with our obligations to stockholders we are including a Proposal to Liquidate with this proxy statement, although, with respect to our Prosposal to Continue Existence, TransTech is seeking to extend its life even if the acquisition Proposal is not approved.

The TransTech common stock, warrants and units (each unit consisting of one share of common stock and two warrants to purchase common stock) are quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbols “TTSP”, “TTSP.W” and “TTSP.U”, respectively.

The mailing address of our principal executive office is 445 Fifth Avenue, Suite 30H, New York, New York 10016 and our telephone number is (212) 696-5977.  See “Information About TransTech Services Partners Inc.”

Global Hi-Tech Industries, Limited

GHIL was incorporated as a public (but not listed on the stock market) limited company on November 21, 2003. Its registered office is at 33 Atlanta Building, 3rd Floor, Nariman Point, Mumbai, India. GHIL is a steel company that manufactures sponge iron, billets, and structural steel. GHIL’s plant is located in Gujarat, India in close proximity to the Kandla and Mundra seaports, as well as to the Ahmedabad railway station. For more on GHIL please see “Information About GHIL”.

Industry of the Company which is the Subject of the Acquisition Proposal:  Steel Industry

The Growth of India as an Economic Power

On November 23, 2007, Goldman Sachs published the publicly available research publication entitled, “BRICS and Beyond”. In this report it was stated that:

•	India can sustain yearly growth rates of about 8% until 2020;

•	India’s GDP in US$ terms will surpass the United States before 2050

Since 2003, there has been a structural increase in India’s potential for growth from 5 – 6% to nearly 8%. Productivity growth has been the key driver behind the jump in GDP growth, contributing nearly half of overall growth since 2003, compared with roughly one-quarter in the 1980s and 1990s. The report outlines 6 fundamental reasons supporting productivity growth and the consequent growth in GDP:

•	The lowering of trade barriers since 1991

•	The rise of the financial sector

•	Maintaining many back office operations

•	The Golden Quadrilateral Project — a critical highway project connecting Delhi with Kolkata to Chennai, Bangalore, Mumbai and back to Delhi.

•	The migration of India’s population to cities

•	The shift in land use from agricultural to industrial

Demand for Steel in India

Because of the critical role played by steel in infrastructural and overall economic development, the steel industry is often considered by some experts to be an indicator of economic progress. The economic boom in India and China has caused a significant increase in the demand for steel in recent years. India’s GDP growth has averaged 7.5% from 2003 to 2008 (http://www.indexmundi.com ) and its country rank in steel production has moved up to 5 over the same period.

As per Mott MacDonald’s due diligence report (summarized in Annex J attached hereto) India’s annual per capita consumption of steel is at 46kg, as compared to 426kg for the USA and 417kg for Germany. The wide gap in relative consumption of steel indicates the potential ahead for India to raise its domestic consumption.

Steel products can be classified into two basic types according to their shape, namely, flat products and long products. Slabs are used to roll flat products, while blooms and billets are mostly used to roll long products. GHIL produces long products.

Long products are so called because they come off the mill as long bars of steel. They are, however, produced in a vast range of different shapes and sizes. They can have cross sectional shapes like H or I (called joists, beams, and columns), U (channels), or T. These types of steel “sections” are used for construction. Angles, shapes & sections are structural sections obtained by hot rolling of blooms or billets. Beams, channels, and angles are used in mining, construction of tunnels, factory structures, transmission towers, bridges, railways, engineering, and other infrastructure projects.

The growth in the domestic construction industry and investments in infrastructure have been the major demand drivers for the growth in demand for structural steel products in India. The performance of the domestic construction industry has been influenced by the following key factors:

•
The government of India has initiated major infrastructure projects across the country during 2000 – 2008. These projects mainly include expansion/modernization of transport infrastructure leading to growth in the construction industry and steel bar/rod/structural steel industry.

•	Both central and state governments have increased their budgets for improvements in urban infrastructure. This has resulted in an increase in demand for structural sections.

•
The Indian economy performed well during 2000 – 2007. This has increased the number of ‘middle class’ citizens in India. The requirements of this emerging ‘middle class’ has fuelled growth of shopping malls, multiplexes, and the hospitality industry. This has increased demand for steel rod/bars along with structural sections.

•
Railways are implementing a number of modernizations and upgrade projects. Some of these projects have international funding from bilateral and multilateral agencies. These investments are resulting in an increased demand for steel rods/bars along with structural sections.

•	The power sector is witnessing major investments in both generation and distribution systems. This is resulting in increased demand for structural sections.

•	The cellular phone market is expanding and each network is expanding its coverage and requiring new mobile masts or towers. This has increased demand for steel rod/bars along with structural sections.

Organizational Structure

Below are diagrams showing the organizational structure of the companies’ pre and post consummation of the transaction:

The post-closing diagram assumes that the minority stockholders of GHIL have not yet sold their shares to TransTech and that no stockholder of TransTech elected to redeem the stockholder’s shares.

Satisfaction of 80% Test
TransTech’s initial business combination must be with one or more target businesses whose combined market value is equal to at least 80% of TransTech’s net assets (all of our assets, including the funds then held in the trust account less our liabilities) at the time of such acquisition. TransTech believes the fair market value of the 51.6% equity shares of GHIL to be acquired is greater than 80% of what we project to be TransTech’s net assets at the closing of the acquisition. Based on the financial analysis of GHIL generally used to approve the transaction, the TransTech board of directors determined that this requirement was met. The TransTech board of directors believes, because of the financial skills and background of several of its members, it was qualified to conclude that the acquisition of GHIL met this requirement. TransTech’s CFO, has over two decades of experience in equity investment, buy-outs, corporate finance, audit and control and is a fellow member of the Institute of Charted Accountants in India and the Institute of Internal Auditors (USA). Also, one of our  board members, has previously been on the board of two other Special Purpose Acquisition Corporations, and has extensive experience in evaluating, analysing and structuring transactions for business combination.

THE SPECIAL MEETING

Special Meeting of TransTech’s Stockholders

The Special Meeting of the stockholders of TransTech will be held at 10:00 a.m., Eastern Time, on __________ __, 2009, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154. There will be a vote on: (1) the Acquisition Proposal; (2) the Amendment Proposal; (3) the Name Change Proposal; (4) the Proposal to Continue; (5) the Proposal to Liquidate; and (6) the Adjournment Proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of TransTech common stock at the close of business on ________ __, 2009, which is the record date for the Special Meeting.  You will have one vote for each share of TransTech common stock you owned at the close of business on the record date.  At the close of business on the record date, there were 6,300,000 shares of TransTech common stock outstanding and entitled to vote at the Special Meeting, of which 1,125,000 shares are held by insiders of TransTech (the “Private Stockholders”).  The shares of common stock held by our Private Stockholders have agreed that they will vote with the majority of votes cast by the public stockholders at the Special Meeting.

Vote Required to Approve the Acquisition Proposal

The approval of the Acquisition Proposal will require the affirmative vote of a majority of the shares of our common stock issued in our initial public offering that are present in person or by proxy and entitled to vote at the meeting.  However, we will not be able to complete the Acquisition if holders owning 20% or more shares of common stock issued in our initial public offering vote against the Acquisition and demand that we convert their shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of our initial public offering are held.

Vote Required to Approve the Amendment Proposal

The approval of the Amendment Proposal will require the affirmative vote of a majority of the outstanding shares of our common stock that are entitled to vote at the meeting.  It is anticipated that the Private Stockholders, who own 1,125,000 shares of our common stock, representing 17.9% of the outstanding shares of our common stock, will vote in favor of the Amendment Proposal.

Vote Required to Approve Name Change Proposal

The approval of the Name Change Proposal will require the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the meeting.  It is anticipated that the Private Stockholders, who own 1,125,000 shares of our common stock, representing 17.9% of the outstanding shares of our common stock, will vote in favor of the Name Change Proposal.

Vote Required to Approve the Proposal to Continue Existence

The approval of the Proposal to Continue Existence will require the affirmative vote of 95% of the outstanding shares of our common stock entitled to vote at the meeting.  It is anticipated that the Private Stockholders, who own 1,125,000 shares of our common stock, representing 17.9% of the outstanding shares of our common stock, will vote in favor of the Proposal to Continue Existence.

Vote Required to Approve the Proposal to Liquidate

The approval of the Proposal to Liquidate will require the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the meeting.  It is anticipated that the Private Stockholders, who own 1,125,000 shares of our common stock, representing 17.9% of the outstanding shares of our common stock will vote against the Proposal to Liquidate.

Vote Required to Approve the Adjournment Proposal

The approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of our common stock that are present in person or by proxy and entitled to vote at the meeting.  It is anticipated that the Private Stockholders, who own 1,125,000 shares of our common stock, representing 17.9% of the outstanding shares of our common stock, will vote in favor of the Adjournment Proposal.

Conversion Rights

Pursuant to our certificate of incorporation, a holder of shares of TransTech’s common stock issued in our initial public offering (“Public Stockholder”) may, if such stockholder votes against the Acquisition Proposal demand that we convert such shares into cash.  This demand must be made in writing to TransTech or its proxy solicitor and must be received by TransTech or its proxy solicitor contemporaneously with the vote on the Acquisition Proposal at the Special Meeting.  If properly demanded and the acquisition contemplated by the Acquisition Proposal is consummated, we will convert each share of common stock into a pro rata portion of the trust account in which a substantial portion of the net proceeds of our initial public offering are held. As of December 31, 2008, the conversion amount would be $7.97 per share, which includes $ 0.27 per share which would otherwise be payable to the underwriters from our initial public offering .  If you exercise your conversion rights, then you will be exchanging your shares of TransTech common stock for cash and will no longer own these shares.  You will only be entitled to receive cash for these shares if you continue to hold these shares through the effective time of the acquisition and then tender your shares to TransTech.  If the acquisition contemplated by the Acquisition Proposal is not completed, then these shares will not be converted into cash at this time.  Shares that are not voted or are broker non-voted or where the stockholder abstains from voting shall not in any event be eligible to be converted into cash upon completion of the acquisition contemplated by the Acquisition Proposal. The acquisition contemplated by the Acquisition Proposal will not be consummated if the holders of 20% or more of the shares of common stock issued in TransTech’s initial public offering exercise their conversion rights.

Appraisal or Dissenters Rights

No appraisal rights are available under the Delaware General Corporation Law for our stockholders in connection with any of the proposals to be presented at the meeting.

Proxies

Proxies may be solicited by mail, telephone or in person.  We are in the process of retaining a proxy soliciting agent to assist in distributing proxy materials and soliciting proxies.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the Special Meeting.

Our Board of Directors’ Recommendation

After careful consideration, our board of directors has determined unanimously that the Acquisition Proposal is fair to, and in the best interests of, the Company and its stockholders. Our board of directors has unanimously approved the Acquisition Proposal, the Amendment Proposal, the Name Change Proposal, the Proposal to Continue Existence, the Proposal to Liquidate and the Adjournment Proposal, and unanimously recommends that you vote or instruct your vote to be cast “FOR” the approval of the Acquisition Proposal, “FOR” the approval of the Amendment Proposal, “FOR” the approval of the Name Change Proposal,  “FOR” the approval of the Proposal to Continue Existence, “FOR” the approval of the Liquidation Proposal and “FOR” the approval of the Adjournment Proposal.

Interests of Our Directors and Officers in the Acquisition

When you consider the recommendation of our board of directors that you vote in favor of adoption of the Acquisition Proposal, you should keep in mind that certain of our directors and officers have interests in the Acquisition that are different from, or in addition to, your interest as a stockholder.  These interests include, among other things, that if the Acquisition is not approved, and we are required to liquidate, the stock held by our executives and directors will be worthless as will the nominal number of units they acquired prior to our initial public offering, because these shares will not participate in any distribution of the assets held in our trust fund.  As of the record date, our executives and directors owned a total of 1,125,000 shares of our common stock.  In addition, following the completion of the Acquisition, Suresh Rajpal would continue to serve as Chairman of the board of directors of the surviving entity, and current directors L.M. Singh and Dr. Ranga Krishna will remain on the board of directors of the surviving entity. Any compensation to the promoters of GHIL or TransTech shall be decided by the compensation committee post effectuating the acquisition.

Officers and Directors of the Company Following the Acquisition

The board members of the surviving entity in USA after the acquisition will be:

•	Suresh Rajpal: chairman of the board

•	LM Singh and Dr. Ranga Krishna: members of the board of directors

•	Prakash Rajgarhia and N.P. Tekriwal, representatives from GHIL: members of the board of directors

The Management and board members of the operating subsidiary in India will be structured as follows:

•	GHIL shall also reconstitute its board in India upon closing of the transaction to have two nominees from the promoters of GHIL board and three nominees from TransTech.

•	The auditors of GHIL shall be appointed by TransTech by virtue of its ownership in GHIL through Delta.

•
The Board of Directors of TransTech will name Ash Belur as the Chief Executive Officer and Dhiren Kothary as the Chief Financial Officer post closing of the transaction to ensure that TransTech has the ability to carry out GHIL’s growth as well as maintain financial reporting requirements.

•	TransTech and the promoters of GHIL have entered into a Shareholders Agreement which will govern the operation of GHIL in India among other rights as may be detailed in the Shareholder Agreement

Accounting Treatment

The acquisition will be accounted for as a business combination with TransTech as the accounting acquirer pursuant to Statement of Financial Accounting Standards No. 141R, “Business Combinations”. The determination of TransTech as the accounting acquirer has been made based on an evaluation of the relevant factors and circumstances of the acquisition, including among other factors that (i) TransTech will own a majority stake of the acquired companies upon consummation of the acquisition, (ii) TransTech will have the ability to control the board of directors and management of GHIL, (iii) TransTech will recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in GHIL at the acquisition date, measured at fair values as of the acquisition date.

Regulatory Matters

The acquisition and related transactions are not subject to any federal or state regulatory requirements or approvals, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act).

Material U.S. Federal Income Tax Consequences of the Acquisition

It is expected that TransTech and its stockholders who do not exercise their conversion rights will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Acquisition. It is expected that GHIL and its stockholders who exchange GHIL stock for TransTech stock pursuant to the Acquisition will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Acquisition.

Risk Factors

In evaluating the Proposals, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

TransTech’s and GHIL’s Efforts to Secure Approval of the Acquisition

In order to ensure that that the acquisition is approved, TransTech, GHIL and their respective affiliates may enter into transactions to purchase shares of TransTech’s common stock from stockholders who have indicated their intention to vote against the acquisition and seek conversion of their shares.

Transactions of such nature would only be entered into and effected at a time when the purchasers of such securities or any of their affiliates are not aware of any material nonpublic information regarding TransTech, GHIL or the acquisition. No transactions have been entered into, but may include:

•	Purchases by TransTech, GHIL or their respective affiliates of shares of TransTech;

•	Agreements with third parties to purchase shares that may then be resold to the combined company subsequent to the acquisition using funds that were previously in the trust account;

•
Agreements with third parties pursuant to which TransTech, GHIL, or their respective affiliates would borrow funds to make purchases of TransTech’s common stock. The combined company would repay such borrowings using funds that were previously in the trust account; and

•	The granting of securities to third party purchasers of securities as an inducement for such third parties to purchase securities.

In the event that TransTech purchased shares of common stock from its stockholders, it could do so by (a) borrowing funds from a third party and paying such loan with the proceeds from the trust account, or (b) agreeing with stockholders to purchase their shares after the consummation of the acquisition with funds released to TransTech from the trust account.

In the event that it appeared that the acquisition would not be consummated at the stockholders’ meeting, the meeting could be postponed (assuming that the postponement proposal was approved by stockholders and such postponement was not past May 23, 2009, the last day on which TransTech could complete a business combination pursuant to its charter) to enter into arrangements similar to the foregoing.

In the event that any purchases of TransTech’s common stock are made by TransTech, GHIL or affiliates of either of them after the mailing of this proxy statement to stockholders but prior to the stockholders’ meeting, TransTech will file a Current Report on Form 8-K relating to such purchases within four business days of such purchases or otherwise prior to the stockholders’ meeting. In the event that members of the management team of TransTech purchases TransTech stock, such purchasers will also be required to make beneficial ownership filings with the Securities and Exchange Commission. Members of TransTech management have an obligation to disclose changes in their beneficial ownership of TransTech securities within two business days of any such changes. TransTech will file a Current Report on Form 8-K with respect to any arrangements entered into by TransTech, GHIL or their respective affiliates which is intended to increase the likelihood that the arrangement and related proposals are approved by TransTech’s stockholders. Any TransTech stock purchased by TransTech will not be considered outstanding for purposes of the extraordinary meeting and will therefore not be permitted to vote at the meeting. In the event that public shares are purchased by TransTech, such shares would no longer be deemed to be outstanding for purposes of determining the vote required for the approval of any of the proposals presented at the extraordinary meeting . Therefore, this would reduce (i) the number of public shares outstanding and entitled to vote on each matter, (ii) the number of shares required to be voted in favor of the acquisition to obtain approval by public stockholders, and (iii) the number of shares required to be voted in favor of the amendments to the TransTech Charter. Conversely, if TransTech’s directors and officers purchased such shares, those shares would still be considered to be outstanding and could be voted in favor of such proposals, reducing the number of shares required to be voted in favor of such proposals by a number of shares equal to those purchased. Neither TransTech nor its officers or directors purchasing shares would affect the number of shares that could be converted by TransTech with the acquisition still being permitted to be consummated.

TransTech’s initial public offering prospectus did not disclose that funds in the trust account might be used to purchase shares of its common stock from holders thereof who have indicated their intention to vote against the acquisition and convert their shares into cash. Consequently, such use of the funds in the trust account might be grounds for a holder of TransTech’s public stock who purchased such shares in TransTech’s initial public offering, to seek rescission of the purchase of the units the holder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of the shares caused by the alleged violation. together with interest, while retaining the shares. In addition, the SEC could bring a civil enforcement action against the Company and its officer and directors for a violation of the antifraud provisions of the Securities Exchange Act claiming that the prospectus contained misrepresentations of a material fact in connection with the purchase of securities if the SEC establishes that such misrepresentations were made with scienter. See “Risk Factor - TransTech’s initial public offering prospectus contemplated a business combination within the business services industry.”

Estimate of Funds From Trust Available to Company Post Transaction

If TransTech entered into arrangements to purchase the common stock of its stockholders as described in the Section entitled “TransTech’s and GHIL’s Efforts to Secure Approval of the Acquisition,” above, it could potentially use up to $[__________] from the trust account for those purposes. Assuming that the maximum number of stockholders redeemed their shares for a pro-rata portion of the trust account, this would leave the combined company with $[______] from the trust account for working capital purposes. In the event that purchases are made in privately negotiated transactions in order to secure approval of the acquisition, shares would be purchased from stockholders who would otherwise have voted against the transaction and elected to convert their shares for a portion of the trust account. It is likely, since stockholders of a public company do not usually announce how they intend to vote on a matter applicable to the company of which they are a stockholder, that the general public will not know how the holder of the shares purchased would have voted. Shares could also be purchased in the open market, but such open market purchases would not be directed to be purchases from stockholders who intended to vote against the transaction. Any prior purchases and any future purchases would have the effect of making it more likely that the transaction would be consummated. As a result of the purchases that may be effected through such arrangements, it is likely that the public float will be significantly reduced.

SELECTED SUMMARY OF HISTORICAL FINANCIAL INFORMATION

Both The following financial information is provided to assist you in your analysis of the financial aspects of the proposed acquisition transactions. TransTech’s historical information is derived from its audited financial statements as of December 31, 2008 and 2007.

TRANSTECH SERVICES PARTNERS INC.

(a corporation in the development stage)

SELECTED STATEMENT OF OPERATIONS DATA

	Year Ended December 31, 2008	Year Ended December 31, 2007
Statement of Operations Data:
Income from operations	$222,859	$646,525
Interest income	809,255	955,642
Net income	147,087	438,786

Earnings per share data:
Weighted average number of shares outstanding, basic and diluted	6,300,000	4,161,575
Net income per share, basic and diluted	$0.02	$0.11

Other Financial Data:
Net cash used in operating activities	$(868,927)	$(356,137)
Cash contributed to trust fund	-	(40,754,500)
Net proceeds from public offering allocable to stockholders' equity (excluding proceeds from 1,034,483 shares subject to conversion)	30,139,212	30,139,212
Portion of net proceeds from public offering allocable to Common Stock subject to conversion	7,872,416	7,872,416

Selected Balance Sheet Data:	December 31, 2008	December 31, 2007
Cash and cash equivalents	303,814	666,186
Trust fund	41,157,785	40,770,899
Total assets	41,792,537	41,573,585
Common stock subject to conversion	7,872,416	7,872,416
Total stockholders' equity	32,144,648	31,997,561

SELECTED SUMMARY HISTORICAL FINANCIAL INFORMATION OF GHIL

GHIL’s fiscal year ends on March 31 of each year. The following financial information is provided to assist you in your analysis of the financial aspects of the proposed acquisition transactions. GHIL’s historical information is derived from (i) its audited financial statements as at March 31, 2007 and 2008 and for the years ended March 31, 2005, 2006, 2007 and 2008, and (ii) its unaudited condensed financial statements as of December 31, 2008 and for the nine months ended December 31, 2008 and 2007. The information is only a summary and should be read in conjunction with GHIL’s historical financial statements and related notes and GHIL’s respective Management’s Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere herein. The historical results included below and elsewhere herein are not indicative of the future performance of GHIL.

Global Hi-Tech Industries Limited
Selected Summary Statement of Income Data

	Year Ended 31-Mar-05	Year Ended 31-Mar-06	Year Ended 31-Mar-07	Year Ended 31-Mar-08	Nine Months Ended 31-Dec-07	Nine Months Ended 31-Dec-08
	(In USD)
Revenue from sale of goods	—	6,304,950	23,898,531	55,130,726	40,369,691	42,184,585
Income before income taxes	(263,924)	(1,327,470)	885,563	4,647,698	3,572,674	4,149,173
Net Income	(256,013)	(807,369)	566,730	3,428,180	2,955,009	2,779,732
Earnings per share:
Basic	(0.15)	(0.08)	0.04	0.20	0.14	0.13
Diluted	(0.15)	(0.08)	0.01	0.10	0.07	0.08
Weighted average number of common shares outstanding:
Basic	1,710,507	10,132,274	14,276,199	17,515,833	20,479,750	21,402,750
Diluted	1,710,507	10,132,274	49,618,875	39,469,011	45,098,103	39,780,505

Global Hi-Tech Industries Limited
Selected Summary Balance Sheet Data

	As of 31-Mar-05	As of 31-Mar-06	As of 31-Mar-07	As of 31-Mar-08	As of 31-Dec-07	As of 31-Dec-08
	(In USD)
ASSETS
Accounts receivables	—	246,533	3,630,589	1,720,408	3,450,689	2,993,583
Inventories	746,470	2,901,066	4,399,097	14,876,934	17,749,051	11,782,196
Prepaid and other assets	629,067	881,964	2,358,559	769,283	970,528	564,701
Property and equipment, net	8,198,255	22,188,792	25,181,976	26,470,648	27,205,186	22,767,482
Other assets	343,675	1,225,334	870,799	541,906	551,943	446,420
LIABILITIES
Short-term borrowings and current portion of long-term debt	—	3,279,517	6,053,457	15,731,585	20,449,094	14,327,438
Trade payables	2,633,008	1,366,922	5,278,728	2,300,991	2,458,785	1,578,499
Due to related parties	764,671	455,151	2,970,470	1,881,736	1,905,034	598,738
Other current liabilities	192,737	583,291	1,062,360	517,983	951,801	742,991
Long-term debt, net of current portion	44,629	13,593,364	11,869,760	8,925,939	10,041,647	5,594,406
Total stockholders’ equity	6,340,849	9,161,495	10,093,469	15,068,503	14,830,426	14,985,378

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENT

These unaudited pro forma condensed financial statements are prepared in accordance with the rules and regulations of the SEC. The historical amounts for TransTech and GHIL referred to in these unaudited pro forma financial statements are derived from historical financial information prepared in accordance with US GAAP.

The following unaudited pro forma condensed consolidated balance sheet combines the historical audited balance sheet of TransTech as of December 31, 2008 with that of the unaudited balance sheets of GHIL as of December 31, 2008, giving effect to the acquisition as if it had been consummated on December 31, 2008.

The unaudited pro forma condensed consolidated statement of operations for the 12 months ended December 31, 2008 combines historical audited statement of operations of TransTech for the fiscal year ended December 31, 2008 with the historical unaudited statement of operations of GHIL for the 12 months ended December 31, 2008, giving effect to the acquisition as if it had occurred at the beginning of the period presented.

The historical information presented for TransTech is derived from its audited financial statements for the fiscal year ended December 31, 2008. For pro forma purposes, GHIL derived its historical information for the financial statement of operations for the 12 months ending December 31, 2008, by combining its three months ended March 31, 2008 statement of operations with its historical unaudited statement of operations for the nine months ended December 31, 2008 statement.

The revenues and net income for GHIL for the quarter ended March 31, 2008 were:

Three Months Ended 31-Mar-08
Revenues	$14,761,035
Net Income	$473,171

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition, are factually supportable and are expected to have a continuing impact on the combined results.

The acquisition will be accounted for as a business combination with TransTech as the accounting acquirer, pursuant to Statement of Financial Accounting Standards No. 141R, “Business Combinations”. The determination of TransTech as the accounting acquirer has been made based on an evaluation of the relevant factors and circumstances of the acquisition, including among other factors the following: (i) that TransTech will own a majority stake of the acquired companies upon consummation of the acquisition; (ii) TransTech will have the ability to control the board of directors and management of GHIL; and (iii) TransTech will recognize the assets acquired, the liabilities assumed, and any non-controlling interest in GHIL at the acquisition date, measured at fair values as of the acquisition date.

In the proposed acquisition of GHIL, TransTech intends to acquire 11,037,500 equity shares from certain stockholders of GHIL so that at the conclusion of the transactions contemplated, TransTech will own approximately 51.6% of the outstanding equity shares of GHIL in exchange for consideration of  $4,500,000 in cash. The promoters of GHIL shall invest $ 1,000,000 immediately upon closing of the transaction to augment the growth capital needs of the company as an unsecured loan, at an interest rate of 9% per annum, payable on or before June 2010.

An additional equity interest of up to 15.7% that is currently owned by the majority shareholders is expected to be transferred to TransTech for an aggregate consideration of $3.3 million in cash or issuance of 550,000 new shares of common stock in TransTech on or before March 31, 2010.

The majority shareholders of GHIL (the owners of the 51.6% stake in GHIL) have agreed to purchase the 32.7% stake in GHIL from the minority shareholders. TransTech has the right to acquire this 32.7% stake at the higher of (a) book value of GHIL or (b) INR 150.00 million (equivalent to approximately. $3.0 million) in common stock of TransTech. The aggregate consideration for such shares is estimated to be 500,000 new shares in TransTech.

The pro forma information presented is based on preliminary estimates of the fair values of assets acquired and liabilities assumed in connection with the Acquisition.  These preliminary estimates are based on available information and certain assumptions we consider reasonable and may be revised as additional information becomes available. These preliminary valuation estimates were derived by management and are reflected in the fair values in these unaudited pro forma condensed financial statements. The final purchase price allocation for the Acquisition will be dependent upon the finalization of asset and liability valuations, which may depend in part on prevailing market rates and conditions. A final determination of these fair values will include assistance provided by an independent appraiser, which will be completed subsequent to the consummation of the Acquisition. These final valuations will be based on the actual net tangible and intangible assets that existed as of the closing date of the Acquisition. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a material change to the unaudited pro forma condensed financial statements, including the amount recorded in respect of gain on bargain purchase.

Mining License
An additional 1,200,000 (or 619,200 shares if TransTech owns only 51.6% of GHIL) shares of TransTech common stock is to be delivered upon the receipt by GHIL of the final mining license (the initial prospecting license for the purpose of undertaking prospecting operations such as exploring, locating, or proving mineral deposits having been received by GHIL already) from the applicable government authority for the purposes of conducting mining operations in the state of Madhya Pradesh, India, on or before March 31, 2010. However if the Mining License is obtained after March 31, 2010 then consideration shall reduce to 800,000 shares of TransTech (or 412,800 shares if TransTech owns only 51.6% of GHIL).

Contingent Consideration
Additional earn out shares of TransTech common stock is to be delivered upon GHIL achieving Net Income targets as explained elsewhere in the proxy. As disclosed in the pro forma notes, an adjustment has been made for the estimated fair value of contingent consideration.

Other
Although not included in any of the foregoing pro forma financial information, management estimates that the Company will incur incremental costs estimated to be approximately $350,000–$500,000 annually associated with GHIL being a public company. These costs include legal fees, accounting fees and costs associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

We have presented below selected unaudited pro forma financial information that reflects the result of the stock purchase transaction and is intended to provide you with a better picture of what our businesses might have looked like had the transaction occurred at an earlier date. The consolidated financial information may have been different had the companies actually been combined. The selected unaudited pro forma condensed consolidated financial information does not reflect the effect of asset dispositions, if any, or cost savings that may result from the acquisition. You should not rely on the selected unaudited pro forma financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the stock purchase.

The following selected unaudited pro forma condensed consolidated financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The column headed “Assuming No Exercise of Conversion Rights,” as used here and elsewhere in this prospectus, shows per share information based on an assumption that no TransTech shareholders exercise their conversion rights to receive a pro rata share of the trust fund assets in exchange for their stock. The column headed “Assuming Maximum Exercise of Conversion Rights,” as used here and elsewhere in this proxy, shows per share information based on an assumption that 19.99% of TransTech’s shares of common stock are converted into a pro rata share of the trust fund assets.

	Year Ended December 31, 2008
	Assuming No Exercise of Conversion Rights	Assuming Maximum Exercise of Conversion Rights
Revenue	$56,945,620	$56,945,620
Net income	$1,756,190	$1,653,368
Earnings per share – basic	$0.28	$0.31
Earnings per share – diluted	$0.21	$0.22

	As at December 31, 2008
	Minimum	Maximum
Total assets	$75,518,250	$67,557,881
Total liabilities	26,673,223	26,673,223
Stockholders’ equity	48,845,027	40,884,658

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following briefly address some commonly asked questions about the Acquisition Proposal, the Amendment Proposal, the Name Change Proposal, the Proposal to Continue Existence and the Adjournment Proposal (collectively referred to in this proxy statement as the “Proposals”), the Special Meeting of the stockholders of TransTech and the effect of the Proposals on the holders of TransTech common stock.  These questions and answers may not include all of the information that is important to you.  We urge you to read carefully this entire document, including the annexes and the other documents to which we have referred you.

Unless the context requires otherwise, the terms “we,” “us,” “our” and “the Company” refer to TransTech Services Partners Inc.

Q.   Why am I receiving this proxy statement?

You are receiving this proxy statement because you are a stockholder of TransTech.  TransTech and GHIL have agreed to a transaction contemplated by the Share Purchase Agreement (the “Acquisition”). In order to consummate a transaction the holders of a majority of our shares of common stock issued in our initial public offering (“IPO”) must vote to approve and adopt the Acquisition Proposal. Further, the Acquisition may not be consummated if more than 19.99% of such shares vote against the Acquisition Proposal and elect to convert their shares to cash from the trust account established with the proceeds of our IPO.

The Company will hold a Special Meeting of its stockholders to obtain these approvals.  In connection with the Acquisition, this proxy statement contains important information about the proposed Acquisition, as well as each of the various proposals mentioned above.  You should read the entire document carefully; particularly the section entitled “Risk Factors”.

Your vote is important. We encourage you to vote as soon as possible after carefully reviewing this proxy statement.

Q.   What is being voted on?

There are six proposals on which you are being asked to vote.

•	Proposal 1: a proposal to approve the acquisition of GHIL pursuant to the Share Purchase Agreement.

•
Proposal 2: a proposal to adopt amendments to our certificate of incorporation to remove certain provisions that are specific to blank check companies, effective after the consummation of the Acquisition.

•	Proposal 3: to adopt an amendment to our certificate of incorporation to change our corporate name to “Global Hi Tech industries Ltd.”, effective after the consummation of the Acquisition.

•
Proposal 4: a proposal to adopt amendments to our certificate of incorporation, such that in the case the Acquisition Proposal  is not approved, the Company may continue its operations as a shell company after distributing the proceeds of the trust account to certain stockholders.

•
Proposal 5: a proposal to authorize the liquidation of the company and the adoption by the board of directors of a plan of distribution in accordance with the Delaware law in the event that the Acquisition Proposal is not approved.

•
Proposal 6:  a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the Special Meeting, there are insufficient votes to approve any one or more of the above proposals.

It is important for you to note that in the event the Acquisition Proposal (Proposal 1) does not receive the necessary vote to approve such proposal, our board of directors will abandon the Name Change Proposal (Proposal 3) notwithstanding authorization thereof by TransTech’s stockholders. In addition our Board of Directors will abandon the Amendment Proposal (Proposal 2) only if the Acquisition Proposal (Proposal 1) and the Proposal to Continue Existence (Proposal 4) are both not approved. You should further note that if either the Acquisition Proposal (Proposal 1) is approved, our board of directors will abandon the Proposal to Liquidate (Proposal 5) notwithstanding authorization thereof by the stockholders of the Company in accordance with Delaware law.

Q.   Why is TransTech proposing the Acquisition Proposal?

We were organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination,   See “The Acquisition Proposal” below.

Q.   What vote is required in order to approve the Acquisition Proposal?

The approval of the Acquisition Proposal will require the affirmative vote of a majority of the shares of our common stock issued in our initial public offering entitled to vote at the meeting. However, if holders of an amount equal to 20% or more of the total number of shares of common stock issued in the IPO vote against the Acquisition Proposal and at the same time demand that we convert their shares into their pro rata portion of the funds available in the trust account established at the time of the IPO, then we will not be able to consummate the Acquisition.  (Holders of our warrants do not have any voting rights and no action by the warrant holders is required to approve the Acquisition Proposal or the other proposals.)  These shares will be converted into cash only if the Acquisition is completed.  Based on the amount of cash held in the trust account as of December 31, 2008, you will be entitled to convert each share of common stock that you hold into approximately $7.97, which includes $ 0.27 per share attributable to the underwriter’s deferred initial public offering discount.

Q.   Why is the Company proposing the Amendment Proposal?

Currently, the Company’s certificate of incorporation, as amended and restated on February 19, 2007 (our “certificate of incorporation”) contains provisions specific to blank check companies. Specifically, the Third and Fifth Articles of the Company’s certificate of incorporation contain provisions that will not apply to the Company following consummation of the Acquisition. Article Third limits the powers and privileges conferred upon the Company to dissolving and liquidating in the event a business combination is not consummated prior to May 23, 2009. Article Fifth provides that the Company’s Board of Directors shall take action to dissolve the Company and liquidate the Trust account as soon as reasonably practicable if a business combination has not been consummated by May 23, 2009. Assuming the Acquisition is consummated or the Proposal to Continue Existence, the provisions of Articles Third and Fifth will no longer apply to the Company.

Q.   Why is the Company proposing the Name Change Proposal?

In the judgment of our board of directors, in the event that the business combination is consummated, the change of our corporate name to Global Hi Tech Industries Ltd. is desirable to maintain the reputation it enjoys with its stakeholders and customers and to reflect our acquisition of GHIL. Approval of the Name Change Proposal is not a condition to the closing of the Acquisition.

Q.   Why is the Company proposing the Proposal to Continue Existence?

We were organized as a publicly-traded “blank check” vehicle, formed for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination (a “Business Combination”), one or more small to mid-market U.S. and/or European based operating companies engaged in the delivery of Information Technology and Information Technology Enabled Services, Business Process Outsourcing and/or Knowledge Process Outsourcing. Article FIFTH of our certificate of incorporation requires us to complete such Business Combination by May 23, 2009. While we have entered into an agreement to merge with GHIL, we may not be able to complete the acquisition by May 23, 2009, the deadline contained in Article FIFTH of our certificate of incorporation, if, for example, holders of an amount equal to 20% or more of the total number of shares of common stock issued in the IPO vote against the Acquisition Proposal and demand that we convert their shares into their pro rata portion of the funds available in the trust account established at the time of our IPO.  If the Proposal to Continue is not approved, and the Company does not consummate a business combination by May 23, 2009, the Company’s purpose will be limited to effecting and implementing the dissolution and liquidation of the Company, and our officers and directors will be required to take all actions necessary to dissolve the Company and liquidate the Trust account established by the Company at the consummation of the IPO to the holders of shares of the Company’s common stock issued in its IPO (our “Public Stockholders”, and the shares purchased by them, the “Public Shares”) as soon as reasonably practicable, in either case, pursuant to our certificate of incorporation.  We believe it is in the best interests of the Company and its stockholders to continue the existence of the Company to permit it to pursue the acquisition of GHIL, pursue another business combination or operate as a shell company.  Should the Company’s existence be continued, we intend to obtain the funds for business combination through a private placement transaction.

Q.   What vote is required in order to approve the Amendment Proposal and the Name Change Proposal?

The approval of the Amendment Proposal and the Name Change Proposal will each require the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the meeting. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of our common stock that are present by person or by proxy and entitled to vote at the meeting.

Q.  What vote is required in order to approve the Proposal to Continue Existence?

The approval of the Proposal to Continue Existence will require the affirmative vote of the holders of at least 95% of the outstanding shares of Company common stock entitled to vote on the record date.

Q.  What vote is required in order to approve the Proposal to Liquidate?

The approval of the Proposal to Liquidate will require the affirmative vote of a majority of the outstanding shares of Company common stock entitled to vote on the record date.

Q.  What vote is required in order to approve the Adjournment Proposal?

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of shares of our common stock that are present by person or by proxy and entitled to vote at the meeting.

Q.  Who is entitled to vote at the Special Meeting?

The “record date” for the Special Meeting is ________ ___, 2009. Record holders of our common stock at the close of business on the record date are entitled to vote or have their votes cast at the Special Meeting. Each share of common stock is entitled to one vote per proposal at the Special Meeting. Our warrants do not have voting rights.

Q.  What constitutes a quorum?

A quorum will be present at the Special Meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Q.   What will I receive in the Acquisition?

Holders of our securities will continue to hold the securities of TransTech that they currently own, and will not receive any of the cash paid in connection with the Acquisition Proposal, unless a holder elects to demand conversion of his shares after voting against the Acquisition Proposal, provided that the Acquisition is consummated.

Q.   How are we paying for the Acquisition?

TransTech will use a portion of the proceeds from the initial public offering that it completed in May 2007 to pay the cash portion of the purchase price for the acquisition of majority interest of 51.6% from the promoters of GHIL. TransTech does not anticipate that it will require additional financing to consummate the acquisition. An additional equity interest of up to 15.7%, that is currently owned by the majority shareholders, is expected to be transferred to TransTech for an aggregate consideration of $ 3.3million in cash or issuance of 550,000 new shares of common stock in TransTech on, in the event that TransTech is unable to provide the cash, or before March 2010, based upon (a) the minority shareholders having sold their shares due to certain agreements made between the minority and majority shareholders after an administrative proceeding relating to a dispute between them; (b) the company having obtained an additional working capital facility for $5.7 million (c) achieving minimum EBITDA and net income targets as defined above for the Financial Year 2009 and (d) on or prior to the closing of the transaction, the Company shall obtaining  a letter of extension from the Company Law Board for the payment to the minority shareholders to be extended till June 30, 2009.  Further, the majority shareholders of GHIL (the owners of the 51.6% stake in GHIL) are expected to purchase the 32.7% stake in GHIL from the minority shareholders immediately upon the closing of the 51.6% acquisition of GHIL by TransTech. Thereafter, TransTech has the right to acquire this 32.7% stake at the higher of book value or INR 150 million (equivalent to approximately $3.0 million) in common stock of TransTech, subject to board approval and after obtaining an approval from the competent authorities. The aggregate consideration for such stake is estimated to be 500,000 new shares in TransTech.

However, TransTech may consider obtaining bridge financing prior to consummation of the acquisition. If TransTech enters into a definitive agreement to obtain financing after the date of this proxy statement but prior to the special meeting, TransTech will file a current report on Form 8-K with the Securities and Exchange Commission, describing the material terms of the financing.

Q.   Do I have conversion rights in connection with the Acquisition?

If you hold shares of common stock issued in our initial public offering, whether you purchased them in the offering or in secondary trading following the offering, then you have the right to vote against the Acquisition Proposal and demand that we convert your shares of common stock into a pro rata portion of the Trust account in which a substantial portion of the net proceeds of our IPO are held. These rights to vote against the Acquisition and demand conversion of the shares into a pro rata portion of the Trust account are sometimes referred to in this proxy statement as conversion rights.

Q.   If I have conversion rights, how do I exercise them?

If you wish to exercise your conversion rights, you must vote against the Acquisition Proposal and, at the same time, demand that we convert your shares into cash. If, notwithstanding your vote, the Acquisition is completed, then you will be entitled to receive a pro rata share of the Trust account in which a substantial portion of the net proceeds of our IPO are held, including any interest earned thereon through the date of the Special Meeting.  Based on the amount of cash held in the Trust account as of December 31, 2008, you will be entitled to convert each share of common stock that you hold into $7.97, which includes $ 0.27 per share attributable to the underwriter’s deferred discount from TransTech’s initial public offering.  If you exercise your conversion rights, then you will be exchanging your shares of our common stock for cash and will no longer own these shares of common stock.  You will only be entitled to receive cash for these shares of common stock if you continue to hold these shares through the closing date of the Acquisition and then tender your shares to us.  If you convert your shares of common stock, you will still have the right to exercise any warrants you may hold.  If, however the Acquisition is not completed, then your shares will not be converted to cash at this time, even if you so elected.

Q.   Do I have dissenter or appraisal rights in connection with the proposals?

No dissenter or appraisal rights are available under the Delaware General Corporation Law for our stockholders in connection with the proposals.

Q.   What happens to the funds deposited in the Trust account after completion of the Acquisition?

Upon the consummation of the Acquisition, any funds remaining in the trust account after payment of the pro rata portion payable to stockholders exercising their conversion rights, if any, on a pro-rata basis, will no longer be subject to the trust account and will be used to fund the Acquisition Proposal, provide working capital and fund future organic and inorganic growth of the Company.

Q.   What happens if the Acquisition is not consummated?

If neither the Acquisition Proposal nor the Proposal to Continue Existence are approved, and the Company does not consummate a business combination by May 23, 2009, the Company will continue in existence, but it’s purpose will be limited to effecting and implementing the dissolution and liquidation of the Company, and our officers and directors will be required to take all actions necessary to dissolve the Company and liquidate the trust account to the holders of the Public Shares as soon as reasonably practicable, in either case, pursuant to our certificate of incorporation.  If neither of the Acquisition Proposal nor the Proposal to Continue Existence is approved and the Proposal to Liquidate is approved our board of directors will implement a plan of distribution in accordance with Delaware law, which plan of distribution will provide that only the Public Stockholders will be entitled to share ratably in the trust account established by the Company at the consummation of its IPO and into which certain amounts of the net proceeds of the IPO were deposited, plus any other net assets of the Company not sued for or reserved to pay obligations and claims, or other corporate expenses relating to or arising during the Company’s remaining existence, in accordance with the Company’s certificate of incorporation.  In accordance with the provisions of the Company’s certificate of incorporation, it is also expected that the plan of distribution will provide for liquidating distributions to be made solely to the Public Stockholders.

Q.   When do you expect the Acquisition to be completed?

It is currently anticipated that the Acquisition will be completed promptly following our Special Meeting of stockholders on [________], 2009.

Q.   If I am not going to attend the Special Meeting of stockholders in person, should I return my proxy card instead?

Yes. After carefully reading and considering the information contained in this proxy statement, please complete and sign your proxy card. Then return the enclosed proxy card in the return envelope provided herewith as soon as possible, so that your shares may be represented at our Special Meeting.

Q.   What will happen if I abstain from voting or fail to vote?

An abstention, broker non-vote and a failure to vote will have the same effect as a vote AGAINST the Acquisition Proposal, the Amendment Proposal, the Name Change Proposal, the Proposal to Continue Existence and the Proposal to Liquidate.  Only stockholders who vote against the Acquisition Proposal may elect to convert their shares into a pro rata portion of the Trust account in which a substantial portion of the net proceeds of our initial public offering are held. An abstention will have the same effect as a vote AGAINST the Acquisition Proposal, and a failure to vote will have no effect on the outcome of such proposal.

Q.   What do I do if I want to change my vote?

If you wish to change your vote, please send a later-dated, signed proxy card prior to the date of the Special Meeting or attend the Special Meeting and vote in person. You may revoke your proxy by sending a notice of revocation to our CEO, Suresh Rajpal, at the address of our corporate headquarters prior to the Special Meeting.

Q.   If my shares are held in “street name” by my broker, will my broker vote my shares for me?

No. Your broker cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker. Broker non-votes, while considered present for the purposes of establishing a quorum, will have same effect as a vote AGAINST the Acquisition Proposal, the Amendment Proposal, the Name Change Proposal and the Proposal to Continue Existence.

Q.   Do I need to turn in my certificates?

No. You do not need to turn in your certificates. However, if you elect to exercise your conversion rights, you will need to deliver your certificates to us at the following address:  445 Fifth Avenue, Suite 30H, New York, New York 10016.

Q.   Will TransTech’s securities still be traded on the Over the Counter Bulletin Board (OTCBB) after the Acquisition is completed?

Yes, they will continue to trade on the OTCBB.  However, we might move to a more senior exchange, such as NASDAQ, at a later date.

Q.   Who can help answer my questions?

If you have questions about the Acquisition, you may write, fax, email or call L.M. Singh, CFO, TransTech Services Partners Inc., 445 Fifth Avenue, Suite 30H, New York, New York 10016. Telephone: (212) 696-5977.  Email: lmsingh@usa.net.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” will,” “should,” “believes,” “expects,” “intends,” “anticipates,” “thinks,” “plans,” “estimates,” “seeks,” “predicts,” “potential” or similar words or the negative of these words or other variations on these words or comparable terminology. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial conditions or state or other forward looking information.

While we believe it is important to communicate our expectations to our stockholders, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements, including among other things:

•	the number of our stockholders voting against the Acquisition Proposal;
•	competition in integrated steel industry sector in India;
•	changes in laws and regulations affecting GHIL or its business;
•	continued compliance with governmental regulations;
•	fluctuations in customer demand;
•	the successful enhancement of capacity utilization, obtaining mining license and setting up captive power plant;
•	outcomes of government reviews, inquiries, investigations and related litigation;
•	general economic conditions in the relevant markets;
•	geopolitical events; and
•	changes in what constitutes generally accepted accounting principles.

 Further, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the surviving entity.

You should be aware that the occurrence of the events described in these risk factors and elsewhere in this proxy statement could have a material adverse effect on our business, financial condition and results of operations.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to us or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the proposals described in this proxy statement, you should be aware that the occurrence of the events described in the section titled “Risk Factors” and elsewhere in this proxy statement could have a material adverse effect on us.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

These unaudited pro forma condensed financial statements are prepared in accordance with the rules and regulations of the SEC. The historical amounts for TransTech and GHIL referred to in these unaudited pro forma financial statements are derived from historical financial information prepared in accordance with US GAAP.

The following unaudited pro forma condensed consolidated balance sheet combines the historical audited balance sheet of TransTech as of December 31, 2008 with that of the unaudited balance sheets of GHIL as of December 31, 2008, giving effect to the acquisition as if it had been consummated on December 31, 2008.

The unaudited pro forma condensed consolidated statement of operations for the 12 months ended December 31, 2008 combines historical audited statement of operations of TransTech for the fiscal year ended December 31, 2008 with the historical unaudited statement of operations of GHIL for the 12 months ended December 31, 2008, giving effect to the acquisition as if it had occurred at the beginning of the period presented.

The historical information presented for TransTech is derived from its audited financial statements for the fiscal year ended December 31, 2008. For pro forma purposes, GHIL derived its historical information for the financial statement of operations for the 12 months ending December 31, 2008, by combining its three months ended March 31, 2008 statement of operations with its historical unaudited statement of operations for the nine months ended December 31, 2008 statement.

The revenues and net income for GHIL for the quarter ended March 31, 2008 were:

Three Months Ended 31-Mar-08
Revenues	$14,761,035
Net Income	$473,171

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition, are factually supportable and are expected to have a continuing impact on the combined results.

The acquisition will be accounted for as a business combination with TransTech as the accounting acquirer pursuant to Statement of Financial Accounting Standards No. 141R, “Business Combinations”. The determination of TransTech as the accounting acquirer has been made based on an evaluation of the relevant factors and circumstances of the acquisition, including among other factors the following: (i) that TransTech will own a majority stake of the acquired companies upon consummation of the acquisition; (ii) TransTech will have the ability to control the board of directors and management of GHIL; and (iii) TransTech will recognize the assets acquired, the liabilities assumed, and any non-controlling interest in GHIL at the acquisition date, measured at fair values as of the acquisition date.

In the proposed acquisition of GHIL, TransTech intends to acquire 11,037,500 equity shares from certain stockholders of GHIL so that at the conclusion of the transactions contemplated, TransTech will own approximately 51.6% of the outstanding equity shares of GHIL in exchange for consideration of  $4,500,000 in cash. The promoters of GHIL shall invest $ 1,000,000 immediately upon closing of the transaction to augment the growth capital needs of the company as an unsecured loan, at an interest rate of 9% per annum, payable on or before June 2010.

An additional equity interest of up to 15.7% that is currently owned by the majority shareholders is expected to be transferred to TransTech for an aggregate consideration of $3.3 million in cash or issuance of 550,000 new shares of common stock in TransTech on or before March 31, 2010.

The majority shareholders of GHIL (the owners of the 51.6% stake in GHIL) have agreed to purchase the 32.7% stake in GHIL from the minority shareholders. TransTech has the right to acquire this 32.7% stake at the higher of (a) book value of GHIL or (b) INR 150.00 million (equivalent to approximately. $3.0 million) in common stock of TransTech. The aggregate consideration for such shares is estimated to be 500,000 new shares in TransTech.

The pro forma information presented is based on preliminary estimates of the fair values of assets acquired and liabilities assumed in connection with the Acquisition.  These preliminary estimates are based on available information and certain assumptions we consider reasonable and may be revised as additional information becomes available. These preliminary valuation estimates were derived by management and are reflected in the fair values in these unaudited pro forma condensed financial statements. The final purchase price allocation for the Acquisition will be dependent upon the finalization of asset and liability valuations, which may depend in part on prevailing market rates and conditions. A final determination of these fair values will include assistance provided by an independent appraiser, which will be completed subsequent to the consummation of the Acquisition. These final valuations will be based on the actual net tangible and intangible assets that existed as of the closing date of the Acquisition. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a material change to the unaudited pro forma condensed financial statements, including the amount recorded in respect of gain on bargain purchase.

Mining License
An additional 1,200,000 (or 619,200 shares if TransTech owns only 51.6% of GHIL) shares of TransTech common stock is to be delivered upon the receipt by GHIL of the final mining license (the initial prospecting license for the purpose of undertaking prospecting operations such as exploring, locating, or proving mineral deposits having been received by GHIL already) from the applicable government authority for the purposes of conducting mining operations in the state of Madhya Pradesh, India, on or before March 31, 2010. However if the Mining License is obtained after March 31, 2010 then consideration shall reduce to 800,000 shares of TransTech (or 412,800 shares if TransTech owns only 51.6% of GHIL).

Contingent Consideration
Additional earn out shares of TransTech common stock is to be delivered upon GHIL achieving EBITDA targets as explained elsewhere in the proxy. As disclosed in the pro forma notes, an adjustment has been made for the estimated fair value of contingent consideration.

Other
Although not included in any of the foregoing pro forma financial information, management estimates that the Company will incur incremental costs estimated to be approximately $350,000 – $500,000 annually associated with GHIL being a public company. These costs include legal fees, accounting fees and costs associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The unaudited pro forma condensed unaudited balance sheet information at December 31, 2008, and the unaudited pro forma condensed statement of operations for the year ended December 31, 2008, have been prepared using two different levels of approval of the transaction by the TransTech stockholders, as follows:
•	Assuming No Exercise of Conversion Rights: This presentation assumes that none of the TransTech stockholders exercise their conversion rights; and

•	Assuming Maximum Exercise of Conversion Rights: This presentation assumes that stockholders holding 1,034,483 common stock exercises their conversion rights

The unaudited pro forma condensed information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. TransTech and GHIL have not had any historical relationships prior to the Acquisition. Accordingly, no pro forma adjustments were required to eliminate activities among the companies.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the Acquisition, are factually supportable and are expected to have a continuing impact on the combined results.

UNAUDITED PRO FORMA BALANCE SHEET
AS OF DECEMBER 31, 2008

	GHIL	TransTech	Pro Forma Adjustments		Consolidated Assuming No Exercise of Redemption Rights	Pro Forma Adjustments		Consolidated Assuming Maximum Exercise of Redemption Rights
ASSETS
Current Assets:
Cash and cash equivalents	$74,643	$303,814	41,157,785	(a)i	$36,163,742	(7,872,416)	(c)ii	$28,203,373
			(4,500,000)	(a)ii		(87,953)	(c)ii
			1,000,000	(a)v
			(500,000)	(a)vi
			(1,372,500)	(b)
Accounts Receivable	2,993,583	-			2,993,583			2,993,583
Inventories	11,782,196	-			11,782,196			11,782,196
Investments held in Trust Fund	-	41,157,785	(41,157,785)	(a)i	-			0
Prepaid expenses and income taxes		9,300			9,300			9,300
Deferred taxes on income	16,897	-			16,897			16,897
Prepaid expenses and other current assets	564,701				564,701			564,701
Restricted cash	290,758	-			290,758			290,758
Due from related parties	119,936	-			119,936			119,936
Total Current Assets	15,842,714	41,470,899	(5,372,500)		51,941,113	(7,960,369)		43,980,744

Property and equipment, net	22,767,482	-			22,767,482			22,767,482
Investment	41,169.00	-			41,169			41,169
Deferred taxes on income	428	321,638			322,066			322,066
Other assets	446,420	-			446,420			446,420
Total Assets	$39,098,213	$41,792,537	(5,372,500)		$75,518,250	(7,960,369)		$67,557,881
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings and current portion of long-term debt	14,327,438	-			14,327,438			14,327,438
Trade payables	1,578,499	-			1,578,499			1,578,499
Deferred underwriting fee	-	1,372,500	(1,372,500)	(b)	-			-
Deferred Interest	-	87,953	(87,953)	(c)i	-			-
Accrued expenses	-	$174,488			174,488			174,488
Income taxes payable	-	140,532			140,532			140,532.00
Due to related parties	598,738	-			598,738			598,738
Other current liabilities	742,991	-	1,245,368	(c)iii	1,988,359			1,988,359
Total current liabilities	17,247,666	1,775,473	(215,085)		18,808,054	-		18,808,054
Long-term debt, net of current portion	5,594,406	-	1,000,000	(a)v	6,594,406			6,594,406
Deferred taxes on income	1,226,585	-			1,226,585			1,226,585
Other liabilities	44,178.00	-			44,178			44,178
Total Liabilities	$24,112,835	$1,775,473	$784,915		$26,673,223	-		$26,673,223

Common stock subject to possible conversion, 1,034,483 at conversion value	-	7,872,416	(7,872,416)	(c)i	-			-

STOCKHOLDERS’ EQUITY
Common stock	4,992,287	630	103	(c)i	733	(103)	(c)ii	630
			(4,992,287)	(a)iii
Additional paid-in capital	4,981,358	31,594,200	7,872,313	(c)i	40,800,270	(7,872,313)	(c)ii	32,927,957

	GHIL	TransTech	Pro Forma Adjustments		Consolidated Assuming No Exercise of Redemption Rights	Pro Forma Adjustments		Consolidated Assuming Maximum Exercise of Redemption Rights
			(4,981,358)	(a)iii
			1,333,757	(a)ii
Money received pending allotment	1,245,368	-	(1,245,368)	(c)iii	-
Retained earnings	5,711,261	549,818	87,953	(c)i	2,572,051	(87,953)	(c)ii	2,484,098
			(5,711,261)	(a)iii
			(500,000)	(a)vi
			2,434,280	(a)ii
Accumulated other comprehensive (loss) income	(1,944,896)		1,944,896	(a)iii	-			-

Total Parent Company (TransTech) stockholders' equity	14,985,378	32,144,648	(3,756,972)		43,373,054	(7,960,369)		35,412,685
Non-Controlling Interest	-	-	5,471,973	(a)iv	5,471,973			5,471,973
Total Equity	14,985,378	32,144,648	1,715,001		48,845,027	(7,960,369)		40,884,658

Total liabilities and stockholders’ equity	$39,098,213	$41,792,537	$(5,372,500)		$75,518,250	$(7,960,369)		$67,557,881

NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
AS OF DECEMBER 31, 2008

Descriptions of the adjustments included in the unaudited pro forma balance sheet are as follows:

(a)	(i)	Reflects the release of TransTech’s restricted cash held in trust to cash and cash equivalents upon consummation of the acquisition.

(ii)
Total consideration is derived as the payment of approximately $4,500,000 in cash and the estimated fair value of the contingent consideration of $1,333,757, which is based on TransTech’s assessment of GHIL’s ability to meet the net income thresholds as disclosed elsewhere in the proxy. The $1,333,757 represents the value of 51.6% of the 2010 earn out shares at a price of $7.77  (representing the closing price of TransTech as on March 27, 2008) based on an estimate of 80% of the earn-out shares being issued. For these pro forma purposes, the 2011, 2012, and 2013 earn-out shares have not been included in the total consideration.

SFAS, No. 141R “requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date.

The estimated fair value of assets acquired, liabilities assumed and non-controlling interest set forth below are subject to a final determination upon our closing of the transaction:

Current assets	$15,842,714
Property and equipment, net	22,767,482
Other non current assets	488,017
Short-term borrowings and current portion of long-term debt	(14,327,438)
Other Current liabilities	(2,920,228)
Long-term debt, net of current portion	(5,594,406)
Other non-current liabilities	(1,270,763)
Money received pending allotment	(1,245,368)
Total	$13,740,010

Gain on bargain purchase was calculated as follows:

Estimated fair value of consideration paid:	$5,833,757
Noncontrolling interest:	5,471,973
Subtotal:	11,305,730
Amounts recognized for 100% of identifiable net assets:	13,740,010
Gain on bargain purchase:	$2,434,280

(iii)	Reflects the elimination of GHIL’s historical capital stock amounts, paid-in capital, treasury stock, accumulated deficits and other comprehensive income.

(iv)
Reflects the recognition of the non-controlling interest of GHIL. Non-controlling interest is recorded as TransTech is purchasing 51.6% of GHIL, and has been recorded based on the consideration paid for the 51.6% controlling interest in GHIL.

(v)	Reflects the investment of $ 1,000,000 to be made by the promoters of GHIL immediately upon closing of the transaction to augment the growth capital needs of the company as an unsecured loan.

(vi)	Reflects the payment of contractual commitments for transaction costs and a commitment to reimburse a post-closing Board member for expenses paid on behalf of TransTech.

(b)
Reflects the payment to underwriters of deferred underwriting discount arising from the IPO assuming no conversion, or, assuming maximum conversion, to adjust for payments of deferred underwriting discount due to the underwriters arising from the IPO and a pro rata portion to stockholders electing to convert their TransTech shares.

(c)	(i)	Assuming No Exercise of Conversion Rights
Reflects the transfer of common stock subject to possible conversion and deferred trust interest to common stock, additional paid in capital and retained earnings.
(ii)	Assuming Maximum Exercise of Conversion Rights
Reflects the payment to shareholders exercising their conversion rights of common stock subject to possible conversion and deferred trust interest.
(iii)
Reflects the reclassification of money received pending allotment from equity to other current liabilities. Shares of common stock will not be issued for these amounts. Balance represents amounts owed to related parties and as such are reflected as a current liability.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS FOR THE
YEAR ENDED DECEMBER 31, 2008

	GHIL	TransTech	Pro Forma Adjustments		Consolidated Assuming No Exercise of Redemption Rights	Pro Forma Adjustments		Consolidated Assuming Maximum Exercise of Redemption Rights

Revenue	$56,945,620	$-			$56,945,620			$56,945,620
Cost of revenue	(46,800,559)	-			(46,800,559)			(46,800,559)

Gross profit	10,145,061	-			10,145,061			10,145,061

Selling, general and administrative expenses	(1,326,443)	(586,396)			(1,912,839)			(1,912,839)

Operating income	8,818,618	(586,396)			8,232,222			8,232,222

Interest expense	(3,720,712)	-			(3,720,712)			(3,720,712)
Interest income on operating account	79,202	3,766			82,968			82,968
Interest income on trust fund		805,489	(105,144)	(d)i	700,345	(155,791)	(d)ii	544,555
Other Income	47,089	-			47,089			47,089
Income before income taxes	5,224,197	222,859			5,341,912			5,186,122
Provision for income taxes, net	(1,971,294)	(75,772)	35,749	(e)	(2,011,317)	52,969	(e)	(1,958,348)
Income after income taxes	$3,252,903	$147,087			$3,330,595			$3,227,773

Less: net income attributable to the non-controlling interest			(1,574,405)	(f)	(1,574,405)	-		(1,574,405)
Net income attributable to the Parent Company	$3,252,903	$147,087			$1,756,190			$1,653,368

Net income per share: basic					$0.28			$0.31
Net income per share: diluted					$0.21			$0.22

Weighted average number of shares outstanding - basic				(g)	6,300,000		(g)	5,265,517
Weighted average number of shares outstanding - diluted				(g)	8,393,927		(g)	7,359,444

NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED DECEMBER 31, 2008

Descriptions of the adjustments included in the unaudited pro forma condensed statements of operations are as follows:

(d)   (i)     Assuming No Exercise of Conversion Rights
Reflects a reduction of TransTech’s interest income due to the payment of cash to the Promoters and shareholders of GHIL in connection with the Acquisition and payment of acquisition costs and payment of dividend. The estimate of reduction in interest income is based on the combined entity having approximately $5,372,500 less in cash and cash equivalents, at an average rate of return consistent with that earned by TransTech, of approximately 1.96% for the year ended December 31, 2008.
(ii) Assuming Maximum Exercise of Conversion Rights
Reflects a reduction of TransTech’s interest income due to the payment of cash to the Promoters and shareholders of GHIL in connection with the Acquisition, payment of acquisition costs, payment of dividend, payment to shareholders exercising their conversion rights of common stock subject to possible conversion and deferred trust interest. The estimate of reduction in interest income is based on the combined entity having approximately $13,332,869 less in cash and cash equivalents, at an average rate of return consistent with that earned by TransTech, of approximately 1.96% for the year ended December 31, 2008.

(e) This amount reflects the adjustment to the provision (benefit) for income taxes

(f)  Reflects the non-controlling interest of GHIL computed as 48.4% of net income of GHIL

(g) Pro forma basic and diluted net income per share was calculated by dividing pro forma net income by the weighted average number of shares outstanding as follows:

	Assuming No Exercise of Conversion Rights	Assuming Maximum Exercise of Conversion Rights
Trans Tech Common Stock	6,300,000	5,265,517

Pro forma weighted average shares - basic	6,300,000	5,265,517
Dilutive effect of TransTech warrants	2,093,927	2,093,927
Dilutive Shares	8,393,927	7,359,444

PRICE RANGE OF SECURITIES AND DIVIDENDS

Our Securities

Our units, common stock and warrants are traded on the Over the Counter Bulletin Board (OTCBB) under the symbols “TTSPU”, “TTSP” and “TTSPW”, respectively.

The closing prices per share of our units, common stock and warrants on April 1, 2009, were $8.00, $ 7.78 and $0.02, respectively.

The following table sets forth, for the calendar quarter indicated, the quarterly high and low bid information of our common stock, warrants and units as reported on the OTCBB.  The quotations listed below reflect inter dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2007:
Second Quarter	$8.32	$8.00	$7.35	$7.32	$1.02	$0.95
Third Quarter	$8.28	$7.92	$7.35	$7.18	$1.02	$0.74
Fourth Quarter	$8.65	$8.05	$7.60	$7.25	$0.87	$0.75

2008:
First Quarter	$8.10	$7.70	$7.45	$7.32	$0.72	$0.24
Second Quarter	$7.85	$7.61	$7.65	$7.38	$0.29	$0.25
Third Quarter	$7.85	$7.60	$7.70	$7.50	$0.23	$0.12
Fourth Quarter	$7.50	$7.17	$7.55	$7.10	$0.15	$0.03

2009:
First Quarter	$8.10	$7.17	$7.79	$7.45	$0.12	$0.02

The units, common stock and warrants began trading on May 30, 2007.  Holders of our units, common stock and warrants should obtain current market quotations for their securities.  The market price of our units, common stock and warrants could vary at any time before the Acquisition.

Holders of Record

As of March 31, 2009, there were of record, 11 holders of our common stock, 2 holders of warrants and 1 of units.

Dividend Policy

We have not paid any dividends on our common stock to date and will not pay cash dividends prior to the completion of a business combination. After we complete a business combination, if ever, the payment of dividends will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends after a business combination will be within the discretion of our then-board of directors. Our board currently intends to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board declaring any dividends in the foreseeable future.

GHIL

There is no established public trading market for the securities of GHIL.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast on the Acquisition Proposal described in this proxy statement. We make various statements in this section, which constitute “forward-looking statements.” See “Forward-Looking Statements.”

Risks Associated With the Steel Industry and Doing Business in India

Any downgrading of India’s debt rating by an international rating agency, or an increase in interest rates in India, could have a negative impact on GHIL’s ability to borrow in India.
GHIL’s steel business and other businesses we intend to get into including power generation and mining are leveraged businesses. Any adverse revisions to India’s credit ratings for domestic and international debt by international rating agencies as well as an increase in Indian interest rates may adversely impact GHIL’s ability to finance growth through debt and could lead to a tightening of its margins.

A change in government policy or a down-turn in the Indian economy could result in reduced results of operations and future prospects.
GHIL’s business is steel-making in India. GHIL presently conducts all its operations in India. GHIL is dependent on the local demand for steel. Local tariffs, excise taxes, and duties set by the government of India will all have an impact on the post-business combination financial results and infrastructure projects promoted and supported by the government of India, as well as state governments, will have an impact on the demand for steel products. In addition, a slow-down in the Indian economy or its growth rate, social unrest or a change in government could cause the government and/or private industry to slow down of the development of infrastructure demanding long steel products which could result in reduced results of operations and future prospects.

Political, economic, social and other factors in India may adversely affect business.
The ability of GHIL to grow its business may be adversely affected by political, economic, social and religious factors, changes in Indian law or regulations and the status of India’s relations with other countries. In addition, the economy of India may differ favorably or unfavorably from the U.S. economy in such respects as the rate of growth of gross domestic product, the rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position. According to the World Factbook published by the United States Central Intelligence Agency (the “World Factbook”), https://www.cia.gov/library/publications/the- world-factbook/geos/in.html (as viewed on November 22, 2008)) the Indian government has exercised and continues to exercise significant influence over many aspects of the economy, and privatization of government-owned industries proceeds at a slow pace. Accordingly, Indian government actions in the future could have a significant effect on the Indian economy, which could have a material adverse affect on our ability to achieve our business objectives.

Since 1991, the Indian government has committed itself to implementing an economic structural reform program with the objective of liberalizing India’s exchange and trade policies, reducing the fiscal deficit, controlling inflation, promoting a sound monetary policy, reforming the financial sector, and placing greater reliance on market mechanisms to direct economic activity. A significant component of the program is the promotion of foreign investment in key areas of the economy and the further development of, and the relaxation of restrictions in, the private sector. These policies have been coupled with the express intention to redirect the government’s central planning function away from the allocation of resources and toward the issuance of indicative guidelines. While the government’s policies have resulted in improved economic performance, there can be no assurance that the economic improvement will be sustained. Moreover, there can be no assurance that these economic reforms will persist, and that any newly elected government will continue the program of economic liberalization of previous governments. Any change may adversely affect Indian laws and policies with respect to foreign investment and currency exchange. Such changes in economic policies could negatively affect the general business and economic conditions in India, which could in turn adversely affect our business.

Terrorist attacks and other acts of violence or war involving India and other countries could adversely affect the financial markets and our business.
Terrorist attacks and other acts of violence could have the direct effect of destroying GHIL’s plant and property causing a loss and interruption of business. According to the World Factbook, religious and border disputes persist in India and remain pressing problems. For example, India has from time to time experienced civil unrest and hostilities with neighboring countries such as Pakistan. The longstanding dispute with Pakistan over the border Indian state of Jammu and Kashmir, a majority of whose population is Muslim, remains unresolved. If the Indian government is unable to control the violence and disruption associated with these tensions, the results could destabilize the economy and, consequently, adversely affect GHIL’s business.

Since early 2003, there have also been military hostilities and civil unrest in Afghanistan, Iraq and other Asian countries. These events could adversely influence the Indian economy and, as a result, negatively affect GHIL’s business.

Exchange controls that exist in India may limit GHIL’s ability to utilize our cash flow effectively following a business combination.
Following the consummation of the transaction with GHIL, we will be subject to India’s rules and regulations on currency conversion. In India, the Foreign Exchange Regulation Act or FERA regulates the conversion of the Indian rupee into foreign currencies. FERA provisions previously imposed restrictions on locally incorporated companies with foreign equity holdings in excess of 40%, known as FERA companies. However, comprehensive amendments have been made to FERA to support the economic liberalization. Such companies are now permitted to operate in India without any special restrictions, effectively placing them on par with wholly Indian owned companies. In addition, foreign exchange controls have been substantially relaxed. Notwithstanding these changes, the Indian foreign exchange market is not yet fully developed and we cannot assure you that the Indian authorities will not revert back to regulating FERA companies and impose new restrictions on the convertibility of the Indian rupee. Any future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of India.

Returns on investment in Indian companies may be decreased by withholding and other taxes.
GHIL’s investments in India will incur tax risk unique to investment in India and in developing economies in general. Income that might otherwise not be subject to withholding of local income tax under normal international conventions may be subject to withholding of Indian income tax. Under treaties with India and under local Indian income tax law, income is generally sourced in India and subject to Indian tax if paid from India. This is true whether or not the services or the earning of the income would normally be considered as from sources outside India in other contexts. Additionally, proof of payment of withholding taxes may be required as part of the remittance procedure. Any withholding taxes paid by GHIL on income from GHIL’s investments in India may or may not be creditable on income tax returns.

We intend to avail ourselves of income tax treaties with India and minimize any Indian withholding tax or local taxes. However, there is no assurance that the Indian tax authorities will always recognize such treaties and its applications. We have also created a foreign subsidiary in Mauritius, in order to limit the potential tax exposure.

The steel industry depends on the stability of policies and the political situation in India and a change in policy could adversely affect GHIL’s business.
The role of the Indian central and state governments in the Indian economy on producers, consumers and regulators has remained significant over the years. Since 1991, the Government of India has pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector. We cannot assure you that these liberalization policies will continue under the present or under newly elected governments. Protests against privatization could slow down the pace of liberalization and deregulation. The rate of economic liberalization could change, and specific laws and policies affecting companies in the infrastructure sector in India, foreign investment, currency exchange rates and other matters affecting GHIL’s business could change as well. A significant change in India’s economic liberalization and deregulation policies could disrupt business and economic conditions in India and thereby affect GHIL’s business.

Risks Associated With the Transaction

If any funds held in TransTech’s trust account are used to purchase shares of TransTech’s common stock from holders who would have otherwise voted against the transaction, TransTech’s stockholders who purchased shares in TransTech’s initial public offering may be entitled to rescission rights.

TransTech’s initial public offering prospectus did not disclose that funds in the trust account might be used to purchase shares of its common stock from holders thereof who have indicated their intention to vote against the acquisition and convert their shares into cash. Consequently, such use of the funds in the trust account might be grounds for a holder of TransTech’s public stock who purchased such shares in TransTech’s initial public offering, to seek rescission of the purchase of the units the holder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount initially paid for such securities together with interest thereon. In the event the transaction were consummated, the combined company could be liable for rescission rights to holders who purchased their shares in the initial public offering and who did not vote in favor of the transaction or vote against the transaction and exercise redemption rights. Given the recent experience of certain of our advisors with SPAC business combinations, the percentage of a SPAC’s stockholders that do not vote on SPAC business combinations is significantly less than 10% of the public shares. However, if holders of 10% of the public shares did not vote in the transaction, the combined company could potentially be liable for up to $4,115,779 of rescission claims, plus interest.

TransTech’s initial public offering prospectus contemplates a business combination within the business services industry.

Our initial public offering prospectus stated that we would engage in a business combination with an entity operating within the business services industry. While we initially expected to acquire a business operating within the business services industry, we have not done so, for a number of reasons, including the general state of the business services industry in the US and internationally. Consequently, if we acquire a business not in the business services industry, a holder of TransTech’s public stock who purchased such shares pursuant to TransTech’s initial public offering may be able to seek rescission of the purchase of the units the holder acquired in the initial public offering so long as such holder does not convert its shares to cash or vote for the acquisition at the meeting. Such purchasers might also be able to bring an action for fraud or breach of fiduciary duly under state law. A successful claimant for damages under federal or state law could be awarded an amount initially paid for such securities together with interest thereon. In the event the transaction were consummated, the combined company could be liable for rescission rights to holders who purchased their shares in the initial public offering and who did not vote in favor of the transaction or vote against the transaction and exercise redemption rights. Given the recent experience of certain of our advisors with SPAC business combinations, the percentage of a SPAC’s stockholders that do not vote on SPAC business combinations is significantly less than 10% of the public shares. However, if holders of 10% of the public shares did not vote in the transaction, the combined company could potentially be liable for up to $4,115,779 of rescission claims, plus interest.

As described in this proxy statement, holders of TransTech shares acquired pursuant to its initial public offering may convert their shares to cash at a premium to the initial public offering price of such shares. Litigation can be costly and time consuming and may materially adversely affect the company’s results of operations and financial condition. In addition, the SEC could bring a civil enforcement action against the Company and its officers and directors of the Company for a violation of the antifraud provisions of the Securities Exchange Act of 1934 claiming that the prospectus contained misrepresentations of a material fact in connection with the purchase of securities if the SEC establishes that such misrepresentations were made with scienter.

GHIL’s facility is geographically located in one area in Kutch District, Gujarat.
Our existing manufacturing facility is based in Kutch District, Gujarat. As a result, any local, social unrest, natural disaster or breakdown of services and utilities in that area could have material adverse effect on the business, financial position and results of operations of GHIL.

In addition, Kutch District, Gujarat is in a Seismic Zone and has experienced earthquakes in the past. If an earthquake hits again the Kutch District, where all GHIL’s manufacturing facilities are located, it may disrupt GHIL’s operations.

Any downgrading of India’s debt rating by an international rating agency could negatively impact GHIL’s business.
Any downward revisions to India’s credit ratings for domestic and international debt by international credit rating agencies may adversely impact domestic interest rates and other commercial terms on which such additional financing is available. This could limit our ability to obtain financing for capital expenditures and the trading price of our shares.

Regional conflicts in Asia could adversely affect the Indian economy, disrupt GHIL’s operations and cause GHIL’s business to suffer.
South Asia has, from time to time, experienced instances of civil unrest and hostilities amongst Asian countries. Military activity or terrorist attacks in the future could influence the Indian economy by disrupting communications and making travel and transportation more difficult. Such political tensions could create a greater perception that investments in Indian companies involve a higher degree of risk. This, in turn, could have a negative effect on the market for securities of Indian companies, including TransTech’s shares and on the market for GHIL products.

The cost of obtaining bank financing may reduce GHIL’s income.
GHIL has INR 271.78 million (US$5.59 million, based on conversion as of December 31, 2008) long-term bank debt, net of current portion in place with an average maturity of 3 years, but may, in the future, face issues of availability of debt or higher interest rates or may require higher collateral with the banks. This would increase the cost of money for GHIL and could decrease its margins.

We may not be able to obtain necessary raw materials at competitive prices.
Steelmaking is primarily dependent on adequate and timely supply of raw materials, such as iron ore, coal, dolomite, and power at competitive prices. As competition from larger and well-established companies increases for procuring raw materials, we could face an increase in the price of raw materials that negatively impacts our profitability.

GHIL’s business is dependent on continuing relationships with clients and strategic partners.
GHIL’s business is dependent on developing and maintaining strategic alliances with end-users and agents who represent and source demand for our products. The business and our results could be adversely affected if we are unable to maintain a continuing relationship with key clients and strategic partners.

GHIL’s business relies heavily on its management team and any unexpected loss of key officers may adversely affect its operations.
The continued success of our business is largely dependent on the continued services of key employees in TransTech and GHIL as well as all GHIL’s subsidiaries. The loss of the services of certain key personnel, without adequate replacement, could have an adverse effect on GHIL’s performance. Our senior management and the senior management of GHIL and its subsidiaries have played a significant role in developing and executing the overall business plan, maintaining client relationships, proprietary processes and technology. While none is irreplaceable, the loss of the services of any would be disruptive to our business.

GHIL may have Minority Shareholders after the acquisition and they may not be supportive of our goals and business plan.
There are minority shareholders representing approximately 33% of the shares of GHIL who have filed a Corporate Law Board Petition (see Litigation). We anticipate being able to purchase such shares after the closing of the acquisition of GHIL. If that sale is not consummated as contemplated, they may limit GHIL’s ability to execute its business plan or otherwise hinder GHIL.

Shri Gopal Krishna Agrawal & Others vs Global Hi-Tech Limited & Others
Brief Facts of the Case:
On 16 January, 2008, a petition was filed by G.K. Agarwal, Deepak Aggarwal, Shyam Sunder Aggarwal, Vineeta Aggrawal, etc. (“Petitioners”) in the Company Law Board (‘CLB’) against the Company, Narayan Prasad Tekriwal, Ashok Kumar Maskara, Rohit Kumar Maskara and SBI (“Respondents ”) under section 397, 398, 399 and 402 of the Companies Act, 1956 claiming that certain actions undertaken by the Respondents amount to oppression and mismanagement against the petitioners.

The primary contentions of the Petitioners under the case are as follows:
(i)    that shares allotted on 25 October, 2007 and thereafter are unauthorised and illegal and such allotments have caused increase in the percentage holding of the Respondents’ group in the Company at the cost of corresponding reduction of the holding of the minority group in the Company.
(ii)   that the Respondents have maliciously changed the Company’s registered office from Chattisgarh to Maharashtra and also changed the auditors of the Company in order to keep the Petioners away from the affairs of the Company.
(iii)  no notice of any meetings of the board of directors or of the meetings of members was served on any of the directors/members of the Petitioners’ group.
(iv)  that the Mr. G.K. Agarwal and Mr. Deepak Agarwal from the Petioners’ group were illegally removed from the board of directors of the Company and Mr. Sunil Kumar Maskara and Mr. Narayan Prasad Tekriwal were illegally added to the board.
(v)   that SBI is not releasing the personal guarantees and collateral securities furnished by Mr. Gopal Krishna Agarwal and Mr. Deepak Kumar Agrawal.

A reply to this petition was filed by the Respondents on 29 May, 2008 denying the allegations. In addition petition filed on 16 January, 2008, the Petioners had also filed an application in July, 2008 alleging certain other acts of mismanagement.

 Present Status of the Case: CLB has passed the following final orders on the CLB Case nullifying all previous interim orders that it had passed:
(a)    The Petitioners will go out of the Company on a consideration of Rs. 135,000,000 in full and final settlement towards their shares, supplies made to the Company by their sister concerns and also towards any other claim against the Company or the Respondents.
(b)   The Company will pay the entire consideration of Rs. 135,000,000 on or before 31 March, 2009.
(c)    The Company will pay a sum of Rs. 5,000,000 to the Petitioners on or before 15 December, 2008 as a part of the Rs. 135,000,000.
(d)    The Petitioner directors will submit their resignations letter to the Company which shall not be accepted by the Company unless the personal guarantees of the Petitioner directors are released by the banks.  Further, the order states that the banks shall not cause any delay in releasing the guarantees merely because the Petitioner Directors have not resigned as directors.

(e)    The Company is required to submit a letter to the Petitioners from the Banks stating that the Petitioners have been released from all their guarantees, collaterals and any other liability in respect of the Company.
(f)    On receipt of the full consideration of Rs. 135,000,000, the Petitioners shall hand over their share certificates together with blank share transfer forms to the Company.

The majority shareholders have represented that they are seeking an extension of the above order for a period of 3 months. To protect the rights of TransTech stakeholders, the extension order has been agreed as a condition precedent to the closing.

GHIL faces intense competition in the Indian infrastructure industry.
GHIL currently has competition from international as well as domestic companies that operate at the national level. Smaller localized companies are also competing in their respective regions.

GHIL’s operations are sensitive to weather conditions.
GHIL’s business activities in India could be materially and adversely affected by severe weather conditions. Severe weather conditions will have an impact on the demand of GHIL’s products and may further prevent GHIL from receiving raw materials at GHIL’s plant site and delivering finished goods to customers in accordance with agreements or generally reduce GHIL’s productivity. Difficult working conditions and extremely high temperatures also adversely affect the operations of GHIL during summer months and during monsoon season, which diminish or restrict its ability to carry on GHIL’s steelmaking activities and fully utilize its resources.

The revenue recorded in the first half of our fiscal year between April and September is traditionally lower than revenue recorded during the second half of GHIL’s fiscal year due to the weather conditions in general and the monsoon season in particular. During periods of curtailed activity due to adverse weather conditions, GHIL may continue to incur operating expenses, reducing profitability.

GHIL has to renew, maintain or obtain statutory and regulatory permits and licenses as required to operate its business and any delay or inability to obtain the same may have an adverse impact on its business.
Being in the manufacturing business, GHIL requires several statutory and regulatory permits, licenses and approvals to operate its business. Many of these approvals are granted for fixed periods of time and need renewal from time to time. GHIL is required to renew such permits, licenses and approvals. There can be no assurance that the relevant authorities will issue any of such permits or approvals in time or at all. Further, these permits, licenses and approvals are subject to several conditions, and GHIL cannot assure that it will be able to continuously meet such conditions or be able to prove compliance with such conditions to statutory authorities, and this may lead to cancellation, revocation or suspension of relevant permits/licenses/approvals. Failure by GHIL to renew, maintain or obtain the required permits, licenses or approvals, or cancellation, suspension or revocation of any of its permits, licenses or approvals may result in the interruption of its operations. If GHIL fails to obtain within the prescribed time, if any, the aforesaid approvals, GHIL’s ability to carry on business may be materially affected, GHIL and its officers may be subject to fines and prosecution under relevant legislations, and consequently GHIL’s turnover and profitability may be adversely affected.

Under-utilization of capacity of our present or proposed manufacturing facilities may adversely reduce our profitability.
GHIL currently has manufacturing facilities and is further incurring significant capital expenditure pursuant to the same, and it cannot be assured that we shall be able to completely utilize these production capacities. Use of production capacity is subject to several variables like availability of raw material, power, water, proper working of machinery, orders on hand and working capital. It cannot be assured that GHIL will be able to utilize our existing or proposed manufacturing facilities to their full capacity or up to an optimum capacity, and non utilization of the same may lead to loss of profits or can result in losses.

GHIL is availing of certain excise and sales tax exemption, which may not be available to GHIL in the future.
GHIL is availing of certain excise tax, and sales tax exemption under the Kutch Incentive Scheme, 2001 for Economic Development of Kutch District, Gujarat. The economic activities in the district of Kutch came to a standstill on account of the devastating earthquake on January 26, 2001. The Government of India has announced the excise duty exemption for new industries to promote large-scale investment in the district. The excise duty exemption will be available till July 7, 2010.

Similarly, the State Government has also announced a program for sales tax benefits to companies having manufacturing facilities in Gujarat district. In accordance with and subject to the provisions of the Government of Gujarat in Industries & Mines Department, Government Resolution No. INC-10200-903-1 dated September 11, 2001 and as amended December 11, 2001, GHIL is entitled to purchase the raw materials, packing materials and all the processing materials utilized for the purpose of manufacturing goods, without the payment of sales tax. In addition, GHIL will also be entitled for sales tax exemption on sales of finished goods, intermediates, by-products, waste & scrap produced by it at the rate of 100% for a period of seven years ending July, 2010 up to the eligible limit, i.e. INR 627.50 million.

GHIL’s indebtedness and the conditions and restrictions imposed by GHIL’s financing agreements could restrict our ability to conduct our business and operations.
GHIL has an aggregate of INR 949,676,876 (US$19,548,720, based on conversion as of December 31, 2008) outstanding under secured loans from various banks. Most of GHIL’s loans are secured by way of mortgage of fixed assets and hypothecation of current assets both present and future. In case we are not able to pay our dues in time, the same may adversely impact our result of operations. In addition to the above, our financing arrangements also include conditions and covenants that require us to obtain consents of our lenders prior to carrying out certain activities and entering into certain transactions. Failure to obtain such consents can have significant consequences on our capacity to expand and it can adversely impact our results of operations.

GHIL has applied for approximately an additional $5.7 million in working capital loans, which it has not yet received approval for. In the event that such loans are approved, GHIL may take out such loans prior to the consummation of the acquisition, resulting in GHIL having additional debt on its books.

GHIL has entered into certain related party transactions.
GHIL has entered into certain related party transactions with our promoters, Directors, promoters’ affiliated entities and key managerial personnel. For further details, please refer to the section titled “Financial Statements” on page F-1. It is possible that, due to conflicts of interests inherent in such types of transactions, such transactions are not on terms as favorable as GHIL would have received from an independent third party.

GHIL’s loan agreements contain several restrictive terms and covenants
In respect of various agreements entered into by GHIL with the lenders and sanction letters issued by our lenders to GHIL, GHIL is bound by certain restrictive covenants regarding capital structure and other restrictive covenants. As per the loan agreements and sanction letters, GHIL is required to obtain written consent from the lenders, for amongst others things, formulation of any scheme of amalgamation or reconstruction; effecting any change in GHIL’s capital structure; undertaking any new project; implementation of any scheme of expansion other than incurring routine capital expenditures; or enter into any allied line of business or manufacture; or acquisition of fixed assets except those indicated in the funds flow statements submitted to the lender from time to time and approved by the lender; investing by way of share capital in or lend or advance funds to or place deposits with any other concern; other corporate bodies; entering into borrowing arrangements either secured or unsecured with any other bank; financial institution; accept deposits apart from the arrangements approved by the lender; undertaking guarantee obligation on behalf of any other concerns or company; declaration of dividend for any year; make any drastic change in the management set-up; prior consent for changes in memorandum of association or articles of association; obtaining a mortgage; charge; lien or encumbrance of any kind other than the existing charges; dealing or selling the mortgaged property and hypothecated goods and property; cannot remove the plant & machinery attached to the mortgaged premises; removing or dismantling any of the assets to be comprised in the said compound or release of any of the book debts; allowing any receiver to be appointed of the properties hypothecated and mortgage; enlarging the trading or manufacturing activities; entering into any lease or purchase agreement without satisfying themselves about the financial capacity of the lessees/purchasers; use of certain funds.

GHIL has an unsecured loan, which is repayable on demand.
GHIL has an unsecured loan of INR 18,126,287 (US$373,122, based on conversion as of December 31, 2008) which is repayable on demand. If payment on such loan were demanded, GHIL might not have sufficient funds to pay it and GHIL would be in default under the loan document.

GHIL’s manufacturing activities are dependent upon availability of skilled and unskilled labor. Further, GHIL relies on contract labor for the performance of many of its operations.
GHIL’s manufacturing activities are relatively labor intensive and dependent on availability of skilled and unskilled labor in large numbers. Large labor intensive operations call for good monitoring and maintenance of cordial relations. Non-availability of labor and/or any disputes between the labor and the management may affect GHIL’s business operations. Further, GHIL relies on contractors who engage on-site laborers for performance of many of its unskilled operations. The scarcity or unavailability of Contract laborers may affect GHIL’s operations and financial performance.

GHIL’s employees may unionize in the future.
As of December 31, 2008, GHIL’s employees are not represented by any labor union and currently GHIL has not faced any union related problem. However, GHIL’s employees may unionize in future. In that case, there may be restrictions on the flexibility of GHIL’s labor policies and GHIL may face the risks of strike, agitation and work stoppages, which in turn may affect GHIL’s operations.

GHIL’s success depends upon its ability to manage the growth of the business.
GHIL has experienced growth in its business in past few years. However, such growth will create pressure on management and other resources for future performances. Any inability on GHIL’s part to address the challenges associated with expansion/ new projects such as GHIL’s may adversely affect prospects of GHIL. Further, any inability on GHIL’s part to generate orders for the expanded capacities may adversely affect GHIL’s growth prospects.

The success of GHIL’s business is highly dependent upon its ability to implement its growth strategies.
GHIL’s ability to sustain its growth depends, in a large part, on its ability:

•	To augment financial resources for additional capacities at competitive terms and conditions;

•	To complete capacity expansion/new projects without time and cost overrun;

•	To retain and motivate key management personnel;

•	To design and implement strong internal control systems; and

•	To control costs.

GHIL’s inability to efficiently handle the abovementioned challenges may affect its business prospects, results of operations and financial condition.

The projected increase in GHIL’s revenues is in large part dependent upon completing the successful enhancement of capacity utilization, obtaining mining license and setting up captive power plant.

If funds are not sufficiently available or are delayed, GHIL’s ability to complete the successful enhancement of capacity utilization, obtaining mining license and setting up captive power plant will be adversely affected and its projections may not be met as scheduled.

If GHIL fails to comply with environmental laws and regulations or face environmental litigation, GHIL’s profitability may be adversely affected.

GHIL may incur substantial costs to comply with requirements of environmental laws and regulations. In addition, GHIL may discover currently unknown environmental problems or conditions. GHIL is subject to significant national and state environmental laws and regulations, which govern the discharge, emission, storage, handling and disposal of a variety of substances that may be used in or result from GHIL’s operations. Environmental laws and regulations in India are becoming increasingly stringent and it is possible that they will become significantly stringent in the future. In addition, failure to comply with environmental laws may result in assessment of penalties and fines against us by regulatory authorities. The commencement of environmental actions against GHIL or the imposition of any penalties or fines on GHIL as a result thereof could result in significant expenses for GHIL.

Changes in the conversion rate between the U.S. dollar and Indian rupee, may adversely affect the value of TransTech’s investment.

The exchange rate between the Indian rupee and the U.S. dollar has changed substantially in the last two decades and may fluctuate substantially in the future. Between January 1, 2007 and December 31, 2008, the noon buying rate of the Federal Reserve Bank of New York has fluctuated from a high of 50.12 rupees per dollar on 20 November, 2008 to a low of 38.48 rupees per dollar on 9 October, 2007. As of June 30, 2008, the rate was 42.93 rupees per dollar, on September 30, 2008, the rate was 46.45 rupees per dollar and on December 31, 2008 the rate was 48.58 rupees per dollar. Any decline in value of the U.S. dollar against the Indian rupee will decrease the US$-converted value of the rupee earnings generated by GHIL.

If the Acquisition’s benefits do not meet the expectations of financial or industry analysts, the market price of our common stock may decline.

The market price of our common stock may decline as a result of the acquisition if:

•	we do not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the acquisition on our financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of a decreasing stock price.

If TransTech is unable to consummate the acquisition by May 23, 2009, TransTech will be forced to liquidate.

If TransTech does not effect a business combination by May 23, 2009, and the Proposal to Continue Existence is not approved, TransTech will dissolve and promptly distribute only to its public stockholders the amount in TransTech’s trust account inclusive of the $1,372,500 attributable to the underwriters’ non-accountable expense allowance, plus any remaining net assets. If TransTech is unable to consummate the Acquisition, TransTech does not believe that it will be able to effect another business combination by May 23, 2009.

TransTech’s directors may have certain conflicts in determining to recommend the acquisition of GHIL, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.

TransTech’s management and directors have interests in and arising from the acquisition of GHIL that are different from, or in addition to, your interests as a stockholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the shares of common stock owned by TransTech’s management and directors, or their affiliates and associates, would become worthless if the Acquisition Proposal is not approved and TransTech otherwise fails to consummate a business combination prior to its liquidation date and that TransTech’s chairman of the board is entitled to receive additional shares of common stock if TransTech consummates a business combination prior to its liquidation date.

TransTech has not had any operations and GHIL has not operated as a US public company. Fulfilling our obligations incident to being a US public company after completing the Acquisition Proposal will be expensive and time consuming.

Although TransTech has maintained disclosure controls and procedures and internal control over financial reporting as required under the Federal securities laws with respect to its very limited activities, TransTech has not been required to maintain and establish such disclosure controls and procedures and internal control as will be required with respect to operating GHIL, which has substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, TransTech will need to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations will require increased management and could result in delays if we cannot implement appropriate systems and controls in a timely manner or recruit individuals with the requisite experience and technical accounting knowledge in India.

Compliance with Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

The post-acquisition company will be subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States public companies from engaging in bribery of or other prohibited payments to foreign officials to obtain or retain business. While we will take precautions to educate the employees of our subsidiaries of the Foreign Corrupt Practices Act, there can be no assurance that GHIL or the employees or agents of its subsidiaries will not engage in such conduct, for which GHIL might be held responsible. GHIL could suffer penalties that may have a material adverse effect on its business, financial condition and results of operations.

Risks Related to the Acquisition Proposal

If we are forced to liquidate before a business combination and distribute the Trust account, our public stockholders will receive less than $8.00 per share and our warrants will expire worthless.

If we are unable to complete a business combination within the prescribed time frames and are forced to liquidate our assets, the per-share liquidation distribution will be less than $8.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination.

Furthermore, there will be no distribution with respect to our outstanding warrants which will expire worthless if we liquidate before the completion of a business combination.

After our business combination, we will be solely dependent on a single business and a limited number of products or services.

Our business combination must be with a business with a fair market value of at least 80% of our net assets at the time of such acquisition, although this may entail the simultaneous acquisitions of several operating businesses at the same time. By consummating a business combination with only a single entity, our lack of diversification may subject us to numerous economic, competitive and regulatory developments. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for our success may be:

•	Solely dependent upon the performance of a single business, or
•	Dependent upon the development or market acceptance of a single or limited number of products, processes or services.

Alternatively, if our business combination entails the simultaneous acquisitions of several operating businesses at the same time from different sellers, we would face additional risks, including difficulties and expenses incurred in connection with the subsequent integration of the operations and services or products of the acquired companies into a single operating business. If we are unable to adequately address these risks, it could negatively impact our profitability and results of operations.

The ability of our stockholders to exercise their conversion rights may not allow us to effectuate the most desirable business combination or optimize our capital structure.

When we seek stockholder approval of any business combination, we will offer each public stockholder (but not our existing stockholders) the right to have his, her or its shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Such holder must both vote against such business combination and then exercise his, her or its conversion rights to receive a pro rata portion of the Trust account. Accordingly, if our business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many stockholders may exercise such conversion rights, we may either need to reserve part of the Trust account for possible payment upon such conversion, or we may need to arrange third party financing to help fund our business combination in case a larger percentage of stockholders exercise their conversion rights than we expect. Since we have no specific business combination under consideration, we have not taken any steps to secure third party financing. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the Trust account as part of the purchase price, or we may end up having a leverage ratio that is not optimal for our business combination. This may limit our ability to effectuate the most attractive business combination available to us.

Our outstanding warrants and option may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of a substantial number of additional shares upon exercise of warrants and option could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants and option may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and option could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these warrants and option are exercised, you may experience dilution to your holdings.

Risks Relating to TransTech’s Stockholders and Warrant Holders

Our warrants are redeemable upon short notice, which will require you to exercise the warrants or receive the redemption price of $ 0.01 per warrant.

We have the ability to redeem the warrants issued in our IPO with the prior consent of Cowen & Company and Maxim Group, our underwriters, upon 30 days’ prior notice at any time after they become exercisable and prior to their expiration at a price of $0.01 per warrant, provided that the last reported sales price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to notice of the redemption.  Calling warrants for redemption could force the warrant holders to:

•	exercise the warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;
•	sell the warrants at the then-current market price when they might otherwise wish to hold the warrants; or
•	accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

An effective registration statement or a current prospectus may not be in place when an investor desires to exercise warrants or the warrants are redeemed, thus precluding such investor from being able to exercise the warrants.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless, at the time a holder seeks to exercise, we have registered with the SEC the shares of common stock issuable upon exercise of the warrants and a prospectus relating to the common stock issuable upon exercise of the warrants is current. Under the terms of the warrant agreement, we have agreed to use our reasonable best efforts to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. Additionally, we have no obligation to settle the warrants for cash in the absence of an effective registration statement or under any other circumstances. The warrants may be deprived of any value, the market for the warrants may be limited and the holders of warrants may not be able to exercise their warrants if the common stock is not registered with the SEC or if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current. Consequently, the warrants may expire unexercised or if redeemed at such time would be practically worthless.

If holders of 20% or more of the shares of our common stock purchased in our IPO decide to vote against the acquisition and opt to have their shares converted into cash, we may be forced to dissolve and liquidate, stockholders may receive less than their pro rata share of the funds available in the Trust account, and our common stock and warrants would expire and become worthless.

Under the terms of our certificate of incorporation, if holders of 20% or more of the common stock issued in our IPO decide to vote against the Acquisition and opt to have their shares converted into cash, we may ultimately be forced to dissolve and liquidate.  Under our certificate of incorporation as currently in effect, if we do not complete a business combination by May 23, 2009, we are required to dissolve and distribute to our stockholders, excluding our initial stockholders, their pro rata portion of the funds available in the Trust account.  Following dissolution, TransTech will no longer exist.

In any liquidation, the net proceeds of our IPO and private placement and the deferred underwriting compensation held in the Trust account, plus any interest earned thereon (net of taxes payable), less the portion of such interest previously release to us, will be distributed on a pro rata basis to the holders of our common stock, excluding our initial stockholders.  Based on the conversion price per share in our Trust account as of December 31, 2008, the per-share liquidation price would be $7.97, which includes $ 0.27 per share payable to the underwriters from our initial public offering .  The proceeds deposited in the Trust account could, however, become subject to the claims of our creditors which could be prior to the claims of our stockholders.  We cannot assure you that the actual per-share liquidation price will not be less than $7.97, due to claims of creditors.  Furthermore, there will be no distribution with respect to our warrants and, accordingly, the warrants will expire and become worthless.

OUR SPECIAL MEETING

Our Special Meeting

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting in connection with the Acquisition Proposal and related matters. This proxy statement provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting at 10:00 a.m., Eastern Time on _____________, 2009 at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154 to vote on the Acquisition Proposal.

Purpose of the Special Meeting

At the Special Meeting, we are asking holders of TransTech common stock to:

•	To approve the acquisition of GHIL by TransTech;
•	To approve the Amendment Proposal;
•	To approve the Name Change Proposal;
•	To approve the Proposal to Continue;
•	To approve the Proposal to Liquidate; and
•	To adopt the Adjournment Proposal for adjourning or postponing the Special Meeting to a later date.

Recommendation of the TransTech Board of Directors

The TransTech board of directors:

•	has unanimously determined that the Acquisition Proposal is fair to and in the best interests of TransTech and its stockholders;
•	has unanimously determined that the aggregate fair market value of the Acquisition Proposal will exceed 80% of our net assets at the time of the Acquisition;
•
has unanimously approved and declared advisable the Acquisition Proposal, the Amendment Proposal, the Name Change Proposal, the Proposal to Continue Existence, the Proposal to Liquidate and the Adjournment Proposal;

•	unanimously recommends that TransTech common stockholders vote “FOR” the Acquisition Proposal;
•	unanimously recommends that TransTech common stockholders vote “FOR” the Amendment Proposal;
•	unanimously recommends that TransTech common stockholders vote “FOR” the Name Change Proposal;
•	unanimously recommends that TransTech common stockholders vote “FOR” the Proposal to Continue Existence;
•	unanimously recommends that TransTech common stockholders vote “FOR” the Proposal to Liquidate; and
•	unanimously recommends that TransTech common stockholders vote “FOR” the Adjournment Proposal.

Record Date

The record date for the Special Meeting is [________ __], 2009. Record holders of our common stock at the close of business on the record date are entitled to vote or have their votes cast at the Special Meeting.  On the record date, there were 6,300,000 shares of our common stock outstanding.

When voting on the Acquisition Proposal and all other proposals at the Special Meeting, you will have one vote for each share of our common stock that you owned at the close of business on the record date.

Our issued and outstanding warrants do not have voting rights and record holders of our warrants will not be entitled to vote at the Special Meeting.

Voting Your Shares

Each share of our common stock that you owned at the close of business on the record date entitles you to one vote. Your proxy card shows the number of shares of our common stock that you own.

There are three ways to vote your shares of our common stock at the Special Meeting:

•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board, “FOR” the approval of the Acquisition Proposal, “FOR” the approval of the Amendment Proposal, “FOR” the approval of the Name Change Proposal, “FOR” the approval of the Proposal to Continue Existence, and “FOR” the approval of the Adjournment Proposal.

•
You can vote by telephone or the Internet by following the telephone or Internet voting instructions that are included with your proxy card. If you vote by telephone or the Internet, you should not return the proxy card. The deadline for voting by telephone or electronically is 9:30 a.m. Eastern Time on [_____________], 2009.

•
You can attend the Special Meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU DO NOT VOTE YOUR SHARES OF OUR COMMON STOCK IN ANY OF THE WAYS DESCRIBED ABOVE, (1) IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ACQUISITION PROPOSAL, THE AMENDMENT PROPOSAL, THE NAME CHANGE PROPOSAL, THE PROPOSAL TO CONTINUE EXISTENCE AND (2) YOU WILL NOT BE ELIGIBLE TO DEMAND THE CONVERSION OF YOUR COMMON SHARES INTO A PRO RATA SHARE OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE PROCEEDS OF OUR INITIAL PUBLIC OFFERING ARE HELD.

Who Can Answer Your Questions about Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call L.M. Singh at (212) 696-5977, or contact him by sending an email to the following address: “lmsingh@usa.net”.

No Additional Matters may be Presented at the Special Meeting

This Special Meeting has been called only to consider the approval of the Acquisition Proposal, the Amendment Proposal, the Name Change Proposal, the Proposal to Continue Existence, the Proposal to Liquidate and the Adjournment Proposal.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date,
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You may notify Suresh Rajpal, our CEO, in writing before the Special Meeting that you have revoked your proxy, with such written notification addressed to us at TransTech Services Partners Inc., 445 Fifth Avenue, New York, New York 10016, or

•	You may attend the Special Meeting, revoke your proxy and vote in person.

Vote Required

The approval of the Acquisition Proposal will require the affirmative vote of a majority of the shares of our common stock issued in our initial public offering that are present in person or by proxy and entitled to vote at the meeting.

The approval of the Amendment Proposal and the Name Change Proposal will require the affirmative vote of a majority of a majority of the outstanding shares of our common stock entitled to vote at the meeting.

The approval of the Proposal to Continue Existence will require the affirmative vote of the holders of at least 95% of the outstanding shares of Company common stock entitled to vote on the record date.

The approval of the Liquidation Proposal will require the affirmative vote of a majority of a majority of the outstanding shares of our common stock entitled to vote at the meeting.

The approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast by the holders of shares of our common stock that are present by person or by proxy and entitled to vote at the meeting.

Abstentions and Broker Non-Votes

If you abstain from voting, either in person or by proxy or by voting instruction, it will have the same effect as a vote “against” the Acquisition Proposal, the Amendment Proposal, the Name Change Proposal and the Proposal to Continue Existence, but not as a demand of conversion of your shares into a pro rata portion of the trust account.

If your broker holds your shares in its name and you do not give the broker voting instructions, your broker may not vote your shares. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.”  Broker non-voting will have the same effect as a vote “against” the Acquisition Proposal, the Amendment Proposal, the Name Change Proposal, the Proposal to Continue Existence. A broker non-vote will not entitle you to demand conversion of your shares into a pro rata portion of the trust account.

To exercise your conversion rights as a stockholder, you must affirmatively elect to convert your shares by checking the appropriate box, or directing your broker to check the appropriate box, on the proxy card and ensure that the proxy card is delivered prior to the Special Meeting.

Appraisal or Dissenters Rights

No appraisal rights are available under the Delaware General Corporation Law for our stockholders in connection with any of the proposals to be presented at the meeting.  However, pursuant to our certificate of incorporation, stockholders voting against the transaction and making proper demand may convert their shares to cash if the Acquisition is consummated.  See “Conversion Rights.”

Conversion Rights

Any stockholder holding shares of common stock issued in our initial public offering who votes against the Acquisition Proposal may, at the same time, demand that we convert such stockholders shares into a pro rata portion of the Trust account. If so demanded, we will convert these shares into a pro rata portion of funds held in a Trust account if the Acquisition is consummated.  If the holders of 20% or more of the shares of common stock issued in our initial public offering, vote against the Acquisition Proposal and demand conversion of their shares into a pro rata portion of the Trust account, we will not be able to consummate the Acquisition.

Based on the amount of cash held in the Trust account as of December 31, 2008, you will be entitled to convert each share of common stock that you hold into approximately $7.97, which includes $ 0.27 per share attributable to deferred underwriter’s compensation from our initial public offering.

If you exercise your conversion rights, then you will be exchanging your shares of our common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares of common stock if you continue to hold these shares through the closing date of the Acquisition and then tender your shares to us. The closing price of our common stock on April 1, 2009, the most recent trading day practicable before the printing of this proxy statement, was $7.78.  Prior to exercising conversion rights, our stockholders should verify the market price of our common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights.

Solicitation Costs

We are soliciting proxies on behalf of our board of directors. We will pay the cost of soliciting proxies. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors and officers may also solicit proxies in person, by telephone or by other electronic means. These persons will not be paid for doing this, other than the salaries they might otherwise receive.

We will retain a proxy soliciting agent to assist in distributing proxy materials and soliciting proxies.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward our proxy statement materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable out-of-pocket expenses.

Stock Ownership

At the close of business on the record date, our founders, past and present executive officers, directors and advisors beneficially owned and were entitled to vote, in the aggregate, 1,125,000 shares of our common stock, representing around 17.86% of the 6,300,000 then-outstanding shares of our common stock.  As of April 1, 2009, these shares had a market value of approximately $8,752,500 based on our common stock price of $7.78 per share.

For information on beneficial ownership of our common stock by executive officers, directors and 5% stockholders, see “Beneficial Ownership of Securities.”

TransTech’s and GHIL’s Efforts to Secure Approval of the Acquisition

In order to ensure that that the acquisition is approved, TransTech, GHIL and their respective affiliates may enter into transactions to purchase shares of TransTech’s common stock from stockholders who have indicated their intention to vote against the acquisition and seek conversion of their shares.

Transactions of such nature would only be entered into and effected at a time when the purchasers of such securities or any of their affiliates are not aware of any material nonpublic information regarding TransTech, GHIL or the acquisition. No transactions have been entered into, but may include:

•	Purchases by TransTech, GHIL or their respective affiliates of shares of TransTech;

•	Agreements with third parties to purchase shares that may then be resold to the combined company subsequent to the acquisition using funds that were previously in the trust account;

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Agreements with third parties pursuant to which TransTech, GHIL, or their respective affiliates would borrow funds to make purchases of TransTech’s common stock. The combined company would repay such borrowings using funds that were previously in the trust account; and

•	The granting of securities to third party purchasers of securities as an inducement for such third parties to purchase securities.

In the event that TransTech purchased shares of common stock from its stockholders, it could do so by (a) borrowing funds from a third party and paying such loan with the proceeds from the trust account, or (b) agreeing with stockholders to purchase their shares after the consummation of the acquisition with funds released to TransTech from the trust account.

In the event that it appeared that the acquisition would not be consummated at the stockholders’ meeting, the meeting could be postponed (assuming that the postponement proposal was approved by stockholders and such postponement was not past May 23, 2009, the last day on which TransTech could complete a business combination pursuant to its charter) to enter into arrangements similar to the foregoing.

In the event that any purchases of TransTech’s common stock are made by TransTech, GHIL or affiliates of either of them after the mailing of this proxy statement to stockholders but prior to the stockholders’ meeting, TransTech will file a Current Report on Form 8-K relating to such purchases within four business days of such purchases or otherwise prior to the stockholders’ meeting. In the event that members of the management team of TransTech purchases TransTech stock, such purchasers will also be required to make beneficial ownership filings with the Securities and Exchange Commission. Members of TransTech management have an obligation to disclose changes in their beneficial ownership of TransTech securities within two business days of any such changes. TransTech will file a Current Report on Form 8-K with respect to any arrangements entered into by TransTech, GHIL or their respective affiliates which is intended to increase the likelihood that the arrangement and related proposals are approved by TransTech’s stockholders. Any TransTech stock purchased by TransTech will not be considered outstanding for purposes of the extraordinary meeting and will therefore not be permitted to vote at the meeting. In the event that public shares are purchased by TransTech, such shares would no longer be deemed to be outstanding for purposes of determining the vote required for the approval of any of the proposals presented at the extraordinary meeting . Therefore, this would reduce (i) the number of public shares outstanding and entitled to vote on each matter, (ii) the number of shares required to be voted in favor of the acquisition to obtain approval by public stockholders, and (iii) the number of shares required to be voted in favor of the amendments to the TransTech Charter. Conversely, if TransTech’s directors and officers purchased such shares, those shares would still be considered to be outstanding and could be voted in favor of such proposals, reducing the number of shares required to be voted in favor of such proposals by a number of shares equal to those purchased. Neither TransTech nor its officers or directors purchasing shares would affect the number of shares that could be converted by TransTech with the acquisition still being permitted to be consummated.

TransTech’s initial public offering prospectus did not disclose that funds in the trust account might be used to purchase shares of its common stock from holders thereof who have indicated their intention to vote against the acquisition and convert their shares into cash. Consequently, such use of the funds in the trust account might be grounds for a holder of TransTech’s public stock who purchased such shares in TransTech’s initial public offering, to seek rescission of the purchase of the units the holder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of the shares caused by the alleged violation. together with interest, while retaining the shares. In addition, the SEC could bring a civil enforcement action against the Company and its officer and directors for a violation of the antifraud provisions of the Securities Exchange Act claiming that the prospectus contained misrepresentations of a material fact in connection with the purchase of securities if the SEC establishes that such misrepresentations were made with scienter. See “Risk Factor - TransTech’s initial public offering prospectus contemplated a business combination within the business services industry.”

Estimate of Funds From Trust Available to Company Post Transaction

If TransTech entered into arrangements to purchase the common stock of its stockholders as described in the Section entitled “TransTech’s and GHIL’s Efforts to Secure Approval of the Acquisition,” above, it could potentially use up to $[__________] from the trust account for those purposes. Assuming that the maximum number of stockholders redeemed their shares for a pro-rata portion of the trust account, this would leave the combined company with $[______] from the trust account for working capital purposes. In the event that purchases are made in privately negotiated transactions in order to secure approval of the acquisition, shares would be purchased from stockholders who would otherwise have voted against the transaction and elected to convert their shares for a portion of the trust account. It is likely, since stockholders of a public company do not usually announce how they intend to vote on a matter applicable to the company of which they are a stockholder, that the general public will not know how the holder of the shares purchased would have voted. Shares could also be purchased in the open market, but such open market purchases would not be directed to be purchases from stockholders who intended to vote against the transaction. Any prior purchases and any future purchases would have the effect of making it more likely that the transaction would be consummated. As a result of the purchases that may be effected through such arrangements, it is likely that the public float will be significantly reduced.

THE ACQUISITION PROPOSAL

General Description of the Acquisition

This Proxy relates to the approval of the acquisition of approximately 51.6% Global Hi-Tech Industries Limited (“GHIL”) by TransTech Services Partners Inc. (“TransTech”) for $ 4,500,000 cash (it is estimated that GHIL will have up to $19 million in long term debt at the closing).

On April 2, 2009, TransTech, Delta Enterprises Limited (“Delta”), a Mauritius-based entity and the owners of a majority of the shares of GHIL, entered into agreements pursuant to which TransTech would acquire a majority interest in GHIL:

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Delta entered into a Stock Purchase Agreement with the majority stockholders of GHIL, to purchase 51.6% of the outstanding shares of capital stock of GHIL and to subsequently acquire the balance stake in two tranches. In the first tranche, Delta would acquire 15.7% of GHIL for either US$3,300,000 in cash or 550,000 shares of common stock of TransTech, on or before March 31, 2010, and the remaining 32.7% of GHIL for that many shares of common stock of TransTech equal in value to the greater of the book value of GHIL on March 31, 2009 or INR 150 million (approximately US$3 million), which such amount is approximately 500,000 shares, on or before June 30, 2010.

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TransTech entered into a Stock Purchase Agreement with Delta and Strategy, a copy of which is attached hereto as Annex B, to purchase 100% of the capital stock of Delta, from its parent company, Strategy.

Strategy is currently owned by Nicolene Limited, a British Virgin Islands corporation (“Nicolene”). Nicolene is currently owned by Mitesh Saraf, but is anticipated to be owned by the Promoters at the time that this transaction closes. The Promoters are Mr. Prakash Rajgarhia, Mr. N.P Tekriwal, Mr. Ashok Maskara and Mitesh Saraf (the “Promoters”), of which Messrs. Rajgarhia, Tekriwal and Maskara current shareholders of GHIL. The governments of India and Mauritius have a tax treaty that treats investments routed through Mauritius favourably, including favourable tax treatment of corporate, dividend and capital gains taxes. It is expected that Delta will hold the shares of GHIL and Delta will be wholly-owned by TransTech.

The majority stockholders of GHIL have put the shares that they own in escrow with an attorney in an easily transferable form so that the transaction can close quickly after it has been approved by stockholders. The additional 15.7% interest that is currently owned by the majority shareholders cannot be transferred to TransTech until the minority shareholders have sold their shares due to certain agreements made between the minority and majority shareholders after an administrative proceeding relating to a dispute between them. If TransTech acquired 100% of the issued and outstanding shares of GHIL the aggregate consideration paid would consist of (i) 1,050,000 million shares of TransTech common stock, (ii) $ 4.5 million in cash (it is estimated that GHIL will have up to $19 million in long term debt at the closing), (iii) the future delivery of 1,200,000 shares of TransTech common stock if a mining license is obtained, and (iv) the right to receive the earn-outs described below.

Background of the Acquisition Proposal

Since our public offering on May 23, 2007, we have been actively engaged in identifying and evaluating prospective businesses regarding suitable potential business combination candidates.

TransTech was formed on August 16, 2006 for the purpose of acquiring, through a Acquisition, capital stock exchange, asset acquisition or other similar business combination, one or more target businesses with operations primarily in USA/Europe in the Business Services space. TransTech completed its IPO on May 23, 2007, raising net proceeds (including the full exercise of the underwriters’ over-allotment option) of $39,482,000, of which $39,382,000, plus $1,372,500 of deferred underwriting compensation, was deposited into the Trust account (approximately $7.88 for each Unit sold in the offering).

In accordance with our certificate of incorporation, these funds will be released either upon the consummation of a business combination or upon the liquidation of TransTech. TransTech will liquidate if it has not consummated a business combination by May 23, 2009, unless such date is extended at a Special Meeting of stockholders called for such purpose. As of December 31, 2008, approximately $ 41,157,785 was held in deposit in the Trust account.

Immediately upon closing of the IPO, given our commitment to source, review and negotiate a transaction, we started to identify and begin the process of making contact with: (i) private companies we know to be active in the Business Services sector and (ii) various prospective sources of deal flow, including investment banks, advisors, private equity firms and business acquaintances we have individually and collectively established over our professional lifetime to encourage them to contact us with new and old ideas or specific business combination opportunities they might wish for us to consider and explore. The Board discussed various areas within the Business Services sector where they expected there to be a higher probability of identifying attractive companies for a business combination, with particular focus on high-end IT Services and BPO/KPO companies with differentiated offering and limited or no offshore strategy.

We were able to source opportunities both by approaching private companies and by responding to inquiries or references from the various sources of deal flow noted above. We did not limit ourselves to any single transaction structure (i.e. cash vs. stock issued to potential seller, straight merger, corporate spin-out or management buy-out). The search initially stayed largely within the Business Services sector.  Our management also fielded inquiries and responded to solicitations by: (i) companies looking for capital or investment alternatives and (ii) investment bankers or other similar professionals who represent companies engaged in a sale or fund-raising process. We considered numerous companies in various segments of the Business Services industry in the USA, Europe, primarily the United Kingdom and also a few in India.

As a result of these efforts, the Company initiated contact, either directly or through third party intermediaries, with approximately 250 companies for a potential business combination in USA, Europe and some in India as well. Of these, we evaluated business plans, reviewed financial summaries or received presentation books of approximately 50 companies, after signing non-disclosure agreements relating with them or their bankers to evaluate the respective companies for a potential transaction with TransTech. With respect to some of the opportunities, discussions among the Company’s management and the potential business combination partners included financial disclosures, reviews of potential transaction structures, discussions of preliminary estimates of transaction values and discussions of management objectives, business plans, and projections. Discussions, including introductory meetings attended by some combination of Messrs. Rajpal and Singh, occurred with potential business combination partners on a regular basis immediately after consummating our initial public offering. Among the potential merger candidates TransTech contacted were: IT Services and technology consulting companies, with specializations in PeopleSoft enterprise-focused consulting; CRM, ERP applications; end-to-end business integration solutions provider in SAP, Oracle and Microsoft Dynamics; consulting economic, financial and litigations consulting businesses; Facilities Management and Legal Process Outsourcing; Logistics and Remote Infrastructure Management; solutions provider in telecommunications network and related traffic and network management tools through proprietary technology; leading provider of outsourced services in healthcare sector; vertically focused technology solutions and consulting services company with expertise in financial services, telecom, insurance and life sciences; leading provider of IT infrastructure services and solutions, data center services and related managed services; a leading visual communications services company with proprietary technology, state-of-the-art facility and leading brands as customers.

We issued 12 non-binding letters of intent, many of which were not signed by the target companies.  In further evaluating a prospective business combination partner, we conducted such diligence as we deemed necessary to understand a potential business combination partner’s business that included, among other things, meetings with the potential business partner’s management, discussions with their key customers, where applicable, as well as review of operational, financial and other information made available to us.

On November 13, 2008, we announced that we had entered into a Letter Of Intent (“ARG LOI”) with Active Response Group, Inc. (“ARG”), pursuant to which TransTech and ARG were to merge, subject to the execution of definitive agreements and the receipt of requisite shareholder approval. The ARG LOI was amended on November 24, 2008, January 5, 2009 and February 5, 2009, respectively, As part of the due diligence, TransTech met with ARG’s key management team, evaluated in detail the operational and financial aspects of ARG, the impact of their indebtedness, past acquisition and cash flow analysis. Our due diligence also included calls with ARG’s independent auditors. Messrs. Rajpal and Singh also contacted representatives of ARG key customers and also conducted interviews with key personnel. TransTech’s board was satisfied that ARG had the requisite business model and key management personnel to drive its growth and sustain its competitive advantage. Through February 2009, we continued to hold several rounds of meetings and negotiations with the management team of ARG and some of its board members to consummate the merger. However, despite best efforts, TransTech and ARG could not agree on certain key terms of the merger agreement and our board determined that in the best interest of its shareholders, TransTech would have to terminate all discussions of a merger with ARG.

While initially we did not look for companies beyond the Business Services sector, in light of the current economic environment, feedback from our board, industry contacts and our bankers as well as our own research, we determined that business combination with a company in a growth economy such as India, should also be considered for a potential transaction to create long term shareholder value.

One of our board members, Dr. Krishna, introduced us to GHIL, an integrated steel manufacturer, which caters to India’s high growth infrastructure sector on March 13, 2009. Dr. Krishna had also introduced GHIL to Geneva Acquisition Corp. (“GAC”), another special purpose acquisition company. GAC had scheduled a meeting date and mailed its proxy statement to its stockholders relating to the acquisition of GHIL; however, on February 5, 2009, GAC announced that despite the best efforts of a joint team from GAC and GHIL, they had terminated the efforts to seek shareholder approval for the transaction. Dr. Krishna did not initially introduce us to GHIL since our initial focus was on the Business Services sector. Dr. Krishna believed that this was in conformity with his obligations to us because when he became a board member of TransTech’s board of directors on November 7, 2008, we were in an advanced stage of discussions with ARG and the focus at that point was to try to complete that  business combination.

Post our introduction from March 20 to March 25, 2009, we engaged in several rounds of meetings with the founding promoters of GHIL, Mr. Prakash Rajgarhia and Mr. NP Tekriwal,  in order to understand in detail the company’s operations, history, financials, management and future prospects. Some of the key aspects of GHIL’s business that we evaluated included growth in revenue and profitability margins, liquidity, ownership and operational ratios, customer concentration, quality of receivables, payable and payment terms, impact of its debt facility on the business and need for further growth capital.

We also evaluated details of the manufacturing facilities and process, geographic advantage in terms of being located in a state that provides continuous impetus to industries located in that state as well as plant site situated very close to ports and railhead, significantly lowering transportation costs. We also examined in detail the outlook on the steel industry in India vis-à-vis the global markets. Demand for steel in India is expected to continue to grow due to the demand in its domestic markets. Presently, Indian steel producers are less affected by volatility of steel prices in international market due to lack of imports and relatively stable domestic demand.  This, coupled with the government of India’s commitment and spending in infrastructure projects such as roadways, ports, bridges, airports, power plants, among others, augurs well for companies catering to this sector, such as GHIL. Some of the aspects we examined that may adversely affect the steel industry were: fluctuating global prices due to demand-supply gap, rate of economic growth, changes in import levies by the Indian government, increasing prices of key raw materials and high transportation costs, globally. In order to stem the potential effect of some of these risk factors, GHIL management explained to us that they intend to achieve vertical integration by setting up a captive power plant and have control over iron-ore supply, a key raw material, by obtaining the final mining license (the initial prospecting license for undertaking prospecting operations such as exploring, locating, or proving mineral deposits having been received by GHIL already) from the applicable government authority.

Further, we ascertained the potential impact of the introduction of IT systems to integrate operations, scope of consolidation in the mid-market segment, management’s ability to lead its growth strategy and their willingness for the transaction. We determined that GHIL could significantly improve its operational efficiency by integrating IT systems in the areas of plant logistics, energy control, raw material sourcing and iron-ore mining. In particular, a proper integration system such as ERP is key to ensuring that all revent information can be easily exploited to develop several tasks including quality control, maintenance, production planning, temperature control and optimal usage of energy.

We also concluded that the implementation of IT systems can aid in mapping iron ore mines for content, quality and quantity and for efficient extraction. We believe that our team’s technology background will significantly assist GHIL in upgrading and modernizing their process and systems, leading to margin expansion and improved inventory control.

Based on our initial evaluation of our understanding of GHIL’s business model, its potential going forward and market conditions, we also discussed in detail the valuation and structuring parameters of a potential transaction with GHIL’s management and concurrently with our management team. On March 23, 2009, a draft letter of intent was presented to the promoters of GHIL, subject to TransTech’s board of directors and customary due diligence procedure. The letter of intent included key components to the transaction, indicative deal structure, proposed valuation of the transaction, performance-linked equity consideration, employment agreements, governance and management and conditions precedent to closing.

On March 23, 2009, we had a meeting of our board of directors to discuss the proposed letter of intent and acquisition of GHIL. Four of our directors (Messrs. Rajpal, Singh, Smithline and Dr. Krishna) were present at the meeting. The board deliberated upon merits of the transaction including valuation, structure and growth, amongst others. Considering all aspects, the board of TransTech determined that it would be in the best interest of shareholders to proceed with a transaction with GHIL. Mr. Sonawala, the director who was not present for the meeting, was apprised of the discussions subsequently and he was also supportive of the proposed business combination. On the same day, TransTech’s board of directors approved the decision to proceed with the transaction with GHIL. Messrs. Rajpal and Singh subsequently met with Messrs. Rajgarhia and Tekriwal to finalize the terms of the letter of intent, post feedback from the board. On March 26, 2009, we announced execution of a binding LOI with GHIL.

We immediately commenced financial and legal due diligence process and in order to expedite our due diligence process and filing of the proxy, we retained Loeb & Loeb LLP as legal counsel and, Mercurius Advisory Services Private Limited (“Mercurius”) as advisors to assist us in conducting financial and legal due diligence. Mercurius had previously assisted GAC in connection with its conduct of diligence of GHIL.

AJSH & Co., a PCAOB registered audit firm based in New Delhi, was appointed to issue a review opinion for the interim period ended December 31, 2008 on US GAAP financial statements, schedules and the requisite back-up, required for a US GAAP review. A PCAOB registered audit firm, Yoganandh & Ram, based in Chennai, India was responsible for conducting US GAAP audit of GHIL for the 3-year ended March 31, 2008.

As part of due diligence, some of the key financial aspects we evaluated included revenue recognition, growth in revenue and profitability margins, key liquidity, ownership and operational ratios, customer concentration, quality of receivables, payable and payment terms, impact of its debt facility and certain covenants not being met and their impact thereof. We had detailed discussions and conversations with Quest Profin Advisors Pvt. Ltd., who were advisors to GHIL on financial statements, its financial reporting systems and internal controls, its accounting professionals and its significant accounting policies, risks and potential liabilities of pending litigation.

We also commenced drafting the definitive agreements concurrently and engaged Dua Associates; a law firm with offices in New Delhi, Mumbai and Bangalore to ensure that relevant agreements were in conformity with Indian laws. The Partner responsible for our matters, Rahul Sood, has managed teams that specialize in conducting legal due diligence, negotiating and drafting agreements, mergers and acquisitions, and general Indian corporate law.

From March 25, 2009 to April 2, 2009, the transaction documents were prepared and revised in response to comments and suggestions of the parties and their counsel, with management and counsel for both companies engaging in numerous negotiating and structuring sessions, both telephonically and in-person. The majority of the negotiations involved the parties finalizing the detailed terms of the share purchase agreement and the exhibits. Included in the various transaction documents, in addition to the Share Purchase Agreement, were the Stock Purchase Agreement, the Shareholders Agreement, the Incentive Agreement and the Loan Agreement.

On March 26, 2009 and April 2, 2009, our board reconvened to deliberate further on the transaction and also discussed the key terms of the definitive agreements in form and substance. Post all discussion, the Board resolved to take all necessary steps required to expedite the closing of the transaction and entering into definitive agreements with GHIL. The definitive agreements were signed on April 2, 2009. Thereafter, TransTech and GHIL issued a joint press release announcing the execution of the definitive agreements and discussing the terms of the agreements.

Mercurius Advisory Services

Mercurius Advisory Services, founded in 2006, is an accounting, audit and legal consulting and advisory firm. In their auditing practice they specialize in auditing, SOX implementation and testing, setting up the process and their reviews, preparation of financial statements in Indian GAAP, conversion of statements to US GAAP, and financial and legal due diligence. In their legal practices they specialize in ensuring local Indian companies are in compliance with the relevant regulations and reporting requirements and preparation of and meeting SEC filing requirements. The principals at Mercurius are individuals with prior experience at Price Waterhouse, Coopers, Grant Thornton and American Express. Their clients include several multi national companies located in India, China and the United States of America. Mercurius was responsible for conducting financial due diligence and helping the accounting staff at GHIL to prepare US GAAP statements, schedules and the requisite back-up required for a US GAAP audit, finalization of modeling and preparation of the Proxy. A summary of their financial report appears as Annex H.

Interests of Our Directors and Officers in the Acquisition

When you consider the recommendation of our board of directors that you vote in favor of adoption of the Acquisition Proposal, you should keep in mind that certain of our directors and officers have interests in the Acquisition that are different from, or in addition to, your interest as a stockholder.  These interests include, among other things, that if the Acquisition is not approved and we are required to liquidate, the stock and units issued to our executives and directors prior to the consummation of our public offering, including those purchased by our executives and directors in the private placement immediately preceding the public offering, will be worthless, because these shares will not participate in any distribution of the assets held in our trust fund.  As of the record date, our present and past executives, directors and advisors owned a total of 1,125,000 shares of our common stock (acquired prior to our IPO for an aggregate purchase price of $25,000) and 1,191,667 warrants purchased by our initial stockholders in a private placement prior to our IPO for an aggregate purchase price of $1,430,000.  Such common stock had an aggregate market value of $8,752,500 based on the last sale price of $ 7.78 on the OTCBB on Aptil 1, 2009, the record date.

In addition, we anticipate that following the completion of the Acquisition, Suresh Rajpal will continue to serve as Chairman of the board of directors of the surviving entity and L.M. Singh and Dr. Ranga Krishna will serve as directors of the surviving entity.  Each of our directors and officers will, following the Acquisition, be compensated in such manner, and in such amounts, as our board of directors may determine to be appropriate, subject in the case of our officers to the requirements of any employment agreements entered into with them.

Our Reasons for the Acquisition and Recommendation of Our Board

Although we initially did not look for target companies outside of the Business Services sector, we determined that the opportunity to acquire GHIL is a great value for our stockholders in the context of India’s increasing requirement for high quality, technology-intensive steel for meeting its burgeoning infrastructure demands. Further, the board of TransTech believes that this transaction is accretive with an attractive entry valuation and offers significant scope for enhancing shareholder value through introducing productivity enhancement initiatives by implementing best manufacturing and overall businesses practices, achieving back–stream vertical integration by setting up captive power plant to considerably reduce energy costs and supply of key raw material through ownership and development of iron ore mines.

The board therefore concluded that the acquisition of GHIL is in the best interests of TransTech’s stockholders. The board considered the risks described in this proxy statement and their relative priority, likelihood, potential impact and manageability, and after due consideration, the board concluded that in aggregate, the risks are outweighed by the potential shareholder rewards which might reasonably be expected should the Company achieve favorable financial results in the future. TransTech’s board of directors considered a wide range of factors in evaluating the acquisition, including the following:

•      India  — India is a high growth, democratically governed economy. According to the Goldman Sachs report, “India’s Rising Growth Potential” published in January 2007, two of the key factors driving productivity growth include large infrastructure projects like the Golden Quadrilateral national highway system and the success of the IT industry. The concurrent increase in mobile phone penetration is also mentioned. The infrastructure projects and mobile phone network expansions both put increased pressure and demand on long steel products such as those produced by GHIL. The report states that India is expected to sustain real GDP growth rates of approximately 8% per annum until 2020.

•      Gujarat — We believe that the state where the manufacturing facilities are located, Gujarat, is an investor-friendly state in India. We believe that Gujarat has a good supply of labor, strong power infrastructure providing uninterrupted dedicated power supply required for steel-making and beneficial tax benefits in the particular area where GHIL’s plant is located. The plant is also located close to the Mundra and Kandla ports and to the railhead in Ahmedabad which is a competitive advantage in terms of lower transportation cost for input materials and finished goods.

•      Infrastructure  — The focus on growth in infrastructure through more government-initiated activities such as building of airports, ports, intra-city metro rails and private initiatives such as factory buildings and warehouses, larger commercial buildings, and transmission and mobile phone masts all create, we believe, demand for long steel products.

•
The Indian economy grew at 7.5% per annum from 2002 to 2007. Due to this economic growth, the infrastructure in major cities is under enormous stress and the infrastructure in secondary cities requires expansion. According to the Indian Planning Commission, an investment of US $494 billion is proposed to be made in the infrastructure development in the country. In November 2007, the Indian government announced that it expected to spend approximately $475 billion by 2012 in order to improve Indian infrastructure. This includes approximately $40 billion on highways and over $160 billion on power.

•	TransTech also believes the market is highly fragmented in the mid-market segment, and hence there is significant opportunity for consolidation.

•      The GHIL management team and Promoters have significant experience in commissioning, erecting, and operating steel plants in India. Ownership of the company will allow TransTech to participate in producing steel at the capacity of the current plant and to benefit from GHIL’s existing assets including an on-site substation, adequate warehouses for iron ore and coal, and adequate land space for expansion. Finally, GHIL benefits from a reduction in excise taxes until July, 2010.

•      GHIL’s majority shareholders are willing to sell their majority stake in their company, and to defer a portion of their consideration in the form of earn-out shares contingent on the Net Income (a non-GAAP financial measure) performance of GHIL. This has the benefit of aligning their interests with TransTech shareholders.

•      Valuation and discount to public market multiples: the infrastructure industry and in particular the steel industry in India is growing very rapidly and we have an opportunity to acquire GHIL at a discount to what we believe to be comparable companies, providing arbitrage and high growth to our shareholders (see Valuation Analysis below).

•      The management of GHIL was aware of Sarbanes-Oxley and was willing to let us assist them in instituting changes to their financial reporting and disclosure methodologies in order to become SOX 404 compliant.

Among the risk factors that the board considered in reaching its determination were the following:

•      An examination of global steel prices suggests that prices are declining from historic rates, and this pertains to overall steel prices in India as well. However, a closer examination reveals that the decline in Indian steel prices appears to be driven more by the decline in the consumer markets, which utilize flat and rolled products in, for instance, automobiles and appliances, rather than long structural products where the demand continues to outstrip current and projected manufacturing capacity.

•      Cash business: the fact that the business is labor intensive and that cash was used to pay employees or contract workers was considered. In order to mitigate risk associated with this aspect of the business, especially in light of SOX 404, TransTech negotiated clauses that will allow management to improve the accounting systems and controls.

•      Corporate governance, reporting and SOX 404 compliance: the board considered that these companies would need to comply with SOX 404. The mitigating factors were 1) the GHIL management’s willingness to let TransTech install people, systems and processes that could meet public company corporate governance standards and SOX 404 compliance, 2) TransTech’s management’s experience with public companies in the US and SOX 404 and 3) TransTech’s access to experienced people that could help with reporting, governance and compliance.

•      TransTech’s analysis of the domestic Indian steel industry showed that the demand for sponge iron, billets, and structural steel will likely outstrip supply, and much of the demand for structural steel is driven from less economically sensitive buyers like the government of India or state governments. This demand is driven by a country-wide on-going program of government-supported investment in infrastructure including airports, ports, stadiums, intra-city metro rail, railway bridges, flyovers and electrical transmission towers, as well as privately driven endeavors including mobile phone masts, hotels, warehouses, and larger commercial buildings.

Officers and Directors of the Company Following the Acquisition

The board members of the surviving entity in USA after the acquisition will to be:

•	Suresh Rajpal: chairman of the board

•	LM Singh and Dr. Ranga Krishna: members of the board of directors

•	Prakash Rajgarhia and N.P. Tekriwal, representatives from GHIL: members of the board of directors

GHIL shall also reconstitute its board in India upon closing of the transaction to have two nominees from the promoters of GHIL board and three nominees from TransTech:

•
The Board intends to appoint Mr. Ashwin Belur as the CEO and Mr. Dhiren Kothary as the CFO to carry out GHIL’s growth as well as maintain financial reporting requirements, as per terms to be mutually agreed upon closing of the transaction.

•	TransTech and the promoters of GHIL have entered into a Shareholders Agreement which will govern the operation of GHIL in India among other rights as may be detailed in the Shareholders Agreement.

The auditors of GHIL shall be appointed by TransTech by virtue of its ownership in GHIL through Delta.

Accounting Treatment

The acquisition will be accounted for as a business combination with TransTech as the accounting acquirer pursuant to Statement of Financial Accounting Standards No. 141R, “Business Combinations”. The determination of TransTech as the accounting acquirer has been made based on an evaluation of the relevant factors and circumstances of the acquisition, including among other factors that (i) TransTech will own a majority stake of the acquired companies upon consummation of the acquisition, (ii) TransTech will have the ability to control the board of directors and management of GHIL, (iii) TransTech will recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in GHIL at the acquisition date, measured at fair values as of the acquisition date.

Valuation Analysis

Summary of Financial Analysis by the Board of TransTech

As part of its analysis to determine whether the acquisition consideration to be paid is fair, from a financial point of view to our common stockholders, the Board of TransTech took into consideration whether the acquisition consideration was greater than the fair market value of GHIL on an enterprise basis. The Share Purchase Agreement provides that for the acquisition of a 51.6% equity stake in GHIL, the consideration to be paid by TransTech would be $4.5 million in cash and the retention of debt by GHIL of approximately $19 million.

Based on the financial analysis described below, the TransTech board of directors determined that a transaction with GHIL would be fair to TransTech’s stockholders from a financial point of view.. The TransTech board of directors believes, because of the financial skills and background of several of its members, it was qualified to conduct this analysis. TransTech’s CFO has over two decades of experience in equity investment, buy-outs, corporate finance, audit and control and is a fellow member of the Institute of Chartered Accountants of India  and the Institute of Internal Auditors (USA). Also, Dr. Krishna, a board member, has previously been on the board of two other Special Purpose Acquisition Corporations and has extensive experience in evaluating, analysing and structuring transactions for business combination.

The fair valuation analysis performed by the Board of TransTech is summarized below.

Comparable Public Company Analysis

The Comparable Public Company Analysis provides an indication of value based on a comparison of the subject asset with other reasonably similar publicly traded assets. The Board of TransTech used the Comparable Public Company to compare certain financial information and valuation ratios of GHIL to corresponding data and ratios from the following six publicly-traded infrastructure and sponge iron and steel companies: Orissa Sponge Iron And Steel Limited, Tata Sponge Iron Ltd., Bihar Sponge Iron Ltd., Vikash Metal & Power Ltd., Kinsteel Bhd and Feng Hsin Iron & Steel Co. Ltd..

The Board of TransTech selected the infrastructure and sponge iron and steel companies because their businesses and operating profiles are similar to that of GHIL in certain respects. However, because of the inherent differences between the business, operations, and prospects of GHIL and the businesses, operations, and prospects of the selected companies, no company utilized in the comparable public company analysis is identical to GHIL. Therefore, the Board of TransTech believed that it was inappropriate to, and therefore did not; rely solely on the quantitative results of the comparable public company analysis. Accordingly, the Board of TransTech also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of GHIL and the companies included in this analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, historical revenue growth, profitability levels, and degree of operational risk between GHIL and the companies included in this analysis. The Board of TransTech also made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters.

The Board of TransTech analyzed the trailing twelve month (“TTM”) revenue and earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for each of the publicly-traded companies. The TTM revenue and EBITDA for each of these companies were as follows:

Comparable Public Company Revenue
(In millions of dollars)
TTM Revenue
Orissa Sponge Iron And Steel Limited	$34.2
Tata Sponge Iron Ltd.	$122.5
Bihar Sponge Iron Ltd.	$47.8
Vikash Metal & Power Ltd.	$104.3
Kinsteel Bhd	$712.4
Feng Hsin Iron & Steel Co. Ltd	$970.5

Comparable Public Company EBITDA
(In millions of dollars)
TTM EBITDA
Orissa Sponge Iron And Steel Limited	$6.3
Tata Sponge Iron Ltd.	$47.2
Bihar Sponge Iron Ltd.	$5.1
Vikash Metal & Power Ltd.	$7.6
Kinsteel Bhd	$75.8
Feng Hsin Iron & Steel Co. Ltd	$96.5

The Board of Directors analyzed the trading multiples of total enterprise value (“TEV”) to earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the selected companies.

Comparable Public Company Multiples

TTM TEV/EBITDA
Orissa Sponge Iron And Steel Limited	26.21x	*
Tata Sponge Iron Ltd.	0.75x	*
Bihar Sponge Iron Ltd.	5.81x
Vikash Metal & Power Ltd.	4.74x
Kinsteel Bhd	9.73x
Feng Hsin Iron & Steel Co. Ltd	6.74x

Mean	6.76x
Source: Capital IQ, March 31, 2009
* The highest and the lowest multiples have been excluded from the mean calculations

Based on the analysis of factors described above, the board of TransTech selected a multiple of 6.76 times EBITDA as reasonable for GHIL. Applying the selected multiple to GHIL’s TTM pro-forma FY March 31, 2009 EBITDA of approximately $9.3 million indicated a total enterprise value of $62.8 million.

It is important to note that multiples derived from public companies are based on prices derived from a single share of stock and do not reflect a premium for control. Accordingly, the Board of Directors then applied a control premium of 20% based on its analysis of premiums paid in transactions of similar companies to the equity levels derived from the value indications to reflect the acquisition of a controlling interest in GHIL. This analysis resulted in a valuation of $75.4 million.

Comparable Precedent Transaction Analysis

This is an analysis that involves a review of merger, acquisition and asset purchase transactions involving target companies that are in industries related to GHIL. This type of analysis generally provides a wide range of values because of the varying importance of an acquisition to a buyer. For example, a strategic buyer may be willing to pay more than a financial buyer for the same company. In addition there are potential differences in the transaction process based on how competitive a bid may become. Information involving private buyers and sellers are not typically disclosed unless they involve a public company and the transaction is deemed to be material. As a result, the selected comparable transaction analysis is limited to transactions involving public companies. Although the comparable transaction analysis is inherently based on incomplete information, it does provide insight into the types of investments that have been carried out in India and Asia.

For this analysis, the Board of Directors had selected more than 30 indicative transactions for comparison purposes that have taken place within the last two years. The information was obtained by the Board of Directors from various publicly available sources, namely CapitalIQ, a web-based research platform database, a division of Standard&Poor.

Based on its analysis of factors described above, the Board of Directors selected a multiple of 8.5 times EBITDA as reasonable for use in valuing GHIL. Applying the selected multiple to GHIL’s pro-forma FY March 31, 2009 EBITDA of $9.3 million indicated a total enterprise value for GHIL of approximately $79.05 million. Unlike the Comparable Public Company method, value indications based on the Precedent Transaction Approach includes an implied premium for control.

Discounted Cash Flow Analysis

The Discounted Cash Flow Approach is another traditional valuation methodology based on the concept that the worth of a company is best represented by the future cash flow it can generate, discounted to reflect the time value of money and the associated business and economic risk of the enterprise. Cash flow is estimated for a finite period of time based on the remaining economic life of the subject assets, and a discount rate is developed to incorporate the degree of risk inherent in the cash flow stream. The cash flow is then discounted to present value and summed to arrive at an overall indication of value for the subject asset.

The Board of TransTech performed a discounted cash flow analysis by adding the present value of projected “free cash flows” for GHIL for the fiscal years 2009 through 2013 to the present value of the “terminal value” for GHIL as of March 31, 2009. “Free cash flow” is defined as cash that is available to either reinvest or to distribute to security holders and “terminal value” refers to the value of all future cash flows from an asset at a particular point in time. The projected free cash flows that the Board of TransTech used in its analysis were based on financial projections and estimates prepared by the management of GHIL.

The financial projections provided by GHIL were prepared by, and are the responsibility of GHIL’s management, who believe that the financial projections were prepared on a reasonable basis, reflecting reasonable estimates and judgments. TransTech has been and hereafter will be, using and relying and assuming the accuracy of, data, material and other information (including without limitation, the financial forecasts and projections), with respect to GHIL, furnished to TransTech by or on behalf of GHIL and its agents, counsel, employees and representatives. TransTech does not assume responsibility for the accuracy and completeness of the information, including, but not limited to, any disclosure materials related to the projected financials or the achievement of those projected numbers.

Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry, and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of GHIL. Further, since the projections cover more than four years, uncertainties and contingencies are more likely to significantly affect actual results because such information by its nature becomes less reliable with each successive year. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly lower than projected.

The projections set forth below are included in this proxy statement only because they were derived from financial projections furnished by GHIL to our management and the board of TransTech in connection with the analysis required herewith. The Board of TransTech used the following projections for GHIL’s revenues and EBITDA for the fiscal years ending 2009 to 2013 in its discounted cash flow analysis. These projections assume no capacity expansion due to the investment of additional funds.

Projected Financial Data - GHIL

	Fiscal Year ended March 31,
(US$ million)	2009	2010	2011	2012	2013
Revenue	$46.57	$69.86	$83.83	$96.40	$106.04
EBITDA	$9.26	$13.90	$17.69	$21.59	$25.03

In preparing its discounted cash flow analysis, the Board of TransTech calculated a terminal value for GHIL by applying two methodologies:

1.
Applying a long term sustainable growth rate of 3.0% and a WACC (Weighted Average Cost of Capital) of 15.7% to the projected 2013 EBITDA. The Board of TransTech believes that the level of such a growth rate and WACC is supported by trading multiples of publicly-traded companies that the Board of TransTech selected for purposes of its analysis. In selecting the 2013 EBITDA multiple, the Board of TransTech considered GHIL’s projected revenue and EBITDA growth as well as a variety of other factors. The Board of TransTech discounted the projected free cash flows and the terminal value for GHIL using a discount rate of 15.70%, which is commensurate with high debt companies. Using the above mentioned methodology the discounted cash flow analyses indicated an enterprise value of $86.72 million.

2.
Applying an EV/EBITDA (Total Enterprise Value/ Earnings before interest, taxes, depreciation and amortization) multiple of 4.50x to the projected 2013 EBITDA. The Board of TransTech discounted the projected free cash flows and the terminal value for GHIL using a discount rate of 15.70%, which is commensurate with high debt companies. Using the above mentioned methodology the discounted cash flow analyses indicated an enterprise value of $83.92 million.

This resulted in an average of $85.32 million.

Summary of Analysis

All three valuation methodologies are relevant in their own way and provide useful information. We combined all three analyses, allocating each analysis an equal weight of 33.33% and arrived at an average value of $79.92 million for the entire company. Based on this analysis, the board determined that the acquisition provided the stockholders considerable value and, even with the initial acquisition of 51.6% of GHIL, met the 80% threshold of TransTech’s asset value.

Consequences if the Acquisition Proposal is Not Approved

If stockholders do not approve the Acquisition Proposal, we will not acquire GHIL.  If the Acquisition Proposal and the Proposal to Continue Existence is not approved, and the Company does not consummate a business combination by May 23, 2009, the Company will continue in existence, but its purpose will be limited to effecting and implementing the dissolution and liquidation of the Company, and our officers and directors will be required to take all actions necessary to dissolve the Company and liquidate the trust account to the Public Stockholders as soon as reasonably practicable, in either case, pursuant to our certificate of incorporation.  If neither the Acquisition Proposal nor the Proposal to Continue Existence are approved, it is anticipated that the board of directors of the Company will adopt and implement a plan of distribution in accordance with the applicable provision of Delaware law, which plan of distribution will provide that only the Public Stockholders will be entitled to share ratably in the trust account established by the Company at the consummation of its IPO and into which a certain amounts of the net proceeds of the IPO were deposited (the “Trust Account”), plus any other net assets of the Company not sued for or reserved to pay obligations and claims, or other corporate expenses relating to or arising during the Company’s remaining existence, in accordance with the provisions of the Company’s certificate of incorporation.  In accordance with the provision of the Company’s certificate of incorporation, it is also expected that the plan of distribution adopted by the board of directors of the Company will provide for liquidating distributions to be made solely to the Public Stockholders.

Material U.S. Federal Income Tax Consequences of the Acquisition

The following discussion is a general summary of the material U.S. federal income tax consequences of the proposed acquisition of GHIL to TransTech and its current U.S. stockholders, as well as the material U.S. federal income tax consequences to the U.S. stockholders of TransTech that choose to exercise their conversion rights or that receive cash distributions from TransTech. This discussion applies only to stockholders of TransTech (referred to herein as “U.S. stockholders”)  who are “United States persons,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and who hold each of their shares of the stock in TransTech as a “capital asset,” as defined in the Code. The discussion does not purport to be a complete analysis of all of the potential tax effects of the proposed acquisition or such conversion or distribution. The discussion does not address the tax considerations applicable to particular stockholders based on their individual circumstances, or to particular categories of stockholders subject to special treatment under certain U.S. federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt entities, mutual funds, and foreign persons). In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold stock through such entities. The discussion also does not describe the tax consequences arising under the laws of any state, local or foreign jurisdiction or any other federal tax.

The discussion is based upon the Code, U.S. Treasury Department regulations, rulings of the Internal Revenue Service (“IRS”), and judicial decisions now in effect, all of which are subject to change or to varying interpretation at any time. Any such changes or varying interpretations may also be applied retroactively.

TransTech has not obtained a ruling from the IRS or an opinion of counsel as to any U.S. federal income tax consequence described herein. There can be no assurance that the IRS will not take a different position, or that such position will not be sustained if challenged.

Because of the complexity of the tax laws and because the tax consequences to TransTech or any particular stockholder of TransTech may be affected by matters not discussed herein, stockholders are urged to consult their own tax advisors as to the specific tax consequences of the proposed acquisition and any conversion or distribution transaction, including tax reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effect of any proposed changes in the tax laws.

Tax Consequences of the Acquisition to TransTech and Its Current U.S. Stockholders

Neither TransTech nor its current U.S. stockholders generally will recognize gain or loss for U.S. federal income tax purposes as a result of the proposed acquisition of GHIL.

Tax Consequences to U.S. Stockholders of TransTech Who Exercise Conversion Rights

A U.S. stockholder of TransTech that exercises its conversion rights generally will recognize gain or loss for U.S. federal income tax purposes on the conversion equal to the difference between (1) the amount of cash received by such stockholder pursuant to the conversion and (2) such stockholder’s adjusted tax basis in its stock in TransTech.

A U.S. stockholder’s gain or loss generally should be computed on a “per share” basis, so that gain or loss should be calculated separately for blocks of stock acquired at different dates or for different prices. The amounts received by a U.S. stockholder of TransTech pursuant to the conversion generally should be allocated proportionately to each share of stock owned by such stockholder. The gain or loss recognized by such stockholder in connection with the conversion generally should be a capital gain or loss, and should be a long-term capital gain or loss if the share has been held for more than one year, and a short-term capital gain or loss if the share has not been held for more than one year. Long-term capital gain of non-corporate U.S. stockholders may be subject to more favourable tax rates than ordinary income or short-term capital gain, as discussed below under “— Tax Consequences to U.S. Stockholders Who Receive Distributions from TransTech.” The deductibility of capital losses is subject to various limitations.

Backup Withholding

Unless a U.S. stockholder complies with certain reporting and/or Form W-9 certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, such stockholder may be subject to backup withholding tax with respect to payments received pursuant to the conversion or any cash distributions received from TransTech. The backup withholding tax is currently imposed at a rate of 28%. If backup withholding applies, the amount withheld is not an additional tax, but generally should be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that certain required information is timely furnished to the IRS. Stockholders are urged to consult with their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

IRS Circular 230 Notice: To ensure compliance with requirements imposed by the Internal Revenue Service in Circular 230, you are hereby informed that (i) any discussion of federal income tax issues in this proxy statement/prospectus is not intended or written to be relied upon, and cannot be relied upon, by any taxpayer for the purpose of avoiding penalties that may be imposed on that taxpayer under the Code; (ii) any such discussion is included herein in connection with the promotion or marketing (within the meaning of Circular 230) of the transactions or matters addressed herein; and (iii) you should seek advice based on your particular circumstances from an independent tax adviser.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT THERETO. EACH TRANSTECH STOCKHOLDER AND GHIL STOCKHOLDER IS URGED TO CONSULT A TAX ADVISER WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION TO HIM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AS WELL AS ANY PROPOSED TAX LAW CHANGES

Our Board of Directors’ Recommendation

After careful consideration, our board of directors has determined unanimously that the Acquisition Proposal is fair to, and in the best interests of, our stockholders and us.  Our board of directors believes it was qualified to perform the valuation analysis described above and to conclude that the acquisition of GHIL met this requirement because of the financial skills and background of several of its members.

Our board of directors has unanimously approved the Acquisition Proposal, the Amendment Proposal, the Name Change Proposal, the Proposal to Continue Existence and the Adjournment Proposal, and unanimously recommends that you vote or instruct your vote to be cast “FOR” the approval of the Acquisition Proposal, “FOR” the approval of the Amendment Proposal, “FOR” the approval of the Name Change Proposal, “FOR” the approval of the Proposal to Continue Existence and “FOR” the approval of the Adjournment Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” ALL PROPOSALS.

THE SHARE PURCHASE AGREEMENT & OTHER AGREEMENTS RELATED TO THE ACQUISITION

The Parties.

Strategy Holdings Limited (“Strategy”) is a Type I Global Business Company organized under the laws of Mauritius and the sole shareholder of Delta Enterprises Limited (“Delta”), a Type I Global Business Company organized under the laws of Mauritius. Strategy and Delta were each formed by persons affiliated with GHIL but unaffiliated with TransTech or any of its affiliates, for the purpose of assisting in the acquisition of GHIL.  Strategy is owned by Nicolene Limited (“Nicolene”), a British Virgin Islands corporation,  which in turn is owned by Mitesh Saraf, but it is intended that at the closing of the Acquisition it will be owned by Mr. Prakash Rajgarhia, Mr. N.P Tekriwal, Mr. Ashok Maskara and Mitesh Saraf (the “Promoters”).  Of the Promoters, Messrs. Rajgarhia, Tekriwal and Maskara are current shareholders of GHIL. (Pursuant to the Mauritius Financial Services Act 2007, a Global Business is a business that is proposed to be conducted by a resident corporation, is conducted outside Mauritius and where the business is conducted in a currency other than the Mauritius rupee. A Type I Global Business Company is a company which is managed and controlled from Mauritius. Companies wishing to benefit from the provisions of Double Taxation Agreements can only be incorporated as a Type I Global Business Company).

The Share Purchase Agreement.
On April 2, 2009 Delta entered into a Share Purchase Agreement with the majority stockholders of GHIL to purchase 51.6% of the outstanding capital stock of GHIL for $4.5 million, and to subsequently acquire the remaining outstanding capital stock in two tranches. In the first tranche, Delta would acquire 15.7% of the outstanding capital stock of GHIL on or before March 31, 2010 in consideration for $3 million in cash or 550,000 shares of common stock of TransTech, which such shares would be adjusted accordingly if GHIL did not achieve EBIDTA of $10 million and net income of $1 million at the fiscal year ending March 31, 2009.  In the second tranche, Delta would acquire the remaining 32.7% of outstanding capital stock of GHIL on or before June 30, 2010, in consideration of that many shares of common stock of TransTech equal in value to the greater of (i) the book value of GHIL as of March 31, 2010 or (ii) INR 150 million (approximately US $3 million), which such amount is estimated to be approximately 500,000 shares. A copy of the Share Purchase Agreement is attached hereto as Annex A.

The Stock Purchase Agreement.
On April 2, 2009, TransTech entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Delta and Strategy, to purchase 100% of the outstanding capital stock of Delta from Strategy for $4,500,000.  The Stock Purchase Agreement also provides that, among other things, prior to TransTech’s acquisition of all of the stock of Delta, Strategy shall appoint Suresh Rajpal, L.M. Singh, Dr. R.C. Krishna and Poonam Keenoo as members of the Board of Directors of Delta.  A copy of the Stock Purchase Agreement is attached hereto as Annex B.

Promoters Loan to GHIL
Pursuant to a loan agreement (the “Loan Agreement”) by and between the Promoters and GHIL to be executed immediately upon closing of the acquisition of a majority of GHIL shares, the Promoters will loan to GHIL INR 50 million (approximately US $1,000,000) on an unsecured basis. The loan shall accrue interest at a rate of 9% per annum and be repayable in full on or before June 2012.  A form of the Loan Agreement is attached hereto as Annex F.

The Shareholders Agreement.
On April 2, 2009, Delta and the Promoters entered into a shareholders agreement (the “Shareholders Agreement”) to define their respective rights and obligations with regard to corporate governance of GHIL and ownership of its outstanding shares.  Among other things, the Shareholders Agreement provides that, so long as each of Delta and the Promoters own at least 25% of the outstanding common stock of GHIL, respectively, Delta shall be entitled to appoint three members to the GHIL Board of Directors, and the Promoters shall be entitled to appoint one member to the Board of Directors of GHIL.  A copy of the Shareholders Agreement is attached hereto as Annex D.

Consideration Paid for the Acquisition of GHIL Shares.
In the event that TransTech acquires 100% of the issued and outstanding shares of GHIL the aggregate consideration paid to Delta would consist of (i) $ 4,500,000 in cash (it is estimated that GHIL will have up to $19 million in long term debt at the closing), (ii) approximately 1,050,000 shares of TransTech common stock (valued at $8,159,000 based on the closing price of the common stock on April 1, 2009) (iii) the future delivery of 1,200,000 shares of TransTech common stock if a mining license is obtained (valued at $9,336,000 based on the closing price of the common stock on April 1, 2009) and (iv) the right to receive up to $4,950,000 in cash and 1,650,000 shares of TransTech common stock in the earn-outs described below.

The Incentive Agreement.
In addition to the acquisition consideration described above, Nicolene will be entitled to additional consideration in the event that either (i) certain net income milestones are achieved between 2010 and 2013, or (ii) GHIL obtains a final mining license prior to March 31, 2010. Nicolene is currently owned by Mitesh Saraf, but is anticipated that at the closing of TransTech’s acquisition of a majority of the outstanding shares of GHIL, Nicolene will be owned equally by the Promoters.

The following table details the net income levels for which additional consideration will be paid to Nicolene.  Such consideration, if any, will be paid within 45 days of determination of net income (as per USGAAP) for the relevant fiscal year, upon completion of the applicable year-end audits.  The amounts set forth below assume that TransTech owns 100% of the capital stock of GHIL.

YEAR	Low Hurdle Net Income Levels	High Hurdle Net Income Levels	Cash Earn Out (USD)	Share Earn Out (Common Stock of TransTech)
2010	$4,000,000	$6,000,000	$900,000	300,000
2011	$6,000,000	$8,000,000	$900,000	300,000
2012	$8,000,000	$11,000,000	$1,350,000	450,000
2013	$11,000,000	$15,000,000	$1,800,000	600,000
Total			$4,950,000	1,650,000

In the event that the net income earned for the applicable financial year is less than the “Low Hurdle Level” for that financial year then no “earn-out consideration” will be paid. In the event that net income for the applicable financial year is greater than the “High Hurdle Level” for that financial year then in that case the entire earn out consideration will be paid.  In the event that net income for the applicable financial year is higher than the Low Hurdle Level but lower than the High Hurdle level then in that case the earn-out will be payable on a pro rata basis for the applicable financial year.

If in any fiscal year GHIL achieves at least the Net Income specified in Column 2 of the above table, against that fiscal year, then the earn-out consideration not awarded in that fiscal year will be deferred to the following year. Such unissued earn-out consideration will be paid if at least the Low Hurdle specified in the respective following year is met. A copy of the Incentive Agreement is attached hereto as Annex C.

The Mining License
In the event that TransTech acquires a 100% ownership interest in GHIL and GHIL receives, prior to March 31, 2010, a final mining license to operate an iron-ore mine (the “Mining License”), TransTech shall issue an additional 1,200,000 shares of TransTech common stock to Nicolene, subject to regulatory approval.   In the event that TransTech acquires only a 51.6% ownership interest in GHIL and GHIL receives, prior to March 31, 2010, Mining License, TransTech shall issue an additional 619,200 shares of TransTech common stock to Nicolene, subject to regulatory approval.

In the event that TransTech acquires a 100% ownership interest in GHIL and GHIL obtains the Mining License after March 31, 2010 then Nicolene shall be entitled to 800,000 shares of TransTech.  In the event that TransTech acquires a 51.6% ownership interest in GHIL and GHIL obtains the Mining License after March 31, 2010 then Nicolene shall be entitled 412,800 shares of TransTech.

In August of 2008, GHIL retained a mining specialist, Rahesh K. Choubey, to perform initial evaluation of the potential for iron ore on a site at Chatarpur, Madhya Pradesh where GHIL believes that there may be substantial iron-ore deposits (and where it has a prospecting license, the first step towards obtaining a mining license). GHIL obtained his name from a list produced by the Indian government of persons licensed to perform geological surveys. He was selected from the persons included on that list because he was qualified to perform the needed services and could do so within the time frame desired by GHIL. The mining specialist undertook limited geological field studies over a two week period of the geology, topography, existing pits and cuttings which were used to estimate the quantity of reserves and the quality of iron ore. Based upon this study, Mr. Choubey estimates that the iron ore reserves would be in the range of 18mm MT. Considering an annual requirement of 700,000 MT (after expansion). Based on the field studies, TransTech’s advisors believe that the mine may have adequate reserves to meet GHIL’s requirements for about 15 years. Based on the report of the mining specialist and  GHIL’s internal laboratory testing, management estimates that an average ferrous content of at least 60–62% can be mined from the area. Mr. Choubey was known to GHIL by national reputation prior to being hired, but neither GHIL or TransTech, nor any of their respective affiliates had a prior relationship with Mr. Choubey. Mr. Choubey was paid the equivalent of $5,000 for his services and for producing Geological Appraisal Report that is attached hereto as Annex G.

Should further testing substantiate that there are significant reserves, GHIL will seek to obtain a mining lease which is an actual lease granted for the purpose of undertaking mining operations, and includes a sub-lease granted for such purpose. A mining license is granted by the state government with central government consent. GHIL expects the mining lease have a term of 30 years.

Closing of Share Purchase Agreement

Subject to the provisions of the Share Purchase Agreement, the closing of the Acquisition will take place no later than May 23, 2009; after the conditions described below have been satisfied, among others, If we have not consummated a business combination by May 23, 2009, our certificate of incorporation currently requires us to liquidate and dissolve.

Selected Conditions to Closing of the Share Purchase Agreement
The following are selected conditions to each party’s obligations under the transaction documents:

(i)	Satisfactory completion of legal and financial due diligence;
(ii)	Approval of TransTech’s Board of Directors,
(iii)	Shareholder and other necessary approvals (regulatory, local and other) as may be required;
(iv)	Employment agreements with the key executives in substance satisfactory to them;
(v)	The absence of any material changes which, under the Share Purchase Agreement, could be deemed to have a Material Adverse Effect on either GHIL or TransTech.
(vi)	No action, suit or proceeding shall exist that is reasonably likely to prevent the acquisition or cause rescission of the acquisition following closing,
(vii)	The representations and warranties GHIL must be true and correct in all material respects as of the date of completion of the acquisition.,
(viii)
The minority shareholders of GHIL shall have entered into a binding agreement to sell all of their shares to the Promoters of GHIL at a consideration not more than INR 135.00 million as per the Company law Board order and  to release all claims against GHIL upon such sale.

These agreements have been included to provide you with information regarding their terms.  It is not intended to provide any other factual information about us.  Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, or SEC, which are available without charge at www.sec.gov.

Representations and Warranties

The Share Purchase Agreement contains a number of representations that Delta and the majority stockholders of GHIL have made to each other. These representations and warranties include but are not limited to the following:

•	The books and records previously provided are materially complete and accurate;

•	The due and valid authorization, execution, delivery and enforceability of the Share Purchase Agreement and other instruments contemplated thereby against all parties;

•
Each of the representations and warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other representations and warranty or any other term of this Agreement, which is not expressly referenced to the representations and warranty concerned.

•
If any representation or warranty is qualified by knowledge, then it means that the representation or warranty has been made to the best knowledge of the Promotors, after the Promotors have made and caused to be made such due and proper inquiries as may be required in respect of the relevant matter to obtain informed knowledge.

•
None of the Promotors shall do, allow or procure any act or omission before the Completion Date which would respectively constitute a breach of any of the representations and warranties if they were given at the Completion Date, or which would make any of the representations and warranties inaccurate or misleading if they were so given.

•
Each of the Promoters agreed to disclose promptly to Delta in writing immediately upon becoming aware of the same, any matter, event or circumstance (including any omission to act) which may arise or become known to it after the date of the Share Purchase Agreement which:

o	would render any of the representations and warranties to be inaccurate; or

o	has, or is likely to have, an adverse effect on the financial position, prospects, profits, profitability, financial condition, operations, businesses, assets of GHIL.

•
The representations and warranties provided in the Share Purchase Agreement shall survive the Completion Date. Delta has carried out satisfactory legal as well as financial due diligence of all the warranties and representations made by the Promoters through their authorized representative company before execution of the Share Purchase Agreement.

Materiality and Material Adverse Effect

Certain of the representations and warranties and conditions to closing set forth in the Share Purchase Agreement are qualified by materiality or use the term “Material Adverse Effect.”  For purposes of the Share Purchase Agreement, “Material Adverse Effect” with respect to GHIL means any event, circumstance change or effect that, individually or in the aggregate, has or might reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of GHIL.

Covenants of the Parties

The Share Purchase Agreement contains the following covenants by the parties, among others:

•
GHIL and TransTech have agreed, prior to the closing of the acquisition, to (a) maintain its corporate existence and conduct its business in the ordinary course of business, (b) maintain in force until the date of closing insurance policies equivalent to those in effect on the date of the Share Purchase Agreement, (c) comply in all material respects with all applicable legal requirements, (d) maintain the general character of its business and properties, (e) maintain business and accounting records consistent with past practices and (f) preserve its business intact and the goodwill of its suppliers, customers and others having business relationship with it.

•
TransTech and GHIL have agreed that they will not, prior to the closing of the acquisition, without the prior written consent of the other party, take any of the following corporate actions:   (a) increase the compensation to its officers or employees, except for increases in the ordinary course of business, or grant any severance or termination pay to, with any current director, officer or other employee, or enter into any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee except as required under applicable law; (b) issue or sell any options, stock appreciation plan, restricted stock or make other agreements with respect to, any shares of its capital stock or any other of its securities; except that TransTech may do any of the foregoing if such issuance or sale is reasonably required to consummate the transactions contemplated hereby, but no such issuance shall be made to any officer, director or Affiliate of TransTech; (c) merge with or acquire any other entity or assets of any entity; (d) except as may be required by changes in GAAP or rules or regulations of the SEC, take any action, other than in the ordinary course of business with respect to accounting policies or procedures.

•
GHIL and TransTech both have agreed to furnish each other with copies of any notices, documents, requests, court papers, or other materials received from any governmental authority, or any other third party with respect to the transactions contemplated by the Share Purchase Agreement.

•
GHIL has agreed to provide TransTech with prompt written notice of any event, development or condition that is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of GHIL.

•
GHIL has agreed to deliver to TransTech, without charge, the certain supplemental financial information, including the unaudited balance sheet of GHIL as of the end of each quarter and the unaudited statements of income, stockholders’ equity and cash flows of GHIL for each quarter and for the portion of the fiscal year then completed and the audited balance sheet of GHIL as of the end of each year and the audited statements of income, stockholders’ equity and cash flows of GHIL for each year, in each case, prepared in accordance with GAAP.

Indemnification Under the Share Purchase Agreement

Pursuant to the Share Purchase Agreement, the Promoters agreed to jointly and severally indemnify, defend and hold harmless Delta, its affiliates, directors, advisors, officers, employees and agents, as well as GHIL, from and against any and all liabilities, damages and similar losses directly or indirectly based upon, arising out of, or in relation to or otherwise in respect of, among other things, (i) any inaccuracy in or any breach of any representation and warranty, covenant or agreement of the Promoters or Company contained in the Share Purchase Agreement or any document or other papers delivered by any of them to Delta in connection with or pursuant to the Share Purchase Agreement; (ii) any liability arising out of non compliance of any obligation undertaken by the Promoters; (iii) any liabilities and obligations of whatever nature relating to any litigation or governmental investigation pending or relating to the Delta or operations of the Promoters on or prior to the completion of the transactions contemplated by the Share Purchase Agreement; (iv) any liability due to any non-compliance of any applicable law, rules or regulations prior to the date of execution of the Share Purchase Agreement and as on the Completion Date; and (v) certain other liabilities of Delta under the Companies Act, specified in Schedule 14 of the Share Purchase Agreement.

Fees and Expenses

All fees and expenses incurred in connection with the acquisition and the transactions contemplated thereby will be paid by the party incurring such expenses. The Promoters are liable for payment of all taxes relating to the transactions contemplated by Share Purchase Agreement.

Amendments

The Share Purchase Agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

Public Announcements

TransTech and GHIL have agreed that until closing or termination of the Share Purchase Agreement, the parties will not issue or otherwise make any public announcement or communication pertaining to the Share Purchase Agreement or the transaction without the prior consent of the other party, which shall not be unreasonably withheld by the other party, except as may be required by applicable laws or court process.

Arbitration

Any disputes or claims arising under or in connection with Share Purchase Agreement or the transactions contemplated there under will be resolved by binding arbitration. Arbitration will be commenced by the filing by a party of an arbitration demand in accordance with the Arbitration and Conciliation Act, 1996, India (“ACA”). The decision of the arbitration panel shall be binding on all the Parties to the Dispute.. The arbitration will be governed and conducted by applicable ACA rules, and any award and/or decision shall be conclusive and binding on the parties. Each party consents to the exclusive jurisdiction of the courts located in Mumbai, India for such purpose. The arbitration shall be conducted in Mumbai. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the ACA and any fees of the arbitrator shall be assessed against the losing party.

THE AMENDMENT PROPOSAL

General

If the Acquisition Proposal is approved, we propose to (i) amend Article Third to remove the limitations on the Company’s powers in the event a business combination is not consummated by the Company prior to May 23, 2009 (the “Article Third Amendment”), and (ii) amend Article Fifth in its entirety (the “Article Fifth Amendment”) after consummation of the Acquisition. If the Acquisition Proposal is not approved, however, the board of directors of the Company will abandon the Amendment Proposal, including the Article Third Amendment and the Article Fifth Amendment, notwithstanding stockholder adoption thereof in accordance with Delaware law.

The Company proposes to amend its third amended and restated certificate of incorporation (“certificate of incorporation”) to remove those provisions of the Company’s certificate of incorporation that will no longer be operative upon consummation of the Acquisition (which constitutes a business combination for purposes of the Company’s certificate of incorporation), but which were applicable at the time of the Company’s formation as a blank check company. Specifically, the Company proposes to (i) amend Article Third to remove the limitations on the Company’s powers in the event a business combination is not consummated by the Company prior to May 23, 2009, and (ii) delete Article Fifth in its entirety.

Article Third of the Company’s certificate of incorporation currently reads as follows:

“THIRD:  Subject to the immediately succeeding sentence, the purpose of the Corporation is to engage in, carry on, and conduct any lawful act or activity for which corporations may be organized under the GCL.  In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then, on or after the Termination Date, the purposes of the Corporation shall automatically, with no action required by the Board of Directors of the Corporation (the “Board”) or the stockholders of the Corporation, be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein, and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the GCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein.  This Article Third may not be amended without the affirmative vote of at least 95% of the issued and outstanding Common Stock (as defined below) cast at a meeting of stockholders of the Corporation.”

If the Article Third Amendment is approved by our stockholders, Article Third will read in its entirety as follows:

“THIRD: The purpose of the Corporation is to engage in, carry on, and conduct any lawful act or activity for which corporations may be organized under the GCL”1.

Article Fifth of the Company’s certificate of incorporation currently reads as follows:

“FIFTH:  The following provisions (A) through (G) shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended during the “Target Business Acquisition Period” without the affirmative vote or consent of the holders of 95% of the Corporation’s outstanding Common Stock.  A “Business Combination” shall mean the acquisition by the Corporation. whether by merger, capital stock exchange, joint venture, asset or stock acquisition or other similar type of transaction, of an operating business or businesses (“Target Business”) having, collectively, a fair market value of at least 80% of the Corporation’s net assets at the time of such acquisition (excluding deferred underwriting discounts and commissions); provided, however, that any acquisition of multiple operating businesses shall occur contemporaneously with one another.  The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering of securities (“IPO”) with the U.S. Securities and Exchange Commission (the “Registration Statement”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date (defined below).  For purposes of this Article, fair market value shall be determined by the Board based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow, and book value.  If the Board is not able to independently determine that the Target Business has a sufficient fair market value, or if a conflict of interest exists, the Corporation may obtain an opinion from an unaffiliated, independent third party appraiser, which may or may not be an investment banking firm that is a member of the National Association of Securities Dealers, Inc., with respect to the satisfaction of such criteria.

(A)  Immediately after the IPO, the amount of the net offering proceeds received by the Corporation in the IPO (including the proceeds of any exercise of the underwriter’s over-allotment option) specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Registration Statement”) at the time it goes effective shall be deposited and thereafter held in the Trust Fund, as defined in subparagraph (C) below.  Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Fund until the earlier of (i) a Business Combination or (ii) the liquidation of the Corporation as discussed in Paragraph (D) below, in each case in accordance with the terms of the investment management trust agreement governing the Trust Fund; provided, however, the Corporation shall be entitled to withdraw interest income from the Trust Fund as specified in the Registration Statement.

1           General Corporation Law of the State of Delaware.

(B)  Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL.  In the event that the holders of a majority of the IPO Shares (defined below) cast their respective votes at the meeting to approve the Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate such Business Combination if holders of 20% or more in interest of the IPO Shares exercise their conversion rights described in paragraph (C) below.

(C)  In the event that a Business Combination is approved in accordance with the above paragraph (C) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (“IPO Shares”) who voted against such Business Combination may, contemporaneously with such vote, demand that the Corporation convert such stockholder’s IPO Shares into cash.  If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount of the Trust Fund (as defined below), inclusive of any interest thereon (less taxes payable thereon and any amounts permitted to be released from the Trust Fund as specified in the Registration Statement), calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares.  “Trust Fund” shall mean the Trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO is deposited.

(D)  In the event the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO, in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed by was not consummated within such 18-month period (such later date being referred to as the “Termination Date”), the directors and officers of the Corporation shall take all such action necessary to dissolve the Corporation and liquidate the Trust Fund to holders of IPO Shares as soon as reasonably practicable and, after approval of the Corporation’s stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board prior to such Termination Date pursuant to Section 275(a) of the GCL, finding the dissolution of the Corporation advisable and providing such notices as are required by said Section 275(a) of the GCL as promptly thereafter as possible.  In the event that the stockholders vote in favor of such dissolution and the Corporation is so dissolved, the Corporation shall promptly adopt and implement a plan of distribution which provides that only the holders of IPO Shares shall be entitled to share ratably in the Trust Fund, plus any other net assets of the Corporation not used for or reserved to pay obligations and claims, or such other corporate expenses related to, or arising during, the Corporation’s remaining existence, including costs of dissolving and liquidating the Corporation.  The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares.  This paragraph (D) shall terminate automatically with no action required by the Board or the stockholders in the event a Business Combination has been consummated prior to the Termination Date.

(E)  A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Trust Fund pursuant to the terms of the investment management trust agreement governing the Trust Fund or the dissolution of the Corporation or in the event such holder demands conversion of its shares in accordance with paragraph (C), above.  Except as may be required under applicable law, in no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund or any amount or other property held therein.  A holder of shares issued and outstanding prior to the IPO or issued in a private placement concurrently with or prior to the consummation of the IPO shall not have any right or interest of any kind in or to the Trust Fund.

(F)  Immediately after the IPO, the amount of the net offering proceeds received by the Corporation in the IPO, the net proceeds of a private placement of the Corporation’s units to occur prior to completion of the IPO and the proceeds from a certain loan, all as specified in the Registration Statement, shall be deposited and thereafter held in the Trust Fund.  Except as specified in the Registration Statement, neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Fund until the earlier of (i) a Business Combination, or (ii) the dissolution and liquidation of the Corporation pursuant to paragraph (D) above, in each case, in accordance with the terms of the investment management trust agreement governing the Trust Fund.

(G)  Unless and until the Corporation has consummated a Business Combination as permitted under this Article FIFTH, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition or otherwise.”

If this proposal is approved by our stockholders, Article Fifth will read in its entirety as follows:

“Fifth:  [Intentionally deleted.]”

A copy of the amended and restated certificate of incorporation as it would be filed if the Amendment Proposal is approved is attached to this proxy statement as Annex E .

In the judgment of our board of directors, the amendments to Articles Third and Fifth are desirable, as Articles Third and Fifth relate to the operation of the Company as a blank check company prior to the consummation of a business combination. Such provisions will not be applicable upon consummation of the Acquisition.

The approval of the Amendment Proposal, which incorporates the amendments to Article Third and Article Fifth, will require the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on the record date.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT PROPOSAL.

Required Vote

Approval of the Amendment Proposal will require the affirmative vote of a majority of the shares of our common stock entitled to vote at the Special Meeting.  An abstention, a failure to vote or a broker non-vote will have the same effect as a vote cast against approval of the Amendment Proposal.

Consequence if the Amendment Proposal is not approved

If the Amendment Proposal describe above is not approved by our stockholders, TransTech will not amend the certificate of incorporation.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE AMENDMENT PROPOSAL.

Abandonment

In the event the Acquisition Proposal is not approved, our board of directors will abandon the Amendment Proposal notwithstanding authorization thereof by the stockholders of the Company in accordance with Delaware law.

THE NAME CHANGE PROPOSAL

General

We will revise the Article First of our certificate of incorporate to change the name of the Company from “TransTech Services Partners Inc.” to “Global Hi-Tech Industries Limited.”  In the judgment of our board of directors, this amendment is desirable, as a change in our name reflects who we are and the business we will be engaged in following the consummation of the Acquisition.  If the Acquisition Proposal is not approved, however, our board of directors will abandon the Name Change Proposal notwithstanding stockholder adoption thereof in accordance with Delaware law.

Required Vote

Approval of the Name Change Proposal will require the affirmative vote of a majority of the shares of our common stock entitled to vote at the Special Meeting.  An abstention, failure to vote or broker non-vote will have the same effect as a vote cast against approval of the Name Change Proposal.

Consequence if the Name Change Proposal is not Approved

If the Name Change Proposal described above is not approved by our stockholders, TransTech will not amend the certificate of incorporation to change its name to “Global Hi Tech industries Ltd.”

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NAME CHANGE PROPOSAL.

Abandonment

 In the event the Acquisition Proposal is not approved, our board of directors will abandon the Name Change Proposal notwithstanding authorization thereof by the stockholders of the Company in accordance with Delaware law.

THE PROPOSAL TO CONTINUE EXISTENCE

The Company is proposing to amend its Certificate of Incorporation to remove those provisions which cause the Company to be a special purpose acquisition corporation having a limited life, if the Acquisition Proposal is not approved which would include the following:

•	amend Article THIRD, to remove the limitations on the Company’s powers in the event a Business Combination (as defined below) is not consummated by the Company prior to May 23, 2009;

•
eliminate Article FIFTH, which (i) requires the Company to obtain prior stockholder approval of any acquisition by the Company, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction of an operating business (a “Business Combination”), (ii) sets forth stockholder procedure for approving or dissenting from any Business Combination, and (iii) requires the Company to dissolve and liquidate if a Business Combination is not consummated within 18 months following the Company’s IPO (or 24 months from such date if the Company has executed a letter or intent with respect to a potential Business Combination); and

•	redesignate Articles SIXTH, SEVENTH, EIGHTH, NINTH, TENTH and ELEVENTH as Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH and TENTH, respectively.

Regardless of whether the Proposal to Continue Existence is approved, each Public Shareholder will receive its pro rata distribution of the Trust account, which will be liquidated. Upon liquidation of the Trust account, the Trust Agreement will be terminated.

A copy of the proposed Fourth Amended and Restated Certificate of Incorporation (“certificate of incorporation”) is annexed to this proxy statement as Annex E.

Reasons for the Proposal

Amending the Company's Certificate of Incorporation to remove those provisions relating to our status as a special purpose acquisition company was not contemplated by its IPO prospectus. Since the completion of its IPO, the Company has been dealing many of the practical difficulties in connection with the identification of a business combination target, negotiating the attendant business terms, conducting the related due diligence and obtaining the necessary financial statements of the business combination target. During the course of its search for a candidate, commencing promptly upon completion of its IPO, the Company identified, evaluated and entered into discussions with several companies.

As the Company believes the transaction with GHIL to be in the best interests of its stockholders, and because the Company may not be able to conclude the business transaction with GHIL by May 23, 2009 if the Acquisition Proposal is not approved at the Special Meeting, the Company has determined it to be in the best interest of the Company and its stockholders to seek stockholder approval:  (i)  to amend Article THIRD to remove certain limitations on the Company’s purpose and powers and to remove Article FIFTH from its Certificate of Incorporation, which, respectively, limit the Company’s powers in the event a Business Combination is not consummated by May 23, 2009 and contain the specific obligations for operating as a “blank check” company; and (ii) amend our Certificate of Incorporation to liquidate the IPO Trust account and distribute the proceeds to the Public Stockholders upon redemption of the Public Shares, so that the Company has the option to move forward to complete the acquisition of GHIL following completion of a private placement to raise the funds necessary to consummate the acquisition, and, if the transaction with GHIL cannot be consummated, to continue as a shell company with a view to consummating an alternative business combination.

Although our board of directors believes that the Certificate of Incorporation provisions we are proposing to amend were included to protect the Company's stockholders from having to sustain their investments for an unreasonably long period if the Company failed to find a suitable business combination in the timeframe contemplated by the Certificate of Incorporation, our board of directors believes that circumstances require the Company to amend its Certificate of Incorporation to provide for its corporate existence past May 23, 2009 and remove the specific obligations for operating as a “blank check” company, to liquidate the IPO Trust account and pay the proceeds to the Company's Public Stockholders, and then to proceed with a private placement transaction in order to consummate the acquisition of GHIL, or, if an acquisition of GHIL is not able to be consummated, to pursue an alternative business combination as a shell company.

As discussed in “Board Consideration and Approval,” below, in considering the Proposal to Continue Existence, the Company’s board of directors came to the conclusion that the potential benefits of operating the Company not as a special purpose acquisition corporation and moving forward with respect to the acquisition of GHIL outweighed the possibility of any liability as a result of the proposal.

Required Vote

Approval of the Proposal to Continue Existence will require the affirmative vote of the holders of at least 95% of the outstanding shares of Company common stock entitled to vote on the record date.  An abstention, failure to vote or broker non-vote will have the same effect as a vote cast against approval of the Proposal to Continue Existence.  It is anticipated that the Private Stockholders will vote all shares owned by them, constituting 1,125,000 shares of our common stock and representing 17.9% of our outstanding shares of common stock, in favor of the Proposal to Continue Existence.

Consequences if the Proposal to Continue Existence is not approved

If neither the Proposal to Continue Existence nor the Acquisition Proposal are approved, and the Company does not consummate a business combination by May 23, 2009, the Company will continue in existence, but its purpose will be limited to effecting and implementing the dissolution and liquidation of the Company, and our officers and directors will be required to take all actions necessary to dissolve the Company and liquidate the trust account to the holders of the Public Shares as soon as reasonably practicable, in either case, pursuant to our certificate of incorporation.  If the Proposal to Continue Existence and the Acquisition Proposal is not approved, the Company will be dissolved and it is anticipated that the board of directors of the Company will adopt and implement a plan of distribution in accordance with the applicable provision of Delaware law, which plan of distribution will provide that only the Public Stockholders will be entitled to share ratably in the trust account established by the Company at the consummation of its IPO and into which a certain amounts of the net proceeds of the IPO were deposited, plus any other net assets of the Company not sued for or reserved to pay obligations and claims, or other corporate expenses relating to or arising during the Company’s remaining existence, in accordance with the provisions of the Company’s certificate of incorporation.  In accordance with the provision of the Company’s certificate of incorporation, it is also expected that the plan of distribution adopted by our board of directors will provided for liquidating distributions to be made solely to the Public Shareholders.  If the Proposal to Continue Existence is approved, by the Acquisition Proposal is also approved, our board of directors will abandon the Proposal to Continue Existence notwithstanding authorization thereof by the stockholders of the Company in accordance with Delaware law.

Board Recommendation

After careful consideration of all relevant factors, the Company’s Board of Directors has determined that the Proposal to Continue Existence is fair to, and in the best interests of, the Company and its stockholders.   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO CONTINUE EXISTENCE.

Abandonment

In the event the Acquisition Proposal is approved, our board of directors will abandon the Proposal to Continue Existence and the Proposal to Liquidate notwithstanding authorization thereof by the stockholders of the Company in accordance with Delaware law.

THE PROPOSAL TO LIQUIDATE

If the Acquisition Proposal is not approved at the Special Meeting, the Board of Directors is proposing the liquidation of the TransTech’s assets.  As required by Delaware law, the Board of Directors intends to approve the Plan of Liquidation immediately following stockholder approval and the failure of stockholders . A copy of the Plan of Liquidation is attached as Annex I to this proxy statement, and you are encouraged to read it carefully.

Following liquidation, our directors may, at any time, engage third parties to complete the liquidation pursuant to the Plan of Liquidation. In addition, although it does not anticipate that it will be necessary to do so since we do not now have any material assets outside the trust account, the Board of Directors will be authorized to establish a liquidating trust to complete the liquidation.

In connection with the liquidation, we expect to pay the Company’s liabilities in full or in a reduced amount agreed to by the relevant creditor(s). In addition to satisfying these liabilities, TransTech anticipates incurring additional professional, legal and accounting fees in connection with the liquidation, which TransTech anticipates being paid in full.

Each of TransTech’s sponsors (Suresh Rajpal and LM Singh) has agreed to indemnify TransTech for all claims of creditors, to the extent that TransTech fails to obtain valid and enforceable waivers from them. Based on information TransTech obtained from such individuals, TransTech currently believe that such persons are of substantial means and capable of funding a shortfall in our trust account even though TransTech has not asked them to reserve for such an eventuality. TransTech cannot assure you, however, that TransTech would be able to satisfy those obligations.

If TransTech has liabilities that exceed those anticipated, under Delaware law, stockholders who receive distributions from TransTech pursuant to the Plan of Liquidation could be liable for their pro rata share of such liabilities, but not in excess of the amounts distributed to them.

Required Vote

The adoption of the Proposal to Liquidate will require the affirmative vote of a majority of the shares of our common stock that are issued and outstanding as of the record date.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO LIQUIDATE.

THE ADJOURNMENT PROPOSAL

General

The Adjournment Proposal allows our board of directors to submit a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the proposals discussed in this proxy statement.

Consequences if Adjournment Proposal is not Approved

If our stockholders do not approve the Adjournment Proposal, our board of directors may not be able to adjourn the Special Meeting to a later date in the event there are not sufficient votes at the time of the Special Meeting to approve the proposals discussed herein.

Required Vote

Approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast by the holders of shares of our common stock that are present in person or by proxy and entitled to vote at the Special Meeting.  An abstention will have the same effect as a vote cast against approval of the Adjournment Proposal.  A failure to vote or broker non-vote will have no effect on the Adjournment Proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT GHIL

Overview

GHIL was founded and incorporated in November 2003. GHIL currently operates a small to medium size steel plant. GHIL’s main products include structural steel products. From time to time it also sells intermediate products such as sponge iron and billets. Its billet manufacturing and rolling mill facilities went into commercial operations in July 2005 and its sponge iron kiln was commissioned in March 2007. It currently has installed annual capacity to produce 105,000 metric tonnes of sponge iron, 100,800 metric tonnes of billets, and 96,000 metric tonnes of rolled structural steel. GHIL has licensed capacities of 210,000 metric tonnes of sponge iron, 300,000 metric tonnes of billets, and 300,000 metric tonnes of structural steel from the Secretariat of Industrial Assistance of Government of India.

History
The promoters founded GHIL in November 2003. From 2003 to 2005 GHIL established on its location in Gujarat, India its billet manufacturing facilities and its rolling mill. Over the subsequent two years it established its sponge iron kiln. GHIL’s management team has extensive experience in the steel industry. The team has commissioned many plants in various parts of India and is also knowledgeable in the mining industry.
GHIL’s plant is situated on approximately 138 acres of land in the Bhuj district of Gujarat which has ample room to expand its operations on an economic, efficient, and less bureaucratic basis. GHIL is close to the ports of Kandla and Mundra as well as to the railhead at Ahmedabad which lowers transportation costs. GHIL is an ISO 9001: 2000 accredited company. ISO certification represents the standard quality of products.

The Steel Industry

The Growth of India as an Economic Power
On November 23, 2007, Goldman Sachs published the publicly available research publication entitled, “BRICS and Beyond”. In this report it was stated that:
•	India can sustain yearly growth rates of about 8% until 2020;
•	India’s GDP in US$ terms will surpass the United States before 2050
Since 2003, there has been a structural increase in India’s potential for growth from 5 – 6% to nearly 8%. Productivity growth has been the key driver behind the jump in GDP growth, contributing nearly half of overall growth since 2003, compared with roughly one-quarter in the 1980s and 1990s. The report outlines 6 fundamental reasons supporting productivity growth and the consequent growth in GDP:
•	The lowering of trade barriers since 1991
•	The rise of the financial sector
•	Maintaining many back office operations
•	The Golden Quadrilateral Project — a critical highway project connecting Delhi with Kolkata to Chennai, Bangalore, Mumbai and back to Delhi.
•	The migration of India’s population to cities
•	The shift in land use from agricultural to industrial

The Indian Demand for Steel

Because of the critical role played by steel in infrastructural and overall economic development, the steel industry is often considered by some experts to be an indicator of economic progress. The economic boom in India and China has caused a significant increase in the demand for steel in recent years. India’s GDP growth has averaged 7.5% from 2003 to 2008 ( http://www.indexmundi.com ) and its country rank in steel production has moved up to 5 over the same period.

As per Mott MacDonald’s due diligence report (summarized in Annex J attached hereto) India’s annual per capita consumption of steel is at 46kg, as compared to 426kg for the USA and 417kg for Germany. The wide gap in relative consumption of steel indicates the potential ahead for India to raise its domestic consumption.

Steel products can be classified into two basic types according to their shape, namely, flat products and long products. Slabs are used to roll flat products, while blooms and billets are mostly used to roll long products. GHIL produces long products.

Long products are so called because they come off the mill as long bars of steel. They are, however, produced in a vast range of different shapes and sizes. They can have cross sectional shapes like H or I (called joists, beams, and columns), U (channels), or T. These types of steel “sections” are used for construction. Angles, shapes & sections are structural sections obtained by hot rolling of blooms or billets. Beams, channels, and angles are used in mining, construction of tunnels, factory structures, transmission towers, bridges, railways, engineering, and other infrastructure projects.

The growth in the domestic construction industry and investments in infrastructure have been the major demand drivers for the growth in demand for structural steel products in India. The performance of the domestic construction industry has been influenced by the following key factors:

•
The government of India has initiated major infrastructure projects across the country during 2000 – 2008. These projects mainly include expansion/modernization of transport infrastructure leading to growth in the construction industry and steel bar/rod/structural steel industry.

•	Both central and state governments have increased their budgets for improvements in urban infrastructure. This has resulted in an increase in demand for structural sections.

•
The Indian economy performed well during 2000 – 2007. This has increased the number of ‘middle class’ citizens in India. The requirements of this emerging ‘middle class’ has fuelled growth of shopping malls, multiplexes, and the hospitality industry. This has increased demand for steel rod/bars along with structural sections.

•
Railways are implementing a number of modernizations and upgrade projects. Some of these projects have international funding from bilateral and multilateral agencies. These investments are resulting in an increased demand for steel rods/bars along with structural sections.

•	The power sector is witnessing major investments in both generation and distribution systems. This is resulting in increased demand for structural sections.

•	The cellular phone market is expanding and each network is expanding its coverage and requiring new mobile masts or towers. This has increased demand for steel rod/bars along with structural sections.

India’s GDP Growth Rate has been High and Stable

Source: http://www.apec.org/apec/member_economies/key_economic_indicators.html

Goldman Sachs publicly available research publication entitled “BRICS and Beyond”, November 23, 2007, asserts that the acceleration of growth since 2003 represents a structural increase rather than simply a cyclical upturn. The report cites productivity growth as the driver for nearly half of overall growth. It projects India’s potential or sustainable growth at about 8% until 2020. The report cites the following key fundamental reasons supporting the strong growth in the economy.

#1: The Unshackling of the Economy
India’s recent ‘economic history’ can be segmented into three stages — the Early Years from 1947 to 1965, the License Raj from 1966 to 1991, and the Post-Reform Era from 1991 to today. The transition from each period to the next moved along the continuum of deregulation, openness to foreign trade, lower import duties, and higher convertibility of the currency.

In 1990–1991, India still had a relatively closed economy with very high import duties in many sectors. Since 1991, average tariffs have fallen to below 15% from as high as 200%. The opening of the economy has contributed significantly to increasing productivity by (i) providing domestic companies with access to superior inputs, ideas, and technologies, (ii) the increased competition from actual and perceived imports has focused firms on the need to increase efficiency as critical to survival, and (iii) it has rewarded the most efficient firms while penalizing the most inefficient — thereby increasing productivity.

In the period from 1990 – 1991, the Indian rupee was not convertible on a capital account basis and was managed on a fixed exchange rate basis relative to a basket of currencies representing India’s major trading partners. From 1985 to 1990 India suffered from a balance of payments problem and by then end of 1990 India was in serious economic trouble. In 1991, the government was close to default and its foreign exchange reserves had been reduced to finance only three weeks’ of imports. This led to a significant devaluation of the rupee relative to the US dollar. From 1985 to 1995 the rupee devalued significantly relative to the US dollar. This crisis in 1991 led the Prime Minister Narasimha Rao to appoint Manmohan Singh, a former governor of the Reserve Bank of India, as Finance Minister. The government then put forth a policy of economic liberalization — lowering import duties, encouraging exports, encouraging foreign investment, and increasing trade. The economic liberalization significantly increased trade and total trade relative to GDP grew from the low teens to over 30%. This crisis led to a significantly higher level of integration of the Indian economy with global trading partners.

#2: The Rise of the Financial Sector
The financial sector has grown rapidly in the past decade. The significant increase in organized financial disintermediation has helped to improve the resource allocation of capital by effectively channeling savings into investment. This has, over time, led to the beginnings of the creation of a mortgage market locally and is each year allowing new layers of the middle class to afford new homes without following the previous custom of either buying with in an all cash deal with no mortgage or continuing to live in a joint family ancestral home. This significant increase in home ownership has created demand for long steel products in hotels, clubs and commercial buildings situated in integrated townships or enclaves which have become a preferred living and development option. In India, mortgage penetration is still very low as compared to other countries, but is significantly increasing now. This increase in prime mortgage lending for residential properties is driving the building of large integrated townships all over India.

#3: The Back-Office to the World
The booming success of the IT industry in India has had a material impact on productivity. From 1990 today, the markedly lower telecommunications costs and the growth in infrastructure of the internet has provided the foundation for a number of larger firms and many mid-sized ones providing a range of value-added IT-enables services. Firms like Infosys and WIPRO represent the largest ones, but there are many firms in the Business Process Outsourcing (BPO) and Knowledge Process Outsourcing (KPO) industry providing significant value added services.

Part of what has driven this expansion has been the phenomenal penetration of internet users and mobile phone users. The largest mobile providers in India, (Bharti Airtel, Reliance Communication (promoted by Anil Ambani), Vodafone Essar, Idea Cellular (part of the Aditya Birla Group)) are aggressively competing for market share, expanding coverage to new and more rural areas, and expanding their network to meet the high level of demand. This expansion of the mobile networks requires significant long steel product for the mobile mast towers that receive and transmit coverage. This is additionally exacerbated by a recent phenomenon of people preferring to avoid having mobile dishes on top of residential buildings to avoid the consequent radiation, which increases the demand for mobile mast towers.

#4: The Golden Quadrilateral
The Golden Quadrilateral Highway project is the first part of India’s most ambitious infrastructure project since the building of the railway network by the British in the 19th century. It connects four major cities —  Delhi in the north, Kolkata in the east, Chennai in the south and Mumbai in the west. Along the way it runs through 13 states and 17 other cities with a million or more inhabitants, and is expected to be fully functional in 2009. The study concludes that the new highways from the Golden Quadrilateral Highway are expected to impact productivity in dramatic ways. This highway system has had and is expected to continue to have a significant impact on India as a whole. It is expected to have implications for real estate, for location of industry, and for decongestion of crowded cities. All along the highways and nearby to it new suburban areas and regional towns/cities are cropping up. This is creating new lower cost, convenient locations for locating new business centers which in turn is spurring commercial development and hospitality developments. Additionally, this has created and we expect it to continue to create significant demand for steel rods for reinforced concrete cement and long steel products for the bridges, overpasses, and flyovers. As per the statistics provided by the National Highways Authority of India, 96% of the entire work was completed as of September 2007. In January, 2008 it was announced that the project will now be expanded to cover 6,500 kilometers, some portions of which will be developed into eight lanes.

An analogy drawn by some experts is with the US where the national highway construction in the 1920s and the 1950s fuelled commerce and development, and created the suburbs.

#5: The Great Urban Migration
The 21st century is set to become the ‘urban century’ with more people living in cities and towns than in the countryside for the first time in history. India has some of the fastest growing cities in the world and is witnessing rapid urbanization. Urbanization is spurred by both push and pull factors. Deteriorating agricultural productivity, caste barriers, and unemployment in villages push rural inhabitants out as better opportunities in cities, very high growth in the construction industry, and demonstration effects from other migrants pull rural workers into urban centers. The demand for significant infrastructure commitments that this creates is enormous. It includes demands on electricity, health care, sanitation, and education. Increases in urban and rural electrification create demand for long steel product to support transmission towers and sanitation creates demand for flat products which are made into pipes.

#6: The Land Factor
The shift in land from agricultural use to industrial use is expected to significantly enhance productivity. As urbanization progresses, more and more Special Economic Zones (“SEZs”) will be created in what are now agricultural areas. These SEZs will typically offer significant tax incentives to encourage industrial and business development. They include logistics parks in adjoining areas to new airports or ports, new business parks, and new industrial zones.

Steel Production and Demand
Because of the critical role played by steel in the infrastructural and overall economic development, the steel industry is often considered an indicator of economic progress. The economic boom in India and China has caused a massive increase in the demand for steel in recent years. India’s GDP growth has averaged 7.5% per annum from 2003 to 2008 and its rank in steel production has moved up to 5 over the same period.

The unprecedented growth India has seen since 1991 and the very high expectations in the near- to medium-term future will have a significant upward push on the demand for steel and in particular structural steel products. India’s per capita consumption of steel is at 46kg, as compared to 426kg for the USA and 417kg for Germany. The wide gap in relative consumption of steel indicates the potential ahead for India to raise its domestic consumption.

Suppliers
GHIL sources its entire coal requirement at the Mundra Port from the Adani Group which is known for their imports of high quality coal from South Africa. The Company has established good relations with iron ore suppliers and is presently sourcing iron ore from suppliers in Hospet/Bellary in the state of Karnataka, India. The Company has also stationed their representative at the above mentioned places which ensures supplies for the production process are made available. The Company is presently meeting its cast iron scrap and high melting scrap requirements through the local market and adequate supply of cast iron scrap is available in the local market. At the current quantity levels that are demanded by the plant the Company is not engaging in medium- or long-term contracts for their raw materials and is instead buying the materials on the spot market.

Marketing
The capacity expansion program described above will require GHIL to adapt and improve its current sales strategy. Currently GHIL predominately sells its products through agents who help to broker and aggregate supply from producers to demand seen from other agents or from direct final users. GHIL primarily utilizes only four agents, one in each of the states of Maharashtra, Delhi, Gujarat, and Rajasthan. The agents typically charge a fixed rate per metric tonnes in Gujarat and a percentage commission in the other three states. GHIL will likely need to grow and expand its sales capacity as it increases production capacity to reach a broader set of final users and potentially to sell directly to final users.

Customers
GHIL’s current top 10 customers include Gallant Metal Limited, Parry Engineering & Electronics Pvt. Ltd., Agrico Udyog, Sri Ram Enterprise AHD, Meera Traders, Nilkanth Concast Pvt. Ltd., Hindustan Exports, Five Star Impex, Asr Multimetals (P) Ltd. Bhachau, and Hi Tech Commodity Pvt. Ltd. These customers represented about 58% of GHIL’s sales over the FY 2008 period, and only one of such customers represents over 10% of GHIL’s sales (14%). Order sizes ranged from $17,000 to $152,000 and averaged approximately $84,000 for the year ended March 31, 2008.

Competitive Advantage
There are a number of key strategic advantages that GHIL has built up that we believe make it an attractive acquisition:

Assets:   We believe GHIL has, over a short period of time, built up a strong asset based on which it can build on. Over the past five years, the experienced management has utilized their knowledge to build a well located plant with significant room to expand. From a technical and engineering perspective, based upon the Company’s approximately 138 acre site which has been planned to anticipate the projected expansion, the current status of drawings and specifications for the expansion, and the in-house experience of management in steel plant construction and operation, we believe that GHIL is well positioned to grow this plant and fully integrate a captive power plant and an iron ore mining operation.

Human Resources:   GHIL currently has a team of approximately 20 technical and skilled individuals and employs a labor force of approximately 600 unskilled individuals. The plant is located in western India, while its administrative offices are located in Mumbai.

Management:   GHIL is currently a traditional Indian family-owned and managed business that is transitioning to a professionally run business. The officers and directors of the business have decades of experience in the steel industry. They have formed the company and rapidly brought it to its current size. Our board of directors, after evaluating over 175 companies and associated management teams, believes that the management of GHIL, in particular its leadership team, is in large part poised to be successful in what we expect will be a substantial increase in its growth from its current capacity and utilization levels to much higher levels in the future. We expect to combine GHIL’s extensive in-country experience and steel-making expertise with our strategic, financing, structuring, management, and business process experience to lead the company in an exciting and dynamic environment.

Competitors
The main competitors of GHIL include Monnet Ispat Ltd., based in Raipur in Chattisgargh, which manufactures Sponge Iron and billets, and Varrsana Ispat Ltd., based in Varrsana in Gujarat, which manufactures sponge iron, billets, joists, and thermo mechanically treated steel (“TMT”).

However, we believe that there is no direct regional competitor in the product range of the steel structures that GHIL manufactures, because of the size and the sections of the steel structures manufactured and able to be manufactured by GHIL is not currently manufactured by any other company in the states of Gujarat, Maharashtra, Madhya Pradesh, and Rajasthan. In addition, GHIL currently sells the majority of its products to distributors in the region of its home state, Gujarat, as well as the adjacent states of Maharashtra and Rajasthan. Since delivered price is an important competitive element, relative proximity to customers is important. However, timely delivery, quality, and long-term customer relationships also play a role in a customer’s choice of vendor, and management believes, based on its interaction with its current customer base and growth of the business, that GHIL has a solid reputation in these areas. In addition, its plant is more modern and more efficient than much of its competition, giving it a cost advantage in many instances. In the future, GHIL’s expansion plans are expected to result in reduced per unit costs, as overhead will be spread over a larger volume and as some economies of scale are realized in purchasing raw materials. Also, the company intends to further reduce costs in the longer term, both through operating its own ore mine and through building its own power plant.

In addition, GHIL faces an increase in competition from numerous new plants or expansions of existing plants. However, these new or expanded plants are not in the same region of GHIL’s plant location, and thus are not expected to materially impact the sales or profitability of the business. Further, the expanded plants, which are being undertaken primarily by the larger players in the industry, are projected to be in the segment of flat products (consumer goods, automobiles, etc.), and are not expected to materially impact GHIL’s sales or profitability since GHIL is a regional player situated in the western region of India and is focused in the segment of long (construction) products only.

Finally, because of its relatively small size and efficient layout, GHIL has the capability to easily modify its production templates to produce specific sizes and shapes of structural steel in discrete quantities that are relatively unique and distinguishing in the competitive marketplace in Gujarat, Maharashtra, Rajasthan, and Madhya Pradesh.

The Key Management Team Members of GHIL:

Mr. Prakash Rajgarhia, (59) is co-founder of GHIL. In 1986, he founded BABA Corporation, a company dealing in the import of polymers. In 1997 he co-founded Netkraft Private Ltd., a Bangalore-based information technology company developing high value business solutions in the Retail & Distribution and Health & Life Sciences markets. The firm was supported and seeded with $4.5million of capital from Actis (CDC) along with Jump Start Private Ltd. In 2001, he made a strategic investment in Concourse Technology Ltd., a closely held IT training company. In 2004, he co-founded GHIL, and has been instrumental in streamlining operations, establishing systems and providing management expertise to the business. Mr. Rajgarhia has a Bachelor’s in Commerce, 1967; LLB, 1971. Since 2001, he has been involved as a co-founder of Aurovision Pvt. Ltd., an Information Technology company dealing in graphical interfaces, web development, software development, and business intelligence. In 2003, he co-founded Global Hi-Tech Industries Ltd. He has been instrumental in streamlining operations, establishing systems and providing management expertise to the business.

Mr. Narayan Prasad Tekriwal, (52) is co-founder of GHIL. He is presently the Managing Director of the company as well Director of Procurement/Sales and the driving force behind the company’s technical superiority. He has over 34 years of experience in the steel industry. From 1980 to 1990, he worked as an independent steel trader. In 1990, he founded co-Hi-Tech Abrasives Ltd., a company involved in the production of ingots through induction furnaces and has a plant in Raipur, India. Mr. Tekriwal has a Bachelor’s in Commerce and is an executive member of the Sponge Iron Manufacturers Association of India. In 2003, he co-founded Global Hi-Tech Industries Ltd. And presently is the Managing Director of the company.

Mr. Vivek Aggarwal, (40), is the Director of Engineering. Since 2004, he has been responsible for implementation of the integrated steel plant manufacturing unit. He implemented ISO 9001 quality systems with a team of managers and a work force of 650 people. From 1991 he has worked on a variety of industrial and commercial projects. These projects included steel wire drawing units (Surya Wires, Vanadan Industries, and Swastic Wires), rolling mills (Sarti Spat Loha Udyog and Agrawal Rolling Mill), structural rolling mills (Radhakrishna Rolling Mill Ltd., Prakash Steels Ltd.), induction furnaces (Inaba Steel, Ashok Ispat, Maruti Ferrous, Millennium Steel and power Ltd.) sponge iron units (Monet Ispat, Stayarth Steels Ltd., Sharda Sponge Ltd., P. D. Industries Ltd., and GHIL). Mr. Aggarwal’s qualifications include a Bachelor’s in Civil Engineering from the National Institute of Raipur, 1991, a Post Graduate Diploma in Computer Applications from the Ravi Shanker University in Raipur, 1994, and is completing a thesis for a Doctorate in Industrial Management from National Institute of Management, Ahmedabad. He has a diploma in ISO 9000 series and quality assurance and is a member of the Indian Institute of engineers as Chartered Engineer. In last 4 years, he has been appointed as the Project in Charge for Global Hi-Tec Industries Ltd. and as a technical director and consultant to Dynamix Urja India Ltd.

Mr. Rajesh Gaur, (38), has been the Vice President for Procurement/Sales since 2003. He has over 13 years of experience in Corporate Finance & Banking, MIS, Commercial & Operations of steel industries and Business Development of steel. He has worked with many well-known firms including Welspun, Binani, IG Petrochemicals, and Ram Ratna. Mr. Gaur has a Bachelor’s in Commerce from KJ Somalya College, 1991 and an MBA in Finance from the KC College of Management, 2004.

Mr. Dhiren Kothary, (45), will be the Chief Financial Officer on closing of the acquisition of GHIL. He has a Bachelor’s in Commerce with honors from Mumbai University, 1995, and is a Chartered Accountant. He has an experience of 23 years in the field of assurance, taxation, stock broking, Corporate Advisory, Capital Market and Project Finance Advisory Services across different industries in the trading, manufacturing & services sector. In last 5 years, he has been providing financial consultancy services.

Ms. Rupal Joshi, (33), is the Director of Human Resources. She has completed her PGDBM and Master’s of Commerce (Management) for University of Saurashtra, 1999 and 2003 respectively. She has working experience with D R Garments (India) P Ltd., Anchor Daewoo P Ltd and Parle Products P Limited. She has been employed with GHIL since 2007.

Properties

The Company owns 138 acres and 18 gunthas of land in Bhuj, Gujarat. The plant is located on the same premises.

Bank Consortium

Loans
The Company has been granted loans aggregating to INR 1,175,000,000 from a consortium of banks constituting of SBI, UCO Bank, Canara Bank, Bank of Maharashtra, SBP and UBI with SBI as the lead banker. The Company has floating rate debts from banks which ranges from 0% – 3.5% over the banks prime lending rate.

Brief particulars of these facilities are as follows:
(a) Term Loan Facilities

	SBI	UCO	Canara Bank	Bank of Maharashtra	Total
Sanctioned Amount	200,000,000	200,000,000	135,000,000	100,000,000	635,000,000

(b) Working Capital Facilities

Facilities	SBI	UCO	Canara Bank	SBP	UBI	Total
Fund Based Working Capital Limits	97,500,000	97,500,000	97,500,000	75,000,000	22,500,000	390,000,000

With respect to the term loan facilities, a first charge has been created on the various pieces of land of the Company in Bhuj, Gujarat, on which the steel plant of the Company is located and second charge has been created on all movable properties. For the working capital facilities, first charge has been created on all movable properties and second charge has been created on the various pieces of land in Bhuj, Gujarat.

Further, the title deeds of certain immovable properties belonging to Mr. Pankaj Tekriwal, Mr. Narayan Tekriwal and Hi-Tech Abrasives Ltd. have been deposited with SBI as collateral securities for the consortium loan.

Strategy

Plans for Expansion
GHIL management has strong technical experience and GHIL has existing plans to expand to its licensed capacities. In Phase I of the capacity expansion program GHIL plans to commission a 30 mega-watt on-site power plant Further, GHIL has recently received a prospecting license and expects to receive within 30–36 months a mining license for a 50 acre plot of land in one of the 5 iron ore belts in India. When fully operative, the mine is estimated to be able to provide raw iron ore material to the steel manufacturing plant for up to fifteen years. GHIL plans to execute a program to increase the utilization of capacity from the current 48% to 80%.

Post-transaction, TransTech intends to use funds released to it from the trust account in three ways: (1) to fund working capital, largely to enhance capacity utilization, (2) to finance the on-site Power Plant, and (3) to finance the iron ore mine. These four projects are expected to be initiated post closing and completed over the three years following the shareholder vote.

1.
With an infusion of cash, we believe that GHIL will be able to operate at much closer to full capacity within 8 months of funding and it will allow GHIL to produce more of the higher value-added structural steel products that require longer payment terms. This is expected to increase revenues and EBITDA margins over the 8 months following such funding.

2.
The captive power plant should help GHIL to become more vertically integrated, to capture waste gases to create a lower cost of power. This project is expected to require approximately $30 – 35 million, about 50 – 60% of which could likely be debt financed, and will require approximately 30 to 36 months from initial funding until it becomes operational. The power plant will produce 30mega-watts. We believe that this will enhance the Company’s future profitability. The plant is planned to be comprised of two 7.5 MW waste heat recovery boilers and one 15 MW fluidized bed combustion unit. Management believes that this plant may enhance the Company’s future profitability by lowering energy costs by up to 65% and increasing gross margin by 6%.

3.
We believe that the iron ore mine will help GHIL educe raw material costs and become even more vertically integrated and reduce the risk that third parties may not provide resources to GHIL as required. Having already received the prospecting license, GHIL will have to complete the process of obtaining a mining license. Subsequently, GHIL will have to decide how best to explore the mine as sole operator, which will require additional capital expenditures, or in the context of a joint venture with a professional mining operator. Management believes that, and according to the Mott McDonald report (a summary of which is attached hereto as Annex J ), the iron-ore mine could have iron-ore reserves of 10 – 15 years.

Production of Steel
The key raw materials for making steel include iron ore, coal, power and labor. Simplistically, the process for making long structural steel products in the way that GHIL operates involves 3 key stages.

In the first stage of steel production, raw iron ore is mixed with a coking agent at temperatures of about 1100°C in a smelting process in a rotary kiln. This direct reduction (DRI) process de-oxygenates the iron ore to create a product called “sponge iron”. Sponge iron can be sold on the open market to other steel manufacturers as an intermediate step raw material, or can be utilized by GHIL in its own steel manufacturing process. It gets its name because when observed under a microscope a honeycomb-like structure looking “spongy” in texture appears. Sponge iron is created in lump or pellet form. It is a useful intermediate material in the steel making process as it represents a high ferrous content charge material and is a cheaper superior charge material in the induction furnace as compared to scrap steel. Its superiority is primarily due to its lower content of tramp elements like copper, zinc, tin, chromium, tungsten, and molybdenum. Our consultant, Mott MacDonald, projects a supply-demand gap of sponge iron in India growing from about 5% in 2009/10 to over 20% by 2011/12 where demand is expected to grow by 12% annually.

Sponge Iron: Supply/Demand (Mott MacDonald)
(Millions of Metric Tons)

Year	Demand	Supply w/o Capacity Additions	Gap	Supply With Capacity Additions	Demand-Supply Gap
2007 – 08	19.72	19.72	0.00	19.72	0.00
2008 – 09	22.09	21.77	0.31	21.82	0.27
2009 – 10	24.74	21.77	2.97	23.61	1.13
2010 – 11	27.71	21.77	5.93	24.12	3.59
2011 – 12	31.03	21.77	9.26	24.12	6.91

According to the U.S. Geological Survey (http://en.wikipedia.org/wiki/Iron_ore ) India had the fourth largest production of iron ore with 150 million metric tons over 2006. India lags behind China, Brazil, and Australia. India has the 4th largest reserves of iron ore in the world, but the typical ferrous content of the mined iron is typically between 60% and 64%. The iron in iron ore deposits is found in the form of iron-oxides in the form of either magnetite (lower ferrous content) or hematite (higher ferrous content).

In the second stage of steel production, the high ferrous content sponge iron is mixed with cast iron and scrap steel in an induction furnace where it is heated to a very high temperature of 1650°C creating molten steel and mixed with ferro-alloys to adjust the steel chemistry to particular specifications. The high temperature is maintained through the high electrical power usage. Once the slag or impurities are skimmed off and the molten steel has the correct chemical properties it is poured into a ladle. Then the molten steel is poured through water cooled copper molds to create a billet which can measure 100mm ×100mm and is columnar. As the billet is pulled through the mould it is air cooled and cut to size with an oxygen torch. This square “column of steel” is again an intermediate product which can be sold to third party steel manufacturers or utilized internally in the manufacture of final products. Mott MacDonald projects a supply-demand gap of billets in India growing from a flat level through 2009/10 to over 15% by 2011/12 where demand is expected to grow by 10% annually.

Billets: Supply/Demand (Mott MacDonald)
(Millions of Metric Tons)

Year	Demand	Supply w/o Capacity Additions	Gap	Supply With Capacity Additions	Gap
2007 – 08	25.00	26.60	-1.60	26.60	-1.60
2008 – 09	27.50	26.60	0.90	30.88	-3.38
2009 – 10	30.25	26.60	3.65	30.88	-0.62
2010 – 11	33.28	26.60	6.68	31.83	1.45
2011 – 12	36.60	26.60	10.00	31.83	4.78

The third and final stage of the process is that of producing structural steel products. Structural steel products can be classified into two basic types according to their shape namely, flat products and long products. Slabs of steel are used to roll flat or sheet products, used typically in consumer products such as automobile skins and appliances, while blooms and billets are mostly used to roll long products such as structural steel components.

Long products are so called because they come off the rolling mill as long bars of steel. They are however produced in a vast range of different shapes and sizes. They can have cross sectional shapes like “H” or “I” (called joists, beams, and columns), “U” (channels), or T. These types of steel “sections” are used for construction. Angles, shapes & sections are hot rolled structural sections obtained by hot rolling blooms or billets. Beams, channels, and angles are used in construction and infrastructure projects, factory structures, transmission towers, bridges, railways, and mining. Mott MacDonald projects a supply-demand gap of billets in India growing from a flat level through 2009/10 to about 3% by 2011/12 where demand is expected to grow by 8% annually.

Structural Steel: Supply/Demand (Mott MacDonald)
(Millions of Metric Tons)

Year	Demand	Supply w/o Capacity Additions	Gap	Demand	Supply With Capacity Additions	Gap
2007 – 08	5.28	5.525	-0.24	5.28	5.525	-0.24
2008 – 09	5.70	5.525	0.18	5.70	6.12	-0.42
2009 – 10	6.16	5.525	0.64	6.16	6.12	0.04
2010 – 11	6.65	5.525	1.13	6.65	6.12	0.53
2011 – 12	7.19	5.525	1.66	7.19	6.97	0.22

In summary, the strong economic growth in India, the increased urbanization, the increased expenditure on large infrastructure projects, and the general economic development is expected to drive a significant increase in per capita consumption of steel and regional and nationwide demand for steel products. Mott MacDonald believes that there will be price increases for structural steel products in the range of 9% annually.

Past Financial Performance

For the fiscal years ended March 31, 2006, 2007 and 2008, GHIL’s overall revenue has been growing strongly. The overall revenue for FY 2006, 2007 and 2008 have been approximately $6.30 million, $23.90 million and about $55.13 million, respectively. All amounts below are derived from financial statements presented in accordance with US GAAP.

Gross Margins :  Fiscal years ending 2006 and 2007 were not true representations of the current operations as the plant was still establishing its billet manufacturing and rolling mill over FY 2006 and its sponge iron kiln over FY 2007. We expect to increase working capital funding and begin funding a capital expenditure program that will triple our installed capacity. Its gross margins for FY 2005, FY 2006, and FY 2007 were approximately 13.3%, 12.7%, and 18.4%, respectively.

Depreciation :  There is a significant difference in the way that India generally accepted accounting principles (IGAAP) treats depreciation and the way United States generally accepted accounting principles (USGAAP) treats depreciation. Under IGAAP, a company amortizes/depreciates its property, plant and equipment on a depreciation rate specified in a statute. Under USGAAP, a company amortizes/depreciates its property, plant and equipment over the useful life of assets. This creates a difference in the earnings reported under IGAAP and USGAAP. Earnings will be reported in USGAAP subsequent to the Acquisition.

Interest :  GHIL pays an average of 12.3% interest on its 5 loans and working capital facility over 2007. Not including lease payments, GHIL paid $0.31 million, $1.35 million, and $3.92 million in interest for FY 2005, 2006 and 2007, respectively.

GHIL’s earnings for FY 2005, 2006, and 2007 were about $(0.81) million, $0.57 million and $3.43 million respectively. The increase in earnings over the past three years has been due to increased production. It is our belief that by lowering the cost of capital and providing liquidity to the company, there will be a substantial improvement in earnings.

GHIL’s EBITDA (a non-GAAP financial measure) for FY 2005, 2006, and 2007 were about $1.12 million, $4.06 million and $11.49 million, respectively. The increase in EBITDA over the past three years has been due to increased production. It is our belief that by lowering the cost of capital and providing liquidity to the company, there will be a substantial improvement in EBITDA.

Projected Financial Performance

The projections for GHIL, based on the current expansion plans, are as follows (the historical information is derived from financial statements presented in accordance with US GAAP). These projections were initially prepared by the management of GHIL, which provided such projections to Mercurius Advisory Services Private Limited and Mott MacDonald. Mercurius Advisory Services Private Limited and Mott MacDonald organized the information provided by management in an appropriate format. Such information was then provided to Dr. R.C. Krishna, who is a member of the Board of Directors, and by Ashwin Belur, who is expected to be the CEO of the post-transaction company, and commented on by them, based on their knowledge of GHIL and the Indian steel industry.

In establishing financial projections, GHIL management assumed successful completion of the acquisition which is the subject of this proxy, which would provide GHIL with the capital required to execute its business plan. GHIL management made numerous assumptions in making its projections, which included:

•
by investing $6 million in working capital, GHIL could increase its utilization of existing capacity from approximately 37% to approximately 80%, expected to allow it to increase production from 35,500MT for the FY ending March 31, 2009 to 77,000 for the FY ending March 31, 2010, and incrementally adding approximately $4.6 million to projected EBITDA;

•
the selling prices for steel, billets, and sponge iron would each increase 7% in FY 2010, with respective realized prices of $875, $750, and $500 per tonne, and that there would be a ready market for GHIL to sell all it produces;

•	prices for key raw material used in production would also increase 7% for FY 2010, including specific increases to $136, $682, and $125 for, respectively, iron ore, HMS, and coal;

•	direct tax rates of 34% with an excise tax of 14.4% and a VAT tax of 4%, expiring in July 2010 and July 2012 or upon reaching USD10.85mn (whichever is earlier), respectively;

•	a rupee exchange rate per US dollar of 50 per dollar and a rupee exchange rate of 77 per Euro;

•
that future iron ore costs upon opening the iron ore mine described elsewhere in this proxy would decrease from $136 to $58 per tonne, and that upon completion of a captive power plant the costs of power would decrease from 13 cents per kilowatt hour to 5 cents.

The projected revenue for the fiscal year ending March 31, 2009 is approximately $46.57 million with after tax earnings of around $3.89 million.

The projected revenue for the fiscal year ending March 31, 2010 is approximately $69.86 million with after tax earnings of around $5.89 million, with the increase from 2008 expected to come from the working capital infusion and a change in the mix of the product to higher margin structural steel and increased production capacity.

The following table shows the projected revenue, by project, of the backlogged work for fiscal years 2009 and 2010, and the projected earnings from these projects in total:

	FY 2008 (Actual)	Nine months FY 2008 (Unaudited/ Reviewed) (Actual)	Nine months FY 2009 (Unaudited/ Reviewed) (Actual)	FY 2009 (March 31, 2009)	FY 2010 (March 31, 2010)	FY 2011 (March 31, 2011)	FY 2012 (March 31, 2012)	FY 2013 (March 31, 2013)
	(US$ mn)
Projected Revenue	$55.13	$40.37	$42.18	$46.57	$69.86	$83.83	$96.40	$106.04
Cost of Goods (excludes depreciation)	(43.64)	(33.97)	(35.71)	(37.30)	(55.95)	(66.14)	(74.81)	(81.01)
EBITDA	9.85	8.42	8.40	9.27	13.90	17.69	21.59	25.03
Projected Net Income	3.43	2.96	2.78	3.89	5.89	6.43	8.39	10.38

Employees

The Company has approximately 643 employees at its offices and plants who can be categorized as follows:

•	Permanent employees – 319

•	Temporary employees/contract laborer – 324

Facilities

The existing configuration of the plant offers adequate flexibility to improve product mix and thereby optimize profits. The DRI plant has an annual capacity of 105,000 MTPA and will be in a position to achieve a maximum of 82.5% utilization depending upon availability of input materials. The SMS plant has an annual capacity of 100,800 MTPA and will be in a position to achieve a maximum of 90% utilization depending upon availability of input materials. The rolling mill has an annual capacity of 96,000 MTPA and will be in a position to achieve a maximum of 80% utilization depending upon availability of input materials. GHIL is currently sourcing ground water, which is further treated by RO process before usage. GHIL has all necessary clearances needed to operate the plant.

Environmental and Regulatory Matters

•	GHIL has necessary statutory clearance from Gujarat Pollution Control Board valid up to December 2010.

•	The license to operate a factory is being renewed every year as per the statutory requirements.

•	GHIL has also obtained approval for storage of LDO, from the Department of Explosives.

•	Application has been filed with the respective authorities to avail water from Narmada Canal which is about 25 Km from the site.

Legal Proceedings

Shri Gopal Krishna Agrawal & Others vs. Global Hi-Tech Limited & Others

(a) Brief Facts of the Case

On 16 January, 2008, a petition was filed by G.K. Agarwal, Deepak Aggarwal, Shyam Sunder Aggarwal, Vineeta Aggarwal, etc. (“Petitioners”) in the Company Law Board (‘CLB’) against the Company, Narayan Prasad Tekriwal, Ashok Kumar Maskara, Rohit Kumar Maskara and SBI (“Respondents”) under section 397, 398, 399 and 402 of the Companies Act, 1956 claiming that certain actions undertaken by the Respondents amount to oppression and mismanagement against the petitioners.

The primary contentions of the Petitioners under the case are as follows:

(i)
That shares allotted on 25 October, 2007 and thereafter are unauthorized and illegal and such allotments have caused increase in the percentage holding of the Respondents’ group in the Company at the cost of corresponding reduction of the holding of the minority group in the Company.

(ii)
That the Respondents have maliciously changed the Company’s registered office from Chhattisgarh to Maharashtra and also changed the auditors of the Company in order to keep the Petioners away from the affairs of the Company.

(iii)	No notice of any meetings of the board of directors or of the meetings of members was served on any of the directors/members of the Petitioners’ group.

(iv)
That the Mr. G.K. Agarwal and Mr. Deepak Agarwal from the Petioners’ group were illegally removed from the board of directors of the Company and Mr. Sunil Kumar Maskara and Mr. Narayan Prasad Tekriwal were illegally added to the board.

(v)	That SBI is not releasing the personal guarantees and collateral securities furnished by Mr. Gopal Krishna Agarwal and Mr. Deepak Kumar Agrawal.

A reply to this petition was filed by the Respondents on 29 May, 2008 denying the allegations. In addition petition filed on 16 January, 2008, the Petioners had also filed an application in July, 2008 alleging certain other acts of mismanagement.

 Present Status of the Case
The CLB has passed the following final orders on the CLB Case nullifying all previous interim orders that it had passed:
(a)       The Petitioners will go out of the Company on a consideration of INR 135,000,000 in full and final settlement towards their shares, supplies made to the Company by their sister concerns and also towards any other claim against the Company or the Respondents.
(b)       The Company will pay the entire consideration of INR 135,000,000 on or before 31 March, 2009.
(c)       The Company will pay a sum of INR 5,000,000 to the Petitioners on or before 15 December, 2008 as a part of the INR 135,000,000.
(d)       The Petitioner directors will submit their resignations letter to the Company which shall not be accepted by the Company unless the personal guarantees of the Petitioner directors are released by the banks.  Further, the order states that the banks shall not cause any delay in releasing the guarantees merely because the Petitioner Directors have not resigned as directors.
(e)       The Company is required to submit a letter to the Petitioners from the Banks stating that the Petitioners have been released from all their guarantees, collaterals and any other liability in respect of the Company.
(f)       On receipt of the full consideration of INR 135,000,000, the Petitioners shall hand over their share certificates together with blank share transfer forms to the Company.

The majority shareholders have represented that they are seeking an extension of the above order for a period of 3 months. To protect the rights of TransTech stakeholders, the extension order has been agreed as a condition precendent to the closing.

SELECTED HISTORICAL FINANCIAL INFORMATION OF GLOBAL HI-TECH INDUSTRIES LIMITED

GHIL’s fiscal year ends on March 31 of each year. The following financial information is provided to assist you in your analysis of the financial aspects of the proposed acquisition transactions. GHIL’s historical information is derived from (i) its audited financial statements as at March 31, 2007 and 2008 and for the years ended March 31, 2006, 2007 and 2008, and (ii) its unaudited condensed financial statements as of December 31, 2008 and for the nine months ended December 31, 2008 and 2007. The information is only a summary and should be read in conjunction with GHIL’s historical financial statements and related notes and GHIL’s respective Management’s Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere herein. The historical results included below and elsewhere herein are not indicative of the future performance of GHIL. The information below is derived from financial statements presented in accordance with US GAAP.

Global Hi-Tech Industries Limited
Selected Summary Statement of Income Data

	Year Ended 31-Mar-05	Year Ended 31-Mar-06	Year Ended 31-Mar-07	Year Ended 31-Mar-08	Nine Months Ended 31-Dec-07	Nine Months Ended 31-Dec-08
	In USD

Revenue from sale of goods	—	6,304,950	23,898,531	55,130,726	40,369,691	42,184,585
Income before income taxes	(263,924)	(1,327,470)	885,563	4,647,698	3,572,674	4,149,173
Net Income	(256,013)	(807,369)	566,730	3,428,180	2,955,009	2,779,732
Earnings per share:
Basic	(0.15)	(0.08)	0.04	0.20	0.14	0.13
Diluted	(0.15)	(0.08)	0.01	0.10	0.07	0.08
Weighted average number of common shares outstanding:
Basic	1,710,507	10,132,274	14,276,199	17,515,833	20,479,750	21,402,750
Diluted	1,710,507	10,132,274	49,618,875	39,469,011	45,098,103	39,780,505

Global Hi-Tech Industries Limited
Selected Summary Balance Sheet Data

	As of 31-Mar-05	As of 31-Mar-06	As of 31-Mar-07	As of 31-Mar-08	As of 31-Dec-07	As of 31-Dec-08
	In USD

ASSETS
Accounts receivables	—	246,533	3,630,589	1,720,408	3,450,689	2,993,583
Inventories	746,470	2,901,066	4,399,097	14,876,934	17,749,051	11,782,196
Prepaid and other assets	629,067	881,964	2,358,559	769,283	970,528	564,701
Property and equipment, net	8,198,255	22,188,792	25,181,976	26,470,648	27,205,186	22,767,482
Other assets	343,675	1,225,334	870,799	541,906	551,943	446,420
LIABILITIES
Short-term borrowings and current portion of long-term debt	—	3,279,517	6,053,457	15,731,585	20,449,094	14,327,438
Trade payables	2,633,008	1,366,922	5,278,728	2,300,991	2,458,785	1,578,499
Due to related parties	764,671	455,151	2,970,470	1,881,736	1,905,034	598,738
Other current liabilities	192,737	583,291	1,062,360	517,983	951,801	742,991
Long-term debt, net of current portion	44,629	13,593,364	11,869,760	8,925,939	10,041,647	5,594,406
Total stockholders’ equity	6,340,849	9,161,495	10,093,469	15,068,503	14,830,426	14,985,378

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF GLOBAL HI-TECH INDUSTRIES LIMITED

This discussion and analysis of the financial condition and results of operations of GHIL contains forward-looking statements. Statements that are not statements of historical fact, including expressions of beliefs and expectations, are forward-looking in nature and are based on current plans, estimates and projections. Forward-looking statements are applicable only as of the date they are made, and neither we nor GHIL undertakes an obligation to update any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement. These factors include those identified under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Effects of the Acquisition
GHIL will account for the acquisition as a subscription of common stock from its current promoters. There will be no tax impact on the transaction, other than regulatory registration fees. GHIL will continue to operate as an Indian company and will be subject to Indian tax laws.

Compliance, Legal and Operational Risks
GHIL operates under regulatory and legal obligations imposed by local governments and securities regulators. Those obligations relate, among other things, to the company’s financial reporting, trading activities, capital requirements and the supervision of its employees. Failure to fulfill legal or regulatory obligations can lead to fines, censure or disqualification of management and/or staff and other measures that could have negative consequences for GHIL’s activities and financial performance.

Interest Rate Risk
The industry is one in which leverage plays a large role. In the past GHIL has borrowed heavily and sometimes at high interest rates because of inadequate equity capitalization. With the sale of GHIL shares to TransTech, it is projected that GHIL will have a much stronger balance sheet and will be able to borrow at lower interest rates. However, as the Indian economy grows and if interest rates in general rise, GHIL’s overall profitability will be impacted.

Exchange Rate Sensitivity
GHIL does all its business in Indian Rupees and as such has little, if any, direct sensitivity internally to variations in exchange rates. However, the GHIL uses imported coal purchased from importer based out of India which would impact it with the exchange rates. Further, global exchange rate volatility would impact the sector and in turn, GHIL also.

Critical Accounting Policies
GHIL’s financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires GHIL’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and also affect the amounts of revenues and expenses reported for each period. GHIL bases its estimates and judgments, to varying degrees, on historical experience, advice of external specialists and various other factors it believes to be prudent under the circumstances. Actual results could differ from those which result from using the estimates.
The policies and estimates discussed below are considered by GHIL’s management to be critical to an understanding of GHIL’s financial statements because their application requires the most significant judgments from GHIL’s management in estimating matters for financial reporting that are inherently uncertain. See the notes to GHIL’s financial statements included elsewhere in this proxy statement for additional information on these policies and estimates, as well as discussion of additional accounting policies and estimates.

Accounts Receivable.   Accounts receivable are stated at the amount management expects to collect from outstanding balances. GHIL’s management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Management determines the allowance based on known troubled accounts, historical experience and other currently available evidence. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. During 2005, GHIL increased the reserve for bad debts by $400,000 to reflect the uncertainties of collecting an account from a purchase products customer that ceased domestic operations. The account receivable was converted to a note receivable bearing interest at 10% and payable over 36 months. As of December 31, 2006, the customer was current on its monthly obligation.

Inventories.   Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Costs include direct material, direct labor and applicable manufacturing and engineering overhead and other direct costs. GHIL’s inventory is valued at standards that approximate actual value to produce. Manufacturing standards are set annually based on projected volumes, budgeted costs for the coming year and actual raw material prices. Raw material prices are adjusted as required to reflect the actual cost of raw materials during the year. Scrap inventory is stated at the net realizable value of the inventory as determined by the current selling price of scrap inventory sales.

Income Taxes.   GHIL accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes . SFAS No. 109 requires the use of the asset and liability method of accounting for income taxes. The current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable currently or in future years. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities and expected future tax consequences of events that have been included in the financial statements or tax returns using enacted tax rates in effect for the year in which the differences are expected to reverse. Under this method, a valuation allowance is used to offset deferred taxes if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. Management annually evaluates the recoverability of deferred taxes and the level of adequacy of the valuation allowance.

New Accounting Pronouncement
In November 2004, the FASB issued SFAS No. 151, Inventory Costs. The statement amends Accounting Research Bulletin (“ARB”) No. 43, Inventory Pricing , to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material, ARB No. 43 previously stated that these costs must be “so abnormal as to require treatment as current period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on normal capacity of the production facilities.
The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for fiscal years beginning after the issue date of the statement. The adoption of the provisions of SFAS 151 did not have a material impact on GHIL’s financial position or results of operations.

Summary for the Three Years Ended March 31, 2008

Results of Operations
Summarized balance sheet information for GHIL is as follows:

	As of 31-Mar-07	As of 31-Mar-08
	In USD

Total assets	37,473,715	45,437,304
Total liabilities	27,380,246	30,368,801
Total stockholders’ equity	10,093,469	15,068,503
Total liabilities and stockholders’ equity	37,473,715	45,437,304

Major items of GHIL’s assets and liabilities are as follows:
	As of 31-Mar-07	As of 31-Mar-08
	In USD

ASSETS
Accounts receivables	3,630,589	1,720,408
Inventories	4,399,097	14,876,934
Property and equipment, net	25,181,976	26,470,648
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings and current portion of long-term debt	6,053,457	15,731,585
Trade payables	5,278,728	2,300,991
Long-term debt, net of current portion	11,869,760	8,925,939
Common stock, par value USD 0.25 (INR 10) per stock	3,422,739	4,992,287
Additional Paid in Capital	3,411,810	4,981,358
Retained earnings	(496,651)	2,931,529

The following table sets forth an overview of GHIL’s results of operations for the time periods stated:

	Year Ended 31-Mar-06	Year Ended 31-Mar-07	Year Ended 31-Mar-08
	In USD

Revenue from sale of goods	6,304,950	23,898,531	55,130,726
Cost of goods sold	(5,465,261)	(20,855,385)	(45,009,252)
Gross profit	839,689	3,043,146	10,121,474
Selling, general and administrative expenses	(1,860,464)	(879,977)	(1,732,783)
Operating income	(1,020,775)	2,163,169	8,388,691
Interest expense (net)	(308,732)	(1,348,197)	(3,917,103)
Interest income (net)	2,037	37,846	129,021
Other income	—	32,745	47,089
Operating income before income taxes	(1,327,470)	885,563	4,647,698
Income tax gain/(expense)	528,590	(310,536)	(1,202,675)
Fringe Benefit tax expense	(8,489)	(8,297)	(16,843)
Net Income	(807,369)	566,730	3,428,180

Fiscal Year Ended March 31, 2008 Compared to Fiscal Year Ended March 31, 2007

Revenue
GHIL’s revenue increased by $31.2 million (approximately 130%) during FY 2008, compared to FY 2007. This increase was primarily attributable to the aggressive marketing of GHIL’s products and the change in the product mix. The commercial production of sponge iron commenced during March 2007, which lead to increased sales of billets. Sales of billets increased by $22.9 million to $ 30.1 million, which accounted for 54.6% of the revenue in 2008. GHIL’s management feels that the sales could be increased with the infusion of adequate working capital. The balance of the increase was due to sale of Sponge Iron and other bi-products.

Cost of Sales .  Cost of sales increased by $24.1 million (approximately 116%) during the year ended March 31, 2008 compared to the year ended March 31, 2007. As a percent of sales, cost of sales decreased to 81.6% from 87.3%. Raw materials (iron ore, coal, and steel scrap) and power and fuel costs comprise the major components of cost of sales. GHIL commissioning a sponge iron manufacturing unit resulted in larger cost saving due to in-house manufacturing of sponge iron. The reduction in the cost of sales is also due to the reduction in power cost achieved due to efficient utilization of power during the year.

Gross Profit .  During 2008, GHIL increased gross profit by 5.5%, from 12.7% for FY 2007 to 18.4% for FY 2007. This was primarily due to the decrease in cost of sales as a percentage of sales as described above.

Selling, General and Administrative Expenses.   Selling, general and administrative expenses increased by $850K (approximately 97%), in absolute terms, over the year ended March 31, 2007, due to higher scale of operations during the year. However, the total expenditure as a percentage of sales came down marginally from 3.68% to 3.14%. The salaries and freight expenses were the major contributors to the increase.

Interest Expenses:   GHIL’s interest expense increased by $2.6 million (approximately 190%). The interest expense also includes the LC Charges and other processing charges paid with respect to financing activities. The substantial increase in interest expenses was a result of substantial increase in the working capital loans during the year ended March 31, 2008.

Income-taxes:   Income-taxes represent the taxes payable by way of Indian federal government taxes. The taxes are calculated on the profits made by GHIL after deducting certain allowances offered by the federal government to encourage investments.

Liquidity and Capital Resources
GHIL’s senior management establishes the overall liquidity and capital policies of the company. The company’s liquidity and funding risk management policies are designed to ensure that GHIL is able to access adequate financing to service its financial obligations when they are due. The principal sources of financing GHIL’s business are shareholder’s equity and overdraft facilities from banks. As of March 31, 2008, GHIL’s net capital requirements exceeded the net capital for increasing the utilization of its existing plant capacity and expansion of installed capacity along with vertical integration for reduced costs. GHIL has entered into credit facilities with various banks. As of March 31, 2007, GHIL had no unutilized bank borrowings. Lack of financing might impact the growth of GHIL as it would continue operating at its existing levels.
Under the various loan agreements, the Company would require the consent of the lenders to undertake certain defined actions including, among other things, entering into expansion projects, new lines of credit and change in management. The loan agreements contained clauses where triggering of certain specified events of default could result in accelerated payments to be made by the Company. As a covenant to line of credit availed from banks, the company needs to maintain minimum current ratio of 1.17:1 and Debt Equity ratio should not be more than 4:1. As on March 31, 2008, actual current ratio was 6.46:1 and Debt Equity ratio was 1.72:1. These ratios are computed as per IGAAP financial statements because GHIL’s lenders use IGAAP statements for ascertaining the compliances of terms. These ratios would differ, if computed as per USGAAP, because of GAAP differences on account of classification of assets and liabilities between IGAAP and USGAAP. For example, fixed deposits with bank with an original maturity of more than 1 year are classified as current asset as per IGAAP and as non-current asset under USGAAP.

Working Capital
GHIL’s current liabilities were higher to its current assets by USD 2.79 million on March 31, 2008. On March 31, 2007, current liabilities were higher to its current assets by USD 4.49 million. The company has high working capital requirements mainly on account of high inventory levels.

Cash Flows
GHIL used USD 4.05 million in operating activities during 2007 – 08. The net cash was mainly used to finance the inventories and trade payables. GHIL also invested in the purchase of plant & machinery and other equipment for USD 0.77 million resulting in net cash used in investing activities of USD 1.02 million in 2007 – 08. These investments were mainly financed from cash credit and bank overdrafts. The net decrease in cash and cash equivalents was USD 0.17 million during the year ended March 31, 2008. GHIL believes that its cash profits, existing cash balances and its credit facility will be sufficient to meet its cash requirements for the next twelve months. In the longer term, the company believes future cash requirements will continue to be met by its cash from operations, credit arrangements and future debt or equity financings as required.

Contractual Obligations
The table below contains information about GHIL’s contractual obligations.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Long-Term Debt Obligations	12,783,275	3,875,562	7,584,754	1,322,958	0
Gratuity Benefit Obligation	66,667	100	2,324	11,894	52,349
Future minimum lease payments under Operating Lease	41,229	11,244	29,985	—	—
Interest on Long Term Debt	3,066,078	1,545,798	1,470,366	49,914	—

GHIL does not have any future capital commitments and purchase obligations.
Other than the long term debt obligation, GHIL comprises of other long term liabilities on account of employee benefits (gratuity and leave encashment) amounting to USD 0.32 million and deferred taxes on income for INR 0.98 million.

Fiscal Year Ended March 31, 2007 Compared to Fiscal Year Ended March 31, 2006

Revenue
GHIL recorded an increase in the revenue of $17.6 million (approximately 280%) during the FY 2007, compared to FY 2006. The increase in revenue is due to the initiation of the commercial production of Billets during July 2005 and the initiation of the commercial production of a rolling mill during October 2005. Fiscal 2007 was the first complete year of commercialization, resulting in an increase in revenues as compared to the previous year.

Cost of Sales .  Cost of sales increased by $15.4 million (approximately 282%) for the year ended March 31, 2007. As a percent of sales, cost of sales increased slightly to 87.3% from 86.7% in the prior period. GHIL’s primary cost of sales is the cost of its raw materials and the cost of power consumption. The increase in cost of sales is primarily due to the increase in sales, however the Company did experience an increase the price of raw materials as the overall demand for steel related products grew.

Gross Profit .  During the FY 2007, the gross profit margin decreased slightly from 13.31% in FY 2006 to 12.73% in 2007 due to the higher costs of raw materials.

Selling, General and Administrative Expenses .  The Selling, General and Administrative Expenses decreased from $1.86 million to $0.88 million during the year 2007. The 2006 amount includes significant one time costs associated with the first year of commercialization. These costs were not incurred in 2007.

Interest Expense .  GHIL’s interest expense increased by approximately $1.04 million from $0.31 million in 2006 to $1.35 million in 2007. During FY 2006, the loans were borrowed, during the later part of the year, resulting in lower utilization and lower interest expenses. However, due to utilization of credit facilities for the entire year of FY 2007, the interest expenses have been increased substantially.

Working Capital
GHIL’s current liabilities were higher to its current assets by USD 4.49 million on March 31, 2007. On March 31, 2006, current liabilities was higher to its current assets by USD 0.85 million. The company has high working capital requirements mainly on account of high inventory levels.

Liquidity and Capital Resources
GHIL’s senior management establishes the overall liquidity and capital policies of the company. The company’s liquidity and funding risk management policies are designed to ensure that GHIL is able to access adequate financing to service its financial obligations when they are due. The principal sources of financing GHIL’s business are shareholder’s equity, term loans and overdraft facilities from banks. As of March 31, 2007, GHIL’s net capital requirements exceeded its net capital. GHIL has entered into credit facilities with various banks. As of March 31, 2007, GHIL had access to USD NIL in unutilized bank borrowings.
Under the various loan agreements, the Company would require the consent of the lenders to undertake certain defined actions including, among other things, entering into expansion projects, new lines of credit and change in management. The loan agreements contained clauses where triggering of certain specified events of default could result in accelerated payments to be made by the Company. As a covenant to line of credit availed from banks, the company needs to maintain minimum current ratio of 1.17:1 and Debt Equity ratio should not be more than 4:1. As on March 31, 2007, actual current ratio was 1.85:1 and Debt Equity ratio was 1.93:1. These ratios were computed as per IGAAP financial statements because lenders use IGAAP statements for ascertaining the compliances of terms. These ratios would differ, if computed as per USGAAP, because of GAAP differences on account of classification of assets and liabilities between IGAAP and USGAAP. For example, fixed deposits with bank with an original maturity of more than 1 year are classified as current asset as per IGAAP and as non-current asset under USGAAP.

Cash Flows
In the 2006 – 07 fiscal year, net cash generated by operating activities was USD 0.37 million. In that same year, GHIL made investments in the purchase of plant & machinery and other equipment for USD 3.27 million resulting in net cash used in investing activities of USD 3.38 million. These investments were financed from unsecured loans from related parties. The net increase in cash and cash equivalents was USD 0.16 million during the year. In the 2005 – 06 fiscal years, net cash used by operating activities was USD 5.46 million. The cash was mainly used to fund increase in inventories, payables and other non-current assets. In that same year, GHIL made investments in the purchase of plant & machinery and other equipment for USD 14.55 million resulting in net cash used in investing activities of USD 14.60 million. These investments were financed from bank overdraft, term loans and issue of equity shares. The net increase in cash and cash equivalents was USD 0.03 million during the year. GHIL believes that its cash profits, existing cash balances and its credit facility will be sufficient to meet its cash requirements for the next twelve months. In the longer term, the company believes future cash requirements will continue to be met by its cash from operations, credit arrangements and future debt or equity financings as required.

Summary for the Nine Months Ended December 31, 2008

Results of Operations
Summarized balance sheet information for GHIL is as follows:

	As of 31-Mar-08	As of 31-Dec-08
	In USD

Total assets	45,437,304	39,098,213
Total liabilities	30,368,801	24,112,835
Total stockholders’ equity	15,068,503	14,985,378
Total liabilities and stockholders’ equity	45,437,304	39,098,213

Major items of GHIL’s assets and liabilities are as follows:

	As of 31-Mar-08	As of 30-Dec-08
	In USD

ASSETS
Accounts receivables	1,720,408	2,993,583
Inventories	14,876,934	11,782,196
Property and equipment, net	26,470,648	22,767,482
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings and current portion of long-term debt	15,731,585	14,327,438
Trade payables	2,300,991	1,578,499
Long-term debt, net of current portion	8,925,939	5,594,406
Common stock, par value USD 0.25 (INR 10) per stock	4,992,287	4,992,287
Additional Paid in Capital	4,981,358	4,981,358
Retained earnings	2,931,529	5,711,261

The following table sets forth an overview of GHIL’s results of operations for the time periods stated:

	Nine Months Ended 31-Dec-07	Nine Months Ended 31-Dec-08
	In USD

Revenue from sale of goods	40,369,691	42,184,585
Cost of goods sold	(32,957,023)	(34,748,330)
Gross profit	7,412,668	7,436,255
Selling, general and administrative expenses	(1,371,072)	(964,732)
Operating income	6,041,596	6,471,523
Interest expense (net)	(2,540,186)	(2,343,795)
Interest income (net)	71,264	21,445
Operating income before income taxes	3,572,674	4,149,173
Income tax gain/(expense)	(603,698)	(1,354,415)
Fringe Benefit tax expense	(13,967)	(15,026)
Net Income:	2,955,009	2,779,732

During the 2nd and 3rd quarters of fiscal year 2009 (July-Sept 2008 and Oct-Dec 2008, respectively) GHIL witnessed a decline in steel prices. For example, the price of structural steel fell from approximately $833 per metric tonne in August to approximately $750 per metric tonne by the end of December, a 10% decline. However, GHIL benefited to an even larger degree as the cost of materials used in the production process fell at an even higher rate. GHIL estimates that for the same periods iron ore prices fell from $144 to $120 (17%); coal from $125 to $115 (8%); cast iron from $116 to $70 (40%); HMS from $116 to $66 (43%); and power from $123/kWh to $108 (12%). Labor and other direct costs remained largely constant. As a direct result, management believes, and their consultant Mott McDonald concurs, that the gross product margin per metric tonne actually increased from $202 per metric tonne to $265 per metric tonne, resulting in an improvement of gross product margin from 24% to 35% of sales. Looking forward, management believes that, taken in aggregate, prices for structural steel during FY 2010 will rise 5%-10% with similar increases in prices of GHIL’s input materials. GHIL also believes that the prices for its other steel products (sponge iron and billets) and their related materials costs, have exhibited and will continue to exhibit similar percentages increases and decreases.

Nine Months Ended December 31, 2008 Compared to Nine Months Ended December, 2007

Revenue
GHIL recorded an increase in revenue of $1.8 million (approximately 4.50%) during the first nine months of 2008, compared to the same period in 2007. The increased revenue is a result of continuous demand witnessed for GHIL’s products. The major growth was witnessed in the sale of MS joists (approximately. 132%). MS joists are the final output of the production process, which is higher in value as compared to any other products of the Company. During the period, the management focused on selling the final product instead of selling the intermediary products such as billets and sponge iron.

Cost of Sales:  Cost of sales increased $1.8million (approximately 15.8%) during the nine months ended December 31, 2008 compared to the same period ended December 31, 2007. Raw materials (iron ore, coal, and steel scrap) and power and fuel costs comprise the major components of cost of sales. The increase in cost of sales was primarily caused by the increase in sales; however the Company did experience an increase in the price of raw materials and energy costs, resulting in cost of sales increasing slightly to 82.4% of sales vs. 81.6% during the nine months ended December 31, 2007. The increase in the price of raw materials and energy was the result of the overall increase in demand for energy and all steel products due to the country’s infrastructure development projects.

Gross Profit:  During the nine months ended December 31, 2008, GHIL’s gross profit margin decreased to 17.63% from 18.36% during the corresponding period in 2007. This decrease was due to the increase in cost of sales as a percentage of sales as described above.

Selling, General and Administrative Expenses.  GHIL’s selling, general and administrative expenses for the period decreased by $406K (approximately 29.6%) as compared to the corresponding period in 2007. Major components of SG&A are freight costs, brokerage & commission, salaries, travelling expenses and depreciation, among others. The decrease in SG&A was primarily driven by lower freight costs during the period ending December 2008.

Interest Expense .  The interest expense for the nine month period ending December 31, 2008 decreased by $196K (approximately 7.73%) as compared to the corresponding period of 2007.

Liquidity and Capital Resources
GHIL’s senior management establishes the overall liquidity and capital policies of the company. The company’s liquidity and funding risk management policies are designed to ensure that GHIL is able to access adequate financing to service its financial obligations when they are due. The principal sources of financing GHIL’s business are shareholder’s equity, term loans and overdraft facilities from banks. As of December 31, 2008, GHIL’s net capital requirements exceeded its net capital. GHIL has entered into credit facilities with various banks. As of December 31, 2008, GHIL had no unutilized bank borrowings. Lack of financing might impact the growth of GHIL as it would continue operating at its exiting levels.

Under the various loan agreements, the Company would require the consent of the lenders to undertake certain defined actions including, among other things, new lines of credit and change in management. The loan agreements contained clauses where triggering of certain specified events of default could result in accelerated payments to be made by the Company. As a covenant to line of credit availed from banks, the company needs to maintain minimum current ratio of 1.17:1 and Debt Equity ratio should not be more than 4:1. As on December 31, 2008, actual current ratio was 0.92:1 and Debt Equity ratio was 0.37:1. These ratios were computed as per IGAAP financial statements because lenders use IGAAP statements for ascertaining the compliances of terms. These ratios would differ, if computed as per USGAAP, because of GAAP differences on account of classification of assets and liabilities between IGAAP and USGAAP. For example, fixed deposits with bank with an original maturity of more than 1 year are classified as current asset as per IGAAP and as non-current asset under USGAAP.

Working Capital
GHIL’s current liabilities were higher than its current assets by USD 2.79 million on March 31, 2008. On December 31, 2008, current liabilities were higher than its current assets by USD 1.40 million. The company has high working capital requirements mainly on account of high inventory levels.

Cash Flows
In the nine months ended December 31, 2008, net cash generated by operating activities was USD 3.57 million. In that same period, GHIL made investments in the purchase of plant & machinery and other equipment for USD 2.04 million resulting in net cash used in investing activities of USD 1.96 million. The net increase in cash and cash equivalents was USD 0.04 million during the period. In the nine months ended December 31, 2007, net cash used by operating activities was USD 9.31 million. The cash was mainly used to fund increase in inventories and payables. In that same period, GHIL made investments in the purchase of plant & machinery and other equipment for USD 0.72 million resulting in net cash used in investing activities of USD 0.85 million. These investments were financed from cash credit and bank overdraft. The net increase in cash and cash equivalents was USD 0.05 million during the period. GHIL believes that its cash profits, existing cash balances and its credit facility will be sufficient to meet its cash requirements for the next twelve months. In the longer term, the company believes future cash requirements will continue to be met by its cash from operations, credit arrangements and future debt or equity financings as required.

Off Balance Sheet Arrangements
GHIL does not have any off-balance sheet arrangements.

INFORMATION ABOUT TRANSTECH SERVICES PARTNERS INC.

General

We were incorporated in Delaware on August 16, 2006 as a publicly-traded “blank check” vehicle, formed for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination (a “Business Combination”), one or more small to mid-market U.S.- and/or European-based operating companies engaged in the delivery of Information Technology and Information Technology Enabled Services, Business Process Outsourcing and/or Knowledge Process Outsourcing, whose operations are particularly suitable for operational and productivity improvements.

A registration statement for our initial public offering (“IPO”) was declared effective on May 23, 2007. We consummated the IPO on May 30, 2007, selling 4,500,000 units (the “Units or a “Unit”) to the public at a price of $8.00 per Unit.  Proceeds from the IPO totaled approximately $33 million, which was net or approximately $2 million in underwriting fees and other expenses due at closing and approximately $1.2 million of deferred underwriting fees.  Each Unit consists of one share of the Company’s common stock and one warrant (a “Warrant”).  Each Warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $5.00 per share; our Warrants started trading separately as of  May 30, 2007.

On June 13, 2007, the Company’s underwriters’ exercised their option to purchase 675,000 Units to cover over-allotments generating gross proceeds of $5.4 million, of which $5.2 million was placed in the Trust account, net of $0.2  million additional underwriting fees for an aggregate for an aggregate $40.7 million held in the Trust account.

The Company’s underwriters purchased for $100, an option to purchase up to 281,250 Units at $10.00 per Unit (the “Unit Purchase Option”).  The UPO commences on the later of the consummation of a Business Combination or 180 days from the date of the prospectus with respect to the IPO and expires three years from the date of the prospectus.

Although TransTech initially anticipated effecting its business combination with a target or targets in the business services industry, as a result of market conditions negatively impacting the business services industry, the Board of Directors determined that it was in TransTech’s best interest to seek a Business Combination with GHIL even though it may not comply with the terms of TransTech’s initial public offering prospectus.

Consequently, if we acquire a business not in the business services industry, a holder of TransTech’s public stock who purchased such shares pursuant to TransTech’s initial public offering may be able to seek rescission of the purchase of the units the holder acquired in the initial public offering so long as such holder does not convert its shares to cash or vote for the acquisition at the meeting.

In the event the transaction were consummated, the combined company could be liable for rescission rights to holders who purchased their shares in the initial public offering and who did not vote in favor of the transaction or vote against the transaction and exercise redemption rights. Given recent experience of certain of our advisors with SPAC business combinations, the percentage of a SPAC’s stockholders that do not vote on SPAC business combinations is significantly less than 10% of the public shares. However, if holders of 10% of the public shares did not vote in the transaction, the combined company could potentially be liable for up to $4,115,779 of rescission claims.

Employees

We have two officers, both of whom are members of our board of directors.  These individuals are not obligated to contribute any specific number of hours per week and intend to devote only as much time as they deem necessary to our affairs.  We do not have any full time employees who provide administrative support.

Periodic Reporting and Audited Financial Statements

The Company has registered its securities under the Securities Exchange Act of 1934, as amended, and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC.  In accordance with the requirements of the Securities Exchange Act of 1934, as amended, the Company’s annual reports will contain financial statements reported on by the Company’s independent Accountants.  We have filed a Report on Form 10-K with the SEC covering the year ended December 1, 2007.

Legal Proceedings

On February 6, 2009, Opportunity Partners L.P. filed a petition against TransTech in the Court of Chancery of the State of Delaware seeking to compel TransTech to hold an annual meeting of stockholders for the election of directors pursuant to Section 211(c) of the General Corporation Law of the State of Delaware on the grounds that more than thirteen months have elapsed since the organization of TransTech, it last annual meeting or the last action by written consent in lieu of an annual meeting.  The parties have filed briefs , and the matter is set to go to trial on April 8, 2009.  There may be other similar lawsuits brought by other stockholders of TransTech.

Independent Public Accountants

On January 31, 2008, TransTech Services Partners Inc. (the “Company”) was notified that the partners of Goldstein Golub Kessler LLP (“GGK”), the Company’s independent registered public accounting firm, became partners of McGladrey & Pullen, LLP (“MG&P”) pursuant to the terms of a limited asset purchase agreement and that, as a result thereof, GGK has resigned as the independent registered public accounting firm for the Company.  McGladrey & Pullen, LLP was subsequently engaged as the Company’s new independent registered public accounting firm on February 6, 2008.

The firm of Goldstein Golub Kessler LLP (“GGK”) acted as our principal accountant.  GGK had a continuing relationship with RSM McGladrey, Inc. (“RSM”), from which it leased auditing staff who are full-time, permanent employees of RSM and through which its partners provide non-audit services.  GGK had no full-time employees and therefore, none of the audit services performed were provided by permanent full-time employees of GGK.  GGK managed and supervised the audit staff, and is exclusively responsible for the opinion rendered in connection with their examination.

Other services, which consist of tax return preparation services and do not include Financial Information Systems Design and Implementation Fees, have been provided by RSM, an affiliate of MG&P.

Audit Fees

During the fiscal year ended December 31, 2007, fees paid to our then independent registered public accounting firm, GGK, were approximately $48,500 for the services they performed in connection with our initial public offering, including the financial statements included in the Form 10-Q filed for the quarters ending June 30, 2007 and September 30, 2007 and the financial statements included in the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2007.

McGladrey &Pullen’s fees for the audit of our 2007 financial statements were approximately $32,500. The fees for services provided by M&P in 2008 which include reviews of our interim financial statements included in our Form 10-Q for the first three quarters of 2008 were approximately $31,500 and estimated fees for the audit of our 2008 financial statements of $23,000.

Tax Fees

There were no fees billed by GGK for professional services rendered during the fiscal year ended December 31, 2007 for tax compliance, tax advice and tax planning.

We incurred fees of $ 5,167 from RSM in 2008 for tax compliance services relating to our corporate income tax returns for the year ended December 31, 2007.

All Other Fees

There were no fees billed by GGK or M&P for other professional services rendered during the fiscal year ended December 31, 2007 or December 31, 2008.

SELECTED HISTORICAL FINANCIAL INFORMATION OF TRANSTECH

The following selected financial data have been derived from our audited financial statements and un-audited condensed financial statements, in each case including the notes thereto, contained elsewhere in this proxy statement and should be read in conjunction with those financial statements and the notes thereto, as well as in conjunction with the Management’s Discussion and Analysis of Financial Condition and Results of Operations of TransTech.  The historical results included below and elsewhere herein are not indicative of the future performance of TransTech.

TRANSTECH SERVICES PARTNERS INC.
Selected Income Statement Data

	Year Ended December 31, 2008	Year Ended December 31, 2007
Statement of Operations Data:
Income from operations	$222,859	$646,525
Interest income	809,255	955,642
Net income	147,087	438,786

Earnings per share data:
Weighted average number of shares outstanding, basic and diluted	6,300,000	4,161,575
Net income per share, basic and diluted	$0.02	$0.11

Other Financial Data:
Net cash used in operating activities	$(868,927)	$(356,137)
Cash contributed to trust fund	-	(40,754,500)

Net proceeds from public offering allocable to stockholders' equity (excluding proceeds from 1,034,483 shares subject to conversion)	30,139,212	30,139,212
Portion of net proceeds from public offering allocable to Common Stock subject to conversion	7,872,416	7,872,416

Selected Balance Sheet Data:	December 31, 2008	December 31, 2007
Cash and cash equivalents	303,814	666,186
Trust fund	41,157,785	40,770,899
Total assets	41,792,537	41,573,585
Common stock subject to conversion	7,872,416	7,872,416
Total stockholders' equity	32,144,648	31,997,561

TRANSTECH MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this proxy statement.  This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those which are not within our control. See “FORWARD-LOOKING STATEMENTS” above.

Overview

We were formed on August 16, 2006 as a blank check company for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more small- to mid-market U.S. and/or European-Based operating companies engaged in the delivery of Information Technology Enabled Services, Business Process Outsourcing and/or Knowledge Process Outsourcing, whose operations are particularly suitable for operational or productivity improvements.   The initial business combination must be with one or more operating businesses whose collective fair market value is at least 80% of our net assets (exclusive of the deferred underwriting discounts and commissions), at the time of the business combination.   We intend to use cash derived from the proceeds of our initial public offering, our capital stock, debt or a combination of cash, capital stock or debt to effect a business combination.

We neither engaged in any operations nor generated any revenues through May 23, 2007, the date we consummated our IPO.  Our entire activity from our inception through May 23, 2007 has been related to our formation and our IPO.  Until October 18, 2008, the date we entered into a letter of intent relating to a business combination, our efforts had been limited to searching for prospective target businesses to acquire.

We currently are not engaged in any business operations, and we do not expect to engage in, any substantive commercial business until the consummation of the proposed transaction.  We expect this transaction to close shortly after we obtain stockholder consent to the Acquisition Proposal.  We anticipate that our only business activity until the consummation of a business combination will be to prepare for the consummation of the Acquisition Proposal.

Liquidity and Capital Resources

We generated gross proceeds of $41,400,000 from the sale of the units in our IPO and the private placements completed prior to our IPO. After deducting the underwriting discounts and commissions, non-accountable expense allowance and the offering expenses, the total net proceeds to us from the offering (including the underwriters’ over-allotment option) were $39,482,000. We deposited $39,382,000, which included the amounts raised in our IPO, as well as amounts received in the private placement we completed immediately prior to our IPO, into a Trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. The remaining proceeds from our IPO of $100,000 became available to be used by us to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.  Up to $800,000 of the interest earned on the Trust account, net of taxes, may be released to us to fund our working capital requirements. In addition, $1,372,500, representing the deferred underwriting discounts and commissions and non-accountable expenses, were deposited into the Trust account for a total of $40,754,500 deposited into the Trust account (or $7.88 per unit sold in the public offering). The amounts deposited into the Trust account remain on deposit in the Trust account earning interest.  Upon the consummation of a business combination, we will pay the deferred underwriting discounts and commissions and accrued interest thereon held in the Trust account to the underwriters.  Any amounts not paid as consideration to the sellers of the target business or to the underwriters as deferred underwriting discounts and commissions may be used to finance the operations of the target business.

As of December 31, 2008, we had cash not held in the Trust account of $303,814. We will generate interest income on our cash outside of the Trust account, which can also be used to pay part of our costs and expenses. We will be using the funds not held in trust for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. Our cash requirements are expected to change based on the timing, nature and outcome of our intended business combination.

We are obligated to pay Lotus Capital, an affiliate of one of our directors, officers and stockholders, an administrative fee of $7,500 per month for office space and general and administrative services from May 23, 2007 through the consummation of a business combination. At December 31, 2008, an aggregate of $144,194 has been paid.

We are obligated to reimburse a number of finders and consultants for expenses incurred in connection with services provided to us prior to the closing of a business combination.  We anticipate that we will incur significant additional legal and accounting expenses in connection with our efforts to complete a business combination.  We may not have sufficient funds available to us outside of the Trust account to pay all of our expenses incurred prior to the completion of a business combination, and we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us.  We would only consummate such a fund-raising simultaneously with the consummation of a business combination.

Approximately $800,000 of working capital has been funded from the interest earned from the funds held in the Trust account.   Prior to May 23, 2009, we anticipate incurring expenses for the following purposes:

•	expenses for due diligence investigations of potential targets;
•	legal, accounting and other expenses relating to our SEC reporting obligations and general corporate matters;
•	legal, accounting, consulting and other expenses attendant to structuring and negotiating a business combination;
•	payment for administrative and support services; and
•	other miscellaneous expenses.

Year ended December 31, 2008

For the year ended December 31, 2008, interest income on the Trust account investments, including interest allocable to shares subject to possible conversion and interest from amounts not held in the trust and interest from our money market account amounted to $809,255, operating costs of $586,396.  Income taxes were $75,772 for the year ended December 31, 2008.  This resulted in net income for the year ended December 31, 2008 of $147,087.

Year ended December 31, 2007

For the year ended December 31, 2007, interest income on the Trust account investments, including interest allocable to shares subject to possible conversion and interest from amounts not held in the trust and interest from our money market account amounted to $955,642, operating costs of $309,117.  Income taxes were $207,739 for the year ended December 31, 2007.  This resulted in net income for the year ended December 31, 2007 of $438,786.

Period from August 16, 2006 (inception) through December 31, 2008

For the period August 16, 2006 (inception) to December 31, 2008, interest income on the Trust account investments, including interest allocable to shares subject to possible conversion and interest from amounts not held in the trust and interest from our money market account amounted to $1,765,033, operating costs of $931,704, including $5,500 in formation costs.  Income taxes were $283,511 for the same period.  This resulted in net income for the period August 16, 2006 (inception) to December 31, 2008 was $549,818.

Plan of Operation

We currently are not engaged in any business operations, and we do not expect to engage in, any substantive commercial business until the consummation of the proposed transaction.   We expect the transaction to close shortly after we obtain stockholder consent to the Acquisition Proposal.  We anticipate that our only business activity until the consummation of a business combination will be to prepare for the consummation of the Acquisition Proposal.

The net proceeds from the sale of the Units in our initial public offering were $40,754,500.  This amount is held in trust for the benefit of investors in our public offering (the “Trust account”).

The proceeds held in the Trust account are invested in government securities (Treasury Bills and money market funds) until the earlier of (i) the consummation of our first business combination or (ii) the distribution of the Trust account.   In the event that TransTech does not consummate a business combination within 18 months from the date of the consummation of the public offering (November 23, 2008), or 24 months from the consummation of the public offering (May 23, 2009) if certain extension criteria have been satisfied (see “Plan of Operations - Timing of Business Combination” below), we will be forced to liquidate and the proceeds held in the Trust account will be distributed to TransTech’s public stockholders.  However, our founding stockholders (stockholders prior to our public offering) will not participate in any liquidation distribution with respect to any shares of our common stock acquired prior to the public offering.  If we are forced to liquidate, the per-share liquidation may be less than the price at which public stockholders purchased their shares because of the expenses related to our initial public offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Additionally, if third parties make claims against us, the offering proceeds held in the Trust account could be subject to those claims, resulting in a further reduction to the per-share liquidation price.

Sources of Target Businesses

Since our public offering, we have been actively engaged in sourcing a suitable business combination candidate.   For a more detailed description of these activities, see “The Acquisition Proposal - Background Of Acquisition Proposal”.

We do not anticipate paying any officer, director, founding stockholder or any entity with which they are affiliated, any finder’s fee or similar compensation for services rendered to us prior to or in connection with the consummation of a business combination.

Timing of Business Combination

Pursuant to the terms of our public offering, we must complete a business combination within 24 months after the consummation of the public offering (May 23, 2009).  If we do not complete the business combination, then we are required to dissolve TransTech and distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the Trust account, inclusive of any interest, plus any remaining net assets.

Funds Held in Trust Account

As of December 31, 2008, we had minimal amounts available to us for withdrawal from the Trust account other than for taxes.  The Company's restricted investment held in the Trust Fund at December 31, 2008 is invested in U.S. Government Securities. The Company earned interest income of $893,442 for the year ended December 31, 2008, $951,594 for the year ended December 31, 2007,  and $1,845,036 from inception (August 16, 2006) to December 31, 2008 which is included on the accompanying statements of operations. Below is the Trust Account reconciliation:

Amounts placed in trust	$40,754,500
Amounts withdrawn for income tax payments	(292,000)

Amounts withdrawn for working capital	(643,195)
Amount earned in interest	951,594
Balance at December 31, 2007	40,770,899
Amount earned in interest	893,442
Amount withdrawn for working capital	(156,556)
Amount withdrawn for income taxes	(350,000)
Total funds held in trust account as of December 31, 2008	$41,157,785

Off Balance Sheet Arrangements

Warrants issued in conjunction with our initial public offering are equity linked derivatives and accordingly represent off-balance sheet arrangements. The warrants meet the scope exception in paragraph 11(a) of Financial Accounting Standards (FAS) 133 and are accordingly not accounted for as derivatives for purposes FAS 133, but instead are accounted for as equity. See Note 7 to the financial statements for more information.

Critical Accounting Policies

Our critical accounting policies are described in the Notes to our financial statements included elsewhere in this proxy statement.  They are summarized here for convenience.  We believe the critical accounting polices described involve the most significant judgments and estimates used in the preparation of our financial statements.

Cash and Cash Equivalents

Cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.

Investment of Trust account

Funds held in the Trust account are invested in Treasury Bills and money market funds.  The Treasury Bills have been accounted for as trading securities and recorded at their fair market value.  The excess of market value over cost is included in interest income in the accompanying statement of operations.

Quantitative and Qualitative Disclosures about Market Risk

None

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents and investments. The Company may maintain deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held or due to the nature of investments held in trust.

Net Income per Share

Net income per share is computed based on the weighted average number of shares of common stock outstanding. Basic income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The effect of the 5,175,000 outstanding warrants issued in connection with the initial public offering, the 1,191,667 outstanding warrants issued in connection with the private placement and the 281,250 units included in the underwriters' purchase option, as described in Note 7, along with the warrants underlying such units (representing 562,500 shares of common stock and equivalents) has not been considered in diluted income per share calculations since such securities are contingently exercisable.

Fair Value of Financial Instruments

Effective January 1, 2008 the Company adopted Statement No. 157, Fair Value Measurements. Statement No. 157 applies to all assets and liabilities that are being measured and reported on a fair value basis.  Statement No. 157 requires new disclosure that establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values.  The statement requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:
Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to Statement No. 157.  At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis by level within the hierarchy.

	December 31, 2008
	Total	Level 1	Level 2	Level 3
Investments Held in Trust	$41,157,785	$41,157,785	$—	$—

Total assets	$41,157,785	$41,157,785	$—	$—

The Company’s investments held in trust include money market securities that are considered to be highly liquid and easily tradable.  These securities are valued using inputs observable in active markets for identical securities and therefore are classified as level 1 within the fair value hierarchy.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

New Accounting Pronouncements

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The adoption of SFAS No. 157 did not have a material impact on the Company’s Financial Statements.

In February 2008, the FASB issued FSP 157-2, “Partial Deferral of the Effective Date of Statement 157” (“FSP 157-2”).  FSP 157-2 delays the effective date of SFAS 157 for all non financial assets and non financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008.  The Company is currently evaluating the impact of SFAS 157 on non financial assets and non financial liabilities, but does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No 141R, ‘‘Business Combinations’’ (‘‘SFAS 141R’’). SFAS 141R replaces SFAS 141 and establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS 141R is effective for business combinations occurring in the fiscal years beginning after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter.

In December 2007, the FASB issued SFAS 160, Non controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51. SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained non controlling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the non controlling owners. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. Upon the successful completion of a Business Combination, the Company will apply the provisions of SFAS 160 if applicable.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”).  EITF 07-5 provides guidance on how to determine if certain instruments or embedded features are considered indexed to our own stock, including instruments similar to our convertible notes and warrants to purchase our stock.  EITF 07-5 requires companies to use a two-step approach to evaluate an instrument’s contingent exercise provisions and settlement provisions in determining whether the instrument is considered to be indexed to its own stock and exempt from the application of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”.  Although EITF 07-5 is effective for fiscal years beginning after December 15, 2008, any outstanding instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption.  The Company is currently evaluating the impact that adoption of EITF 07-5 will have on its consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s consolidated financial statements.

 Income Taxes

            A net income tax provision of $75,772 was recorded for the year ended December 31, 2008. The Company's effective tax rate differs from the federal statutory rate due to the decrease in the valuation allowance against its deferred tax asset.  The Company is incorporated in Delaware and accordingly is subject to franchise taxes. Included as part of general and administrative costs in the accompanying statement of operations is Delaware franchise tax expense of $36,750 estimated for the financial year ended December 31, 2008. Delaware franchise tax of $ 27,498 for the financial year ending December 31, 2007, was paid in September 2008.

The provision for income taxes for the period ended December 31, 2008 and December 31, 2007 consists of the following:

	December 31, 2008	December 31, 2007
Current
Federal	$292,555	$312,593
State	-	-
	292,555	312,593
Deferred
Federal	(261,783)	(104,854)
State	-	-
	(261,783)	(104,854)
	$75,772	$207,739

Deferred tax assets and liabilities arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

Significant components of the Company’s deferred tax assets are as follows:
	2008	2007
Expenses deferred for income tax purposes	$292,638	104,854
Interest income deferred for book purposes	29,000	-

Total	$321,638	$104,854

The Company's effective tax is the same as the statutory rate of 34%.

DIRECTORS AND MANAGEMENT FOLLOWING THE ACQUISITION

Following the Acquisition, the executive officers, advisors and key employees of TransTech are anticipated to be as follows:

Directors and Executive Officers	Age	Title / Position

Suresh Rajpal	65	Chairman of the Board
L.M. Singh	43	Director
Dr. Ranga Krishna	45	Director
Prakash Rajgaria	59	President & Director
Naryan Prasad Tekriwal	52	Director
Ashwin Belur	45	Chief Executive Officer
Dhiren Kothary	45	Chief Financial Officer

Suresh Rajpal has been our Chairman of the Board of Directors, Chief Executive Officer and President since our incorporation on August 16, 2006. Mr. Rajpal offers over 35 years of entrepreneurial and multinational work experience covering the United States, Japan, Hong Kong and India. He was the recipient of the Entrepreneur of the Year Award for companies started in the previous three years from Ernst & Young, India in 2000. In addition, he has received the U.S. Ambassador’s Award for distinguished service in strengthening the relationship between the United States and India and for extraordinary service to American business in India as President of the American Business Council. Mr. Rajpal established Hewlett-Packard Company’s India operations in 1989 and was its President and Chief Executive Officer since setting up the operations until 1999. From 1984 to 1988, Mr. Rajpal was the Director of Sales, Marketing & Support at Hewlett-Packard Company Asia with accounts generating revenue in excess of $1.6 billion. Mr. Rajpal’s career with Hewlett-Packard Company spanned 29 years in several senior managerial positions in the United States, Canada, Asia and Latin America. Following Hewlett-Packard, Mr. Rajpal co-founded eCapital Solutions in April 1999, a company that owned intellectual properties in a number of different technology areas. Until April 2001, Mr. Rajpal was the President and Chief Executive Officer of Trigyn Technologies Limited which was formed through the merger of eCapital Solutions and Leading Edge Systems Ltd, a listed entity on the Bombay Stock Exchange in India. In September 2001, Mr. Rajpal co-founded Tecnova India, which provides consulting services to emerging growth companies in India. In July 2006, he founded Visnova Solutions, a focused software solutions and high-end KPO/BPO organization. Mr. Rajpal currently serves as a member of the board of directors of various public and privately held companies. Mr. Rajpal is an Electrical Engineer from the Benaras Hindu University, India and earned his MBA from York University, Toronto, Canada.

L.M. Singh has been our Chief Financial Officer, Executive Vice President, Secretary and Treasurer and a member of our Board of Directors since our incorporation. He has over 20 years experience in a global work environment covering private equity investments, corporate finance, buy-outs, capital markets, audit and control. Since January 2003, Mr. Singh has been the founder and managing partner of Lotus Capital Partners, LLC, and New York, an investment advisory firm that specializes in cross-border transactions between the United States and India for companies primarily in the software and business services sector. In February 2005, Mr. Singh co-founded FiNoble Advisors Ltd, New Delhi, India, an investment and advisory firm providing investment banking, India entry and asset management services, which seeks to leverage India as an investment destination.

From May 1995 to November 2002, Mr. Singh managed private equity investments, re-structuring and post merger integration activities and held several managerial positions at TAIB Bank E.C, and its affiliates, a boutique merchant bank headquartered in Bahrain pursuing investment activities across India, the United States, Europe and the Persian Gulf region. From August 2001 to November 2002, he served as President of TAIB Securities New York with country-head responsibilities for TAIB Securities, London. From January 2000 to July 2001, Mr. Singh served as Group Executive Director and member of the board of directors for Mindteck, a global technology services provider, focused on IT applications and embedded systems. Mr. Singh graduated from Sri Ram College of Commerce, Delhi University, India, with a Bachelor in Commerce (Hons.) and qualified as a Chartered Accountant, training with Price Waterhouse, New Delhi, India. He is a member of the Institute of Chartered Accountants of India, Institute of Internal Auditors (USA) and the Information Systems Audit and Control Association (CISA) (USA).

Dr. Ranga C. Krishna was elected as a director by our Board of Directors on November 7, 2008. Dr. Krishna is a licensed neurologist and an experienced health care entrepreneur, having started several companies. Among them is International Pharma Trials, Inc., a company which assists U.S. pharmaceutical companies perform Phase II clinical trials in India. He also co-founded Fastscribe, Inc., an internet-based medical and legal transcription company with operations in India. Dr. Krishna is a member of several organizations, including the American Academy of Neurology and the Medical Society of the State of New York. He is also a member of the Medical Arbitration panel for the New York State Workers’ Compensation Board. Dr. Krishna was trained at New York’s Mount Sinai Medical Center (1991-1994) and New York University (1994-1996). Dr. Krishna currently serves as Chairman and Audit Committee Chairman of India Globalization Capital, Inc., a Special Purpose Acquisition Corporation that has invested in the infrastructure sector in India.

Mr. Prakash Rajgarhia is co-founder of GHIL. In 1986, he founded BABA Corporation, a company dealing in the import of polymers. In 1997 he co-founded Netkraft Private Ltd., a Bangalore-based information technology company developing high value business solutions in the Retail & Distribution and Health & Life Sciences markets. The firm was supported and seeded with $4.5million of capital from Actis (CDC) along with Jump Start Private Ltd. In 2001, he made a strategic investment in Concourse Technology Ltd., a closely held IT training company. In 2004, he co-founded GHIL, and has been instrumental in streamlining operations, establishing systems and providing management expertise to the business. Mr. Rajgarhia has a Bachelor’s in Commerce, 1967; LLB, 1971. Since 2001, he has been involved as a co-founder of Aurovision Pvt. Ltd., an Information Technology company dealing in graphical interfaces, web development, software development, and business intelligence. In 2003, he co-founded Global Hi-Tech Industries Ltd. He has been instrumental in streamlining operations, establishing systems and providing management expertise to the business.

Mr. Narayan Prasad Tekriwal is co-founder of GHIL. He is presently the Managing Director of the company as well Director of Procurement/Sales and the driving force behind the company’s technical superiority. He has over 34 years of experience in the steel industry. From 1980 to 1990, he worked as an independent steel trader. In 1990, he founded co-Hi-Tech Abrasives Ltd., a company involved in the production of ingots through induction furnaces and has a plant in Raipur, India. Mr. Tekriwal has a Bachelor’s in Commerce and is an executive member of the Sponge Iron Manufacturers Association of India. In 2003, he co-founded Global Hi-Tech Industries Ltd. And presently is the Managing Director of the company.

Mr. Ashwin Belur, who will be the CEO of the surviving entity, has 20 years of experience in international financial markets with Goldman Sachs and ABN Amro and as a result is familiar with researching and valuing a variety of companies. From 2002 to 2008, Mr. Belur held a number of positions with ABN Amro, most recently as a Director.

Mr. Dhiren Kothary, who will be the Chief Financial Officer on closing of the acquisition of GHIL. He has a Bachelor’s in Commerce with honors from Mumbai University, 1995, and is a Chartered Accountant. He has an experience of 23 years in the field of assurance, taxation, stock broking, Corporate Advisory, Capital Market and Project Finance Advisory Services across different industries in the trading, manufacturing & services sector. In last 5 years, he has been providing financial consultancy services.

Audit Committee of the Board of Directors

Our Board of Directors has established an Audit Committee currently composed of two independent directors who report to the Board of Directors.  Messrs. Sonawala and Smithline, each of whom is an independent director under the NASDAQ listing standards, serve as members of our Audit Committee.  We intend to locate and appoint at least one additional independent director to our Audit Committee to increase the size of the Audit Committee to three members.

The duties of the Audit Committee are specified in our Audit Committee Charter, some of which are specified below:

•	Review and assess the adequacy of this Charter at least annually.

•
Review all quarterly and annual financial statements and reports (including disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations) prior to any filing on Form 10-Q or Form 10-K with the Securities and Exchange Commission.

•	Recommend to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

•	Approve the appointment and compensation of the outside auditing firm prior to any engagement.

•	Review the annual audit plan of the outside auditing firm and evaluate their performance.

•
Obtain and review a report from the outside auditing firm at least annually as to (a) all critical accounting policies to be used, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the outside auditing firm, and (c) other material written communications between the outside auditing firm and management of the Company, including management letters and schedules of unadjusted differences.

•	Consult with the outside auditing firm concerning the completeness and accuracy of the Company’s financial statements.

•	Consult with the outside auditing firm concerning the quality of the Company’s accounting principles as applied in its financial statements and reporting.

•	Review any significant difficulties encountered during the course of the audit or review, including any restrictions on the scope of the outside auditing firm’s work or access to reviewed information.

•	Review any disagreements between management and the outside auditing firm in connection with any public announcements of financial results and quarterly and annual financial statements and reports.

•	Review changes to the Company’s accounting principles as recommended by the outside auditing firm or management.

•
Review with the outside auditing firm the adequacy of the Company’s system of internal controls and disclosure controls and procedures, including computerized information system controls and security, and any related significant findings and recommendations of the outside auditing firm, together with management’s responses thereto.

•	Discuss with management and the outside auditing firm the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	Perform an annual evaluation of the Audit Committee.

Audit Committee Financial Expert

Our Board of Directors has not determined whether anyone on the Board is an “audit committee financial expert,” as such term is defined by the Securities and Exchange Commission rules. Those rules require that at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.  We intend to locate and appoint an audit committee financial expert after a business combination with a target business is consummated.

Compensation Committee of the Board of Directors

It is anticipated that the Board of Directors will form a compensation committee promptly after the acquisition is consummated. Employment agreements for the executive officers of GHIL will be negotiated with the independent members of committee post-acquisition.

Board Meetings

During the fiscal year ended December 31, 2007, our board of directors held 6 meetings.  Although we do not have any formal policy regarding director attendance at our Special Meetings, we will attempt to schedule our Special Meetings so that all of our directors can attend.  During the fiscal year ended December 31, 2008, all of our directors attended all of the meetings of the board of directors except for one director who could not attend one board meeting and was granted leave of absence for the same.

Section 16 Reporting

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of their ownership of shares with the Securities and Exchange Commission).  Such executive officers, directors and stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.  Based solely upon review of the copies of such reports received by us, our senior management believes that all reports required to be filed under Section 16(a) for the fiscal year ended December 31, 2008 were filed in a timely manner.

Beneficial Ownership of Securities

 The following table sets forth information regarding the beneficial ownership of our common stock as of April 2, 2009 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our executive officers, directors and our special advisors; and
•	all of our officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power.  It also includes shares of common stock that the stockholder has a right to acquire within 60 days through the exercise of any option, warrant or other right.  The percentage ownership of the outstanding common stock, which is based upon 6,300,000 shares of common stock outstanding as of April 2, 2009, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner (1)	No. of Shares of Common Stock Owned (2)		Approximate Percentage of Common Stock Owned (3)

TSP Ltd. (4)	533,919		8.47%
Suresh Rajpal (5)	789,324		12.53
L.M. Singh (5)	716,352		11.37
Ranga Krishna	0		-
Frederick Smithline* (6)	54,730		0.87
Hemant Sonawala*	0		-
Chandru Jagwani (7)*	91,216		1.45
HBK Investments (8)	629,900		10.00
Polar Securities Inc. (9)	480,800		7.63
Fir Tree, Inc. (10)	550,000		8.73
Wolverine Convertible Arbitrage Fund, Ltd. (11)	229,203		3.64
QVT Financial LP (12)	549,573		8.72
Loeb Arbitrage Fund (13)	411,500		6.53

All directors and officers as a group 5 individuals (5)(6)(14)	1,026,487	(14)	16.29%
____________________
 *       Less than 1%
(1)	Unless otherwise noted, the business address of each of the following is 445 Fifth Avenue, Suite 30H, New York, New York, 10016.
(2)	The share amount does not include the shares of common stock underlying the private warrants sold to TSP Ltd. in a private placement on May 27, 2007.
(3)
Reflects the sale of 5,175,000 units in the Offering (post exercise of underwriters’ over-allotment option of 675,000 units), but does not include:  (i) 5,175,000 shares of our common stock issuable upon exercise of the warrants sold as part of such units (post exercise of underwriters’ over allotment option); (ii) 1,191,667 shares of our common stock issuable upon exercise of the private warrants; (iii) 281,250 shares of our common stock included in the representatives’ unit purchase option; or (iv) 281,250 shares of our common stock issuable upon exercise of the warrants included in the representatives’ unit purchase option.

(4)	TSP Ltd. is a company formed under the laws of Bermuda, which is wholly-owned by Suresh Rajpal (57.5%) and LM Singh (42.5%).
(5)
Includes 533,919 shares of our common stock owned by TSP, Ltd. and, with respect to L.M. Singh, 72,973 shares owned by Lotus Capital LLC, a New York limited liability company, majority-owned by L.M. Singh.  Mr. Rajpal disclaims beneficial ownership to 42.5% of the shares owned by TSP Ltd.  Mr. Singh disclaims beneficial ownership to 57.5% of the shares owned by TSP Ltd.

(6)	Includes 27,365 shares of our common stock owned by Mr. Smithline’s spouse, with respect to which Mr. Smithline disclaims beneficial ownership.
(7)	Includes 47,432 shares of our common stock owned by Canak Associates LLC, a New York limited liability company, 50%-owned by Chandru Jagwani.
(8)	This information is based solely on a Schedule 13G dated December 31, 2008.
(9)
Represents shares held by Polar Securities Inc. which serves as the investment manager to North Pole Capital Master Fund and a number of discretionary accounts with respect to which it has voting and dispositive authority over the shares reflected.  This information is based solely upon the contents of a filing on Schedule 13G dated October 30, 2007. This information is based solely on the NOBO list obtained by the Company in December 2008. There is no 13G available.

(10)
Represents shares held by Fir Tree, Inc.  This information is based solely upon the contents of a filing on Schedule 13G/A dated December 31, 2008, filed by Sapling, LLC, Fir Tree Capital Opportunity Master Fund, L.P. and Fir Tree, Inc.

(11)	This information is based solely upon the contents of a filing on Schedule 13G dated November 18, 2008.
(12)
Represents shares held by QVT Financial LP and this information is based solely upon the contents of a filing on Schedule 13G/A dated December 31, 2008 filed by QVT Financial LP, QVT Financial GP LLC, QVT Fund LP and QVT Associates GP LLC.

(13)	This information is based solely upon the contents of a filing on Schedule 13D dated January 21, 2009.
(14)	Does not include a total of 98,513 shares of our common stock issued to special advisors.

Messrs. Rajpal and Singh may be deemed our “parent,” “founder” and “promoter,” as these terms are defined under the Federal securities laws.

Post Transaction Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of immediately after the consummation of the acquisition:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our executive officers, directors and our special advisors; and
•	all of our officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power.  It also includes shares of common stock that the stockholder has a right to acquire within 60 days through the exercise of any option, warrant or other right.  The percentage ownership of the outstanding common stock, which is based upon 6,300,000 shares of common stock outstanding as of immediately after the consummation of the acquisition (which assumes no exercise of redemption rights), is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner (1)	No. of Shares of Common Stock Owned (2)		Approximate Percentage of Common Stock Owned (3)

TSP Ltd. (4)	533,919		8.47%
Suresh Rajpal (5)	789,324		12.53
L.M. Singh (5)	716,352		11.37
Ranga Krishna	0		-
Frederick Smithline* (6)	54,730		0.87
Hemant Sonawala*	0		-
Chandru Jagwani (7)*	91,216		1.45
Prakash Rajgarhia	0		-
Narayan Prasad Tekriwal	0		-
Ashwin Belur	0		-
Dhiren Kothary	0		-
HBK Investments (8)	629,900		10.00
Polar Securities Inc. (9)	480,800		7.63
Fir Tree, Inc. (10)	550,000		8.73
Wolverine Convertible Arbitrage Fund, Ltd. (13)	229,203		3.64
QVT Financial LP (14)	549,573		8.72
Loeb Arbitrage Fund (17)	411,500		6.53

All directors and officers as a group 9 individuals (5)(6)(14)	1,026,487	(14)	16.29%
____________________
 *       Less than 1%
(1)	Unless otherwise noted, the business address of each of the following is 445 Fifth Avenue, Suite 30H, New York, New York, 10016.
(2)	The share amount does not include the shares of common stock underlying the private warrants sold to TSP Ltd. in a private placement on May 27, 2007.
(3)
Reflects the sale of 5,175,000 units in the Offering (post exercise of underwriters’ over-allotment option of 675,000 units), but does not include:  (i) 5,175,000 shares of our common stock issuable upon exercise of the warrants sold as part of such units (post exercise of underwriters’ over allotment option); (ii) 1,191,667 shares of our common stock issuable upon exercise of the private warrants; (iii) 281,250 shares of our common stock included in the representatives’ unit purchase option; or (iv) 281,250 shares of our common stock issuable upon exercise of the warrants included in the representatives’ unit purchase option.

(4)	TSP Ltd. is a company formed under the laws of Bermuda, which is wholly-owned by Suresh Rajpal (57.5%) and LM Singh (42.5%).
(5)
Includes 533,919 shares of our common stock owned by TSP, Ltd. and, with respect to L.M. Singh, 72,973 shares owned by Lotus Capital LLC, a New York limited liability company, majority-owned by L.M. Singh.  Mr. Rajpal disclaims beneficial ownership to 42.5% of the shares owned by TSP Ltd.  Mr. Singh disclaims beneficial ownership to 57.5% of the shares owned by TSP Ltd.

(6)	Includes 27,365 shares of our common stock owned by Mr. Smithline’s spouse, with respect to which Mr. Smithline disclaims beneficial ownership.
(7)	Includes 47,432 shares of our common stock owned by Canak Associates LLC, a New York limited liability company, 50%-owned by Chandru Jagwani.
(8)	This information is based solely on a Schedule 13G dated December 31, 2008.
(9)
Represents shares held by Polar Securities Inc. which serves as the investment manager to North Pole Capital Master Fund and a number of discretionary accounts with respect to which it has voting and dispositive authority over the shares reflected.  This information is based solely upon the contents of a filing on Schedule 13G dated October 30, 2007. This information is based solely on the NOBO list obtained by the Company in December 2008. There is no 13G available.

(10)
Represents shares held by Fir Tree, Inc.  This information is based solely upon the contents of a filing on Schedule 13G/A dated December 31, 2008, filed by Sapling, LLC, Fir Tree Capital Opportunity Master Fund, L.P. and Fir Tree, Inc.

(11)	This information is based solely upon the contents of a filing on Schedule 13G dated November 18, 2008.
(12)
Represents shares held by QVT Financial LP and this information is based solely upon the contents of a filing on Schedule 13G/A dated December 31, 2008 filed by QVT Financial LP, QVT Financial GP LLC, QVT Fund LP and QVT Associates GP LLC.

(13)	This information is based solely upon the contents of a filing on Schedule 13D dated January 21, 2009.
(14)	Does not include a total of 98,513 shares of our common stock issued to special advisors.

GHIL Executive Compensation

Compensation Discussion and Analysis. Compensation for the executives of GHIL is determined by the Board of Directors of GHIL. Their decisions are founded upon their personal experiences, their knowledge of the industry, their knowledge of the financial status of GHIL and their evaluation of the performance of GHIL executives. Compensation is generally based on the relative importance of an employee to GHIL and the perception of the Board of Directors of what compensation level would be adequate to keep the employee satisfied with his or her compensation. In general, if an executive performs exceptionally well, the performance and, if applicable, the increase in responsibilities would also merit a salary increase. No equity is paid as compensation to our executive officers.

Compensation for Executive Officers of GHIL

Compensation packages of executives:

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to us by our Chief Executive Officer and the Chief Financial Officer. No executive officer made more than $100,000 in the year ended March 31, 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total Compensation ($)
Narayan Prasad Tekriwal, Managing Director (chief executive officer and chief financial officer)	2008	5,607	0	0	5,607
	2007	7,980	0	0	7,980
	2006	5,659	0	0	5,659

Employment Agreements

GHIL does not have any employment agreements with its employees. It does, however, enter into appointment letters with each employee, which have the following terms:

1. The employee will take due care to ensure complete confidentiality of any sensitive, privileged or non-public information pertaining to GHIL.
2. During the employment period, the employee should devote full attention and time to the work of GHIL as per the instructions of the employee’s superiors, and should not undertake any other part-time work or any business activity without the prior permission of GHIL in writing.
3. GHIL will not accept any assignment or remuneration in personal capacity from any third party during the tenure and within a period of six months thereafter, without GHIL’s prior written consent.
4. Either party can terminate the appointment by giving one-month’s notice. In case the employee fails to provide the above notice, GHIL would be entitled to withhold/claim from the employee compensation equivalent to one month’s gross remuneration.

Post Acquisition Employment Agreements

It is anticipated that the Board of Directors will form a compensation committee promptly after the GHIL transaction is closed. It is currently contemplated that all of the members of the compensation committee will be comprised of independent directors. Employment agreements for the executive officers of GHIL will be negotiated with the independent members of committee post acquisition.

Director Compensation

Our directors do not currently receive any cash compensation for their service as members of the board of directors.

Executive Compensation

No executive officer or any affiliate of an executive officer received any cash compensation for services rendered during the fiscal years ended December 31, 2007 and December 31, 2008, respectively.

As of our fiscal years ended December 31, 2008 and December 31, 2007, respectively, no compensation of any kind, including finder’s and consulting fees, was paid to any of our existing stockholders or affiliates, including our officers, directors and special advisors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination.  However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.  There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.  If none of our directors are deemed “independent,” we will not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

Prior to the formation of a compensation committee, a majority of independent directors shall determine, or recommend to the full Board for determination, the compensation to be paid to our executive officers.

Stockholder Communications with TransTech’s Board of Directors

Stockholders may send communications to our board of directors by mail or courier delivery addressed as follows: TransTech Services Partners Inc., c/o CEO, 445 Fifth Avenue, New York, New York, 10016.  In general, the CEO will forward all such communications to the board of directors.  However, for communications addressed to a particular member of the board of directors, the CEO forwards those communications directly to the board member so addressed.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

TransTech Related Party Transactions

On September 14, 2006, we issued an aggregate of 1,125,000 shares of common stock to the individuals set forth below and their respective nominees for $25,000 in cash, at a purchase price of $0.022 per share, as follows:

Name	Number of Shares of Common Stock	Relationship to TransTech
TSP Ltd. (1)	533,919	Stockholder (wholly-owned by our sponsors)
Suresh Rajpal (2)	255,405	Chief Executive Officer, President and Chairman of the Board
LM Singh	109,460	Chief Financial Officer, Executive Vice President, Treasurer, Secretary and Director
Frederick Smithline	27,365	Director
Susan Smithline	27,365	Stockholder (spouse of Frederick Smithline)
Pervez Ahmed	7,297	Special Advisor
Chandru Jagwani	75,000	Special Advisor
Lotus Capital LLC	72,973	Stockholder (majority-owned by LM Singh)
Canak Associates LLC	47,432	Stockholder (50%-owned by Chandru Jagwani)

Further, on May 22, 2007, we issued an aggregate of 1,191,667 warrants at $1.20 per warrant or an aggregate of $1,430,000 in a private placement to TSP Ltd., an existing stockholder. Such warrants are identical to the warrants included in the units that were sold in our initial public offering. Each warrant is exercisable into one share of common stock at $5.00 and will become exercisable on the later of (i) the completion of a business combination with a target business or (ii) on May 16, 2008, which is one year from the date of the prospectus. The warrants will be subject to a lock-up agreement.

The holders of our 1,125,000 founding shares will be entitled to registration rights pursuant to an agreement signed on May 22, 2007. The holders of the majority of these securities and their transferees are each entitled to make up to one demand that we register the securities owned by them. The holders of the majority of these securities can elect to exercise these registration rights at any time after the date on which the securities are released from escrow. In addition, these holders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. Also, TSP Ltd. will be entitled to demand and “piggy-back” registration rights with respect to the private warrants and the shares of common stock underlying the private warrants at any time after we complete a business combination.

Lotus Capital LLC, an entity majority owned by LM Singh, our Chief Financial Officer, Executive Vice President, Secretary and Treasurer, commencing on May 23, 2007 through the earlier of acquisition of a target business or up to May 23, 2009, makes available to us certain administrative, technology and secretarial services, as well as the use of certain limited office space in Chicago, as we may require from time to time. We pay Lotus Capital LLC $7,500 per month for these services. Mr. Singh is the majority owner Lotus Capital LLC and, as a result, benefits from the transaction to the extent of his interest in this entity. However, this arrangement is solely for our benefit and is not intended to provide Mr. Singh compensation in lieu of a salary. We believe, based on rents and fees for similar services in New York, NY that the fee charged by Lotus Capital LLC is at least as favorable as we could have obtained from an unaffiliated person. However, because our directors at the time we entered into the agreement with Lotus Capital LLC may not be deemed independent, we did not have the benefit of disinterested directors approving the transaction.

Our sponsors had loaned to us the principal sum of $125,000 in order to pay certain of the expenses associated with our initial public offering. We have repaid this loan, together with interest at the rate of 4% per annum, out of the proceeds from this offering.

We reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board of directors or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per-month administrative fee, repayment of the sponsor’s loans and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our initial stockholders, officers or directors who owned our common stock prior to our IPO, or to any of their respective affiliates, prior to or with respect to the business combination.

For a discussion of the interests of the TransTech executive officers and directors in the Acquisition, see “Summary— Interest of TransTech Officers and Directors in the Acquisition.”

Review, Approval or Ratification of Transactions with Related Persons

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

GHIL

The tables below reflect transactions entered into by GHIL with certain of its officers, directors and their respective affiliates. Items under the column “purchase of goods/services” primarily consisted of the purchases of raw material and consumables. Items under the columns “Funds Received” and “Funds Transferred” refer to loans made to or from the specified persons. Such loans were made at 0% interest, were on-demand and were not secured. Items under the column “Sale of goods” primarily consisted of sales of joists. Each of the arrangements described below were not long term contracts but were one-time events.

Transactions with related parties were entered into at competitive market prices charged to unaffiliated customers for similar transaction or charged by other suppliers.

Six Month Period Ended 30 September, 2007

No	Party Name	Funds Received	Funds Transferred	Purchase of Goods/Services	Director Remuneration
1	Ashiana Homes Private Limited	245,580	—	—	—
2	Ashok Maskara	85,953	93,320	—	—
3	Ashoka Tex	—	—	—	—
4	Dynamix Urja (India) Limited	486,739	2,087,426	—	—
5	Hitech Abrasive Private Limited	122,790	248,035	2,578	—
6	NP Tekriwal	288,275	196,464	—	2,763
7	Rohit Maskara	7,587	13,953	—	—
8	Deepak Agrawal	—	6,095	—	—

Six Month Period Ended 30 September, 2008

No	Party Name	Funds Received	Funds Transferred
1	Ashok Maskara	—	3,042
2	Ashoka Tex	—	126,701
3	Hitech Abrasive Private Limited	58,658	1,026,296
4	NP Tekriwal	—	5,279
5	Rohit Maskakra		5,279

The transactions with the following related parties for the year ended March 31, 2006, 2007 and 2008 are described below:

Following are the details of each related party, their relationship with GHIL and, if the party was not related to GHIL, a description of the interest for related parties:

Party Name	Relationship with GHIL	Interest in the Transaction by Related Parties, if the Party Is Not Directly Related to GHIL
Ashiana Homes Private Limited	Stockholder of GHIL	N/A
Ashoka Tex	None	Owned by Ashok Maskara
Dynamix Urja (India) Limited	None	NP Tekriwal is a director
Hitech Abrasive Private Limited	None	The child of NP Tekriwal is a director
Ashok Maskara	Director of GHIL	N/A
Deepak Agrawal	Director of GHIL	N/A
NP Tekriwal	Director of GHIL	N/A
Rohit Maskara	Director of GHIL	N/A

DESCRIPTION OF TRANSTECH’S SECURITIES

General

We are authorized to issue 20,918,920 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of date, 6,300,000 shares of common stock are outstanding, including 1,125,000 shares owned by our sponsors that were issued prior to TransTech’s IPO. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock.

Common Stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, including the Acquisition Proposal, our initial stockholders, including all of our officers and directors, have agreed to vote all of their respective shares of common stock beneficially owned by them prior to our IPO in accordance with the majority of the public stockholders and to vote any shares they acquire in this offering and the aftermarket in favor of any proposed business combination. Additionally, our initial stockholders will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders, except that they will be required to vote in favor of our dissolution and liquidation.

Our existing stockholders have also agreed to waive their rights to participate in any liquidation occurring upon our failure to complete a business combination, but only with respect to the founding shares and shares acquired in the private placement.

We will proceed with the Acquisition Proposal only if a majority of the shares of common stock voted by our public stockholders are voted in favor of the Acquisition Proposal and public stockholders owning less than 20% of the shares sold in our IPO exercise their conversion rights discussed below.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If our dissolution and liquidation is approved by stockholders owning a majority of our common stock, public stockholders would be entitled to receive their pro rata share of the funds available in the Trust account (including any interest not released to us, net of taxes, and the deferred underwriting discounts and commissions and private placement proceeds) plus any remaining assets less amounts we pay, or reserve to pay, for all of our liabilities and obligations. These liabilities and obligations include our corporate expenses arising during our remaining existence and the costs associated with our dissolution and liquidation. To the extent that funds reserved to pay obligations or liabilities are not subsequently used for such purpose, the funds will be available for distribution to our public stockholders. If we do not complete an initial business combination and the trustee must distribute the balance of the Trust account, the underwriters in our IPO have agreed that: (i) they will forfeit any rights or claims to their deferred underwriting discounts and commissions, including any accrued interest thereon, then in the Trust account, and (ii) the deferred underwriting discounts and commissions will be distributed on a pro rata basis among the public stockholders, together with any accrued interest thereon and net of income taxes payable on such interest. Our existing stockholders have waived their rights to participate in any liquidating distributions occurring upon our failure to complete a business combination with respect to the founding shares, and have agreed to vote all of their shares in favor of any such plan of liquidation and dissolution. However, our existing stockholders will participate in any liquidating distributions with respect to any other shares of common stock acquired by them in connection with or following the IPO.

Our stockholders have no redemption, preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted for cash equal to their pro rata share of the funds available in the Trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the Trust account still have the right to exercise the unsold warrants that they received as part of the units in our IPO, which they have not previously sold.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement from our IPO prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the Trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. As of the date of this proxy statement, no shares of preferred stock are outstanding.

Warrants

There are currently 6,366,667 warrants outstanding, including 1,191,667 private placement warrants. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of a business combination, and expiring at 5:00 p.m., New York City time on May 23, 2011.

Provided we obtain the prior consent of Cowen and Company and Maxim Group, the underwriters in our IPO, we may call the warrants for redemption (including any warrants held by existing stockholders and those issued upon exercise of the unit purchase option issued to the representatives of the underwriters in our IPO),

•	in whole and not in part,
•	at a price of $0.01 per warrant at any time after the warrants become exercisable,
•	upon not less than 30 days prior written notice of redemption to each warrant holder, and
•
if, and only if, the reported last sale price of the common stock equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

We have established these criteria to provide warrant holders with a reasonable premium to the initial warrant exercise price, as well as a reasonable cushion against a negative market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his, her or its warrant prior to the date scheduled for redemption either by payment of the exercise price in cash or on a “cashless basis;” however, there can be no assurance that the price of the common stock will exceed $11.50 or the warrant exercise price after the redemption call is made. Exercises on a cashless basis enable the holder to convert the value in the warrant (the fair market value of the common stock minus the exercise price of the warrant) into shares of common stock. We will establish the “value” to be converted into shares of our common stock upon exercise of the warrants on a cashless basis and provide such information in the notice of redemption. The “value” will be determined using the last sale price of the common stock for the date ending on the third business day prior to the notice of redemption to warrant holders.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless, at the time of exercise, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our reasonable best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited, if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. In no event will the registered holders of a warrant be entitled to receive a “net cash” settlement, stock or other consideration in lieu of physical settlement in shares of our common stock.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase Option

In our IPO we sold to the representatives an option for $100 to purchase up to 281,250 units at $10.00 per unit. The units issuable upon exercise of this option are identical to those sold in our IPO. The exercise price of the underlying warrant in the unit purchase option is $5.00 per warrant, which is the exercise price of the warrants included in the units sold in our IPO.

Registration Rights

The holders of our 1,125,000 founding shares will be entitled to registration rights pursuant to an agreement to be signed prior to the effective date of this offering. The holders of the majority of these securities and their transferees are each entitled to make up to one demand that we register the securities owned by them. The holders of the majority of these securities can elect to exercise these registration rights at any time after the date on which the securities are released from escrow. In addition, these holders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. Also, TSP Ltd. will be entitled to demand and “piggy-back” registration rights with respect to the private warrants and the shares of common stock underlying the private warrants at any time after we complete a business combination.

Transfer Agent, Registrar and Warrant Agent

The transfer agent and registrar for our units and common stock, and the warrant agent for our warrants is Continental Stock Transfer & Trust Company.

STOCKHOLDER PROPOSALS

If the Acquisition is consummated, our financial year will end on December 31 and our 2009 Special Meeting of stockholders will be held on or about [_____________], 2009, unless the date is changed by the board of directors.  If you are a stockholder and you want to include a proposal in the proxy statement for the year 2009 Special Meeting, you need to provide it to us by no later than [___________], 2009.  You should direct any proposals to our secretary at our principal office.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Only one annual report and proxy statement may be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the affected stockholders.  We will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.  Requests for additional copies should be directed to Suresh Rajpal, our Chairman and CEO, TransTech Services Partners Inc., 445 Fifth Avenue, Suite 30H, New York, New York 10166.  Stockholders sharing an address and currently receiving a single copy may contact Mr. Rajpal as described above to request that multiple copies be delivered in future years.  Stockholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting Mr. Rajpal as described above.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by us with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, and 100 F Street, N.E., Washington, D.C. 20549-1004.  We file reports, proxy statements and other information electronically with the SEC.  You may access information on us at the SEC web site containing reports, proxy statements and other information at http://www.sec.gov.  This proxy statement describes the material elements of relevant contracts, exhibits and other information attached as annexes or exhibits to this proxy statement.  Information and statements contained in this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex or exhibit to this document.

All information contained in this proxy statement relating to TransTech Services Partners Inc. and TransTech Subsidiary has been supplied by TransTech, and all such information relating to GHIL has been supplied by GHIL.  Information provided by either of TransTech or GHIL does not constitute any representation, estimate or projection relating to, attributable to or made on behalf of the other.

This proxy statement contains important business and financial information about us that is not included in or delivered with this document.  You may obtain this additional information, or additional copies of this proxy statement, at no cost, and you may ask any questions you may have about the acquisition by contacting us at the following address or telephone number:

TransTech Services Partners Inc.
445 Fifth Avenue, Suite 30H
New York, NY 10016
Telephone: +1 (212) 696-5977
Attention: L.M. Singh

In order to receive timely delivery of the documents in advance of the Special Meeting, you must make your request for information no later than [___________ ___], 2009.

INDEX TO FINANCIAL STATEMENTS

 TRANSTECH SERVICES PARTNERS INC.
(A corporation in the development stage)

PAGE
Reports of Audited Financial Statements by Independent Registered Public Accounting Firm	F-2

Balance Sheets as of December 31, 2008 and December 31, 2007	F-4

Statements of Operations for the year ended December 31, 2008, for the year ended December 31, 2007 and the period from August 16, 2006 (inception) to December 31, 2008	F-5

Statements of Stockholders’ Equity for the period from August 16, 2006 (inception) to December 31, 2008	F-6

Statements of Cash Flows for the year ended December 31, 2008, for the year ended December 31, 2007, and the period from August 16, 2006 (inception) to December 31, 2008	F-7

Notes to Financial Statements	F-8

GLOBAL HI-TECH INDUSTRIES LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
TransTech Services Partners Inc.

We have audited the statements of operations and cash flows of TransTech Services Partners Inc. for the period from August 16, 2006 (inception) to December 31, 2006 (not separately presented herein) and the statement of stockholders’ equity for the period from April 10, 2006 to December 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of TransTech Services Partners Inc. for the period from August 16, 2006 (inception) to December 31, 2006 in conformity with United States generally accepted accounting principles.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 1, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
TransTech Services Partners Inc.

We have audited the accompanying balance sheets of TransTech Services Partners Inc. (a development stage company) (the “Company”) as of December 31, 2008 and 2007 and the related statements of operations, stockholders’ equity and cash flows for the years then ended and the amounts included in the cumulative columns in the consolidated statements of operations and cash flows for the period from August 16, 2006 (inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.  The financial statements for the period from August 16, 2006 (inception) to December 31, 2006 were audited by other auditors and our opinion, insofar as it relates to cumulative amounts included for such period is based solely on the report of such auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of TransTech Services Partners Inc. as of December 31, 2008 and 2007, and the results of its operations and cash flows for the years then ended, and for the amounts included in the cumulative columns in the statements of operations and cash flows for the period from August 16, 2006 (inception) to  December 31, 2008, in conformity with accounting principles generally accepted in the United States.

We were not engaged to examine management's assertion about the effectiveness of TransTech Services Partners Inc.'s internal control over financial reporting as of December 31, 2008 included in the “Management’s Report on Internal Control Over Financial Reporting” and, accordingly, we do not express an opinion thereon.

The accompanying financial statements have been prepared assuming that TransTech Services Partners Inc. will continue as a going concern.  As discussed in Note 1 to the financial statements, TransTech Services Partners Inc. may face a mandatory liquidation by May 23, 2009 if a business combination is not executed and limited working capital, without including funds held in trust, as of December 31, 2008, which raises substantial doubt about its ability to continue as a going concern. Management's efforts to achieve a business combination and fund its working capital are described in Notes 1 and 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

McGLADREY & PULLEN, LLP
New York, New York

March 31, 2009

TRANSTECH SERVICES PARTNERS INC.

(a corporation in the development stage)

BALANCE SHEETS

	December 31,2008	December 31,2007
CURRENT ASSETS:
Cash and cash equivalents	$303,814	$666,186
Investments held in Trust (Note 1)	41,157,785	40,770,899
Prepaid expenses	9,300	31,646
Total current assets	41,470,899	41,468,731
Deferred tax assets	321,638	104,854
TOTAL ASSETS	$41,792,537	$41,573,585

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
Deferred underwriting fee (Note 5)	$1,372,500	$1,372,500
Deferred Interest	87,953	-
Accrued registration costs	-	29,297
Accrued expenses	174,488	103,217
Income taxes payable	140,532	198,594
Total current liabilities	1,775,473	1,703,608

COMMON STOCK SUBJECT TO POSSIBLE CONVERSION (1,034,483 - shares at conversion value) (Note 1)	7,872,416	7,872,416

COMMITMENTS (Note 5)
STOCKHOLDERS' EQUITY:
Preferred stock, par value $.0001 per share, 1,000,000 shares authorized, 0 shares issued	-
Common stock, par value $.0001 per share, 20,918,920 shares authorized, 6,300,000 shares issued and outstanding (including 1,034,483 shares subject to possible conversion)	630	630
Additional paid-in capital	31,594,200	31,594,200
Earnings (Deficit) accumulated in the development stage	549,818	402,731
TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)	32,144,648	31,997,561
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$41,792,537	$41,573,585

See notes to financial statements.

TRANSTECH SERVICES PARTNERS INC.
(a corporation in the development stage)

STATEMENTS OF OPERATIONS

	For the year ended	For the year ended	From August 16, 2006 (inception) to
	December 31, 2008	December 31, 2007	December 31, 2008
Revenue:
Interest income	$3,766	$4,048	$7,950
Interest income on Trust Fund	805,489	951,594	1,757,083
Total revenue	809,255	955,642	1,765,033

Operating expenses:
General and administrative expenses	586,396	309,117	926,204
Formation costs	-		5,500
Total operating expenses	(586,396)	(309,117)	(931,704)

Income before provision for income taxes	222,859	646,525	833,329

Provision for income taxes	75,772	207,739	283,511

Net income	$147,087	$438,786	$549,818

Weighted average number of shares outstanding; basic and diluted	6,300,000	4,161,575

Net income per share, basic and diluted	$0.02	$0.11

See notes to financial statements.

TRANSTECH SERVICES PARTNERS INC.

(a corporation in the development stage)

STATEMENTS OF STOCKHOLDERS' EQUITY

	Common stock
	Shares	Amount	Additional Paid-In Capital	Earnings (Deficit) Accumulated in the Development Stage	Total Stockholders' Equity (Deficiency)
Issuance of Common Stock on September 13, 2006 at $0.022 per share to initial stockholders	1,125,000	$112	$24,888	$(36,055)	$(11,055)
Balance, December 31, 2006	1,125,000	$112	$24,888	$(36,055)	$(11,055)
Proceeds from sale of underwriter's purchase option	-	-	100	-	100
Proceeds from issuance of warrants	-	-	1,430,000	-	1,430,000

Sale of 5,175,000 units through public offering and over-allotment net of underwriter's discount and offering expenses and excluding $7,872,416 of proceeds allocable to 1,034,483 shares of common stock subject to possible conversion	5,175,000	518	30,139,212	-	30,139,730
Net income	-	-	-	438,786	438,786
Balance, December 31, 2007	6,300,000	630	31,594,200	$402,731	31,997,561

Net Income	-	-	-	147,087	147,087
Balance, December 31, 2008	6,300,000	630	31,594,200	549,818	32,144,648

See notes to condensed financial statements

TRANSTECH SERVICES PARTNERS INC.
(a corporation in the development stage)
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2008	For the year ended December 31, 2007	From inception (August 16, 2006) to December 31, 2008
OPERATING ACTIVITIES
Net income	$147,087	$438,786	$549,818
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on investment held in trust	(893,442)	(951,594)	(1,845,036)
Changes in operating assets and liabilities:
Prepaid expenses	22,346	(31,646)	(9,300)
Deferred tax assets	(216,784)	(104,854)	(321,638)
Accrued expenses	71,272	96,056	174,489
Accrued interest on notes payable to initial stockholders	-	(1,479)	-
Income taxes payable	(58,062)	198,594	140,532
Deferred Interest	87,953	-	87,953
Accrued registration Cost	(29,297)	-	(29,297)
Net cash used in operating activities	(868,927)	(356,137)	(1,252,478)

INVESTING ACTIVITIES
Purchases of investments held in Trust Fund	-	(40,754,500)	(40,754,500)
Disbursements from Trust Fund	506,555	935,195	1,441,750
Net cash used in investing activities	506,555	(39,819,305)	(39,312,750)

FINANCING ACTIVITIES
Proceeds from issuance of common stock to initial stockholders	-	-	25,000
Advances from affiliate	-	-	34,052
Payment of advances from affiliate	-	(34,052)	(34,052)
Proceeds from notes payable to initial stockholders	-	-	125,000
Payment of notes payable to initial stockholders	-	(125,000	(125,000)
Proceeds from public offering	-	36,000,000	36,000,000
Proceeds from underwriters' over-allotment exercise	-	5,400,000	5,400,000
Proceeds from issuance of insider warrants	-	1,430,000	1,430,000
Proceeds from purchase of underwriter's purchase option	-	100	100
Payment of registration costs	-	(1,892,006)	(1,986,058)
Net cash provided by financing activities	-	40,779,042	40,869,042

Net increase in cash and cash equivalents	(362,372)	603,600	303,814
Cash and Cash Equivalents
Beginning of period	666,186	62,586	-
End of period	$303,814	$666,186	$303,814

Supplemental disclosure of non-cash financing activities
Cash paid for income taxes applicable for current year	$350,618	$114,000	$464,618
Accrued registration costs	-	$29,297	$29,297
Accrual of deferred underwriting fees		$1,372,500	$1,372,500
See notes to condensed financial statements.

TRANSTECH SERVICES PARTNERS INC.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Discussion of the Company's Activities

Organization and activities- TransTech Services Partners Inc. (the “Company”) was incorporated in Delaware on August 16, 2006 for the purpose of  acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination (a “Business Combination”), one or more small to mid-market U.S. and/or European based operating companies engaged in the delivery of Information Technology and Information Technology Enabled Services, Business Process Outsourcing and/or Knowledge Process Outsourcing, whose operations are particularly suitable for operational and productivity improvements which would include leveraging delivery centers located in offshore countries, such as India (a “Target Business”).

There is substantial doubt about the Company’s ability to continue as a going concern due to the requirement that the Company completes a business combination by May 23, 2009 or it will be forced to liquidate and limited working capital, without including funds held in trust, as of December 31, 2008. The Company plans to address these matters by making efforts to complete a business combination by May 23, 2009 and has entered into a binding letter of intent with Global Hi-Tech Industries Limited (“GHIL”), which is subject to stockholder approval as discussed in Note 8 – Subsequent Events. The Company plans to meet its working capital requirements by making efforts to raise bridge financing and negotiate payment terms with vendors, as may be necessary. There is no assurance that the Company will complete a business combination by May 23, 2009 or be successful in raising bridge financing.  The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7.

The registration statement for the Company's initial public offering (“Offering”) was declared effective on May 23, 2007. The Company consummated the Offering on May 30, 2007 for net proceeds of approximately $33 million. On June 13, 2007 the Company's underwriters' exercised their over-allotment option for net proceeds of approximately $5.2 million. The Company's management intends to apply substantially all of the net proceeds of the Offering toward consummating a Business Combination. The initial Target Business must have a fair market value equal to at least 80% of our net assets (excluding the amount held in the trust account representing a portion of the underwriters' deferred discount (Note 5)) at the time of such acquisition. However, there is no assurance that the Company will be able to successfully effect a Business Combination.

Management has agreed that approximately $7.88 per Unit sold in the Offering will be held in a trust account (“Trust Account”) and invested in permitted United States government securities, of which, $0.27 per Unit will be paid to the underwriter upon the consummation of a Business Combination pro-rata with respect to those shares which stockholders do not exercise their conversion rights. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective acquisition targets or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Approximately $800,000 of after tax interest earned on the monies held in the Trust Account and $100,000 transferred to the Company at the close of the Offering may be used to pay for due diligence of prospective Target Businesses, legal and accounting fees relating to Securities and Exchange Commission (“SEC”) reporting obligations and working capital to cover miscellaneous expenses, director and officer insurance and reserves. As of December 31, 2008, the Company has nominal working capital to be withdrawn from Trust.

The Company, after signing a definitive agreement for a Business Combination, is obliged to submit such transaction for approval by a majority of the public stockholders of the Company. Stockholders that vote against such proposed Business Combination and exercise their conversion rights are, under certain conditions described below, entitled to convert their shares into a pro-rata distribution from the Trust Account (the “Conversion Right”). The actual per-share conversion price will be equal to the amount in the Trust Account (inclusive of any interest thereon) as of two business days prior to the proposed Business Combination, divided by the number of shares sold in the Offering, or approximately $7.88 per share calculated based on the date of closing of the IPO, which includes $0.27 per share to be waived by the underwriters related to the shares subject to possible conversion. As a result of the Conversion Right, $7,872,416 has been classified as common stock subject to possible conversion on the accompanying balance sheet as of December 31, 2008. The Company's stockholders prior to the Offering (“Initial Stockholders”), have agreed to vote their 1,125,000 founding shares of common stock in accordance with the manner in which the majority of the shares of common stock offered in the Offering are voted by the Company's public stockholders (“Public Stockholders”) with respect to a Business Combination. In the event that a majority of the outstanding shares of common stock voted by the Company's public stockholders vote for the approval of the Business Combination and holders owning 20% or more of the outstanding common stock do not vote against the Business Combination and do not exercise their Conversion Rights, the Business Combination may then be consummated.

We entered into a binding LOI (see Note 8) with a target company for a Business Combination, pursuant to which TransTech will acquire the company, subject to the execution of definitive agreements and the receipt of requisite shareholder approval. Post filing proxy statement seeking the approval of the Company's stockholders for that Business Combination, if 20% or more of the public stockholders do not approve the Business Combination and demand for conversion of their stock into cash, then the Company's board will convene, adopt and recommend to their stockholders a plan of dissolution and distribution and file a proxy statement with the SEC seeking stockholder approval for such plan. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering.

 With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination prior to such vote and exercised their Conversion Right will have their common shares cancelled and such shares of Common Stock will be returned to the status of authorized but un-issued shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding less than 20% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the founding shares and the shares underlying the Insider Units (but not shares acquired in the Offering or in the secondary market) held by Initial Stockholders.

Note 2 — Offering

In its initial public offering, effective May 23, 2007 (closed on May 30, 2007), the Company sold to the public 4,500,000 units (the “Units” or a “Unit”) at a price of $8.00 per Unit. Proceeds from the initial public offering totaled approximately $33 million, which was net of approximately $2 million in underwriting fees and other expenses due at closing and approximately $1.2 million of deferred underwriting fees. Each Unit consists of one share of the Company's common stock and one warrant (a “Warrant”).

On June 13, 2007, the Company's underwriters exercised their option to purchase 675,000 Units to cover over-allotments generating gross proceeds of $5.4 million, of which $5.2 million was placed in the Trust Account, net of $0.2 million additional underwriting fees for an aggregate $40.7 million held in the Trust Account.

The Company also sold to the Representatives, a purchase option to purchase up to a total of 281,250 additional Units (Note 7).

Note 3 — Summary of Significant Accounting Policies

Cash and Cash Equivalents - Cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.

Investments held in trust - The Company's restricted investment held in the Trust Fund at December 31, 2008 is invested in U.S. Government Securities. The Company earned interest income of $893,442 for the year ended December 31, 2008, $951,594 for the year ended December 31, 2007,  and $1,845,036 from inception (August 16, 2006) to December 31, 2008 which is included on the accompanying statements of operations. Below is the Trust Account reconciliation:

Amounts placed in trust	$40,754,500
Amounts withdrawn for income tax payments	(292,000)

Amounts withdrawn for working capital	(643,195)
Amount earned in interest	951,594
Balance at December 31, 2007	40,770,899
Amount earned in interest	893,442
Amount withdrawn for working capital	(156,556)
Amount withdrawn for income taxes	(350,000)
Total funds held in trust account as of December 31, 2008	$41,157,785

Concentration of Credit Risk- Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents and investments. The Company may maintain deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held or due to the nature of investments held in trust.

Net Income per Share- Net income per share is computed based on the weighted average number of shares of common stock outstanding. Basic income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The effect of the 5,175,000 outstanding warrants issued in connection with the initial public offering, the 1,191,667 outstanding warrants issued in connection with the private placement and the 281,250 units included in the underwriters' purchase option, as described in Note 7, along with the warrants underlying such units (representing 562,500 shares of common stock and equivalents) has not been considered in diluted income per share calculations since such securities are contingently exercisable.

Fair Value of Financial Instruments- Effective January 1, 2008 the Company adopted Statement No. 157, Fair Value Measurements. Statement No. 157 applies to all assets and liabilities that are being measured and reported on a fair value basis.  Statement No. 157 requires new disclosure that establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values.  The statement requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:
Level 1:Quoted market prices in active markets for identical assets or liabilities.

Level 2:Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3:Unobservable inputs that are not corroborated by market data.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to Statement No. 157.  At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis by level within the hierarchy.

	December 31, 2008
	Total	Level 1	Level 2	Level 3
Investments Held in Trust	$41,157,785	$41,157,785	$—	$—

Total assets	$41,157,785	$41,157,785	$—	$—

The Company’s investments held in trust include money market securities that are considered to be highly liquid and easily tradable.  These securities are valued using inputs observable in active markets for identical securities and therefore are classified as level 1 within the fair value hierarchy.

Use of Estimates- The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes- Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

New Accounting Pronouncements– In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The adoption of SFAS No. 157 did not have a material impact on the Company’s Financial Statements.

In February 2008, the FASB issued FSP 157-2, “Partial Deferral of the Effective Date of Statement 157” (“FSP 157-2”).  FSP 157-2 delays the effective date of SFAS 157 for all non financial assets and non financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008.  The Company is currently evaluating the impact of SFAS 157 on non financial assets and non financial liabilities, but does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No 141R, ‘‘Business Combinations’’ (‘‘SFAS 141R’’). SFAS 141R replaces SFAS 141 and establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS 141R is effective for business combinations occurring in the fiscal years beginning after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter.

In December 2007, the FASB issued SFAS 160, Non controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51. SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained non controlling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the non controlling owners. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. Upon the successful completion of a Business Combination, the Company will apply the provisions of SFAS 160 if applicable.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”).  EITF 07-5 provides guidance on how to determine if certain instruments or embedded features are considered indexed to our own stock, including instruments similar to our convertible notes and warrants to purchase our stock.  EITF 07-5 requires companies to use a two-step approach to evaluate an instrument’s contingent exercise provisions and settlement provisions in determining whether the instrument is considered to be indexed to its own stock and exempt from the application of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”.  Although EITF 07-5 is effective for fiscal years beginning after December 15, 2008, any outstanding instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption.  The Company is currently evaluating the impact that adoption of EITF 07-5 will have on its consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s consolidated financial statements.

 Note 4 — Income Taxes

 A net income tax provision of $75,772 was recorded for the year ended December 31, 2008. The Company's effective tax rate differs from the federal statutory rate due to the decrease in the valuation allowance against its deferred tax asset.  The Company is incorporated in Delaware and accordingly is subject to franchise taxes. Included as part of general and administrative costs in the accompanying statement of operations is Delaware franchise tax expense of $36,750 estimated for the financial year ended December 31, 2008. Delaware franchise tax of $ 27,498 for the financial year ending December 31, 2007, was paid in September 2008.

The provision for income taxes for the period ended December 31, 2008 and December 31, 2007 consists of the following:

	December 31, 2008	December 31, 2007
Current
Federal	$292,555	$312,593
State	-	-
	292,555	312,593
Deferred
Federal	(261,783)	(104,854)
State	-	-
	(261,783)	(104,854)
	$75,772	$207,739

Deferred tax assets and liabilities arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

Significant components of the Company’s deferred tax assets are as follows:
	2008	2007
Expenses deferred for income tax purposes	$292,638	104,854
Interest income deferred for book purposes	29,000	-

Total	$321,638	$104,854
The Company's effective tax is the same as the statutory rate of 34%.

Note 5 — Commitments

 Administrative Fees

 The Company is permitted to utilize $800,000 of after tax interest earned upon monies in the Trust Account in addition to $100,000 transferred to the Company upon consummation of the Offering for working capital purposes. The working capital has been used to pay for director and officer liability insurance premiums and general and administrative services, including office space, utilities and secretarial support, with the balance being held in reserve for other expenses, such as due diligence, legal, accounting, and other fees and expenses for structuring and negotiating Business Combinations, deposits, and down payments in connection with Business Combinations as well as for reimbursement of any out-of-pocket expenses incurred by the Initial Stockholders in connection with activities undertaken on the Company's behalf.

The Company has agreed to pay an affiliate of one of its sponsors $7,500 per month commencing on May 23, 2007 for office, secretarial and administrative services. For the year ended December 31, 2008, for the year ended December 31, 2007, and for the period August 16, 2006 (inception) to December 31, 2008, $90,000, $54,194, and $144,194, respectively is included in general and administrative costs on the accompanying statements of operations. The term of the agreement is 24 months and expires in May, 2009.

Underwriting Agreement

In connection with the Offering, the Company has entered into an underwriting agreement (the “Underwriting Agreement”) with the underwriters in the Offering. Pursuant to the Underwriting Agreement, the Company was obligated to Cowen and Company, LLC and Maxim Group LLC (together the “Representatives”), the representatives of the underwriters, for certain fees and expenses related to the Offering, including underwriting discounts of $2,898,000. The Company paid $1,350,000 of the underwriting discounts upon closing of the Offering and $175,500 upon closing of the underwriters' over-allotment exercise on June 13, 2007. The Company and the Representatives have agreed that payment of the underwriting discount of $1,372,500 will be deferred until consummation of the Business Combination. Accordingly, a deferred underwriting fee comprised of the deferred portion of the underwriting discount is included on the accompanying balance sheets at December 31, 2008.

Opportunity Partners – Petition

On February 6, 2009, Opportunity Partners L.P. filed a petition against TransTech in the Court of Chancery of the State of Delaware seeking to compel TransTech to hold an annual meeting of stockholders for the election of directors pursuant to Section 211(c) of the General Corporation Law of the State of Delaware on the grounds that more than thirteen months have elapsed since the organization of TransTech, it last annual meeting or the last action by written consent in lieu of an annual meeting.  The parties have agreed to a briefing schedule, and the matter is set to go to trial on April 8, 2009. There may be other similar lawsuits brought by other stockholders of TransTech.

 Note 6 — Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Note 7 — Equity

Common Stock

On January 10, 2007, the Company effected a 3 for 4 reverse stock split of its outstanding shares of common stock. All of the references in the accompanying financial statements to the number of shares have been retroactively restated to reflect the reverse stock split.

On February 14, 2007 the Company effected a 0.972973 for 1 reverse stock split of its outstanding shares of common stock and amended the number of authorized shares of common stock to 20,918,920. All of the references in the accompanying financial statements to the number of shares have been retroactively restated to reflect the reverse stock split and change in authorized shares.

Pursuant to letter agreements with the Company and the Representatives in the Offering and the private placement offering, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares and the shares underlying the Private Warrants as defined below (but not shares purchased in the Offering or in the secondary market) in the event of the Company's liquidation.

The Initial Stockholders have agreed to surrender, without consideration, up to an aggregate of 99,973 of their shares of common stock to the Company for cancellation upon consummation of a Business Combination in the event Public Stockholders exercise their right to have the Company convert their shares for cash. Accordingly, for approximately every nine shares converted by Public Stockholders, the founders have agreed to surrender one share for cancellation.

Public Warrants

Each warrant sold in the Offering (a “Public Warrant”) is exercisable for one share of common stock. Except as set forth below, the Public Warrants entitle the holder to purchase shares at $5.00 per share, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events for a period commencing on the later of:(a) completion of the Business Combination and (b) one year from the effective date of the Offering of the Company's securities, and ending four years from the date of the Offering. The Company has the ability to redeem the Public Warrants, in whole or in part, at a price of $.01 per Public Warrant, at any time after the Public Warrants become exercisable, upon a minimum of 30 days' prior written notice of redemption, and if, and only if, the last sale price of the Company's common stock equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period ending three business days before the Company sent the notice of redemption. If the Company dissolves before the consummation of a Business Combination, there will be no distribution from the Trust Account with respect to such Public Warrants, which will expire worthless.

Private Warrants

Prior to the closing of the Offering, the Company sold to one of its Initial Stockholders 1,191,667 warrants (“Private Warrants”) in a private placement, at a price of $1.20 per Private Warrant, for an aggregate of $1,430,000.

The Private Warrants are identical to the Public Warrants and may not be sold or transferred, except in limited circumstances, until after the consummation of a Business Combination. If the Company dissolves before the consummation of a Business Combination, there will be no distribution from the Trust Account with respect to such Private Warrants, which will expire worthless. As the proceeds from the exercise of the Public Warrants and Private Warrants will not be received until after the completion of a Business Combination, the expected proceeds from exercise will not have any effect on the Company's financial condition or results of operations prior to a Business Combination.

Unit Purchase Option

The Unit Purchase Option and the warrants included in the Unit Purchase Option, are not subject to net cash settlement in the event the Company is unable to maintain an effective 1933 Act registration statement. The Company must use best efforts to file and maintain the effectiveness of the registration statement for the securities issuable upon exercise of the Unit Purchase Option. Such warrants underlying the Unit Purchase Option are only exercisable to the extent the Company is able to maintain such effectiveness. The Unit Purchase Option (but not the underlying warrants), however, may be exercised by means of cashless exercise even in the absence of an effective registration statement for the underlying securities. If the holder of the Unit Purchase Option, or warrants underlying the Unit Purchase Option, does not, or is not able to, exercise the Unit Purchase Option or warrants underlying the Unit Purchase Option, as applicable, the Unit Purchase Option or underlying warrants, as applicable, will expire worthless.

 The Company sold to the Representatives for $100, an option to purchase up to 281,250 units at $10.00 per unit (the “Unit Purchase Option” or the “UPO”). The Units issuable upon exercise of the UPO are identical to those offered by the Offering. The UPO commences on the later of the consummation of a Business Combination or 180-days from the date of the prospectus with respect to the Offering and expires three years from the date of the prospectus.  The Company calculated the fair value of the UPO to be $694,687 ($2.47 per unit) using a Black-Scholes option-pricing model. The fair value of the UPO has been determined using the following assumptions: (1) expected volatility of 50.02% (2) risk-free interest rate of 4.75% and (3) contractual life of 3 years. The expected volatility in the preceding sentence was calculated as an average of the volatilities of similar companies that trade on U.S. Stock Exchanges. In calculating volatility for the representative companies, the Company used daily historical volatilities for the period of time equal to the term of the option (3 years).

Registration Rights - Warrants and Unit Purchase Option

 Warrants

In accordance with the Warrant Agreement related to the Public Warrants and the registration rights agreement associated with the Private Warrants (collectively the Public Warrants and Private Warrants are the “Warrants”), the Company will only be required to use its best efforts to register the Warrants and the shares of Common Stock issuable upon exercise of the Warrants and once effective to use its best efforts to maintain the effectiveness of such registration statement. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. However, with regards to the Private Warrants, the Company may satisfy its obligation by delivering unregistered shares of common stock. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Warrants shall not be entitled to exercise. In no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle a Warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed. The holders of Warrants do not have the rights or privileges of holders of the Company's common stock or any voting rights until such holders exercise their respective warrants and receive shares of the Company's common stock.

Note 8 – Subsequent Events

Execution of Letter of Intent with Identified Target for Business Combination

On March 26, 2009, we announced that we have entered into a binding Letter Of Intent with Global Hi-Tech Industries Limited (“GHIL”). GHIL, a company incorporated in India, is an integrated steel manufacturer focused on the infrastructure growth sector in India, and has prospecting license for iron-ore mines in Chatarpur, Madhya Pradesh where GHIL believes that there may be substantial iron-ore deposits. We believe that GHIL can benefit from cross-border opportunities and enhance efficiencies from technological upgradation by integrating IT systems in the areas of plant logistics, energy control, raw material sourcing and iron-ore mining.

Pursuant to the definitive agreements, Delta Enterprises Limited (“Delta”), a Mauritius-based entity, shall enter into an agreement pursuant to which Delta shall acquire 51.6% stake in GHIL from the majority shareholders of GHIL. Thereafter, Delta shall become a wholly-owned subsidiary of TransTech. Based on pre-agreed milestones and certain conditions, TransTech will acquire the remaining equity over a period of time.

There remains a number of conditions to the Company’s completing the acquisition of GHIL, including approval by TransTech’s stockholders of the business combination and approval by the shareholders of GHIL of the share purchase agreement.

REVIEW REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To
The Board of Directors Global Hi-Tech Industries Limited

We have reviewed the condensed balance sheet of Global Hi-Tech Industries Limited as of December 31, 2008 , and the related condensed statements of income for the nine months period ended December 31, 2008, and cash flows for the nine months period ended December 31, 2008. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

The financial statements of the Company as of March 31, 2008 were audited by other independent auditors. Those independent auditors expressed an unqualified opinion on the financial statements referred to in their report dated November 19, 2008.  The information set forth in the accompanying balance sheet as of March 31, 2008 has been derived from the audited financial statements. The information set forth in the accompany condensed statements of income for the nine months period ended December 31, 2007, and cash flows for the nine months period ended December 31, 2007 are unaudited.

AJSH & Co.
Chartered Accountants
Independent Auditors registered with
Public Company Accounting Oversight Board (USA)
Delhi, India
    March , 2008

GLOBAL HI-TECH INDUSTRIES LIMITED

BALANCE SHEETS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)

	As of 31-Mar-08	As of 31-Dec-08
ASSETS
Cash and cash equivalents	38,647	74,643
Accounts receivables	1,720,408	2,993,583
Inventories	14,876,934	11,782,196
Deferred taxes on income	506,896	16,897
Restricted cash	449,775	290,758
Prepaid and other assets	769,283	564,701
Due from related parties	-	119,936
Total Current Assets	18,361,943	15,842,714
Property and equipment, net	26,470,648	22,767,482
Investments	49,975	41,169
Deferred taxes on income	12,832	428
Other assets	541,906	446,420
Total Assets	45,437,304	39,098,213
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	15,731,585	14,327,438
Trade payables	2,300,991	1,578,499
Due to related parties	1,881,736	598,738
Other current liabilities	517,983	742,991
Deferred taxes on income	717,509	-
Total current liabilities	21,149,804	17,247,666
Long-term debt, net of current portion	8,925,939	5,594,406
Deferred taxes on income	260,802	1,226,585
Other liabilities	32,256	44,178
Total liabilities	30,368,801	24,112,835
Stockholders’ equity
Common stock, par value INR 10 (USD 0.21) per stock (22,000,000 equity shares authorized as of March 31, 2008 and December 31, 2008; and 21,402,750 issued and outstanding as of March 31, 2008 and as of December 31, 2008))	4,992,287	4,992,287
Additional Paid in Capital	4,981,358	4,981,358
Money received pending allotment	1,486,757	1,245,368
Retained earnings	2,931,529	5,711,261
Accumulated other comprehensive (loss) income	676,572	(1,944,896)
Total stockholders’ equity	15,068,503	14,985,378
Total liabilities and stockholders’ equity	45,437,304	39,098,213

The Accompanying Notes Form an Integral Part of these Financial Statements.

GLOBAL HI-TECH INDUSTRIES LIMITED

STATEMENT OF INCOME
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)

	Nine months ended	Nine months ended
	31-Dec-07	31-Dec-08

Revenue from sale of goods	40,369,691	42,184,585

Cost of goods sold (including depreciation of USD 1,011,610 and USD 959,382 for the nine months ended December 31, 2007 and 2008, respectively)	(32,957,023)	(34,748,330)
Gross profit	7,412,668	7,436,255

Selling, general and administrative expenses (including depreciation of USD 38,965 and USD 37,069 for the nine months ended December 31, 2007 and 2008, respectively)	(1,371,072)	(964,732)
Operating income	6,041,596	6,471,523
Interest expense (net)	(2,540,186)	(2,343,795)
Interest income (net)	71,264	21,445
Other income	-	-

Operating income before income taxes	3,572,674	4,149,173
Income tax gain / (expense)	(603,698)	(1,354,415)
Fringe Benefit tax expense	(13,967)	(15,026)

Net Income:	2,955,009	2,779,732

Earnings per share:
Basic	0.14	0.13
Diluted	0.07	0.08
Weighted average number of common shares outstanding:
Basic	20,479,750	21,402,750
Diluted	45,098,103	39,780,505

The Accompanying Notes Form an Integral Part of these Financial Statements.

GLOBAL HI-TECH INDUSTRIES LIMITED

STATEMENT OF STOCKHOLDERS’ EQUITY
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)

	Common Stock		Additional Paid in	Money Received Pending	Retained	Accumulated Other Comprehensive
	Number	Par Value	Capital	Allotment	Earnings	Income/(Loss)	Total
Balance as at April 1, 2007	15,208,500	3,422,739	3,411,810	3,548,608	(496,651)	206,963	10,093,469
Issue of Common Stock	5,271,250	1,340,629	1,340,629	(2,681,258)	—	—	—
Money received pending allotment	—	—	—	733,010	—	—	733,010
Gain on foreign currency translation	—	—	—	377,818	—	671,120	1,048,938
Net Income for the period	—	—	—	—	2,955,009	—	2,955,009
Balance as of December 31, 2007	20,479,750	4,763,368	4,752,439	4,575,723	2,458,358	878,083	14,830,426
Balance as at April 1, 2008	21,402,750	4,992,287	4,981,358	1,486,757	2,931,529	676,572	15,068,503
Issue of Common Stock				—	—	—	—
Money received pending allotment	—	—	—	21,515	—	—	21,515
Gain on foreign currency translation	—	—	—	(262,904)	—	(2,621,468)	(2,884,372)
Net Income for the period	—	—	—	—	2,779,732	—	2,779,732
Balance as of December 31, 2008	21,402,750	4,992,287	4,981,358	1,245,368	5,711,261	(1,944,896)	14,985,378

The Accompanying Notes Form an Integral Part of these Financial Statements.

GLOBAL HI-TECH INDUSTRIES LIMITED

STATEMENTS OF CASH FLOWS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)

	Nine months ended	Nine months ended
	31-Dec-07	31-Dec-08
Cash flows from operating activities
Net income	2,955,009	2,779,732
Adjustments to reconcile net income to net cash provided (used) in operating activities:
Depreciation	1,050,574	996,451
Deferred tax expense	308,202	905,884
Loss / (Profit) on sale of property and equipment	-	-
	4,313,785	4,682,067
Changes in assets and liabilities
Accounts receivable	508,734	(1,717,370)
Inventories	(12,661,759)	515,717
Prepaid expenses and other current assets	1,574,507	75,209
Trade payables	(3,243,418)	(345,418)
Other current liabilities	(205,544)	344,581
Other liabilities	16,464	19,181
Non-current assets	391,839	-
Net cash used in (provided by) operating activities	(9,305,392)	3,573,967

Cash flows from investing activities
Purchase of property and equipment	(723,116)	(2,043,522)
Proceeds from sale of property and equipment	-	-
Purchase of short term investments	-	-
Restricted cash	(126,074)	86,903
Net cash (used in) provided by investing activities	(849,190)	(1,956,619)

Cash flows from financing activities
Net movement in cash credit and bank overdraft	12,843,459	1,490,220
Proceeds from long-term borrowings	-	-
Repayment of long-term borrowings	(2,186,656)	(1,916,121)
Due to related parties, net	(1,229,980)	(1,167,232)
Issue of Equity Shares / Money received pending allotment	755,898	22,423
Net cash provided by financing activities	10,182,721	(1,570,710)

Effect of exchange rate changes on cash and cash equivalents	20,607	(10,642)
Net increase (decrease) in cash and cash equivalents during the year	48,746	35,996

Add: Balance as at the beginning of the period	213,421	38,647
Balance as at the end of the period	262,167	74,643

The Accompanying Notes Form an Integral Part of these Financial Statements.

GLOBAL HI-TECH INDUSTRIES LIMITED

STATEMENTS OF CASH FLOWS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)

Supplementary Information to Cash Flow Statement

	Nine Months Ended 31-Dec-07	Nine Months Ended 31-Dec-08
Cash paid during the year
Income tax	—	42,521
Interest	1,826,402	1,154,313

The Accompanying Notes Form an Integral Part of these Financial Statements.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)

1. Background

a. Incorporation and History

Global Hi-Tech Industries Limited (“GHIL”) (“The Company”), registered under Companies Act, 1956, is a closely held public limited company incorporated on November 21, 2003. The Company was mainly promoted by Mr. N.P. Tekriwal.

The Company’s factory site is located at Village Kanaiyabe, District Bhuj, Kutchh in the State of Gujarat, Republic of India. The Company presently has an installed capacity of 105,000 MT per annum of Sponge Iron, 100,800 MT of Ingots and Billets and 96,000 MT of rolled products.

The project was established in phases with billet manufacturing and rolling mill facilities going into commercial operations in July, 2005 and October, 2005 respectively. The products manufactured are of high quality as per specified standards. The sponge iron section was commissioned in last week of March, 2007.

Considering the on-going expansion of infrastructure in India and the resulting demand for structural steel, GHIL plans to expand its plant, thereby increasing the current installed capacity by setting up an addition arc furnace and structural steel rolling mill along with setting up of captive power plant. This would improve its bargaining power while procuring raw materials, consumables and spares.

b. Description of Business

GHIL had commenced its commercial production of Phase-I during July 2005 and it is presently operating at a capacity utilization of 40 – 45%. The promoters of GHIL have an extensive experience in the field of steel, textile and foundry technology. The promoters have been successfully selling the Company’s products through their network in Gujarat, Delhi, Raipur and Rajasthan and also in the state of Maharashtra where the Company intends to exploit the opportunities to market their product.

The annual licensed and installed capacities are as under:

Licensed Capacity

Particulars	Capacity
Sponge Iron	210,000 MT
Billets	300,000 MT
Rolling Structural Steel	300,000 MT

Installed Capacity

Particulars		Capacity
Sponge Iron	350 Tons × 300 Days	105,000 MT
Billets	336 Tons × 300 Days	100,800 MT
Rolling Structural Steel	320 Tons × 300 Days	96,000 MT

c. Industry Overview

Introduction
The steel industry primarily comprises of two types of producers:

(1)	Those who manufacture steel mainly through the blast furnace route from iron ore; and

(2)	Those who manufacture steel through the electric arc furnace (EAF) or induction furnace route from iron scrap/sponge iron.

The raw materials required for production of steel through the blast furnace route can be — (i) ores (iron and manganese ores), (ii) fuels and reducing agents (coal, coke and petro-fuels), (iii) fluxes (limestone, dolomite and quartzite), and (iv) refractories (silica, magnetite and alumina).

Sponge iron is used as a raw material in EAF or induction furnace. Iron scrap is an alternative to sponge iron for this purpose. While sponge iron, pig iron and ferro alloys (ferro-chrome/silicon/manganese) form the major chunk of steel intermediates, flat products (HR coils, CR coils, GP/GC coils, and stainless steel) and long products (billets/blooms/ingots/wire rods/bars/structural) are the finished steel products. Steel bars and rods, including wire rods, constitute approximately 75% of the long product offerings. Wire rods are rolled from billets.

The construction industry is the largest end-use sector of steel, accounting for over 50% of steel consumption. Long products are used extensively in the construction sector. Wire rods are used for reinforcement in the construction sector, for making wires for reinforcement netting, fencing and fasteners. Reinforcement bars are used in the construction of buildings, foundations, bridges and subways. They are also used in making structural parts.

Global Steel Industry

Global crude steel output, which closely tracks demand, grew by 8.9% to 1,244 million tonnes in 2006 as compared to 1,142 million tonnes in 2005 mainly driven by strong growth of 18% in China. In 2006, the top five steel producing countries were China (422.7 million tonnes), Japan (116.2 million tonnes), USA (98.6 million tonnes), Russia (70.8 million tonnes) and South Korea (48.5 million tonnes). The finished steel consumption grew by 8.5% at 1,113 million tonnes in 2006 as compared to 1,026 million tonnes in 2005. China accounted for 33% of global steel consumption and 50% of global demand growth. The Asian region, especially China, witnessed significant over the past ten years. In 1996, China produced 101 million tonnes of crude steel. By 2001, crude steel production increased to 151 million tonnes, at a CAGR of 8%. In 2006, China produced 422.7 million tonnes of crude steel, registering a CAGR of 23% in last five years. China’s share of world crude steel production also increased exponentially. In 1996, China became the largest steel producing country in the world for the first time, accounting for 13.5% of global crude steel production. In 2006, this share increased to around one third of the total crude steel produced in the world.

The global steel consumption increased both in developing and developed countries in 2006, with double digit growth in Europe, CIS, NAFTA and South and Central America. In Europe, the increase in demand was accompanied by a substantial increase in steel imports primarily from China, which emerged as a significant net exporter of steel in 2006. Construction was the key driver of demand across the EU in 2006, notably in Germany, which recovered very strongly.

The demand for raw materials viz. iron ore, coal, scrap, energy etc. have increased significantly due to robust growth in global crude steel production led by China. The shortages of raw materials and constraints of logistics, led to increase in prices of raw materials. Iron ore prices increased for the last five years consecutively. Iron ore fines prices increased by 19% in 2006, 71.5% in 2005, 18.6% in 2004 and 9% in 2003. There was a further increase in contracted prices of iron ore fines by 9.5% in 2007. China’s crude steel production increased by 18% or 63 million tonnes in 2006 and to support this production, iron ore imports into China increased by 19%. In order to respond to the tightening supply-demand imbalance, major iron ore and coal producers are investing in new mines to increase production capacity. The hard coking coal prices decreased by 7% in 2006. These prices increased by 117% in 2005 and 24% in 2004. There is a further decline in the contracted prices of hard coking coal in 2007 due to increased supply coming on stream. The steel industry and all commodities related industries have witnessed an upward shift in their respective cost curves and hence prices for both raw materials and steel products are likely to settle at higher levels than the average prices that prevailed in the past.

Indian Steel Industry

Steel is a significant component of India’s rapid economic growth. Increasing demand from sectors like infrastructure, real estate and automobiles, at home and abroad, has put India’s steel industry on the world map. Indian Steel Industry registered a strong growth in steel consumption driven by strong growth in all steel consuming sectors namely automotive (13.6%), capital goods (18.3%), construction (10.7%), consumer non-durables (10.5%) and consumer durables (9.1%) etc. During the fiscal year 2006 – 07, India’s apparent steel consumption grew by 11.7% to 43.8 million tonnes. India’s steel consumption is expected to increase to 65 million tonnes by FY 2009 – 10 and over 125 million tonnes by FY 2014 – 15.

Indian steel industry experienced a strong growth in demand, propelled particularly by the demand for steel in China. The production of crude steel at 53 million tonnes in 2007 was more than double the production level a decade back in 1998 (23 million tonnes) portraying the significant growth in the Indian Steel Industry. India now ranks fifth in terms of crude steel production among the top six crude steel producing nations in the world, the others being China, Japan, United States, Russia and South Korea. The finished steel production in India in the current financial year stands at 48 million tonnes registering an increase of 9% over the previous year. The broad breakup of the production and use of finished steel production in India is shown below:

	Production			Consumption
	FY08	FY07	Change%	FY08	FY07	Change%
	Figures in Million Tonnes
Flat Products	20	19	5%	21	18	16%
Long products	28	26	8%	29	26	12%
Total	48	45	7%	50	44	14%

Source: JPC

Steel exports grew by 6.1% to 4.7 million tonnes and steel imports increased by 6.4% to 4.1 million tonnes. The Government of India has revised the production projections made in National Steel Policy from 65 million tonnes to 80 million tonnes by 2010. The target is to reach the production levels of 200 million tonnes by 2020.

The per capita consumption of steel in India stood at 42 kg against a world average of 202.2 kg in FY 2007. This low per capita consumption, combined with a large population and strong GDP growth, demonstrates the huge untapped potential of steel industry in India.

Steel is directly related to the infrastructure sectors. For Eleventh Plan the Government of India has set up the total investment in infrastructure of INR 2,384,906 crores. This may lead to increased steel consumption in foreseeable future.

Investment in Infrastructure Based on Sectoral Analysis
Sector	INR Crores	USD (Billion) @ INR 40/$	Sectoral Shares (%)
Electricity	725,325.00	181.33	30.41
Roads	366,843.00	91.71	15.38
Telecom	314,118.00	78.53	13.17
Railways	303,530.00	75.88	12.73
Irrigation	262,508.00	65.63	11.01

Sector	INR Crores	USD (Billion) @ INR 40/$	Sectoral Shares (%)
Water Supply & Sanitation	234,268.00	58.57	9.82
Ports	86,989.00	21.75	3.65
Airports	40,880.00	10.22	1.71
Storage	26,327.00	6.58	1.10
Gas	24,118.00	6.03	1.01
Total	2,384,906.00	596.23	100.00

Source: Consultation Paper, Planning Commission, GOI

India, the world’s largest producer of direct reduced iron (DRI) or sponge iron, is expected by many experts to maintain its lead in the near future. Sponge iron production is expected to go up from 16 million tonnes in 2006 – 07 to 20 million tonnes in 2007 – 08 and subsequently cross the 30 million tonnes on an annual basis within the next three to four years.

The Government has approved the National Steel Policy (NSP) 2005 whose long-term goal is to ensure that India has a modern and efficient steel industry, capable of standing up to international competition and catering to the growing domestic demand for steel. This in turn has led to sustained growth in the steel sector.

d. Business Outlook

GHIL has an opportunity to expand into international markets since export markets are expected to grow at 13% CAGR by 2020. GHIL can export through Kandla and Mundra ports which are in close proximity to the site.

Demand for the steel products is increasing and the trend is likely to be encouraging for the future as well. The above trend is expected to create demand for the end products.

Keeping in view the rising the demand for steel products and the experience of management team in the industry, the Company believes that its revenue and profitability targets are realistic.

The positive outlook for increasing steel demand in India along with the strategic advantages available to GHIL makes it a bankable opportunity.

e. Risks and Threats

The products — sponge iron, billets & TMT bars — being manufactured by the Company are an industrial commodity susceptible to price volatility.
GHIL is in a position to control its costs on account of lower capital cost which is result of indigenous technology and fiscal incentives in the form of refund of excise duty and VAT exemption to safeguard the Company against selling prices.

To derive the substantial benefits available of location under special package of incentives for sales tax and excise duty declared under Incentive Scheme 2001 for Economic Development of Kutchh, many of the steel companies have already set up steel units and have started commercial production. Hence, the project faces a threat in the form of increase in competition from the numerous upcoming plants/expansion of other big/new players in the steel industry.

f. Strengths and Opportunities

The integrated steel plant is ideally located in proximity to two major ports, Kandla and Mundra ports is also adjacent to the lignite belt of Gujarat.

GHIL is planning to setting up captive power generation unit which will help the Company to generate power at a lower cost and thus help improve the operating efficiency.

GHIL is considering taking iron ore mines on long term lease, which should reduce the raw material cost of the Company and thus improve its profitability.

The demand for steel can be expected to increase because of the following factors:
•	Growth in the steel industry due to growth in infrastructure spending.

•
The government is promoting infrastructure development, which should lead to a rise in construction activities. This in turn should lead to an increase in the demand for billets, the raw material for wire rods.

2. Summary of Significant Accounting Policies

a) Basis of Preparation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (‘US GAAP’). The significant accounting policies adopted by the Company, in respect of these financial statements, are set out below.

These financial statements have been prepared in US Dollars, the national currency of United States.

b) Foreign Currency Translation

The accompanying financial statements are reported in U.S. dollars. The Indian rupee is the functional currency for the company. The translation of the functional currencies into U.S. dollars is performed for assets and liabilities using the exchange rates in effect at the balance sheet date and for revenues, costs and expenses using average exchange rates prevailing during the reporting periods. Adjustments resulting from the translation of functional currency financial statements to reporting currency are accumulated and reported as other comprehensive income/(loss), a separate component of shareholders’ equity.

Transactions in foreign currency are recorded at the exchange rate prevailing on the date of transaction. Monetary assets and liabilities denominated in foreign currencies are expressed in the functional currency at the exchange rates in effect at the balance sheet date. Revenues, costs and expenses are recorded using exchange rates prevailing on the date of transaction. Gains or losses resulting from foreign currency transactions are included in the statement of income. Share capital issued has been recorded at historical rates.

The exchange rates used for translation purposes are as under:
	Weighted Average Rate	Closing Rate
Nine month period ended December 31, 2008	INR 44.59 per USD	INR 48.58 per USD
Nine month period ended December 31, 2007	INR 40.27 per USD	INR 39.41 per USD
Year ended March 31, 2008	INR 40.13 per USD	INR 40.02 per USD

c) Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the use of management estimates and assumptions that affect the amounts reported. These estimates are based on historical experience and information that is available to management about current events and actions that the Company may take in the future. Significant items subject to estimates and assumptions include the useful lives (other than for goodwill) and the evaluation of impairment of property and equipment and identifiable intangible assets and goodwill, the income tax and valuation reserves, stock based compensation, the valuation of the assets and liabilities acquired in business combinations, the contingencies and legal reserves, asset retirement obligations and the allowance for doubtful accounts receivable and advances.

Actual results could differ from these estimates.

d) Restricted Cash

Restricted cash consists of deposits pledged with various government authorities and deposits restricted as to usage under lien to banks for guarantees and letters of credit given by the Company.

The restricted cash is primarily invested in time deposits with banks. The classification of restricted cash into current and non-current is determined based on the maturity date of the deposits.

e) Cash and Cash Equivalents

Cash includes cash in hand, cash with banks and cash equivalents, which represent highly liquid deposits with an original maturity of three months or less. All the investments which have an original maturity of more than three months included in short term investments in the balance sheets.

f) Allowance for Uncollectible Accounts Receivable

The allowance for uncollectible accounts receivable reflects management’s best estimate of probable losses inherent in the accounts receivable balance. Management primarily determines the allowance based on the aging of accounts receivable balances and historical write-off experience, net of recoveries. The Company provides for amounts outstanding where management is of the view that the amounts are not recoverable.

The Company’s provision for uncollectible receivables is included in selling, general and administrative expenses in the statements of income.

g) Investments

Investments are initially measured at cost, which is the fair value of the consideration given for them, including transaction costs. Interest is recognized when earned.

h) Inventories
Inventories primarily comprise Finished Goods, Raw Materials, Work in Progress, Stock in Transit, Components and Accessories, Stores and Spares, Scrap and Residue. Inventories are valued at the lower of cost on a first in first out (‘FIFO’) basis and estimated net realizable value.

The Cost of various categories inventories are determined on the following basis:

Raw Materials:	First in first out.

Work in Progress at Plant and Finished goods:	Material cost plus appropriate share of Labour cost and production overhead.

Component and accessories, Stores Erection, Materials, Spares and Loose Tools.:	First in first out.

i) Property and Equipment

Property and equipment are stated at historical cost, net of accumulated depreciation and amortization. All direct costs relating to the acquisition and installation of property and equipment are capitalized.

Depreciation and amortization is recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Years
Building	20
Plant & Machinery	20
Computers	3
Office Furniture and Equipment	5
Vehicles	5

Land is not depreciated. The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date.

Gains and losses arising from retirement or disposal of property and equipment are determined as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the statements of income on the date of retirement and disposal.

Costs of additions and substantial improvements to property and equipment are capitalized. The costs of maintenance and repairs of property and equipment are charged to operating expenses.

j) Asset Retirement Obligations

Asset retirement obligations associated with the Company’s retail and administrative location operating leases are subject to the provisions of FAS No. 143 “Accounting for Asset Retirement Obligations” and FASB interpretation no. 47 “Accounting for Conditional Asset Retirement Obligation”. The lease agreements entered into by the Company may contain clauses requiring restoration of the leased site at the end of the lease term and therefore create asset retirement obligations. The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. Upon settlement of the liability, the Company either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

k) Other Intangible Assets

Other intangible assets comprising software. Software is capitalized at the amounts paid to acquire the respective license for use and is amortized over the period of the license, not exceeding three years.

Amortization of intangible assets is included in cost of services and selling, general and administrative expenses in the statements of income.

l) Foreign Currency Transactions

Monetary assets and liabilities denominated in foreign currencies are expressed in the functional currency Indian Rupees at the rates of exchange in effect at the balance sheet date. Transactions in foreign currencies are recorded at rates ruling on the transaction dates. Gains or losses resulting from foreign currency transactions are included in the statements of income.

The balance sheets and statements of operations of the Company’s foreign operations are measured using the local currency as the functional currency. Assets and liabilities of these foreign operations are translated to Rupees at period end exchange rate and revenue and expense amounts are translated to Rupees at the average rates of exchange prevailing during the period. The resulting foreign currency translation adjustments are accumulated as a component of other comprehensive income.

m) Operating Leases

Lease payments under operating leases are recognized as an expense on a straight-line basis over the lease term.

n) Capital Leases

(i) Lessee Accounting

Assets acquired under capital leases are capitalized as assets by the Company at the lower of the fair value of the leased property or the present value of the related lease payments or where applicable, the estimated fair value of such assets. Amortization of leased assets is computed on a straight line basis over the shorter of useful life of the assets or remaining lease period. Amortization charge for capital leases is included in depreciation expense.

(ii) Lesser Accounting

Assets leased to others under capital leases are recognized as receivables at an amount equal to the net investment in the leased assets. The finance income is recognized based on the periodic rate of return on the net investment of the lesser outstanding in respect of the capital lease.

o) Impairment of Long — Lived Assets and Intangible Assets

The Company reviews its long-lived assets, including identifiable intangible assets with finite lives, for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable. Such circumstances include, though are not limited to, significant or sustained declines in revenues or earnings and material adverse changes in the economic climate. For assets that the Company intends to hold for use, if the total of the expected future undiscounted cash flows produced by the assets or asset Company is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and carrying value of the assets. For assets the Company intends to dispose of by sale, a loss is recognized for the amount by which the estimated fair value less cost to sell is less than the carrying value of the assets. Fair value is determined based on quoted market prices, if available, or other valuation techniques including discounted future net cash flows.

p) Revenue Recognition
Sales are recognized when the significant risks and rewards of ownership have transferred to the buyer, continuing managerial involvement usually associated with ownership and effective control have ceased, the amount of revenue can be measured reliably, it is probable that economic benefits associated with the transaction will flow to the Company and the costs incurred or to be incurred in respect of the transaction can be measured reliably. The Company records reductions to revenue for special pricing agreements, price protection and other volume based discounts. Upon a sale, GHIL’s products are either delivered to the customer’s premises by GHIL or the customer picks up the products at GHIL’s premises. If the products are delivered to the customer’s premises, the sale is recognized once the product is delivered and accepted by the customer. If the product is picked up by the customer, the sale is recognized once the customer takes possession.

q) Borrowing Costs

Capitalized Interest

The interest cost incurred for funding a qualifying asset during the construction period is capitalized based on actual investment in the asset at the average interest rate. The capitalized interest is included in the cost of the relevant asset and is depreciated over the estimated useful life of the asset.

Debt Issue Costs

The Company amortizes debt issue costs over the term of the related borrowing based on the effective interest method.

r) Employee Benefits

(i) Gratuity Plan

In accordance with Indian law, the Company provides for gratuity obligations. The Company records a liability based on actuarial valuations.

(ii) Provident Fund and Employees’ State Insurance Schemes

In accordance with Indian law, all employees of the Company are entitled to receive benefits under the Provident Fund, which is a defined contribution plan. Both the employees and the employer make monthly contributions to the plan at a predetermined rate (presently 12.0%) of the employees’ basic salary. These contributions are made to the fund administered and managed by the Government of India. In addition, some employees of the Company are covered under the employees’ state insurance schemes which are also defined contribution schemes recognized by the Indian Revenue Authorities and are administered through the Government of India.
The Company’s contributions to these schemes are expensed as incurred. The Company has no further obligations under these plans beyond its monthly contributions.

(iii) Compensated Absences

The employees of the Company are entitled to paid leaves based on the unveiled leave balance and the last drawn salary of the respective employees. The Company has provided for the liability on account of compensated absences in accordance with FAS No. 43, “Accounting for Compensated Absences”. The Company records a liability based on actuarial valuations.

s) Legal Costs

Legal costs expected to be incurred in connection with a loss contingency are expensed as and when incurred.

t) Income Taxes

In accordance with the provisions of FAS 109, “Accounting for Income Taxes”, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases and operating loss carry-forwards.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of income in the period in which the change is enacted. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which it is more likely than not that some portion or all of such benefits will not be realized.

u) Pre Operating Costs

Pre operating costs represent administrative expenses incurred prior to the commencement of commercial operations of the Company. These costs are expensed as incurred.

v) Earnings per Share

In accordance with FAS 128, “Earnings per Share”, basic earnings per share are computed using the weighted average number of shares outstanding during the period. Diluted earnings per share are computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period, except where the result would be anti-dilutive.

w) Concentration of Credit Risk

The Company has no concentration of credit risk as the customer base is widely distributed both economically and geographically. GHIL’s top 10 customers accounted for about 58% of GHIL’s sales during FY 2008, and only one of them represent over 10%. Further, 90% of the sales in FY 2008 were made in Gujarat state itself

x) Foreign Currency Risk

The Company uses imported coal and is therefore, exposed to foreign exchange risk arising from various currency exposures primarily with respect to United States dollar.

y) Interest Rate Risk

The Company has floating rate debts from banks which ranges from 0% – 3.5% over the banks prime lending rate.

z) Market Risk

Market risk is the risk that the value of a financial instrument might be adversely affected by a change in interest rates and currency exchange rates. The Company manages the market risk associated with interest rate and foreign-exchange contracts by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

aa) Vendor Risk

The Company depends upon key suppliers to provide raw material. GHIL sources its coal requirement from the Adani Group which is known for their imports of high quality coal from South Africa. The Company has established good relations with iron ore suppliers and is presently sourcing iron ore from suppliers in Hospet/Bellary in the state of Karnataka, India. The Company has also stationed their representative at the above mentioned places which ensures supplies for the production process are made available. The Company is presently meeting its cast iron scrap and high melting scrap requirements through the local market and adequate supply of cast iron scrap is available in the local market. At the current quantity levels that are demanded by the plant the Company is not engaging in medium- or long-term contracts for their raw materials and is instead buying the materials on the spot market. While the Company believes that its vendors are financially sound and reputable, the results of operations could be adversely affected if it is unable to obtain adequate supplies of inventory in a timely manner.

Recent Accounting Pronouncements
In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements” (FAS 157). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements; however, it does not require any new fair value measurements. The provisions of FAS 157 will be applied prospectively to fair value measurements and disclosures beginning in the first quarter of 2008 (i.e., from April 1, 2008). The Company is currently assessing the impact of the adoption of this Statement on its financial statements.
In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FAS 159 are expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. The provisions of FAS 159 will be applied prospectively to fair value measurements and disclosures beginning in the first quarter of 2008 (i.e., from April 1, 2008). The Company is currently assessing the impact of the adoption of this Statement on its financial statements.
In December 2007, the FASB issued FAS No. 141R, “Business Combinations” (“FAS 141R”), which establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. This statement also establishes disclosure requirements to enable financial statement users to evaluate the nature and financial effects of the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. FAS 141R will become effective for the Company with its fiscal year beginning April 1, 2009. The Company is currently evaluating and assessing the potential impact, if any, of the adoption of FAS 141R on its financial statements.
In December 2007, the FASB issued FAS No. 160, “Non controlling Interests in Financial Statement — Amendments of ARB No. 51” (“FAS 160”). The standard changes the accounting for non controlling (minority) interests in financial statements including the requirements to classify non controlling interests as a component of stockholders’ equity, and the elimination of “minority interest” accounting in results of operations with earnings attributable to non controlling interests reported as part of earnings. Additionally, FAS 160 revises the accounting for both increases and decreases in a parent’s controlling ownership interest. FAS 160 are effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. The Company is currently evaluating and assessing the impact, if any, of the adoption of FAS 161 on its financial statements.
In March 2008, the FASB issued FAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“FAS 161”). FAS 161 requires disclosures of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008, with early adoption permitted. The Company is currently evaluating and assessing the impact, if any, of the adoption of FAS 161 on its financial statements.

3. Cash and Cash Equivalents

	As of 31-Mar-08	As of 31-Dec-08
Cash in hand	12,518	30,062
Bank balances
Current accounts	26,129	44,581
	38,647	74,643
4. Restricted Cash

	As of 31-Mar-08	As of 31-Dec-08
Current
Deposits restricted as to usage under lien to banks for guarantees and letter of credit and other authorities	449,775	290,758
Total current restricted cash	449,775	290,758

5. Accounts Receivable, Net

	As of 31-Mar-08	As of 31-Dec-08
Accounts receivable	1,720.408	2,993,583
	1,720,408	2,993,583
Concentration of credit risk with respect to accounts receivables is limited due to the Company’s low collection period. The Company writes-off accounts receivable balances in the period that management determines that such receivables will not be collected.

6. Prepaid and Other Assets
	As of 31-Mar-08	As of 31-Dec-08
Advances to suppliers	769,283	215,109
Other taxes and duties recoverable	—	349,592
	769,283	564,701

Other taxes and duties recoverable mainly include incentives and tax refunds recoverable from Gujarat Government against scheme for setting up the plant in Bhuj.

7. Property and Equipment, Net

Property and equipment consist of the following:

Particulars	As of 31-Mar-08	As of 31-Dec-08
Land	981,869	832,474
Building	2,360,362	1,944,456
Plant & machinery	25,804,977	23,106,467
Furniture & fixture	28,394	23,393
Vehicle	177,478	146,206
Computers	36,292	33,354
Office Equipments	27,510	22,837
Total	29,416,882	26,109,187
Less: Accumulated depreciation	2,946,234	3,341,705
Net	26,470,648	22,767,482

Depreciation and amortization expense for property and equipment was USD 1,050,574 and USD 996,451 for the nine months ended December 31, 2007 and December 31, 2008, respectively. Depreciation of USD 38,965 and USD 37,609 for the nine months ended December 31, 2007 and December 31, 2008 and USD 1,011,610 and USD 959,382 was included in selling, general and administration and cost of goods sold, respectively, in the statements of income.
The gross carrying amounts of fully depreciated assets included in the overall balance of property and equipment above, which were still in active use are as follows:

	As of 31-Mar-08	As of 31-Dec-08
Computers	8,396	14, 032
Total	8,396	14,032

8. Income Taxes

The Company accounts for the deferred tax assets and liabilities for the temporary differences, unabsorbed depreciation and loss carry forwards, to the extent that the benefit would be more likely than not to be realized in the future.

Unabsorbed depreciation represents depreciation in excess of the currently deductible amounts that could be carried forward and utilized as tax deductions in future periods.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties (which the Company classifies in the financial statements as income tax expense), accounting in interim periods, disclosure, and transition. FIN 48 was effective for the Company beginning April 1, 2007. The provisions of FIN 48 are to be applied to all tax positions upon initial adoption, with the cumulative effect adjustment reported as an adjustment to the opening balance of retained earnings.

The primary components of the income tax expense were:
	Nine Months December 31,
	2007	2008
Current Tax Expense	295,496	448,531
Deferred Tax Expense / (Income)	308,202	905,884
Income Tax Expense/(Income)	603,698	1,354,415

The reconciliation between the provisions for income tax to the amount computed by applying the statutory income tax rate to the income before provision for income tax is summarized below:

	Nine Months December 31,
	2007	2008
Net Income/(loss) before Taxes	3,572,674	4,149,173
Enacted Tax Rates in India	33.9900%	33.9900%
Computed Tax Expense/(Income)	1,214,352	1,410,304
Increase/(reduction) in taxes on account of:
Effect of changes in tax rate	(1,985)	—
Timing Differences	(608,669)	(55,889)
Income tax expense/(income) reported	603,698	1,354,415

The primary components that gave rise to deferred tax assets and liabilities were as follows:

	Mar 31, 2008	Dec 31, 2008
Deferred Tax Assets
Retirement Benefits	10,964	15,016
Preliminary Expenses	3,737	2,309
Minimum Alternate Tax Credit	505,028	-
Property and equipment	—	—
	519,729	348,261
Deferred Tax Liabilities
Property and equipment	978,311	1,226,585
	978,311	1,114,680
Net deferred tax assets/(liabilities)	(458,582)	(1,209,260)

Deferred tax assets resulting from the provision for doubtful receivables reflects the timing differences in recognizing a provision on accounts receivables and the write-off of such receivables.

9. Other Assets

Other assets primarily include security deposits to Gujarat Electricity Board for supply of electricity to plant.

10. Short Term Borrowings and Current Portion of Long Term Debt
	As of 31-Mar-08	As of 31-Dec-08
Secured	9,753,912	10,761,644
Unsecured	2,102,111	373,122
Total	11,856,023	11,134,766
Add:
Current portion of long term debt	3,875,562	3,192,672
Total	15,731,585	14,327,438

The above secured borrowings are cash credit line of credit from banks. These are secured by hypothecation of all “movable current assets” (as defined in loan agreements) both present and future of the respective borrowing entities of the company.

Included within unsecured borrowings are short term unsecured credits from private lenders.

The weighted average interest rate on the short term borrowings was 12.52% and 14.15% for the nine months ended December 30, 2007 and 2008, respectively.

The details of unused lines of credit (cash credit) for December 31, 2008 are USD 825,191.

11. Other Current Liabilities
	As of 31-Mar-08	As of 31-Dec-08
Contribution to employee benefit funds	60,638	-
Taxes Payable	83,135	34,116
Provision for Tax (net of advance tax)	374,210	708,875
	517,983	742,991
12. Long Term Debt
	As of 31-Mar-08	As of 31-Dec-08
Secured
Term loans	12,783,275	8,787,078
Loan for assets purchased under capital lease	18,226	—
Total	12,801,501	8,787,078
Less: Current portion (Payable within 1 year)	3,875,562	3,192,672
Total	8,925,939	5,594,406
The Company’s weighted average interest rate was 14.77% and 15.13% for the nine months ended December 30, 2007 and 2008, respectively.

The secured loans are collaterized by:
•
first ranking pari passu charge on all present and future tangible movable and freehold immovable properties owned by the Company including plant and machinery, office equipment, furniture and fixtures fittings, spares tools and accessories, vehicles;

•	all rights, titles, interests in the accounts, and monies deposited and investments made there from and in project documents, book debts and insurance policies;

•	the hypothecation of all current assets both present and future, including book debts, monies, receivables, claim bills and contracts.
The total interest expenses on long term debts incurred were USD 1,618,491 and USD 1,150,473 for the nine months ended December 31, 2007 and 2008, respectively. No interest cost was capitalized during the nine months period ended December 31, 2008.
The details of term loans are as follows:

	31-Mar-08	31-Dec-08
Floating interest rate rupee loan of INR 100,000,000 (equivalent to USD 2,058,460) repayable in 48 monthly installments beginning from April 2006	2,024,803	1,426,957
Floating interest rate rupee loan of INR 100,000,000 (equivalent to USD 2,058,460) repayable in 16 quarterly installments beginning from June 2006	1,996,060	1,367,409
Floating interest rate rupee loan of INR 35,000,000 (equivalent to USD 720,461) repayable in 48 monthly installments beginning from April 2006	665,714	467,571
Floating interest rate rupee loan of INR 200,000,000 (equivalent to USD 4,116,920) repayable in 48 monthly installments beginning from April 2006	3,998,795	2,537,619
Floating interest rate rupee loan of INR 200,000,000 (equivalent to USD 4,116,920) repayable in 48 monthly installments beginning from April 2006	4,097,902	2,987,520
	12,783,275	8,787,076

Under the various loan agreements, the Company would require the consent of the lenders to undertake certain defined actions including, among other things, entering into expansion projects, new lines of credit and change in management.

The loan agreements contained clauses where triggering of certain specified events of default could result in accelerated payments to be made by the Company.

Under the loan agreements, the Company must maintain, among other things, certain specified financial ratios, with which the Company was in compliance as of December 31, 2008.

Loan for assets purchased under capital lease include vehicle loans taken from banks which were secured by the hypothecation of the vehicles.

Under the various loan agreements, the Company would require the consent of the lenders to undertake certain defined actions including, among other things, entering into expansion projects, new lines of credit and change in management. The loan agreements contained clauses where triggering of certain specified events of default could result in accelerated payments to be made by the Company.

Under the loan agreements, the Company must maintain, among other things, certain specified financial ratios, with which the Company was in compliance as of December 31, 2008.

Loan for assets purchased under capital lease include vehicle loans taken from banks which were secured by the hypothecation of the vehicles.

13. Dividends

Dividends payable to equity shareholders will be based on the net income available for distribution as reported in the Company’s financial statements prepared in accordance with Indian GAAP. Dividends can only be declared and paid in Indian Rupees and/or converted into foreign currency for an equivalent amount in cases where dividend is permitted to be repatriated.

Under the Indian Companies Act 1956, dividends may be paid out of the profits of a company in the year in which the dividend is declared or out of the undistributed profits of previous fiscal years. Before declaring a dividend greater than 10% of the par value of its equity shares, a company is required to transfer to its reserves a minimum percentage of its profits for that year, ranging from 2.5% to 10%, depending on the dividend percentage to be declared in such year. Dividends can be distributed out of the general reserve in case of a loss or inadequacy of current distributable profits. Presently, the Company is required to pay dividend tax on the total amount of the dividend declared, distributed or paid at the specified tax rate including surcharge.

The Company has not paid any dividends from inception through December 31, 2008. Final dividends proposed by the Board of Directors will be payable when formally declared by the shareholders, who have the right to decrease but not increase the amount of the dividend recommended by the Board of Directors. Interim dividends will be declared by the Board of Directors without the need for shareholders’ approval.

Under the agreements with the lenders, lender specific permission will be required in certain cases for distributing dividends.

14. Related Party Transactions

The Company has entered into transactions with the following related parties.

Key Management Personnel (Including Directors):
(1)	Narayan Prasad Tekriwal

(2)	Ashok Kumar Maskara

(3)	Rohit Maskara

(4)	Deepak Agrawal
Entities having Significant Influence Over the Company
(1)	Dynamix Urja (India) Limited

(2)	Ashiana Homes Private Limited

(3)	Hitech Abrasive Private Limited

(4)	Hi-Tech Power & Steel Limited

(5)	Ashoka Tex
The transactions with the following related parties for the nine months ended December 31, 2007 and 2008 are described below:

Nine Months Period Ended 31 December, 2008

S No	Party Name	Funds Received	Funds Transferred	Purchase of Goods/Services	Director Remuneration
1	Ashiana Homes Private Limited	248,324	—	—	—
2	Ashok Maskara	-	-	—	—
3	Ashoka Tex	86,913	100,872	—	—
4	Dynamix Urja (India) Limited	1,860,815	3,297,740	—	—
5	Hitech Abrasive Private Limited	124,162	259,498	20,381	—
6	NP Tekriwal	291,496	198,659	—	4,190
7	Rohit Maskara	7,672	14,109	—	4,190
8	Deepak Agrawal	—	7,246	—	—

Nine Months Period Ended 31 December, 2008

S No	Party Name	Funds Received	Funds Transferred	Purchase of Goods/Services
1	Ashok Maskara	—	2,907	-
2	Ashoka Tex	—	121,103	-
3	Dynamix Urja (India) Limited	-	491,001	360,333
4	Hitech Abrasive Private Limited	78,493	993,160	12,206
5	NP Tekriwal	44,853	49,899	-
6	Rohit Maskara		5,046	-
7	Deepak Aggarwal	978	-	-

Purchase of goods — included primarily purchase of raw material and consumables.

Transactions with related parties were entered into at competitive market prices charged to unaffiliated customers for similar transaction or charged by other suppliers.

15. Commitments and Contingencies

Companies have to observe the laws, government orders and regulations of the state in which they operate. The company is currently involved in administrative proceedings arising out of the normal conduct of their business. In the opinion of Company management, however, the outcome of these actions will not materially affect the Company’s financial position, result of operations or cash flows.

(i) Commitments

a. Capital Commitments
As of December 31, 2008, the Company had committed to spend approximately INR Nil (March 31, 2008 — INR Nil) under agreements. This amount was net of capital advances paid in respect of these capital commitments.

b. Guarantees

The Company had outstanding financial/performance bank guarantees of USD 205,846 as of December 31 2008 issued to M/s Ameet Enterprises (supplier) as security towards payment of cost of material and other dues as provided under the relevant agreements.

c. Operating Leases

As of December 31, 2008, the Company was obliged under a number of operating leases for building premises. Total rental expenses for the nine months ended December 31, 2007 and 2008 were USD 8,506 and USD 10,532, respectively.

d. Other Claims

Arising from its normal course of operations, various claims were made against the Company. The Company has disclaimed liability and is disputing the claims. No liability that may arise in the event that the following claims are successful has been recognized by the Company.

e. Litigation

(A) Brief facts of the Case
On January 16, 2008, a petition was filed by Mr. G.K. Aggarwal, Mr. Deepak Aggarwal, Mr. Shyam Sunder Aggarwal, Ms. Vineeta Aggarwal, etc. (“Petitioners”) in the CLB against the Company, Mr. Narayan Prasad Tekriwal, Mr. Ashok Kumar Maskara, Mr. Rohit Kumar Maskara and State Bank of India (“Respondents”) under section 397, 398, 399 and 402 of the Companies Act, 1956 claiming that certain actions undertaken by the Respondents amount to oppression and mismanagement against the petitioners.
The primary contentions of the Petitioners under the case are as follows:

(i)
That shares allotted on 25 October, 2007 and thereafter are unauthorized and illegal and such allotments have caused increase in the percentage holding of the Respondents’ group in the Company at the cost of corresponding reduction of the holding of the minority group in the Company.

(ii)
That the Respondents have maliciously changed the Company’s registered office from Chhattisgarh to Maharashtra and also changed the auditors of the Company in order to keep the Petitioners away from the affairs of the Company.

(iii)	No notice of any meetings of the board of directors or of the meetings of members was served on any of the directors/members of the Petitioners’ group.

(iv)
That the Mr. G.K. Aggarwal and Mr. Deepak Aggarwal from the Petioners’ group were illegally removed from the board of directors of the Company and Mr. Sunil Kumar Maskara and Mr. Narayan Prasad Tekriwal were illegally added to the board.

(v)	That SBI is not releasing the personal guarantees and collateral securities furnished by Mr. Gopal Krishna Agarwal and Mr. Deepak Kumar Agrawal.
A reply to this petition was filed by the Respondents on 29 May, 2008 denying the allegations. In addition petition filed on 16 January, 2008, the Petioners had also filed an application in July, 2008 alleging certain other acts of mismanagement.
(B) Interim Orders Passed by CLB
The important interim orders passed by CLB on this matter are as follows:
(i)	The personal guarantees and the collateral securities furnished by the Petitioners were directed to be released.

(ii)	The Respondents are restricted from availing any further credit facility from any bank or financial institution till final disposal of the petition.

(iii)	The Company is restricted from holding or convening any board meeting with the present board of directors and the AGM without prior permission of CLB.

Present Status of the Case
The petition has been decided on 27 November, 2008 and following order has been passed:
(i)
Petitioners will go out of the Company on a consideration of INR 135,000,000 (equivalent to USD 2,906,351) in full and final settlement towards their shares, supplies made to the companies by their sister concern and also towards any other claim against the company. With this payment, petitioners will not have any claim against the company/respondents.

(ii)	The company will pay the entire amount of INR 135,000,000 (equivalent to USD 2,906,351) on or before 31 March, 2009.

(iii)	The company will pay a sum of INR 5,000,000 (equivalent to USD 107,643) on or before 15 December, 2008 as a part of INR 135,000,000 (equivalent to USD 2,906,351).

(iv)
The petitioner directors will submit to the company their resignation letters which will not be accepted by the company till all the guarantees given by them are released by the Bank and the Banks shall not delay the release of the personal guarantees of the petitioners only on the ground that petitioners have not resigned as directors. The respondents have submitted that they have already given sufficient/adequate guarantees to the Banks in place of the guarantees of the petitioners.

(v)	On the receipt of full consideration of INR 135,000,000 (equivalent to USD 2,906,351), the petitioners will hand over their share certificates together with blank transfer forms to the company.

(vi)	All interim orders stand vacated.

16. Earnings Per Share

The following is a reconciliation of the equity shares used in the computation of basic and diluted earnings per equity share:

	Nine Months Ended 31-Dec-07	Nine Months Ended 31-Dec-08
Weighted Average Number of Shares – Basic	20,479,750	21,402,750
Effect of dilutive securities on account of convertible debts	16,822,353	12,327,755
Effect of dilutive securities on account of money received pending allotment	7,796,000	6,050,000
Weighted Average Number of Shares – Diluted	45,098,103	39,780,505

Income available to common stockholders of the Company used in the basic and diluted earnings per share calculations were determined as follows:

	Nine Months Ended 31-Dec-07	Nine Months Ended 31-Dec-08
Income attributable to common stockholders of the Company	2,955,009	2,779,732
Effect on account of convertible debts on earnings for the period	354,166	234,735
Net Income available for computing dilutive earnings for the period	3,309,175	3,014,467
Earnings per Share
- Basic	0.14	0.13
- Diluted	0.07	0.08

REPORT OF INDEPENDENT AUDITORS

The Board of Directors of
Global Hi-Tech Industries Limited

We have audited the balance sheet of Global Hi-Tech Industries Limited as of March 31, 2007 and 2008 and the related statements of income, cash flows and the statement of stockholders’ equity for the year ended March 31, 2006, 2007 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the Financial Statements referred to above present fairly, in all material respects, the financial position of Global Hi-Tech Industries Limited at March 31, 2007 and 2008 , and the results of its operations and its cash flows for the year ended March 31, 2006, 2007 and 2008 in conformity with accounting principles generally accepted in the United States.

Yoganandh & Ram
Chartered Accountants
Independent Auditors registered with
Public Company Accounting Oversight Board (USA)
Chennai, India

19th November, 2008

GLOBAL HI-TECH INDUSTRIES LIMITED

BALANCE SHEETS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)

	As of 31-Mar-07	As of 31-Mar-08
ASSETS
Cash and cash equivalents	213,421	38,647
Accounts receivables	3,630,589	1,720,408
Inventories	4,399,097	14,876,934
Deferred taxes on income	1,735	506,896
Restricted cash	184,756	449,775
Prepaid and other assets	2,358,559	769,283
Due from related parties	89,882	—
Total Current Assets	10,878,039	18,361,943
Property and equipment, net	25,181,976	26,470,648
Investments	46,404	49,975
Deferred taxes on income	496,497	12,832
Other assets	870,799	541,906
Total Assets	37,473,715	45,437,304
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	6,053,457	15,731,585
Trade payables	5,278,728	2,300,991
Due to related parties	2,970,470	1,881,736
Other current liabilities	1,062,360	517,983
Deferred taxes on income	—	717,509
Total current liabilities	15,365,015	21,149,804
Long-term debt, net of current portion	11,869,760	8,925,939
Deferred taxes on income	136,031	260,802
Other liabilities	9,440	32,256
Total liabilities	27,380,246	30,368,801
Stockholders’ equity
Common stock, par value USD 0.25 (INR 10) per stock (19,000,000 equity shares authorized as of March 31, 2007, 22,000,000 equity shares authorized as of March 31, 2008; and 15,208,500 issued and outstanding as of March 31, 2007, 21,402,750 issued and outstanding as of March 31, 2008)	3,422,739	4,992,287
Additional Paid in Capital	3,411,810	4,981,358
Money received pending allotment	3,548,608	1,486,757
Retained earnings	(496,651)	2,931,529
Accumulated other comprehensive (loss) income	206,963	676572
Total stockholders’ equity	10,093,469	15,068,503
Total liabilities and stockholders’ equity	37,473,715	45,437,304

The Accompanying Notes Form an Integral Part of these Financial Statements.

GLOBAL HI-TECH INDUSTRIES LIMITED

STATEMENT OF INCOME
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)

	Year Ended 31-Mar-06	Year Ended 31-Mar-07	Year Ended 31-Mar-08
Revenue from sale of goods	6,304,950	23,898,531	55,130,726
Cost of goods sold (including depreciation of USD 277,729, USD 1,012,582 and USD 1,365,172 for the years ended March 31, 2006, 2007 and 2008, respectively)	(5,465,261)	(20,855,385)	(45,009,252)
Gross profit	839,689	3,043,146	10,121,474
Selling, general and administrative expenses (including depreciation of USD 30,571, USD 35,679 and USD 53,496 for the years ended March 31, 2006, 2007 and 2008, respectively)	(1,860,464)	(879,977)	(1,732,783)
Operating income	(1,020,775)	2,163,169	8,388,691
Interest expense (net)	(308,732)	(1,348,197)	(3,917,103)
Interest income (net)	2,037	37,846	129,021
Other income	—	32,745	47,089
Operating income before income taxes	(1,327,470)	885,563	4,647,698
Income tax gain/(expense)	528,590	(310,536)	(1,202,675)
Fringe Benefit tax expense	(8,489)	(8,297)	(16,843)
Net Income:	(807,369)	566,730	3,428,180
Earnings per share:
Basic	(0.08)	0.04	0.20
Diluted	(0.08)	0.01	0.10
Weighted average number of common shares outstanding:
Basic	10,132,274	14,276,199	17,515,833
Diluted	10,132,274	49,618,875	39,469,011

The Accompanying Notes Form an Integral Part of these Financial Statements.

GLOBAL HI-TECH INDUSTRIES LIMITED

STATEMENT OF STOCKHOLDERS’ EQUITY
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)

	Common Stock		Additional Paid in	Money Received Pending	Retained	Accumulated Other Comprehensive
	Number	Par Value	Capital	Allotment	Earnings	Income/(Loss)	Total
Balance as of April 1, 2005	5,141,000	1,154,549	1,143,620	4,258,368	(256,012)	40,326	6,340,851
Issue of Common Stock	7,082,500	1,630,778	1,630,778	(3,261,556)	—	—	—
Money received pending allotment	—	—	—	3,775,401	—	—	3,775,401
Loss on foreign currency translation	—	—	—	(35,590)	—	(111,798)	(147,388)
Net Income for the period	—	—	—	—	(807,369)	—	(807,369)
Balance as of March 31, 2006	12,223,500	2,785,327	2,774,398	4,736,623	(1,063,381)	(71,472)	9,161,495
Balance as at April 1, 2006	12,223,500	2,785,327	2,774,398	4,736,623	(1,063,381)	(71,472)	9,161,495
Issue of Common Stock	2,985,000	637,412	637,412	(1,274,824)	—	—	—
Money received pending allotment	—	—	—	42,604	—	—	42,604
Gain on foreign currency translation	—	—	—	44,205	—	278,435	322,640
Net Income for the period	—	—	—	—	566,730	—	566,730
Balance as of March 31, 2007	15,208,500	3,422,739	3,411,810	3,548,608	(496,651)	206,963	10,093,469
Balance as at April 1, 2007	15,208,500	3,422,739	3,411,810	3,548,608	(496,651)	206,963	10,093,469
Issue of Common Stock	6,194,250	1,569,548	1,569,548	(3,139,096)	—	—	—
Money received pending allotment	—	—	—	733,010	—	—	733,010
Gain on foreign currency translation	—	—	—	344,235	—	469,609	813,844
Net Income for the period	—	—	—	—	3,428,180	—	3,428,180
Balance as of March 31, 2008	21,402,750	4,992,287	4,981,358	1,486,757	2,931,529	676,572	15,068,503

The Accompanying Notes Form an Integral Part of these Financial Statements.

GLOBAL HI-TECH INDUSTRIES LIMITED

STATEMENTS OF CASH FLOWS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)

	Year Ended 31-Mar-06	Year Ended 31-Mar-07	Year Ended 31-Mar-08
Cash flows from operating activities
Net income	(807,368)	566,730	3,428,180
Adjustments to reconcile net income to net cash provided (used) in operating activities:
Depreciation	308,300	1,048,262	1,418,668
Deferred tax expense	(540,162)	190,829	846,334
Loss/(Profit) on sale of property and equipment	—	(1,720)	—
	(1,039,230)	1,804,101	5,693,182
Changes in assets and liabilities
Accounts receivable	(248,207)	(3,225,728)	2,183,594
Inventories	(2,183,758)	(1,342,533)	(10,111,483)
Prepaid expenses and other current assets	(266,859)	(1,383,820)	1,765,940
Trade payables	(1,223,430)	3,695,687	(3,374,720)
Other current liabilities	396,957	439,879	(624,422)
Other liabilities	2,799	6,278	22,029
Non-current assets	(894,336)	376,223	394,826
Net cash used in (provided by) operating activities	(5,456,063)	370,087	(4,051,054)
Cash flows from investing activities
Purchase of property and equipment	(14,553,424)	(3,274,590)	(771,078)
Proceeds from sale of property and equipment	—	47,032	—
Purchase of short term investments	(22,635)	—	—
Restricted cash	(23,781)	(153,233)	(250,112)
Net cash (used in) provided by investing activities	(14,599,840)	(3,380,791)	(1,021,190)
Cash flows from financing activities
Net movement in cash credit and bank overdraft	3,273,367	(244,395)	8,494,526
Proceeds from long-term borrowings	13,670,024	759,590	18,176
Repayment of long-term borrowings	—	(27,833)	(3,172,471)
Due to related parties, net	(629,648)	2,629,489	(1,217,201)
Issue of Equity Shares/Money received pending allotment	3,770,598	43,449	758,539
Net cash provided by financing activities	20,084,341	3,160,300	4,881,569
Effect of exchange rate changes on cash and cash equivalents	(722)	8,740	15,901
Net increase (decrease) in cash and cash equivalents during the year	27,717	158,336	(174,774)
Add: Balance as at the beginning of the period	27,368	55,085	213,421
Balance as at the end of the period	55,085	213,421	38,647
Cash paid during the year
Income tax	256	9,443	—
Interest	197,219	1,054,451	2,821,826

The Accompanying Notes Form an Integral Part of these Financial Statements.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
1. Background
a. Incorporation and History
Global Hi-Tech Industries Limited (“GHIL”) (“The Company”), registered under Companies Act, 1956, is a closely held public limited company incorporated on November 21, 2003. The Company was mainly promoted by Mr. N.P. Tekriwal.
The Company’s factory site is located at Village Kanaiyabe, District Bhuj, Kutchh in the State of Gujarat, Republic of India. The Company presently has an installed capacity of 105,000 MT per annum of Sponge Iron, 100,800 MT of Ingots and Billets and 96,000 MT of rolled products.
The project was established in phases with billet manufacturing and rolling mill facilities going into commercial operations in July, 2005 and October, 2005 respectively. The products manufactured are of high quality as per specified standards. The sponge iron section was commissioned in last week of March, 2007.
Considering the on-going expansion of infrastructure in India and the resulting demand for structural steel, GHIL plans to expand its plant, thereby increasing the current installed capacity by setting up an addition arc furnace and structural steel rolling mill along with setting up of captive power plant. This would improve its bargaining power while procuring raw materials, consumables and spares.
b. Description of Business
GHIL had commenced its commercial production of Phase-I during July 2005 and it is presently operating at a capacity utilization of 40 – 45%. The promoters of GHIL have an extensive experience in the field of steel, textile and foundry technology. The promoters have been successfully selling the Company’s products through their network in Gujarat, Delhi, Raipur and Rajasthan and also in the state of Maharashtra where the Company intends to exploit the opportunities to market their product.
The annual licensed and installed capacities are as under:
Licensed Capacity

Particulars	Capacity
Sponge Iron	210,000 MT
Billets	300,000 MT
Rolling Structural Steel	300,000 MT
Installed Capacity

Particulars		Capacity
Sponge Iron	350 Tons × 300 Days	105,000 MT
Billets	336 Tons × 300 Days	100,800 MT
Rolling Structural Steel	320 Tons × 300 Days	96,000 MT
c. Industry Overview
Introduction
The steel industry primarily comprises of two types of producers:
(3)	Those who manufacture steel mainly through the blast furnace route from iron ore; and

(4)	Those who manufacture steel through the electric arc furnace (EAF) or induction furnace route from iron scrap/sponge iron.
The raw materials required for production of steel through the blast furnace route can be — (i) ores (iron and manganese ores), (ii) fuels and reducing agents (coal, coke and petro-fuels), (iii) fluxes (limestone, dolomite and quartzite), and (iv) refractories (silica, magnetite and alumina).

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
1. Background – (continued)
Sponge iron is used as a raw material in EAF or induction furnace. Iron scrap is an alternative to sponge iron for this purpose. While sponge iron, pig iron and ferro alloys (ferro-chrome/silicon/manganese) form the major chunk of steel intermediates, flat products (HR coils, CR coils, GP/GC coils, and stainless steel) and long products (billets/blooms/ingots/wire rods/bars/structural) are the finished steel products. Steel bars and rods, including wire rods, constitute approximately 75% of the long product offerings. Wire rods are rolled from billets.
The construction industry is the largest end-use sector of steel, accounting for over 50% of steel consumption. Long products are used extensively in the construction sector. Wire rods are used for reinforcement in the construction sector, for making wires for reinforcement netting, fencing and fasteners. Reinforcement bars are used in the construction of buildings, foundations, bridges and subways. They are also used in making structural parts.
Global Steel Industry
Global crude steel output, which closely tracks demand, grew by 8.9% to 1,244 million tonnes in 2006 as compared to 1,142 million tonnes in 2005 mainly driven by strong growth of 18% in China. In 2006, the top five steel producing countries were China (422.7 million tonnes), Japan (116.2 million tonnes), USA (98.6 million tonnes), Russia (70.8 million tonnes) and South Korea (48.5 million tonnes). The finished steel consumption grew by 8.5% at 1,113 million tonnes in 2006 as compared to 1,026 million tonnes in 2005. China accounted for 33% of global steel consumption and 50% of global demand growth. The Asian region, especially China, witnessed significant growth over the past ten years. In 1996, China produced 101 million tonnes of crude steel. By 2001, crude steel production increased to 151 million tonnes, at a CAGR of 8%. In 2006, China produced 422.7 million tonnes of crude steel, registering a CAGR of 23% in last five years. China’s share of world crude steel production also increased exponentially. In 1996, China became the largest steel producing country in the world for the first time, accounting for 13.5% of global crude steel production. In 2006, this share increased to around one third of the total crude steel produced in the world.
The global steel consumption increased both in developing and developed countries in 2006, with double digit growth in Europe, CIS, NAFTA and South and Central America. In Europe, the increase in demand was accompanied by a substantial increase in steel imports primarily from China, which emerged as a significant net exporter of steel in 2006. Construction was the key driver of demand across the EU in 2006, notably in Germany, which recovered very strongly.

The demand for raw materials viz. iron ore, coal, scrap, energy etc. have increased significantly due to robust growth in global crude steel production led by China. The shortages of raw materials and constraints of logistics, led to increase in prices of raw materials. Iron ore prices increased for the last five years consecutively. Iron ore fines prices increased by 19% in 2006, 71.5% in 2005, 18.6% in 2004 and 9% in 2003. There was a further increase in contracted prices of iron ore fines by 9.5% in 2007. China’s crude steel production increased by 18% or 63 million tonnes in 2006 and to support this production, iron ore imports into China increased by 19%. In order to respond to the tightening supply-demand imbalance, major iron ore and coal producers are investing in new mines to increase production capacity. The hard coking coal prices decreased by 7% in 2006. These prices increased by 117% in 2005 and 24% in 2004. There is a further decline in the contracted prices of hard coking coal in 2007 due to increased supply coming on stream. The steel industry and all commodities related industries have witnessed an upward shift in their respective cost curves and hence prices for both raw materials and steel products are likely to settle at higher levels than the average prices that prevailed in the past.
Indian Steel Industry
Steel is a significant component of India’s rapid economic growth. Increasing demand from sectors like infrastructure, real estate and automobiles, at home and abroad, has put India’s steel industry on the world map. Indian Steel Industry registered a strong growth in steel consumption driven by strong growth in all steel

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
1. Background – (continued)
consuming sectors viz. automotive (13.6%), capital goods (18.3%), construction (10.7%), consumer non-durables (10.5%) and consumer durables (9.1%) etc. During the fiscal year 2006 – 07, India’s apparent steel consumption grew by 11.7% to 43.8 million tonnes. India’s steel consumption is expected to increase to 65 million tonnes by FY 2009 – 10 and over 125 million tonnes by FY 2014 – 15.
Indian steel industry experienced a strong growth in demand, propelled particularly by the demand for steel in China. The production of crude steel at 53 million tonnes in 2007 was more than double the production level a decade back in 1998 (23 million tonnes) portraying the significant growth in the Indian Steel Industry. India now ranks fifth in terms of crude steel production among the top six crude steel producing nations in the world, the others being China, Japan, United States, Russia and South Korea. The finished steel production in India in the current financial year stands at 48 million tonnes registering an increase of 9% over the previous year. The broad breakup of the production and use of finished steel production in India is shown below:

	Production			Consumption
	FY08	FY07	Change%	FY08	FY07	Change%
	Figures in Million Tonnes
Flat Products	20	19	5%	21	18	16%
Long products	28	26	8%	29	26	12%
Total	48	45	7%	50	44	14%

Source: JPC
Steel exports grew by 6.1% to 4.7 million tonnes and steel imports increased by 6.4% to 4.1 million tonnes. The Government of India has revised the production projections made in National Steel Policy from 65 million tonnes to 80 million tonnes by 2010. The target is to reach the production levels of 200 million tonnes by 2020.
The per capita consumption of steel in India stood at 42 kg against a world average of 202.2 kg in FY 2007. This low per capita consumption, combined with a large population and strong GDP growth, demonstrates the huge untapped potential of steel industry in India.
Steel is directly related to the infrastructure sectors. For Eleventh Plan the Government of India has set up the total investment in infrastructure of INR 2,384,906 crores. This may lead to increased steel consumption in foreseeable future.
Investment in Infrastructure Based on Sectoral Analysis

Sector	INR Crores	USD (Billion) @ INR 40/$	Sectoral Shares (%)
Electricity	725,325.00	181.33	30.41
Roads	366,843.00	91.71	15.38
Telecom	314,118.00	78.53	13.17
Railways	303,530.00	75.88	12.73
Irrigation	262,508.00	65.63	11.01
Water Supply & Sanitation	234,268.00	58.57	9.82
Ports	86,989.00	21.75	3.65
Airports	40,880.00	10.22	1.71
Storage	26,327.00	6.58	1.10
Gas	24,118.00	6.03	1.01
Total	2,384,906.00	596.23	100.00

Source: Consultation Paper, Planning Commission, GOI

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
1. Background – (continued)
India, the world’s largest producer of direct reduced iron (DRI) or sponge iron, is expected by many experts to maintain its lead in the near future. Sponge iron production is expected to go up from 16 million tonnes in 2006 – 07 to 20 million tonnes in 2007 – 08 and subsequently cross the 30 million tonnes on an annual basis within the next three to four years.
The Government has approved the National Steel Policy (NSP) 2005 whose long-term goal is to ensure that India has a modern and efficient steel industry, capable of standing up to international competition and catering to the growing domestic demand for steel. This in turn has led to sustained growth in the steel sector.
d. Business Outlook
GHIL has an opportunity to expand into international markets since export markets are expected to grow at 13% CAGR by 2020. GHIL can export through Kandla and Mundra ports which are in close proximity to the site.
Demand for the steel products is increasing and the trend is likely to be encouraging for the future as well. The above trend is expected to create demand for the end products.
Keeping in view the rising the demand for steel products and the experience of management team in the industry, the Company is believes that its revenue and profitability targets are realistic.
The positive outlook for increasing steel demand in India along with the strategic advantages available to GHIL makes it a bankable opportunity.
e. Risks and Threats
The products — sponge iron, billets & TMT bars — being manufactured by the Company are an industrial commodity susceptible to price volatility.
GHIL is in a position to control its costs on account of lower capital cost which is result of indigenous technology and fiscal incentives in the form of refund of excise duty and VAT exemption to safeguard the Company against selling prices.
To derive the substantial benefits available of location under special package of incentives for sales tax and excise duty declared under Incentive Scheme 2001 for Economic Development of Kutchh, many of the steel companies have already set up steel units and have started commercial production. Hence, the project faces a threat in the form of increase in competition from the numerous upcoming plants/expansion of other big/new players in the steel industry.
f. Strengths and Opportunities
The integrated steel plant is ideally located in proximity to two major ports, Kandla and Mundra ports are also adjacent to the lignite belt of Gujarat.
GHIL is planning to setting up captive power generation unit which will help the Company to generate power at a lower cost and thus help improve the operating efficiency.
GHIL is considering taking iron ore mines on long term lease, which should reduce the raw material cost of the Company and thus improve its profitability.

The demand for steel can be expected to increase because of the following factors:
•	Growth in the steel industry due to growth in infrastructure spending.

•
The government is promoting infrastructure development, which should lead to a rise in construction activities. This in turn should lead to an increase in the demand for billets, the raw material for wire rods.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
2. Summary of Significant Accounting Policies
a) Basis of Preparation
The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (‘US GAAP’). The significant accounting policies adopted by the Company, in respect of these financial statements, are set out below.
These financial statements have been prepared in US Dollars, the national currency of United States.
b) Foreign Currency Translation
The accompanying financial statements are reported in U.S. dollars. The Indian rupee is the functional currency for the company. The translation of the functional currencies into U.S. dollars is performed for assets and liabilities using the exchange rates in effect at the balance sheet date and for revenues, costs and expenses using average exchange rates prevailing during the reporting periods. Adjustments resulting from the translation of functional currency financial statements to reporting currency are accumulated and reported as other comprehensive income/(loss), a separate component of shareholders’ equity.
Transactions in foreign currency are recorded at the exchange rate prevailing on the date of transaction. Monetary assets and liabilities denominated in foreign currencies are expressed in the functional currency at the exchange rates in effect at the balance sheet date. Revenues, costs and expenses are recorded using exchange rates prevailing on the date of transaction. Gains or losses resulting from foreign currency transactions are included in the statement of income. Share capital issued has been recorded at historical rates.
The exchange rates used for translation purposes are as under:

Year	Weighted Average Rate	Year End Rate
2005 – 06	INR 44.18 per USD	INR 44.48 per USD
2006 – 07	INR 45.11 per USD	INR 43.10 per USD
2007 – 08	INR 40.13 per USD	INR 40.02 per USD
c) Use of Estimates
The preparation of financial statements in conformity with US GAAP requires the use of management estimates and assumptions that affect the amounts reported. These estimates are based on historical experience and information that is available to management about current events and actions that the Company may take in the future. Significant items subject to estimates and assumptions include the useful lives (other than for goodwill) and the evaluation of impairment of property and equipment and identifiable intangible assets and goodwill, the income tax and valuation reserves, stock based compensation, the valuation of the assets and liabilities acquired in business combinations, the contingencies and legal reserves, asset retirement obligations and the allowance for doubtful accounts receivable and advances.
Actual results could differ from these estimates.
d) Restricted Cash
Restricted cash consists of deposits pledged with various government authorities and deposits restricted as to usage under lien to banks for guarantees and letters of credit given by the Company.
The restricted cash is primarily invested in time deposits with banks. The classification of restricted cash into current and non-current is determined based on the maturity date of the deposits.
e) Cash and Cash Equivalents
Cash includes cash in hand, cash with banks and cash equivalents, which represent highly liquid deposits with an original maturity of three months or less. All the investments which have an original maturity of more than three months included in short term investments in the balance sheets.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
2. Summary of Significant Accounting Policies – (continued)
f) Allowance for Uncollectible Accounts Receivable
The allowance for uncollectible accounts receivable reflects management’s best estimate of probable losses inherent in the accounts receivable balance. Management primarily determines the allowance based on the aging of accounts receivable balances and historical write-off experience, net of recoveries. The Company provides for amounts outstanding where management is of the view that the amounts are not recoverable.
The Company’s provision for uncollectible receivables is included in selling, general and administrative expenses in the statements of income.
g) Investments
Investments are initially measured at cost, which is the fair value of the consideration given for them, including transaction costs. Interest is recognized when earned.
h) Inventories
Inventories primarily comprise Finished Goods, Raw Materials, Work in Progress, Stock in Transit, Components and Accessories, Stores and Spares, Scrap and Residue. Inventories are valued at the lower of cost on a first in first out (‘FIFO’) basis and estimated net realizable value.
The Cost of various categories inventories is determined on the following basis:

Raw Materials:	First in first out.
Work in Progress at Plant and Finished goods:	Material cost plus appropriate share of Labour cost and production overhead.
Component and accessories, Stores Erection, Materials, Spares and Loose Tools.:	First in first out.

i) Property and Equipment
Property and equipment are stated at historical cost, net of accumulated depreciation and amortization. All direct costs relating to the acquisition and installation of property and equipment are capitalized.
Depreciation and amortization is recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Years
Building	20
Plant & Machinery	20
Computers	3
Office Furniture and Equipment	5
Vehicles	5
Land is not depreciated. The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date.
Gains and losses arising from retirement or disposal of property and equipment are determined as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the statements of income on the date of retirement and disposal.
Costs of additions and substantial improvements to property and equipment are capitalized. The costs of maintenance and repairs of property and equipment are charged to operating expenses.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
2. Summary of Significant Accounting Policies – (continued)
j) Asset Retirement Obligations
Asset retirement obligations associated with the Company’s retail and administrative location operating leases are subject to the provisions of FAS No. 143 “Accounting for Asset Retirement Obligations” and FASB interpretation no. 47 “Accounting for Conditional Asset Retirement Obligation”. The lease agreements entered into by the Company may contain clauses requiring restoration of the leased site at the end of the lease term and therefore create asset retirement obligations. The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. Upon settlement of the liability, the Company either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.
k) Other Intangible Assets
Other intangible assets comprising software. Software is capitalized at the amounts paid to acquire the respective license for use and is amortized over the period of the license, not exceeding three years.
Amortization of intangible assets is included in cost of services and selling, general and administrative expenses in the statements of income.
l) Foreign Currency Transactions
Monetary assets and liabilities denominated in foreign currencies are expressed in the functional currency Indian Rupees at the rates of exchange in effect at the balance sheet date. Transactions in foreign currencies are recorded at rates ruling on the transaction dates. Gains or losses resulting from foreign currency transactions are included in the statements of income.
The balance sheets and statements of operations of the Company’s foreign operations are measured using the local currency as the functional currency. Assets and liabilities of these foreign operations are translated to Rupees at period end exchange rate and revenue and expense amounts are translated to Rupees at the average rates of exchange prevailing during the period. The resulting foreign currency translation adjustments are accumulated as a component of other comprehensive income.
m) Operating Leases
Lease payments under operating leases are recognized as an expense on a straight-line basis over the lease term.
n) Capital leases
(i) Lessee Accounting
Assets acquired under capital leases are capitalized as assets by the Company at the lower of the fair value of the leased property or the present value of the related lease payments or where applicable, the estimated fair value of such assets. Amortization of leased assets is computed on a straight line basis over the shorter of useful life of the assets or remaining lease period. Amortization charge for capital leases is included in depreciation expense.
(ii) Lesser Accounting
Assets leased to others under capital leases are recognized as receivables at an amount equal to the net investment in the leased assets. The finance income is recognized based on the periodic rate of return on the net investment of the lesser outstanding in respect of the capital lease.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
2. Summary of Significant Accounting Policies – (continued)
o) Impairment of Long — Lived Assets and Intangible Assets
The Company reviews its long-lived assets, including identifiable intangible assets with finite lives, for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable. Such circumstances include, though are not limited to, significant or sustained declines in revenues or earnings and material adverse changes in the economic climate. For assets that the Company intends to hold for use, if the total of the expected future undiscounted cash flows produced by the assets or asset Company is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and carrying value of the assets. For assets the Company intends to dispose of by sale, a loss is recognized for the amount by which the estimated fair value less cost to sell is less than the carrying value of the assets. Fair value is determined based on quoted market prices, if available, or other valuation techniques including discounted future net cash flows.
p) Revenue Recognition
Sales are recognized when the significant risks and rewards of ownership have transferred to the buyer, continuing managerial involvement usually associated with ownership and effective control have ceased, the amount of revenue can be measured reliably, it is probable that economic benefits associated with the transaction will flow to the Company and the costs incurred or to be incurred in respect of the transaction can be measured reliably. The Company records reductions to revenue for special pricing agreements, price protection and other volume based discounts. Upon a sale, GHIL’s products are either delivered to the customer’s premises by GHIL or the customer picks up the products at GHIL’s premises. If the products are delivered to the customer’s premises, the sale is recognized once the product is delivered and accepted by the customer. If the product is picked up by the customer, the sale is recognized once the customer takes possession.
q) Borrowing Costs
Capitalized Interest
The interest cost incurred for funding a qualifying asset during the construction period is capitalized based on actual investment in the asset at the average interest rate. The capitalized interest is included in the cost of the relevant asset and is depreciated over the estimated useful life of the asset.
Debt issue Costs
The Company amortizes debt issue costs over the term of the related borrowing based on the effective interest method.
r) Employee Benefits
(i) Gratuity Plan
In accordance with Indian law, the Company provides for gratuity obligations. The Company records a liability based on actuarial valuations.
(ii) Provident Fund and Employees’ State Insurance Schemes
In accordance with Indian law, all employees of the Company are entitled to receive benefits under the Provident Fund, which is a defined contribution plan. Both the employees and the employer make monthly contributions to the plan at a predetermined rate (presently 12.0%) of the employees’ basic salary. These contributions are made to the fund administered and managed by the Government of India. In addition, some employees of the Company are covered under the employees’ state insurance schemes which are also defined contribution schemes recognized by the Indian Revenue Authorities and are administered through the Government of India.
The Company’s contributions to these schemes are expensed as incurred. The Company has no further obligations under these plans beyond its monthly contributions.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
2. Summary of Significant Accounting Policies – (continued)
(iii) Compensated Absences
The employees of the Company are entitled to paid leaves based on the unavailed leave balance and the last drawn salary of the respective employees. The Company has provided for the liability on account of compensated absences in accordance with FAS No. 43, “Accounting for Compensated Absences”. The Company records a liability based on actuarial valuations.
s) Legal Costs
Legal costs expected to be incurred in connection with a loss contingency are expensed as and when incurred.
t) Income Taxes
In accordance with the provisions of FAS 109, “Accounting for Income Taxes”, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases and operating loss carry-forwards.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of income in the period in which the change is enacted. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which it is more likely than not that some portion or all of such benefits will not be realized.
u) Pre Operating Costs
Pre operating costs represent administrative expenses incurred prior to the commencement of commercial operations of the Company. These costs are expensed as incurred.
v) Earnings Per Share
In accordance with FAS 128, “Earnings Per Share”, basic earnings per share is computed using the weighted average number of shares outstanding during the period. Diluted earnings per share are computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period, except where the result would be anti-dilutive.
w) Concentration of Credit Risk
The Company has no concentration of credit risk as the customer base is widely distributed both economically and geographically. GHIL’s top 10 customers accounted for about 58% of GHIL’s sales during FY 2008, and only one of them represent over 10%. Further, 90% of the sales in FY 2008 were made in Gujarat state itself.
x) Foreign Currency Risk
The Company uses imported coal and is therefore, exposed to foreign exchange risk arising from various currency exposures primarily with respect to United States dollar.
y) Interest Rate Risk
The Company has floating rate debts from banks which ranges from 0% – 3.5% over the banks prime lending rate.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
2. Summary of Significant Accounting Policies – (continued)
z) Market Risk
Market risk is the risk that the value of a financial instrument might be adversely affected by a change in interest rates and currency exchange rates. The Company manages the market risk associated with interest rate and foreign-exchange contracts by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.
aa) Vendor Risk
The Company depends upon key suppliers to provide raw material. GHIL sources its coal requirement from the Adani Group which is known for their imports of high quality coal from South Africa. The Company has established good relations with iron ore suppliers and is presently sourcing iron ore from suppliers in Hospet/Bellary in the state of Karnataka, India. The Company has also stationed their representative at the above mentioned places which ensures supplies for the production process are made available. The Company is presently meeting its cast iron scrap and high melting scrap requirements through the local market and adequate supply of cast iron scrap is available in the local market. At the current quantity levels that are demanded by the plant the Company is not engaging in medium- or long-term contracts for their raw materials and is instead buying the materials on the spot market. While the Company believes that its vendors are financially sound and reputable, the results of operations could be adversely affected if it is unable to obtain adequate supplies of inventory in a timely manner.
Recent Accounting Pronouncements
In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements” (FAS 157). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements; however, it does not require any new fair value measurements. The provisions of FAS 157 will be applied prospectively to fair value measurements and disclosures beginning in the first quarter of 2008 (i.e., from April 1, 2008). The Company is currently assessing the impact of the adoption of this Statement on its financial statements.
In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (‘FAS 159’). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FAS 159 are expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. The provisions of FAS 159 will be applied prospectively to fair value measurements and disclosures beginning in the first quarter of 2008 (i.e., from April 1, 2008). The Company is currently assessing the impact of the adoption of this Statement on its financial statements.
In December 2007, the FASB issued FAS No. 141R, “Business Combinations” (“FAS 141R”), which establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. This statement also establishes disclosure requirements to enable financial statement users to evaluate the nature and financial effects of the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. FAS 141R will become effective for the Company with its fiscal year beginning April 1, 2009. The Company is currently evaluating and assessing the potential impact, if any, of the adoption of FAS 141R on its financial statements.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
2. Summary of Significant Accounting Policies – (continued)
In December 2007, the FASB issued FAS No. 160, “Non controlling Interests in Financial Statement — Amendments of ARB No. 51” (“FAS 160”). The standard changes the accounting for non controlling (minority) interests in financial statements including the requirements to classify non controlling interests as a component of stockholders’ equity, and the elimination of “minority interest” accounting in results of operations with earnings attributable to non controlling interests reported as part of earnings. Additionally, FAS 160 revises the accounting for both increases and decreases in a parent’s controlling ownership interest. FAS 160 are effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. The Company is currently evaluating and assessing the impact, if any, of the adoption of FAS 161 on its financial statements.
In March 2008, the FASB issued FAS No. 161, Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133 (“FAS 161”). FAS 161 requires disclosures of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008, with early adoption permitted. The Company is currently evaluating and assessing the impact, if any, of the adoption of FAS 161 on its financial statements.
3. Cash and Cash Equivalents

	As of	As of
	31-Mar-07	31-Mar-08
Cash in hand	106,513	12,518
Bank balances
Current accounts	106,909	26,129
	213,422	38,647
4. Restricted Cash

	As of 31-Mar-07	As of 31-Mar-08
Current
Deposits restricted as to usage under lien to banks for guarantees and letter of credit and other authorities	184,756	449,775
Total current restricted cash	184,756	449,975
5. Accounts Receivable, Net

	As of 31-Mar-07	As of 31-Mar-08
Accounts receivable	3,630,589	1,720,408
	3,630,589	1,720,408
Concentration of credit risk with respect to accounts receivables is limited due to the Company’s low collection period. The Company writes-off accounts receivable balances in the period that management determines that such receivables will not be collected.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
6. Prepaid and Other Assets

	As of 31-Mar-07	As of 31-Mar-08
Prepaid expenses	46,750	—
Employee receivables	1,262	—
Advances to suppliers	1,983,226	—
Other taxes and duties recoverable	327,320	769,283
	2,358,558	769,283
Other taxes and duties recoverable mainly include incentives and tax refunds recoverable from Gujarat Government against scheme for setting up the plant in Bhuj.
7. Property and Equipment, Net
Property and equipment consist of the following:

Particulars	As of 31-Mar-07	As of 31-Mar-08
Land	765,818	981,869
Building	2,191,686	2,360,362
Plant & machinery	22,085,592	25,804,977
Furniture & fixture	13,299	28,394
Vehicle	140,591	177,478
Computers	21,224	36,292
Office Equipments	23,154	27,510
Asset under Construction	1,355,394	—
Total	26,596,758	29,416,882
Less: Accumulated depreciation	1,414,782	2,946,234
Net	25,181,976	26,470,648
Depreciation and amortization expense for property and equipment was USD 308,300, USD 1,048,262, and USD 1,418,668 for the years ended March 31, 2006, 2007 and March 31, 2008, respectively. Depreciation of USD 30,571, USD 35,679 and USD 53,496 for the years ended March 31, 2006, 2007 and March 31, 2008 and USD 277,729, USD 1,012,582 and USD 1,365,172 was included in selling, general and administration and cost of goods sold, respectively, in the statements of income.
The gross carrying amounts of fully depreciated assets included in the overall balance of property and equipment above, which were still in active use are as follows:
	As of 31-Mar-07	As of 31-Mar-08
Computers	—	8,396
Total	—	8,396
8. Income Taxes
The Company accounts for the deferred tax assets and liabilities for the temporary differences, unabsorbed depreciation and loss carry forwards, to the extent that the benefit would be more likely than not to be realized in the future.
Unabsorbed depreciation represents depreciation in excess of the currently deductible amounts that could be carried forward and utilized as tax deductions in future periods.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
8. Income Taxes – (continued)
In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties (which the Company classifies in the financial statements as income tax expense), accounting in interim periods, disclosure, and transition. FIN 48 was effective for the Company beginning April 1, 2007. The provisions of FIN 48 are to be applied to all tax positions upon initial adoption, with the cumulative effect adjustment reported as an adjustment to the opening balance of retained earnings.
The primary components of the income tax expense were:
	Year Ended March 31,
	2006	2007	2008
Current Tax Expense	11,570	119,707	356,341
Deferred Tax Income/(Expense)	(540,162)	190,829	846,334
Income Tax Expense/(Income)	(528,590)	310,536	1,202,675
The reconciliation between the provisions for income tax to the amount computed by applying the statutory income tax rate to the income before provision for income tax is summarized below:

	Year Ended March 31,
	2006	2007	2008
Net Income/(loss) before Taxes	(1,327,470)	885,563	4,647,698
Enacted Tax Rates in India	33.6600%	33.9900%	33.9900%
Computed Tax Expense/(Income)	(446,826)	301,003	1,579,753
Increase/(reduction) in taxes on account of:
Effect of changes in tax rate	236	(1,772)	—
Timing Differences	(82,000)	11,305	(377,078)
Income tax expense/(income) reported	(528,590)	310,536	1,202,675
The primary components that gave rise to deferred tax assets and liabilities were as follows:

	As at March 31,
	2006	2007	2008
Deferred Tax Assets
Retirement Benefits	936	3,209	10,964
Preliminary Expenses	6,659	5,204	3,737
Unabsorbed Depreciation	127,746	352,668
Minimum Alternate Tax Credit	11,493	137,151	505,027
Property and equipment	397,662	—	—
	544,496	498,232	519,728
Deferred Tax Liabilities
Property and equipment	—	136,031	978,311
	—	136,031	978,311
Net deferred tax assets/(liabilities)	544,496	362,201	(458,582)
Deferred tax assets resulting from the provision for doubtful receivables reflects the timing differences in recognizing a provision on accounts receivables and the write-off of such receivables.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
8. Income Taxes – (continued)
Minimum Alternate Tax Credit as on March 31, 2008 amounting to USD 12,773, USD 134,993 and USD 357,321 shall expire at the end of fiscal year 2013, 2014 and 2015, respectively.
9. Other Assets
Other assets primarily include security deposits to Gujarat Electricity Board for supply of electricity to plant.
10. Short Term Borrowings and Current Portion of Long Term Debt

	As of 31-Mar-07	As of 31-Mar-08
Secured	2,420,840	9,753,912
Unsecured	678,759	2,102,111
Total	3,099,599	11,856,023
Add:
Current portion of long term debt	2,953,858	3,875,562
Total	6,053,457	15,731,585
The above secured borrowings are cash credit line of credit from banks. These are secured by hypothecation of all “movable current assets” (as defined in loan agreements) both present and future of the respective borrowing entities of the company.
Included within unsecured borrowings are short term unsecured credits from private lenders.
The weighted average interest rate on the short term borrowings was 10.77% and 11.11% for the years ended March 31, 2007 and 2008, respectively.
The details of unused lines of credit (cash credit) for March 31, 2008 are USD 3,739,341.
11. Other Current Liabilities

	As of 31-Mar-07	As of 31-Mar-08
Accrued Expenses	874,096	—
Contribution to employee benefit funds	24,196	60,637
Taxes Payable	—	83,135
Provision for Tax	124,091	374,210
Advance from Customers	39,977	—
	1,062,360	517,982

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
12. Employee Benefits
a) Gratuity plan:
The measurement dates for the Group’s Gratuity Plan were March 31, 2007 and 2008. The following table sets forth the changes in the projected benefit obligation and amounts recognized in the balance sheet as of the respective measurement dates:

	As at 31-Mar-07	As at 31-Mar-08
Change in Projected Benefit Obligation
Accumulated benefit obligation	3,591	7,898
Projected benefit obligation at beginning of year	2,870	10,166
Current service cost	3,919	11,182
Interest cost	542	2,078
Actuarial (gain)/loss	2,109	(2,927)
Projected benefit obligation at end of year	9,440	20,499
The components of the net gratuity cost were as follows:

	Year Ended March 31, 2007	Year Ended March 31, 2008
Current service cost	3,745	11,152
Interest cost	518	2,072
Recognized actuarial (gain)/loss	2,015	(2,919)
Net gratuity cost	6,278	10,305
The net gratuity accrued liabilities, were as follows:

	As at 31-Mar-07	As at 31-Mar-08
Accrued benefit liability	9,440	20,499
Net gratuity liability	9,440	20,499
The weighted average assumptions used to determine the benefit obligations were as follows:

	Year Ended March 31, 2007	Year Ended March 31, 2008
Discount rate	9.75%	9.75%
Rate of compensation increase	7.00%	7.00%
Actuarial gains and losses are recognized as and when incurred.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
12. Employee Benefits – (continued)
The estimated amounts of gratuity benefits expected to be paid in each of next 4 years and in the aggregate for 5 years thereafter, are as follows:
As at March 31, 2008
Year ending March 31, 2009	100
Year ending March 31, 2010	525
Year ending March 31, 2011	1,799
Year ending March 31, 2012	4,223
Year ending March 31, 2013	7,671
Year ending March 31, 2014 – 18	52,349
66,667
b) Provident Fund
The Company’s contribution towards the Provident Fund amounted to USD 3,404, USD 8,749 and USD 23,143 for the years ended March 31, 2006, 2007 and 2008, respectively.
13. Long Term Debt
Long term debt comprises:

	As of 31-Mar-07	As of 31-Mar-08
Secured
Term loans	14,795,142	12,783,275
Loan for assets purchased under capital lease	28,476	18,226
Total	14,823,618	12,801,501
Less: Current portion (Payable within 1 year)	2,953,858	3,875,562
Total	11,869,760	8,925,939
The Company’s weighted average interest rate was 9.45% and 14.41% for the year ended March 31, 2007 and 2008, respectively.
The secured loans are collaterized by:
•
first ranking pari passu charge on all present and future tangible movable and freehold immovable properties owned by the Company including plant and machinery, office equipment, furniture and fixtures fittings, spares tools and accessories, vehicles;

•	all rights, titles, interests in the accounts, and monies deposited and investments made there from and in project documents, book debts and insurance policies;

•	the hypothecation of all current assets both present and future, including book debts, monies, receivables, claim bills and contracts.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
13. Long Term Debt – (continued)
The scheduled repayments of the long term debts (term loans) during the next 5 years and beyond are as follows:

As of March 31, 2008
2009	3,875,562
2010	3,875,562
2011	3,709,192
2011	1,322,958
Total	12,783,275
The total interest expenses on long term debts incurred were USD 197,129, USD 960,505 and USD 2,105,696 for the year ended March 31, 2006, 2007 and 2008, respectively. No interest cost was capitalized during the year ended March 31, 2008.
The details of term loans are as follows:

	31-Mar-07	31-Mar-08
Floating interest rate rupee loan of INR 100,000,000 (equivalent to USD 2,498,751) repayable in 48 monthly installments beginning from April 2006	2,368,764	2,024,803
Floating interest rate rupee loan of INR 100,000,000 (equivalent to USD 2,498,751) repayable in 16 quarterly installments beginning from June 2006	2,299,715	1,996,060
Floating interest rate rupee loan of INR 35,000,000 (equivalent to USD 874,563) repayable in 48 monthly installments beginning from April 2006	688,367	665,714
Floating interest rate rupee loan of INR 200,000,000 (equivalent to USD 4,997,501) repayable in 48 monthly installments beginning from April 2006	4,651,549	3,998,795
Floating interest rate rupee loan of INR 200,000,000 (equivalent to USD 4,997,501) repayable in 48 monthly installments beginning from April 2006	4,786,747	4,097,902
	14,795,142	12,783,275
Under the various loan agreements, the Company would require the consent of the lenders to undertake certain defined actions including, among other things, entering into expansion projects, new lines of credit and change in management.
The loan agreements contained clauses where triggering of certain specified events of default could result in accelerated payments to be made by the Company.
Under the loan agreements, the Company must maintain, among other things, certain specified financial ratios, with which the Company was in compliance as of March 31, 2008.
Loan for assets purchased under capital lease include vehicle loans taken from banks which were secured by the hypothecation of the vehicles.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
14. Dividends
Dividends payable to equity shareholders will be based on the net income available for distribution as reported in the Company’s financial statements prepared in accordance with Indian GAAP. Dividends can only be declared and paid in Indian Rupees and/or converted into foreign currency for an equivalent amount in cases where dividend is permitted to be repatriated.
Under the Indian Companies Act 1956, dividends may be paid out of the profits of a company in the year in which the dividend is declared or out of the undistributed profits of previous fiscal years. Before declaring a dividend greater than 10% of the par value of its equity shares, a company is required to transfer to its reserves a minimum percentage of its profits for that year, ranging from 2.5% to 10%, depending on the dividend percentage to be declared in such year. Dividends can be distributed out of the general reserve in case of a loss or inadequacy of current distributable profits. Presently, the Company is required to pay dividend tax on the total amount of the dividend declared, distributed or paid at the specified tax rate including surcharge.
The Company has not paid any dividends from inception through March 31, 2008. Final dividends proposed by the Board of Directors will be payable when formally declared by the shareholders, who have the right to decrease but not increase the amount of the dividend recommended by the Board of Directors. Interim dividends will be declared by the Board of Directors without the need for shareholders’ approval.
Under the agreements with the lenders, lender specific permission will be required in certain cases for distributing dividends.
15. Related Party Transactions
The Company has entered into transactions with the following related parties.
Key Management Personnel (Including Directors):
(1)	Narayan Prasad Tekriwal

(2)	Ashok Kumar Maskara

(3)	Rohit Maskara

(4)	Deepak Agrawal

(5)	G. K. Agrawal
Entities Having Significant Influence Over the Company
(1)	Dynamix Urja (India) Limited

(2)	Raipur Securities & Investments Limited

(3)	Hitech Abrasive Private Limited

(4)	Hi-Tech Power & Steel Limited

(5)	Ashoka Tex

(6)	Ashiana Homes Private Limited

(7)	M/s G. K. Agrawal

(8)	Daksh Timbers & Steel Private Limited
Other Related Parties (Entities Which are Controlled or Significantly Influenced by the Key Management Personnel and their Close Relatives)
(1)	S. K. Sur

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
15. Related Party Transactions – (continued)
The transactions with the following related parties for the year ended March 31, 2006, 2007 and 2008 are described below:
2005 – 06

S No& amp; amp; amp; amp; amp; amp; lt; /font>	Party Name	Funds Received	Funds Transferred	Purchase of Goods	Purchase of Assets	Director Remuneration	Purchase of Services
1	Ashok Maskara	—	951	—	—	951	—
2	Ashoka Tex	11,317	11,317	—	—	—	—
3	Dynamix Urja (India) Limited	1,085,912	1,251,471	—	—	—	—
4	Hitech Abrasive Private Limited	2,116,616	3,911,555	—	942,387	—	—
5	Hi-Tech Power & Steel Limited	45,269	87,639	97,930	—	—	—
6	NP Tekriwal	—	5,659	—	—	—	5,659
7	Rohit Maskara	—	951	—	—	951	—
8	Deepak Agrawal	—	5,174	—	—	951	—
9	G K Agrawal	—	951	—	—	951	—
10	M/s G K Agrawal	496,831	1,283,735	918,575	141,852	—	—
11	Daksh Timbers & Steel Private Limited	64,735	1,132	—	—	—	—
12	S.K. Sur	—	815	—	—	815	—

2006 – 07

S No	Party Name	Funds Received	Funds Transferred	Purchase of Goods	Sale of Goods	Purchase of Assets	Interest Received	Interest Paid	Director Remuneration	Purchase of Assets
1	Ashok Maskara	—	451	—	—	—	—	—	3,325	—
2	Ashoka Tex	38,794	28,818	—	—	—	—	2,485	—	—
3	Dynamix Urja (India) Limited	1,590,678	—	—	—	—	—	—	—	—
4	Hitech Abrasive Private Limited	1,684,763	567,110	2,414	—	9,129	—	46,772	—	—
5	Hi-Tech Power & Steel Limited	—	54,415	—	—	—	—	—	—	—
6	NP Tekriwal	—	89,079	—	—	—	1,153	—	—	7,980
7	Rohit Maskara	—	904	—	—	—	—	—	6,650	—
8	Deepak Agrawal	5,822	5,311	—	—	—	—	—	—	—
9	G K Agrawal	—	—	—	—	—	—	—	—	—
10	M/s G K Agrawal	17,734	807,996	517,937	87,559	27,796	—	—	—	—
11	Daksh Timbers & Steel Private Limited	—	107,515	417,521	—	—	—	—	—	—
2007 – 08

S No	Party Name	Funds Received	Funds Transferred	Purchase of Services	Interest Paid	Director Remuneration
1	Ashiana Homes Private Limited	249,190	—	—	—	—
2	Ashoka Tex	336,407	215,851	—	—	—
3	Dynamix Urja (India) Limited	2,369,125	3,974,933	—	—	—
4	Hitech Abrasive Private Limited	124,595	347,530	23,726	116,782	—
5	NP Tekriwal	292,513	200,054	—	—	5,607
6	Rohit Maskara	7,699	14,158	—	—	5,607
7	Deepak Agrawal	12,976	8,901	—	—	—
Purchase of goods — included primarily purchase of raw material and consumables.
Purchase of assets — included primarily purchase of material for construction of factory building.
Sale of goods — included primarily sale of joists.
Transactions with related parties were entered into at competitive market prices charged to unaffiliated customers for similar transaction or charged by other suppliers.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
16. Commitments and Contingencies
Companies have to observe the laws, government orders and regulations of the state in which they operate. The company is currently involved in administrative proceedings arising out of the normal conduct of their business. In the opinion of Company management, however, the outcome of these actions will not materially affect the Company’s financial position, result of operations or cash flows.
(i) Commitments
a. Capital Commitments
As of March 31, 2008, the Company had committed to spend approximately INR Nil (March 31, 2007 — INR Nil) under agreements. This amount was net of capital advances paid in respect of these capital commitments.
b. Guarantees
The Company had outstanding financial/performance bank guarantees of INR 749,625 as of March 31, 2008 issued to M/s Ameet Enterprises (supplier) as security towards payment of cost of material and other dues as provided under the relevant agreements.
c. Operating Leases
As of March 31, 2008, the Company was obliged under a number of operating leases for building premises. Total rental expenses for the years ended March 31, 2006, 2007 and 2008 were USD 406, USD 11,836 and USD 10,350, respectively.
Future minimum lease payments under operating leases are as follows:

As at March 31, 2008
Year ended March 31, 2009	11,244
Year ended March 31, 2010	29,985
41,229
d. Other Claims
Arising from its normal course of operations, various claims were made against the Company. The Company has disclaimed liability and is disputing the claims. No liability that may arise in the event that the following claims are successful has been recognized by the Company.
e. Litigation
(A) Brief Facts of the Case
On January 16, 2008, a petition was filed by Mr. G.K. Aggarwal, Mr. Deepak Aggarwal, Mr. Shyam Sunder Aggarwal, Ms. Vineeta Aggarwal, etc. (“Petitioners”) in the CLB against the Company, Mr. Narayan Prasad Tekriwal, Mr. Ashok Kumar Maskara, Mr. Rohit Kumar Maskara and State Bank of India (“Respondents”) under section 397, 398, 399 and 402 of the Companies Act, 1956 claiming that certain actions undertaken by the Respondents amount to oppression and mismanagement against the petitioners.
The primary contentions of the Petitioners under the case are as follows:
(i)
That shares allotted on 25 October, 2007 and thereafter are unauthorized and illegal and such allotments have caused increase in the percentage holding of the Respondents’ group in the Company at the cost of corresponding reduction of the holding of the minority group in the Company.

(ii)
That the Respondents have maliciously changed the Company’s registered office from Chhattisgarh to Maharashtra and also changed the auditors of the Company in order to keep the Petitioners away from the affairs of the Company.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
16. Commitments and Contingencies – (continued)
(iii)	No notice of any meetings of the board of directors or of the meetings of members was served on any of the directors/members of the Petitioners’ group.

(iv)
That the Mr. G.K. Aggarwal and Mr. Deepak Aggarwal from the Petioners’ group were illegally removed from the board of directors of the Company and Mr. Sunil Kumar Maskara and Mr. Narayan Prasad Tekriwal were illegally added to the board.

(v)	That SBI is not releasing the personal guarantees and collateral securities furnished by Mr. Gopal Krishna Agarwal and Mr. Deepak Kumar Agrawal.
A reply to this petition was filed by the Respondents on 29 May, 2008 denying the allegations. In addition petition filed on 16 January, 2008, the Petioners had also filed an application in July, 2008 alleging certain other acts of mismanagement.
(B) Interim Orders Passed by CLB
The important interim orders passed by CLB on this matter are as follows:
(i)	The personal guarantees and the collateral securities furnished by the Petitioners were directed to be released.

(ii)	The Respondents are restricted from availing any further credit facility from any bank or financial institution till final disposal of the petition.

(iii)	The Company is restricted from holding or convening any board meeting with the present board of directors and the AGM without prior permission of CLB.

Present Status of the Case
The petition has been decided on 27 November, 2008 and following order has been passed:
(i)
Petitioners will go out of the Company on a consideration of INR 135,000,000 (equivalent to USD 3,373.313) in full and final settlement towards their shares, supplies made to the companies by their sister concern and also towards any other claim against the company. With this payment, petitioners will not have any claim against the company/respondents.

(ii)	The company will pay the entire amount of INR 135,000,000 (equivalent to USD 3,373.313) on or before 31 March, 2009.

(iii)	The company will pay a sum of INR 5,000,000 (equivalent to USD 124,938) on or before 15 Dec- ember, 2008 as a part of INR 135,000,000 (equivalent to USD 2,906,351).

(iv)
The petitioner directors will submit to the company their resignation letters which will not be accepted by the company till all the guarantees given by them are released by the Bank and the Banks shall not delay the release of the personal guarantees of the petitioners only on the ground that petitioners have not resigned as directors. The respondents have submitted that they have already given sufficient/adequate guarantees to the Banks in place of the guarantees of the petitioners.

(v)	On the receipt of full consideration of INR 135,000,000 (equivalent to USD 3,373.313), the petitioners will hand over their share certificates together with blank transfer forms to the company.

(vi)	All interim orders stand vacated.

GLOBAL HI-TECH INDUSTRIES LIMITED

NOTES TO FINANCIAL STATEMENTS
(Amounts in US Dollars, Except Per Share Data and as Stated Otherwise)
17. Earnings per Share
The following is a reconciliation of the equity shares used in the computation of basic and diluted earnings per equity share:
	Year Ended 31-Mar-06	Year Ended 31-Mar-07	Year Ended 31-Mar-08
Weighted Average Number of Shares – Basic	10,132,274	14,276,199	17,515,833
Effect of dilutive securities on account of convertible debts	—	20,048,177	16,003,179
Effect of dilutive securities on account of money received pending allotment	—	15,294,500	5,950,000
Weighted Average Number of Shares – Diluted	10,132,274	49,618,875	39,469,011
Income available to common stockholders of the Company used in the basic and diluted earnings per share calculations were determined as follows:

	Year Ended 31-Mar-06	Year Ended 31-Mar-07	Year Ended 31-Mar-08
Income attributable to common stockholders of the Company	(807,369)	566,730	3,428,180
Effect on account of convertible debts on earnings for the year	—	175,678	457,294
Net Income available for computing dilutive earnings per year	(807,369)	742,408	3,885,474
Earnings per Share
– Basic	(0.08)	0.04	0.20
– Diluted	(0.08)	0.01	0.10
18. Concentration of Credit Risk
The Company had little concentration of credit risk as the customer base was widely distributed both economically and geographically. Derivative counterparties and cash transactions were limited to high credit worthy financial institutions.
The Company had no concentration of credit risk in regards with short term investments as these investments were widely distributed.
19. Vendor Risk
The Company depends upon key suppliers and vendors to provide equipment and services that it needs to build and upgrade its network.
While the Company believes that its vendors are reliable, its results of operations could be adversely affected if it is unable to obtain adequate supplies of equipment in a timely manner. The Company minimizes the possibility of such risk by having as many long-term contracts as possible with the vendors and also having more than one vendor for supply of equipment and services.

Annex A

SHARE PURCHASE AGREEMENT

AMONG

DELTA ENTERPRISES LIMITED

AND

THE PROMOTERS

Share Purchase Agreement

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as on this 2nd day of April 2009 BETWEEN:

DELTA ENTERPRISES LIMITED, a company organized under the laws of Mauritius and having its office address at Halifax Management Limited, 5TH Floor, C & R Court, 49 Labourdonnais Street, Port Louis, Mauritius (hereinafter referred to as “Investor”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors, Affiliates and assigns) of the FIRST PART;

AND

THE PERSONS whose names and addresses are set out in Schedule 1 hereto (hereinafter referred to as "Promoters", which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include their heirs, legal representatives, executors, and administrators) of the SECOND PART.

WHEREAS:

A.	The Company (defined below) is inter alia engaged in the business of manufacturing sponge iron, billets, and joist (the “Business”);

B.
The Company has, at the date of execution of this Agreement, an authorized share capital of INR 220,000,000/- consisting of 22,000,000 equity shares of par value INR 10/- each. As of date hereof 21,402,750 Equity Shares (defined below) have been issued and are held by the Persons (defined below) in the number and proportion as set out in Schedule 2;

C.	The Investor wishes to acquire the Sale Shares (defined below), the Remainder Sale Shares (defined below) and the Minority Shareholder Shares (defined below) from the Promoters; and

D.
The Parties hereto wish to record in the manner herein mentioned the terms and conditions on which the Investor shall acquire and the Promoters shall sell the Sale Shares and the Remainder Sale Shares and the Minority Shareholder Shares to the Investor.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION THE ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AND THIS AGREEMENT WITNESSETH AS UNDER:

Share Purchase Agreement

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, except to the extent that the context requires otherwise the following terms shall have the meanings set forth below, such meanings to be applicable to both the singular and the plural forms of such terms:

(a)	'Act or Companies Act' shall mean the Indian Companies Act, 1956 and any amendment thereto or any other succeeding enactment for the time being in force.

(b)
‘Affiliate’ means when used in respect of a specified legal person, each legal person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the person specified. In this definition “control” (and its derivatives) means both (i) holding beneficially more than fifty per cent (50%) of equity interests and (ii) the ability to cast more than fifty (50%) per cent of the voting rights attaching to voting securities or (iii) power to direct the management or policies of such entity by contract or otherwise.

(c)
‘Agreement' shall mean this Share Purchase Agreement, as from time to time amended, supplemented or replaced or otherwise modified and any document which amends, supplements, replaces or otherwise modifies this Agreement, together with the recitals and all the Annexes, Appendices and Schedules attached hereto.

(d)
“Applicable Law” shall mean all applicable laws, statutes, ordinances, regulations, rules, orders, bye laws, administrative interpretation, writ, injunction, directive, protocols, codes, policies, notices, directions, judgment or decree or other instrument or other requirements of any Governmental Authority.

(e)	‘Audited Accounts’ means, the Company’s audited accounts for the financial year ended March 31, 2008.

(f)	'Board' means the board of directors of the Company.

(g)
‘Claim’ includes any notice, demand, assessment, letter or other document issued or action taken by any tax, fiscal or other statutory or governmental authority, body or official whatsoever (whether of India or elsewhere in the world) whereby the Company is or may be placed or sought to be placed under a liability to make a payment or deprived of any relief, allowance, credit or repayment otherwise available.

Share Purchase Agreement

(h)	‘Company’ means Global Hi-Tech Industries Limited, a company incorporated under laws of India having its registered office at 33, Atlanta Building, Nariman Point, Mumbai – 400 021.

(i)	'Completion' means completion of the events specified in this Agreement below and the Investor being registered as a member in respect of the Sale Shares in the register of members of Company.

(j)	‘Completion Date' means date mentioned in this Agreement.

(k)	'Conditions Precedent' means the conditions precedent mentioned in this Agreement.

(l)	‘Depository Participant’ shall mean a ‘participant’ defined under the Depositories Act, 1996 in which the Investor and the Promoters maintain their de-mat accounts.

(m)
‘Derivative Securities’ means any subscriptions, options, debentures, bonds, conversion rights, warrants, or similar agreements, Securities or commitments of any kind obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold (i) any shares in the share capital or any derivative securities of the Company; (ii) any securities convertible into or exchangeable for any shares in the share capital of the Company; (iii) any obligations measured by the price or value of the shares in the share capital of the Company; or (iv) any rights to participate in the equity or income of the Company or to participate in or direct the election of any directors or officers of the Company.

(n)
'Encumbrances' means any encumbrance, lien, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention or non-disposal agreement or other restriction of a similar kind, and all other easements, encroachments and title defects of every type and nature, or any conditional sale, contract, title, retention contract, or other contract to give or to refrain from giving any of the foregoing. All variations of the term “Encumbrances” shall be construed accordingly.

(o)	‘Escrow Agent’ means means M/s Divya Shah and Associates a law firm having its head office at 6, Bhagyoday Building, 79, Nagindas Master Road, Fort, Mumbai 400 001.

(p)	‘Escrow Agreement’ means an agreement proposed to be entered into between the Parties and the escrow agent in the form and content acceptable to the Investor.

Share Purchase Agreement

(q)
“Governmental Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.

(r)	‘Indian GAAP’ means Indian Generally Accepted Accounting Principles.

(s)	‘INR’ means the lawful currency of India.

(t)
‘Indebtedness’ means all payment obligations including obligations under capitalized leases of the Company, to any bank, insurance company, finance company or other institutional lender including without limitation for money borrowed. Provided however that indebtedness shall not include trade payables and accruals in accordance with the Company’s past practices.

(u)
‘Intellectual Property’ means all forms of intellectual property rights subsisting under any law or equity and all analogous rights subsisting under the laws of all jurisdictions and shall include any product or process of the human intellect whether registrable as patents, trade marks, copyrights, designs or otherwise such as an invention, or derivative works of the same expression or literary creation, unique name, trade secret, business method, database, industrial process, computer program, source code, process, presentation, etc.

(v)
‘Liabilities’ means any and all contingent, current, deferred or long-term liabilities, obligations, payables, forms of taxation whether of India or elsewhere in the world, past, present and deferred (including, without limitation, income tax, stamp duty, customs and other import or export duties) and all other statutory or governmental impositions, duties and levies and all penalties, charges, costs and interest relating to any Claim.

(w)	‘Memorandum’ means the Memorandum of Association of the Company.

(x)	‘Minority Shareholders’ mean shareholders other than the Promoters. The present list of minority shareholders is provided in Schedule 2.

(y)	‘Minority Shareholder Shares’ means all the Securities listed in Schedule 2 held by the Minority Shareholders from the date of this Agreement.

(z)	'Party' means the Investor or the Promoters referred to individually and 'Parties' shall mean the Investor and the Promoters referred to collectively.

Share Purchase Agreement

(aa)
'Person' shall include an individual, an association, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, a joint stock company or other entity or organization, including a government or political subdivision, or an agency or instrumentality thereof and/or any other legal entity.

(bb)	‘Remainder Sale Shares’ means 3,365,000 Shares, held by the Promoters, free from Encumbrances, as specified in Schedule 9 of the total issued and paid up share capital of the Company.

(cc)	'Representations and Warranties' mean the representations and warranties given by the Promoters in this Agreement, in particular Clause 7 hereto.

(dd)
‘Sale Shares’ mean 11,037,500 Shares, held by the Promoters, free from Encumbrances, as specified in Schedule 8 hereto representing approximately 51.6% of the total issued and paid up share capital of the Company on Completion.

(ee)	‘Sale Share Consideration’ means an aggregate consideration of US$ 4,500,000(US dollars Four Million Five Hundred Thousand Only).

(ff)
‘Securities’ means, with respect to any Person, such Person's equity capital, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, shares) or any options, warrants, loans or other securities that are directly or indirectly convertible into, at or exercisable or exchangeable for, at the sole option of such Person, such equity capital, registered capital, joint venture or other ownership interests.

(gg)	'Shares' or “Equity Shares” mean the equity shares of Company of par value of INR 10 each.

(hh)	'Shareholder' or 'Shareholders' mean any Person who holds any Shares.

(ii)
‘Tax’ or collectively ‘Taxes’ mean (i) any and all taxes imposed by any governmental body, assessments and other governmental charges, duties, impositions and liabilities, including sales tax, excise duties, custom duties, service tax, wealth tax, dividend tax, value added tax, other taxes based upon or measured by gross receipts, income, profits, use and occupation, ad valorem, transfer, franchise, withholding, payroll, employment and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity or a transferor.

Share Purchase Agreement

(jj)
‘Transaction Documents’ mean any and all deeds, documents or letters executed or proposed to be executed between the Parties to achieve including this Agreement completion of the transactions contemplated in this Agreement (including acquisition by the Investor of the Remainder Sale Shares and the Minority Shareholder Shares).

(kk)	‘US GAAP’ means United States Generally Accepted Accounting Principles.

(ll)	‘Warrantors’ mean the Promoters and ‘Warrantor’ means any one of them.

1.2	Interpretation

1.2.1	The terms referred to in this Agreement shall, unless defined otherwise or inconsistent with the context or meaning thereof, bear the meaning ascribed to it under the relevant statute/legislation.

1.2.2	All references in this Agreement to statutory provisions shall be construed as meaning and including references to:

(a)	Any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

(b)	All statutory instruments or orders made pursuant to a statutory provision; and

(c)	any statutory provisions of which these statutory provisions are a consolidation, re-enactment or modification.

1.2.3	Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

1.2.4
Headings to clauses, sub-clauses and paragraphs are for information only and shall not form part of the operative provisions of this Agreement or the Schedules and shall be ignored in construing the same.

1.2.5	References to recitals, clauses or schedules are, unless the context otherwise requires, are references to recitals, to clauses of or schedules to this Agreement.

Share Purchase Agreement

1.2.6	Reference to days, months and years are to Gregorian days, months and calendar years respectively.

1.2.7
Any reference to the words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to clauses or annexures of this Agreement as specified therein.

1.2.8	Any expression importing a natural person includes any company, trust, partnership, joint venture, association, body corporate or governmental agency.

1.2.9	Where a word or phrase is given a defined meaning, another part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning.

1.2.10	Reference to “Investor”, unless repugnant to the context shall for the purpose of this Agreement, mean and include the Affiliates of the Investor.

1.5.11	The words “include” and “including” shall be construed without limitation.

1.5.12	The rule of construction, if any, that a contract should be interpreted against the Party responsible for the drafting and preparation thereof, shall not apply to this Agreement.

INTENT OF THE PARTIES

(a)
This transaction is for sale and purchase of 100% Equity Shares of GHIL, a company registered under the Indian Companies Act, 1956 having its registered office at 33, Atlanta Building, Nariman Point, Mumbai – 400 021.

(b)
At the time of completion of the first phase of transaction in accordance with the terms of this Agreement, Promoters shall sell and shall cause the Company to agree and confirm the transfer of the Sale Shares (i.e.51.6% Equity Shares) as per the list annexed as Schedule 8 hereto. For such transfer the Investor shall pay to the Promoters Sale Shares Consideration. The Investor shall further be entitled to purchase the Minority Shareholders Shares in the manner contemplated in this Agreement.

2.	ACQUISITION

The Promoters agree to sell or cause to sell 100% equity shares of GHIL to the Investor in the following manner:

2.2
Upon fulfillment of the obligations of the Promoters set out hereinafter in clause 4 referred to as Conditions Precedent, the Investor shall pay US$ 4,500,000 to the Promoters against the Promoter handing over necessary documents for transfer of Sale Shares duly confirmed by the Company. The Promoters agree that they shall immediately in receipt of this consideration provide to the Company rupee amount equivalent to US$ 1,000,000 as unsecured loan for a period of three years to be converted to equity shares subject to such terms as may be decided by the Parties and the Board of the Company.

Share Purchase Agreement

2.3
Upon completion of transfer of Sale Shares, the Investor shall acquire Remainder Sale Shares amounting to 15.7% of the Shareholding of the Company for a consideration of US$ 3,300,000 in cash based upon March 31, 2009 audited financial of the Company. In the event the Investor is not in a position to acquire the Remainder Sale Shares of the Company in cash, the Investor shall acquire the Remainder Sale Shares by way of a share swap. The share swap shall be done by the Investor causing Trans Tech Services Partners Inc to issue 550,000 of its shares to the Promoters for the acquisition of the Remainder Sale Shares. Notwithstanding the above this share swap shall be subject to the Promoters obtaining all necessary approvals and the Board of Trans Tech Services Partners Inc approving the transaction. Further the issue of 550,000 shares of Trans Tech Services Partners Inc to the Promoters is subject to the Company achieving an EBIDA equivalent of US$ 10,000,000 and a net income of 1,000,000 for the financial year ending March 31, 2009. In the event the Company does not achieve the above targets the number of shares to be issued by Trans Tech Services Partners Inc would be adjusted accordingly.

2.4
Subject to the purchase of the Minority Shareholders Shares by the Promoters and the Minority Shareholders unconditionally withdrawing the Petition, the Promoters shall sell and the Investor shall acquire the Minority Shareholders Shares by causing Trans Tech Services Partners Inc to issue 500,000 of its shares to the Promoters on or before June 30, 2010. Notwithstanding the above this share swap shall be subject to the Promoters obtaining all necessary approvals and the Board of Trans Tech Services Partners Inc approving the transaction and would be based on the higher of Book value of the Company or Rs. 150,000,000 for such shares.

2.5
It is expressly agreed that the Promoters shall complete all their obligations under Clause 4 on or before April 30, 2009 and Investor shall complete the purchase of Sale Shares within 30 days of Completion of the Conditions Precedent.

Share Purchase Agreement

3.	SALE ON COMPLETION DATE

Subject to the terms of this Agreement and relying on the Representations and Warranties given by the Warrantors and the indemnities given by the Promoters, on the Completion Date, the Promoters have agreed to sell, transfer and convey the Sale Shares to the Investor and the Investor has agreed to purchase, acquire and accept the Sale Shares (together with all benefits and rights attaching thereto), free of all Encumbrances from the Promoters, for the Sale Share Consideration.

The Promoters shall be responsible for all taxes, levies and dues, including without limitation, income tax assessed, if any, paid or payable in connection with the sale, transfer or conveyance of Sale Shares.

4.	CONDITIONS PRECEDENT

4.1
The Parties agree that the obligation of the Investor to acquire the Sale Shares in the manner provided herein, is conditional upon (i) fulfillment of the conditions specified under Clause 5.8 and (ii) the fulfillment of the following conditions to the satisfaction of the Investor, unless specifically waived in writing by the Investor; and (iii) only if all the Representations and Warranties continue to be true and correct on the Completion Date:

4.2
Completion of a business, financial, accounting, tax, technical, legal and regulatory due diligence on the Company by the Investor and resolution of all issues arising therefrom to the satisfaction of the Investor on or before April 30, 2009.

4.3
Each Promoter signing a consent letter, in the form and content as specified in Schedule 10, consenting to the transfer of the Sale Shares held by such Promoter to the Investor and the price at which each such Shares are proposed to be transferred to the Investor.

4.4
The Promoters providing to the Investor the shareholding pattern of Company (indicating the category wise equity participation of residents and non residents) after the proposed acquisition of the Sale Shares by the Investor; and (ii) a certificate from a Chartered Accountant indicating the ‘fair value’ of the Shares calculated in accordance with the Guidelines for Valuation of Shares and Fixation of Premia (‘Pricing Guidelines’).

Share Purchase Agreement

4.5
The Promoters providing undated original letters from the Promoters of the Company effective as of Completion Date, in the form satisfactory to the Investor inter alia stating that the Promoters/existing directors of the Company do not have any pending claim against the Company and that there is no remuneration, fees, social security benefits and/or other monies due and payable by the Company to such Promoters/existing directors, except for the unsecured loans to the directors.

4.6
Each of the Promoters shall place with M/s Divya Shah and Associates (i) the duly signed delivery instruction slip for the shares held by them in demat form representing the Remainder Sale Shares; and (ii) undated consent letters in the form attached as Schedule 10 with respect to the Remainder Sale Shares.

4.7
There shall not have been any material change, effect or circumstance from the date hereof to the Completion Date, which has or may reasonably be expected to have an material adverse effect on the Company, the Company’s prospects, profits, profitability, financial position, financial condition, operations, businesses, assets and/or the Business.

4.8	Each Promoter providing details of the bank account of the Promoters maintained with the Authorised Dealer to the Investor for the purpose of receiving the Sale Share Consideration.

4.9
The Parties obtaining all statutory consents and approvals required or desirable under any and all Applicable Laws and regulations to give effect to the transactions contemplated herein and under the Transaction Documents having been obtained and remaining in full force and effect.

4.10	Each Promoter delivering to the Investor a no-objection certificate in the form contained in Schedule 6.

4.11
Investor receiving from the Promoters and the Company three year financial statements of the Company for the period ended March 31, 2008, March 31, 2007 and March 31, 2006 converted into US GAAP and audited by a Public Company Accounting Oversight Board (www.pcaob.com) and unaudited US GAAP financial statements for the period commencing April 1, 2008 and ending December 31, 2008 or as of such later period, which shall not be earlier than 7 days prior to the Completion Date, along with unaudited nine month comparison ending December 31, 2008 with December 31, 2007.

4.12	The Promoters issuing an undertaking for filing of annual return and annual accounts for the financial year ending on the 31 March, 2008.

Share Purchase Agreement

4.13	The Promoters causing updation and maintenance of all statutory registers for the Company required under the Companies Act.

4.14
The existing directors of the Company filing with the Company, the disclosure of their membership and directorship in other Indian companies or partnerships firms (for the financial year 2008-09), as required under section 299 of the Companies Act.

4.15	The Promoters providing details of all bank accounts maintained the Company.

4.16
The Promoters providing a no objection letter issued by Narayan Prasad Tekriwal with respect to the occupation of the premises located at 33, Atlanta, 3rd Floor, 205, Nariman Point, Mumbai, Maharashtra, India – 400021 as the registered office of the Company till Completion Date. Also, the Company must enter into a 1-year lease with renewal options for this premises with Narayan Prasad Tekriwal on terms that are acceptable to the Investor.

4.17
The Promoters shall make an application to obtain the consent from the State Bank of India, Bank of Maharashtra, Canara Bank, State Bank of Patiala, Union Bank of India and UCO Bank for effecting substantial changes in the capital structure and management of the Company pursuant to the Completion, as required under the terms of the term loan agreement dated 31 March, 2006, the working capital facility agreement dated 15 October, 2007 and the sanction letters issued by the respective banks granting credit facilities to the Company on April 1, 2010.

4.18	Execution of employment agreements with senior level employees comprising inter alia terms and conditions pertaining to non-compete and non-solicitation.

4.19	Execution of a Shareholders Agreements in the form satisfactory to the Investor with the Promoters on the management of the day to day affairs of the Company.

4.20
The Promoters undertake to use all commercially reasonable efforts to ensure that all the Conditions Precedent are satisfied as soon as possible but no later than April 30, 2009, unless otherwise agreed to in writing by the Investor.

4.21
The Promoters shall cause the Company to co-operate and provide all information and reasonable assistance to the Investor and/or its advisors and authorised representatives to enable them to verify the records/documents of the Company.

4.22
Narayan Prasad Tekriwal will provide a letter to the Investor that is mutually agreeable stating that he will devote substantially all of his professional time to his duties in relation to the Company.

Share Purchase Agreement

5.	COMPLETION

The Promoters shall notify the Investor or an authorized nominee of the Investor of the fulfillment of the Conditions Precedent in writing and provide to the Investor/ or a nominee of the Investor all the requisite documents evidencing fulfillment of such Conditions Precedent applicable to the Promoters and/or the Company. The Investor or its nominee through its advisors/counsel shall then satisfy itself as to the fulfillment of the Conditions Precedent. The Investor or the authorized nominee of the Investor shall notify the Promoters and the Company within 7 days from the date of receipt of all the documents/information from the Promoters of its satisfaction or dissatisfaction with the same or of waiving the fulfillment of any of the Conditions Precedent applicable to the Promoters and/or Company.

In case the Investor or an authorized nominee of the Investor, as the case may be, notifies the Promoters or the Company of its dissatisfaction under Clause 5.1 above, the Promoters shall fulfill the unfulfilled Conditions Precedent within 2 days of receipt of such notice and shall provide to the Investor, all requisite documents evidencing fulfillment of that Condition Precedent. The procedure referred to in Clause 5.1 above shall be followed thereafter until the fulfillment of all Conditions Precedent applicable to the Promoters and/or Company, to the satisfaction of the Investor or the authorized nominee of the Investor.

Share Purchase Agreement

5.3
Upon fulfillment of all the Conditions Precedent, which shall be no later than April 30, 2009 or such other later date as is agreed by the Investor, (“Long Stop Date”) to the satisfaction of the Investor or an authorized nominee of the Investor or if specifically waived in writing by the Investor or an authorized nominee of the Investor, the Parties shall proceed to complete the sale of Sale Shares to the Investor (‘Completion’) in the manner provided in this Clause. Such Completion shall take place on a date set by the Investor or an authorized nominee of the Investor (the ‘Completion Date’). In the event that this Agreement and/or any of the Conditions Precedent have not been satisfied (or specifically waived in writing by the Investor or an authorized nominee of the Investor, in its sole and absolute discretion) on or before the Long Stop Date, this Agreement shall terminate in accordance with clause 19.3 subject to the provisions in clause 19.4.

The Completion shall take place on or before May 23, 2009.

On the Completion Date:

The Promoters shall deliver or cause to be delivered to the Investor written confirmation that as at the Completion Date:

•
no material change, effect or circumstance has occurred, which has or may reasonably be expected to have an material adverse effect on the Company, the Company’s prospects, profits, profitability, financial position, financial condition, operations, businesses, assets and/or the operations, businesses and/or the Business;

•
the Representations and Warranties are true, accurate and complete and that it is not aware of any matter or thing which is in breach of or inconsistent with any of the Representations and Warranties; and

•	The Long Term Debts of the Company does not exceed INR 90,00,00,000/- (Ninety Crores Only).

The Parties shall enter into Escrow Agreement with the Escrow Agent on the terms and conditions acceptable to the Investor or it authorized nominee.

The Promoters shall issue necessary instructions to the Depository Participant directing such Depository Participant to (i) transfer the Sale Shares to the demat account held by the Escrow Agent in its name and maintained with the Depository Participant;  and (ii) pass requisite entries in its records indicating such transfer.

Share Purchase Agreement

Forthwith and in no event later than 2 working days of receipt of (i) a copy of the necessary instructions to the Depository Participant to transfer the Sale Shares to the account maintained by the Escrow Agent, and (ii) a confirmation from the Depository Participant that all the Sale Shares are transferred to the demat account of the Escrow Agent, the Investor shall remit amounts equal to the Sale Share Consideration, through the Authorised Dealer for further credit to the individual accounts of the Promoters (the details of which would have been provided to the Investor).   All payments to be made by Investor to the Promoters shall be subject to such withholdings/deductions of tax as may be required under the Applicable Laws. Upon evidence of the remittance of the Sale Share Consideration, the Parties shall cause the Escrow Agent to issue the depository instruction slip to the Depository Participant directing the Depository Participant to (i) transfer the Sale Shares to the demat account of the Investor;  and (ii) pass requisite entries in its records indicating such transfer.

Upon the Completion Date the Investor and/or any other person nominated by Investor, shall also have a right to review the books and accounts of the Company to verify to the satisfaction of the Investor, that no event has occurred which has or may have an material adverse effect on the Business, operations, financial condition or prospects of the Business. In the event, the Investor is not satisfied with the results of its review the Investor shall have the right to terminate this Agreement.

Thereafter, the Parties shall cause the Board of Directors of the Company to pass necessary resolutions approving the transfer of the Sale Shares in favour of the Investors and the Investor shall file Form FC-TRS, in quadruplicate with the Authorized Dealer along with the following documents:

5.5.1	All documents received by the Investor from the Promoters under Clauses 4.3 and 4.4 above;

5.5.2	Consent letter of the Investor agreeing to purchase the Sale Shares and indicating the Sale Shares Consideration to be paid by the Investor for such purpose; and

5.5.3
An undertaking specifying that (i) the Investor is eligible to acquire the Sale Shares under the Foreign Direct Investment Policy of the Government of India from Indian resident shareholders; (ii) such acquisition is within the existing sectoral caps specified thereunder; and (iii) the price per Share is in compliance with the Pricing Guidelines.

The Parties to this Agreement agree to take all measures that may be required to ensure to the extent possible, that all the events contemplated in Clause 4 above on the Completion Date are completed on the same day.

Share Purchase Agreement

Notwithstanding the provisions of Clause 5.5 hereto, all proceedings to be taken and all documents to be executed and delivered by the Parties at Completion shall be deemed to have been taken and executed simultaneously to the extent possible and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

The Promoters hereby agree and acknowledge that the obligation of the Investor to purchase the Sale Shares and perform any other obligation under this Agreement is conditional upon relevant resolutions being passed at a duly constituted meeting of the board of directors and the shareholders of Investor and/or any of its Affiliates, as may be required and/or any other approvals which may be required by the Investor or any of its Affiliates

The Promoters hereby agree and undertake that they shall use the Sale Share Consideration received from the Investor first for the purposes of purchasing the Minority Shareholders Shares from the Minority Shareholders.

6.	CONDITIONS SUBSEQUENT

The Promoters hereby agree and undertake that they shall fulfill and/or cause the fulfillment of the following conditions to the satisfaction of the Investor no later than March 31, 2010.

6.2	The Promoters acquiring the Minority Shareholders Shares from the Minority Shareholders and converting them into demat form.

6.3	The Minority Shareholders withdrawing the petition filed by the Minority Shareholders on January, 16, 2008 (“Petition”) unconditionally.

6.4	The Promoters resolving their dispute in respect of the Remainder Sale Shares listed in Annexure IA with the Minority Shareholders and providing necessary documents in this regard to the Investor.

6.5
As and when permitted by the Company Law Board, to immediately convene a meeting of the Board, wherein the Board shall pass the necessary resolutions approving the appointment of the directors nominated by the Investor, as specified by the Investor, such that the Investor has the majority of directors on the Board.

6.6	The Company obtaining a mining license from the applicable Government Authority for the purposes of conducting mining operations in the state of Madhya Pradesh, India.

Share Purchase Agreement

6.7
The Promoters hereby agree that they shall make all commercially reasonable efforts to cause the Promoters to obtain the release of the personal guarantee furnished by the Minority Shareholders to banks and financial institutions in relation to the Business and the Promoters hereby agree and undertake to take on such personal guarantee obligations from the Minority Shareholders, if so required by the banks.

6.8
The Promoters hereby agree and acknowledge that, on and from the date of execution of this Agreement, the Promoters shall, and shall cause the Company to, ensure that any Indebtedness incurred by the Company is only for working capital requirements and no long term Indebtedness shall be incurred by the Company, without prior written consent of the Investor.

Share Purchase Agreement

7.	REPRESENTATIONS AND WARRANTIES

True and Accurate:  The Warrantors represent, warrant and undertake to the Investor, that each of the statements set out in this Clause and Schedule 4 hereof, as applicable to the Warrantors, is now and will be true and accurate at the Completion Date. The Warrantors acknowledge that the Investor, in entering into this Agreement, is relying on such representations, warranties and undertakings and shall be entitled to treat the same as conditions of the Agreement.

Investor Representation: The Investor hereby represents and warrants that it has the corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents and the transactions contemplated herein. The execution, delivery and performance by Investor of the Transaction Documents have been duly authorized and approved by its board of directors.

Separate and Independent:  Each of the Representations and Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Representations and Warranty or any other term of this Agreement, which is not expressly referenced to the Representations and Warranty concerned.

Knowledge: If any Representation or Warranty is qualified by knowledge, then it means that the Representation or Warranty has been made to the best knowledge of the Warrantors, after the Warrantors have made and caused to be made such due and proper inquiries as may be required in respect of the relevant matter to obtain informed knowledge.

Undertaking:  None of the Warrantors shall do, allow or procure any act or omission before the Completion Date which would respectively constitute a breach of any of the Representations and Warranties if they were given at the Completion Date, or which would make any of the Representations and Warranties inaccurate or misleading if they were so given.

Notification of breach:  Each of the Warrantors hereby agree to disclose promptly to the Investor in writing immediately upon becoming aware of the same, any matter, event or circumstance (including any omission to act) which may arise or become known to it after the date of this Agreement which:

Share Purchase Agreement

7.6.1	would render any of the Representations and Warranties to be inaccurate; or

7.6.2	has, or is likely to have, an adverse effect on the financial position, prospects, profits, profitability, financial condition, operations, businesses, assets and/or the Business of the Company.

Survival:  The Representations and Warranties provided in this Agreement shall survive the Completion Date. The Investor has carried out satisfactory legal as well as financial due diligence of all the warranties and representations made by the Promoters through their authorised representative company before execution of this Agreement.

The Promoters hereby agree and acknowledge that the Investor has agreed to purchase the Sale Shares and the Remainder Sale Shares inter alia relying upon the Representations and Warranties.

Notwithstanding any right of the Investor to fully investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by the Investor pursuant to such investigation or right of investigation, the Investor is relying fully upon the representations, warranties, covenants and agreements of the Company and the Promoters contained in this Agreement for the purposes of acquiring the Sale Shares and the Remainder Sale Shares.

8.	INDEMNITY

Without prejudice to any other right available to the Investor in law or under equity, the Promoters shall jointly and severally indemnify, defend and hold harmless the Investor, their Affiliates, directors, advisors, officers, employees and agents, or, if so desired by the Investor, the Promoters shall indemnify the Company, from and against any and all liabilities, damages, demands, Claims (including third party Claims), actions, judgments or causes of action, assessments, interest, fines, penalties, and other costs or expenses (including, without limitation, amounts paid in settlement, court costs and all reasonable attorneys' fees and out of pocket expenses) (“Losses”) directly or indirectly based upon, arising out of, or in relation to or otherwise in respect of:

i.
any inaccuracy in or any breach of any Representation and Warranty, covenant or agreement of the Promoters or Company contained in this Agreement or any document or other papers delivered by any of them to the Investor in connection with or pursuant to this Agreement;

Share Purchase Agreement

ii.	any liability arising out of non compliance of any obligation undertaken by the Promoters;

iii.
any liabilities and obligations of whatever nature relating to any litigation, Claim or governmental investigation pending or relating to the Company or operations of the Promoters on or prior to the Completion Date;

iv.	any liability due to any non-compliance of any Applicable Law, rules or regulations prior to the date of execution of this Agreement and as on the Completion Date.

v.	Any Losses arising due to any of the matters specified under Schedule 14.

Any compensation or indemnity as referred to in Clause 8.1 above shall be such as to place the Investor in the same position as it would have been in, had there not been any such breach and as if the Representation and Warranty under which Investor is to be indemnified, had been correct.

9.	ACCESS TO BOOKS AND RECORDS

The Investor and their designated officers, Affiliates, employees, accountants and attorneys shall have the right, at any time and from time to time during normal business hours and upon notice which may be of at least 3 (three) days, to carry out inspection of documents, records, premises and all other properties of the Company at their own cost as long as they hold any Shares in the Company.

The Investor and their designated officers, Affiliates employees, accountants and attorneys shall have the right to consult with the officers, employees, accountants and attorneys of the Company for the purpose of affording the Investor full opportunity to make such investigation as it may desire and to collect such information, data, documents, evidence as may be required for the purpose of and in the course of such inspection in connection therewith. Such investigations and/or audit, however, shall not affect the Representations and Warranties made by the Promoters or the Company.

Share Purchase Agreement

10.	INTERIM MANAGEMENT AND ACCESS

During the period beginning from the execution of this Agreement and continuing until the Completion Date, the Promoters shall cause the Company to carry on its Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such businesses, to use its best efforts consistent with past practice and policies to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with them, all with the goal of preserving their goodwill and ongoing businesses at the Completion Date.

The Promoters shall cause the Company to provide the Investor and its officers, nominees, agents, advisors, consultants and other representatives reasonable access to (i) all of the properties, books, contracts, commitments and records of the Company, (ii) all other information concerning the Business, properties and personnel (subject to restrictions imposed by Applicable Law) of the Company as the Investor or its authorized nominee may request, and (iii) all employees of the Company. The Promoters shall cause the Company to provide such information within 5 days of making a request for the same.

During the period beginning from the execution of this Agreement and continuing until the Completion Date the Company and/or the Promoters  (including their respective Affiliates, relatives, representatives and/or advisors) shall not, without the prior written consent of the Investor or a nominee of the Investor:

(i)
solicit, encourage, entertain, initiate or participate in any inquiry, negotiations or discussions or disclose any information pertaining to the Company or enter into any agreement with respect to any offer or proposal to, acquire or merge or restructure (including through business transfer, asset transfer, amalgamation, demerger, hiving off or in any other manner whatsoever) or dispose of, alienate or Encumber any assets or business of the Company or parts thereof (an  ‘Acquisition Proposal’);

(ii)	assist or cooperate with any Person to make any Acquisition Proposal; or

(iii)	solicit, negotiate or enter into any agreement with any Person with respect to an Acquisition Proposal;

Share Purchase Agreement

(iv)
In the event the Company or the Promoters receive, prior to the Completion Date, any Acquisition Proposal, the Company or the Promoters receiving such Acquisition Proposal shall immediately suspend any discussions with such offeror or party with regard to such Acquisition Proposal and immediately inform the Investor as to any such Acquisition Proposal, including information as to the principal terms of such Acquisition Proposal or request, as the case may be, and any other information that the Investor may request;

(v)	sell, license or transfer to any Person any rights to any Intellectual Property of the Company or enter into any agreement with respect to Intellectual Property of the Company with any Person;

(vi)	amend or change its Articles of Association and/or Memorandum of Association in any manner whatsoever;

(vii)
adopt or change accounting methods or practices other than as required by the Indian GAAP or revalue any of its assets, including writing down value of inventory or writing off notes or accounts receivable;

(viii)
issue, sell, or grant, contract to issue, sell or grant, or authorize the issuance, delivery, sale or purchase of any Securities of the Company or any other securities, including securities convertible into, or exercisable or exchangeable for Shares in the Company;

(ix)
declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any shares of the Company, or split, combine or reclassify any shares of the Company, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company or repurchase, redeem, or otherwise acquire, directly or indirectly, any shares of the Company (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(x)
grant any severance or termination, pay (cash, equity or otherwise) to any director or officer or to any employee of the Company, or increase (by way of cash, equity or otherwise) the salary or other compensation payable or to become payable by the Company to any of their officers, directors, employees or advisors, or declare, pay or make any commitment or obligation of any kind for the payment (in the form of cash, equity or otherwise) by the Company of a bonus or other additional salary or compensation to any such Person, or adopt or amend any employee benefit plan (except as necessary to comply with Applicable Law) or enter into any agreement with any Person which guarantees employment with the Company for a specific period of time or enter into any settlement or compromise agreement with any employees of the Company, except in the ordinary course of business;

Share Purchase Agreement

(xi)
waive any share repurchase rights, accelerate, amend or change the period of exercisability of options or restricted shares, or reprice options granted to any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any employment stock option plans;

(xii)	sell, lease, license, Encumber or otherwise dispose off any of the assets or properties of the Company;

(xiii)
enter into/agree to enter into any new contract not in the ordinary course of business and/or on terms that are beyond normal and reasonable commercial terms including amending or otherwise modifying (or agreeing to do so), or violating the terms of any of the contracts entered into by the Company;

(xiv)	commence, compromise or settle any pending or threatened litigation, debt or other legal proceedings;

(xv)
make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any Claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any Claim or assessment in respect of Taxes;

(xvi)
cause any increase in liabilities of the Company by way of incurring any Long Term Debts in the Company in the form of loans or financial assistance from any Financial Institution or bank or any Person or repaying or incurring any additional Long Term Debts or making any advance payments, except what has been contractually agreed upon and any indebtedness or other obligations of the nature of Working Capital Facilities availed from Banks/Financial Institutions in the ordinary course of business subject to an intimation to the Investor, provided that under no event, shall the total Long Term Debts of the Company on the Completion Date exceed INR 900,000,000/-;

(xvii)	amending any terms of any agreement with any of the creditors/debtors;

(xviii)	enter into/agree to enter into any new contract, agreement, arrangement with any related party of the Company;

(xix)	undertake any expenditure, transaction or commitment other than in the normal course of business; or

(xx)
take or agree in writing or otherwise to take any of the actions described in the preceding clauses of this Clause 10 or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder or that would prejudice the consummation of any of the transactions contemplated in the Transaction Documents.

Share Purchase Agreement

11.	CO-OPERATION

11.1
The Parties shall use their commercially reasonable efforts to ensure that the transactions contemplated by this Agreement are consummated as per the terms hereof, including without limitation, obtaining all approvals from the applicable government and/or regulatory authorities and other Persons as may be necessary or reasonably requested by Investor in order to consummate the transactions contemplated by this Agreement.

11.2
The Parties agree and acknowledge that the Investor shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any cash or other consideration payable by the Investor in respect of the transactions contemplated under this Agreement (including the acquisition of the Remainder Sale Shares and the Minority Shareholder Shares), such amounts as the Investor reasonably determines are required to be deducted and withheld with respect to such payment under any Applicable Law.  To the extent that any amounts are so deducted and withheld, such amounts shall be treated for all purposes as having been delivered and paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the Investor, at its option, may require any such amounts required to be deducted and withheld, to be reimbursed through wire transfer to the Investor prior to the Investor’s payment of any non-cash consideration in respect of any transactions contemplated under this Agreement.

12.	NON-COMPETE

12.1
Upon Completion, for so long the Promoters, are the shareholders of the Company (subject to their respective employment agreements, if any) and for a period of three years thereafter, the Promoters shall not and shall cause their Affiliates and/or their relatives to not carry on or engage directly or indirectly, whether through partnership or as a shareholder, joint venture partner, collaborator, consultant or agent or in any other manner whatsoever, whether for profit or otherwise any business which competes directly or indirectly with the whole or any part of the business carried on by the Company including mining operations.

Provided that Mr. Narayan Prasad Tekriwal shall not be entitled to engage in any business relating to manufacturing and/or trading of sponge irons, billets, steel manufacturing anywhere in India.

Provided further, that Mr. Narayan Prasad Tekriwal shall refer to the Company all opportunities procured/solicited by him either directly or indirectly, to conduct any business relating to iron ore, and iron ore mining, forthwith upon such procurement/solicitation by giving a notice in writing to the Investor.

Such notice shall inter alia specify (i) the details and identity of the Person from whom such opportunity is procured/solicited (“Third Parties”); and (ii) details of the proposed financial terms and conditions of such opportunity.

Share Purchase Agreement

The Investor shall be entitled to accept or reject any opportunity offered to the Investor within a period of 90 working days from the date on which notice is received by the Investor as specified above.

In the event the Investor accepts the said opportunity within the period specified above, the Investor shall be entitled to exploit such opportunity by itself and enter into agreements directly with the Third Parties on the terms and conditions mutually negotiated between such Third Parties and the Investor. Mr. Narayan Prasad Tekriwal hereby agrees and undertakes that upon acceptance by the Investor of an opportunity, he shall co-operate with the Investor to facilitate the Investor to enter into such separate agreements with the Third Parties.

In the event the Investor refuses or fails to act upon such opportunity within the period specified above, Mr. Narayan Prasad Tekriwal, shall be entitled to carry on such business on his own through any company or his relatives on such terms and conditions as it may deem fit.

12.2
So long as the Promoters and/or their Affiliates and/or their relatives directly or indirectly hold legally or beneficially any Shares of the Company, and for a period of three years thereafter, the Promoters shall not and shall cause their Affiliates and/or their relatives to not directly or indirectly:

(i)
attempt in any manner to solicit from any client or customer or supplier, except on behalf of the Company, business of the type carried on by the Company or to persuade any Person, firm or entity which is a client or customer or supplier of the Company to cease doing business or to reduce the amount of business which any such client or customer or supplier has customarily done or might propose doing with the Company whether or not the relationship between the Company and such client or customer or supplier was originally established in whole or in part through its efforts; or

(ii)
employ or attempt to employ or assist anyone to employ any person who is in the employment of the Company at the time of the alleged prohibited conduct, or was in the employment of the Company at any time during the preceding twelve months.

12.3
The Promoters agree and acknowledge that the covenants and obligations under Clauses 12.1 and 12.2 above relate to special, unique and extraordinary matters, and that a violation of any of the terms of such covenants and obligations will cause the other Parties irreparable injury. Therefore, the Promoters shall be entitled to an interim injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Promoters from committing any violation of the covenants and obligations contained in this Agreement.

Share Purchase Agreement

13	GUARANTEE

(a)
Subject to Clause 13(b) below, the Investor and the Promoters will make commercially reasonable efforts to obtain the release of the bank guarantees listed in Annexure V hereto furnished by the Promoters and / or any other corporate guarantees that exist to banks and financial institutions and substitute them with such other security as may be required by the banks and financial institutions.

(b)
The Investor’s and the Promoters’ obligation under the Clause 13(a) shall arise and be completed within the expiry of one year from the date of the Investor becoming the legal and beneficial owner of the Minority Shareholders Shares and the Remainder Sale Shares; subject to (i) the banks and financial institutions provide a written document stating that (a) the Promoters and the Company have complied with all the obligations undertaken by them under the various loan agreements executed by them;  and (b) there has been no breach of the terms and conditions of the said loan agreements by the Company and/or the Promoters; and (c) the bank and the financial institution has waived any cause of action which would accelerate the repayment of loans by the Company and (ii) approval of the Board of Directors of Investor.

14.	RESOLUTION OF DISPUTES

14.1	Amicable Settlement

14.1.1
If any dispute arises between Investor and the Promoters during the subsistence of this Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged breach of any provision of this Agreement or regarding a question, including the question as to whether the termination of this Agreement by one Party hereto has been legitimate (“Dispute”), the disputing Parties hereto shall endeavour to settle such Dispute amicably. The attempt to bring about an amicable settlement shall be considered to have failed if not resolved within 60 days from the date of the Dispute.

14.2	Arbitration

Share Purchase Agreement

14.2.1
If the Parties are unable to amicably settle the Dispute in accordance with Clause 14.1 within the period specified therein, any Party to the Dispute shall be entitled to serve a notice invoking this Clause and making a reference to an arbitration panel of three arbitrators. Each party to the dispute shall appoint one arbitrator within 30 days of receipt of the notice of the Party making the reference, and the two arbitrators, so appointed shall appoint a third arbitrator. The arbitration proceedings shall be held in accordance with the Arbitration and Conciliation Act, 1996. The decision of the arbitration panel shall be binding on all the Parties to the Dispute.

14.2.2	The place of the arbitration shall be Mumbai, India

14.2.3	The arbitration proceedings shall be governed by the laws of India.

14.2.4	The proceedings of arbitration shall be in the English language.

14.2.5
The arbitrator’s award shall be substantiated in writing. The court of arbitration shall also decide on the costs of the arbitration proceedings. The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, shall be borne by the unsuccessful Party and shall be awarded as part of the arbitrator’s decision, unless the arbitrators shall otherwise allocate such costs for the reasons set forth in such decision ..

14.2.6	The award shall be binding on the Parties subject to the Applicable Laws in force and the award shall be enforceable in any competent court of law.

14.2.7	The Mumbai court (including appellant court) in India shall have exclusive jurisdiction to enforce the award.

15.	NOTICES

15.1
Any notice or other communication that may be given by one Party to the other shall always be in writing and shall be served either by (i) hand delivery duly acknowledged; or (ii) sent by registered post with acknowledgment due; or (iii) by facsimile at the respective addresses set out herein below or at such other address as may be subsequently intimated by one party to the other in writing as set out herein. If the notice is sent by facsimile, the said notice shall also be sent by registered post acknowledgment due.

The Investor:    Dua Associates
Rahul Sood , Partner
704, Global Business Park,
Tower B, M. G. Road,
Gurgaon 122002
India
+91 9811055169 (phone)
rahul@duaassociates.com

Share Purchase Agreement

The Promoter:  Prakash Rajgarhia
33, Atlanta, 3rd Floor
Nariman Point, Mumbai 400 021
India
+91 98 2008 5099 (phone)
pr@aurovision.com

15.2
All notices shall be deemed to have been validly given on (i) the business date immediately after the date of transmission with confirmed answer back, if transmitted by facsimile transmission, or (ii) the business date of receipt, if sent by courier or hand delivery; or (iii) the expiry of seven days after posting, if sent by registered post.

15.3	Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other Party not less than 10 days prior written notice.

16.          TERM

This Agreement shall come into effect and force and be binding on the Parties from the date first written above and shall remain in full force unless terminated in accordance with the provisions of this Agreement.

17.          CONFIDENTIALITY

17.1
The Parties recognize that each of them will be given and have access to confidential and proprietary information of the other Parties. The Parties undertake not to use any of such confidential information for their own corporate purposes without the prior written consent of the Party owning such information and shall keep confidential and not to disclose to any third party any of the other Parties’ confidential and proprietary information for a period of one year from the date hereof. The Parties shall also cause their respective directors, employees, officers and any other persons to whom the above mentioned information is disclosed to execute a letter of confidentiality to the effect provided in this Clause. The obligations of confidentiality shall not apply to any information that:

Share Purchase Agreement

(a)	was developed independently by the Parties;

(b)	was known to the Party prior to its disclosure by the disclosing Party;

(c)	has become generally available to the public (other than by virtue of its disclosure by the receiving Party);

(d)	may be required in any report or statement that is required to be submitted by a Party to any governmental or regulatory body;

(e)	may be required in response to any summons or subpoena or in connection with any litigation; or

(f)	was approved by both the Parties (for the avoidance of doubt, disclosure to the Affiliates of the Investor shall be permitted);

(g)	is required by a regulatory authority or the regulations of any recognized stock exchange;

(h)	is reasonably required for disclosure to professional advisers of the Party, who shall have given undertakings of strict confidentiality;

(i)	may be required to comply with any law, order, regulation or ruling applicable to any Party hereto.

Provided that prior to any disclosure in respect of a request to disclose confidential information under subsections (d), (e) (g), (h) and (i), above a Party must first notify the Party owning such confidential information, who shall then have the opportunity to respond to and/or dispute such request. The provisions of this Clause shall survive the termination of this Agreement.

17.2
Upon termination of this Agreement, the Parties shall cause the Company to either (i) return to the Investor and Promoters, as applicable, and the Parties shall return to each other, all documents and information belonging to such Person and all copies thereof in the possession or under the control of a Party which does not own such property, and all confidential information in whatever media; or (ii) destroy all documents and information belonging to the other Party and all copies thereof in the possession or under the control of a Party. Provided that the Investor and/or its advisors may retain, in a secure location, copies of such documents and records for purposes of defending any legal proceeding or as is required to be maintained in order to satisfy any law, rule, regulation, or accounting or financial reporting standards to which the Investor may be subject.

Share Purchase Agreement

17.3
The Parties acknowledge and agree that the covenants and obligations with respect to confidentiality set forth in this Clause relate to special, unique and extraordinary matters, and that a violation of any of the terms of such covenants and obligations will cause the Company and the owner of such property irreparable injury for which adequate remedies are not available at law. Therefore, the Parties agree that the Party entitled to enforce the covenants set forth above, shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Party from committing any violation of the covenants and obligations contained in this Clause. These injunctive remedies are cumulative and are in addition to any other rights and remedies the concerned Party may have at law or in equity.

Share Purchase Agreement

18.          AUTHORISED PERSON

For the purposes of this Agreement, the Promoters shall be represented by Mr. Prakash Rajgaria. Accordingly, all the Promoters hereby authorise Mr. Prakash Rajgaria to represent the Promoters and take any decision which may be required to be taken, do all acts and execute all documents which are or may be required by the Promoters for the proper and effective fulfillment of the rights and obligations under this Agreement. Any action taken or deed performed or document executed by Mr. Prakash Rajgaria shall be deemed to be acts or deeds done or documents executed by all the Promoters, and shall be binding on all the Promoters. Accordingly, the Promoters shall enter into a power of attorney in the form attached as Scheduel 12.

19.          TERMINATION

19.1
Grounds for Termination: Save and except the rights and obligations of the Parties that terminate as provided in the specific clauses in this Agreement, this Agreement shall continue in full force and effect in accordance with the provisions of this Clause.

19.2
It is agreed between the parties hereto, that for any reason whatsoever, if Investor are not able to make payment for purchase of Sale Share Consideration, before 23rd May , 2009, then this agreement shall stand terminated, without execution of any documents and by efflux of time.

19.3	This Agreement can be terminated at any time prior to the purchase of Sale Shares by the Investor, in the manner set out in Clause 5 of this Agreement, by mutual written agreement of the Parties.

19.4
This Agreement shall stand terminated if the Conditions Precedents are not fulfilled to the satisfaction of the Investor by April 30, 2009 of this Agreement or such other later date as may be agreed to by the Investor in writing.

19.5	This Agreement shall stand terminated if the Completion does not take place as per Clause 5.4.

19.6	The provisions of Clause 8 (Indemnity), 14 (Arbitration), and 17 (Confidentiality) shall survive the termination hereof pursuant to Clause 19.1.

20.          MISCELLANEOUS PROVISIONS

20.1        Reservation of Rights

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision, and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights other than that expressly stipulated in this Agreement.

Share Purchase Agreement

20.2        Cumulative Rights

All remedies of either Party under this Agreement whether provided herein or conferred by statute, civil law, common law, custom or trade usage, are cumulative and not alternative and may be enforced successively or concurrently.

20.3        Partial Invalidity

If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision. Provided however, if said provision is fundamental provision of this Agreement or forms part of the consideration or object of this Agreement, the provision of this Clause shall not apply.

20.4        Amendments

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective.

No failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

20.5        Assignment

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, that neither the Company nor the Promoters may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Investor. Provided, the Investor is entitled to assigns its rights and obligations under this Agreement to any Person without prior written consent of the other Parties.

Share Purchase Agreement

20.6        Entire Agreement

This Agreement along with the Transaction Documents constitutes the entire Agreement between the Parties with respect to the purchase of the Sale Shares and the Remainder Sale Shares and the Minority Shareholders Shares and supersedes and cancels any prior oral or written agreement, representation, understanding, arrangement, communication or expression of intent relating to the subject matter of this Agreement.

20.7        Relationship

None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and no Party shall have any authority to bind the other Party otherwise than under this Agreement or shall be deemed to be the agent of the other in any way.

20.8        Governing law

This Agreement shall be governed and construed in accordance with the laws of India, under the jurisdiction of the Mumbai courts, without regard to the conflict of laws principles.

20.9        Service of Process

Subject to the provisions of Clause 14 of this Agreement, the Parties agree that any action or proceeding seeking to enforce any provision of, or based on any right arising out of this Agreement may be brought against any of the Parties in the courts of Mumbai, India and each of the Parties consent to the jurisdiction of such courts (and of the appropriate appellant courts) in any such action or proceeding and waives any objection to the venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

20.10      Costs

Each Party shall bear its own expenses incurred in preparing this Agreement including any brokers, finders’ fee, financial advisor’s fees and the expenses incurred by its representatives. Provided however, the Promoters shall be liable for payment of all taxes in relation to the transactions contemplated herein.

Share Purchase Agreement

20.11      Force Majeure

No Party shall be liable to the other if, and to the extent, that the performance or delay in performance of any of its obligations under this Agreement is prevented, restricted, delayed or interfered with due to circumstances beyond the reasonable control of such Party, including but not limited to, Government legislations, fires, floods, explosions, epidemics, accidents, acts of God, wars, riots, strikes, lockouts, or other concerted acts of workmen, acts of Government and/or shortages of materials. The Party claiming an event of force majeure shall promptly notify the other Parties in writing, and provide full particulars of the cause or event and the date of first occurrence thereof, as soon as possible after the event and also keep the other Parties informed of any further developments. The Party so affected shall use its best efforts to remove the cause of non-performance, and the Parties shall resume performance hereunder with the utmost dispatch when such cause is removed.

20.12      Good Faith Negotiations and Further Assurances

20.12.1
The Parties agree that if the transactions contemplated in this Agreement cannot be completed in the manner set forth herein, then the Parties shall use reasonable endeavours to enter into other transactions that (a) would result in a substantially similar outcome and (b) do not prejudice any of the Parties.  Each of the Parties further agrees that, during any such negotiations, it shall refrain from initiating any legal actions against the other Parties; and

20.12.2
Each Party agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other Parties may reasonably require, whether on or after the date of this Agreement, to implement and/or give effect to this Agreement and the transactions contemplated by it and for the purpose of vesting in the Investor the full benefit of the assets, rights and benefits to be transferred to the Investor under this Agreement.

20.13      Public announcements

Except as and to the extent required by Applicable Law, without the prior written consent of the other Party, neither Party will, and each will direct its representatives not to, make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the terms of this Agreement and the Transaction Documents. The Investor and any of its Affiliates, however has the right to disclose the terms of this agreement, which may result into a press release or press exposure or disclosure to the general public.

20.14      Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. A facsimile or copy of a signature is valid as an original.

Share Purchase Agreement

20.15      Authorisation

The persons signing this Agreement on behalf of the Parties represent and covenant that they have the authority to so sign and execute this document on behalf of the Parties for whom they are signing.

20.16      Time of the essence

Any date or period mentioned in this Agreement may be extended by agreement between the Parties hereto, failing which, as regards any such date or period, time shall be the essence of the Agreement.

20.17	Non- Solicitation

The Promoters agree that Delta shall be granted 60 days exclusivity period during which the Promoters will negotiate solely with Delta with respect to the transactions contemplated under this Agreement and which period will be extended provided both parties are moving forward in good faith to finalize the definitive agreements.

The Promoters shall also immediately cease and cause to be terminated all existing discussions or negotiations with any parties which could qualify as a competing transaction.  In the event post signing of the agreements if the Promoters decides not to proceed with the transactions contemplated under this Agreement then Delta shall be entitled to a payment of US$200,000 and all other remedies as applicable under law. The Promoters agree that the payment of US$200,000 shall be paid to TransTech Services Partners Inc a corporation having its offices at 445, Fifth Avenue, Suite 30 H, NY 10016 on its behalf.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET AND SUBSCRIBED THEIR RESPECTIVE HANDS TO THESE PRESENTS ON THE DAY, MONTH AND YEAR HEREIN WRITTEN:

SIGNED AND DELIVERED	)
BY THE WITHINNAMED " Investor "	)
BY THE HAND OF MR. SURESH RAJPAL	)
(Authorised Signatory))

ON THE DAY OF	)
IN THE PRESENCE OF:	)
WITNESS:	)

NAME AND ADDRESS:	)

SIGNED AND DELIVERED,
BY THE WITHINNAMED "Promoters"	)
BY THE HAND OF MR. PRAKASH RAJGARHIA	)

Share Purchase Agreement

ATTORNEY FOR EACH OF THEM AS MENTIONED IN SCHEDULE 1 COPY OF WHICH IS ATTACHED AS ANNEXURE III
ON THE DAY OF	)

IN THE PRESENCE OF:
WITNESS:	)

NAME AND ADDRESS:	)

Share Purchase Agreement

SCHEDULE I

PROMOTERS

Name	Address
Ashiana Homes Pvt. Ltd.	S-565, Greater Kailash - II, New Delhi – 110048, INDIA.

Ashok Kumar Maskara	D-604, Panchvati Van - 1, Raheja Township, Malad (E), Mumbai – 400097, Maharashtra, INDIA

Doyen Marketing Pvt. Ltd	P-4, 10th Floor, NHB App. Road, Kolkata – 700001, West Bengal, INDIA

Happy Distributors Pvt Ltd	1, 3rd Floor, R. No. 309, British Indian Street, Kolkata – 700069, West Bengal, INDIA.

Khushboo Goods Pvt Ltd	1, 3rd Floor, R. No. 309, British Indian Street, Kolkata – 700069, West Bengal, INDIA.

Manju Maskara	D-604, Panchvati Van - 1, Raheja Township, Malad (E), Mumbai – 400097, Maharashtra, INDIA

Narayan Prasad Tekriwal	MIG - 21, Indravati Colony, Raipur – 492001, Chattisgarh, INDIA

Neeta Tekriwal	MIG - 21, Indravati Colony, Raipur – 492001, Chattisgarh, INDIA

Pankaj Tekriwal	MIG - 21, Indravati Colony, Raipur – 492001, Chattisgarh, INDIA

Prakash Kumar Rajgaria	3/4, Kings Apartments, Juhu Tara Road, Next to Tulip Star, Mumbai – 400049, Maharshtra, INDIA

Rohit Maskara	D-604, Panchvati Van - 1, Raheja Township, Malad (E), Mumbai – 400097, Maharashtra, INDIA

Shakuntala Devi Tekriwal	MIG - 21, Indravati Colony, Raipur – 492001, Chattisgarh, INDIA

Share Purchase Agreement

SCHEDULE 2
Minority Shareholders as on the date hereof

Name of the Shareholder	Reg. Folio	Corporate Body	Cert. No.	Distinctive No. (From)	Distinctive No. (To)	No. of Shares	Total No. of Shares Held	Percentage
Dokania Finlia Pvt.Ltd.	24	Yes	30	1,882,501	1,907,500	25,000	50,000	0.2%
			48	3,082,501	3,107,500	25,000
Klapp Vyapar Pvt.Ltd.	25	Yes	31	1,907,501	1,932,500	25,000	25,000	0.1%
Orissa Re-Rollers Pvt.Ltd	26	Yes	32	1,932,501	1,957,500	25,000	25,000	0.1%
Sriganesh Fiscal Services Pvt.Ltd.	27	Yes	33	1,957,501	1,970,000	12,500	12,500	0.1%
Karndhar Finance & Inv. Ltd.	28	Yes	34	1,970,001	2,020,000	50,000	50,000	0.2%
Gopal Krishan Agrawal	29	No	35	2,020,001	2,095,000	75,000	308,500	1.4%
			49	3,107,501	3,186,000	78,500
			212	17,833,501	17,908,500	75,000
			213	17,908,501	17,938,500	30,000
			214	17,938,501	17,988,500	50,000
Deepak Kumar Agrawal	30	No	36	2,095,001	2,145,000	50,000	75,000	0.4%
			50	3,186,001	3,211,000	25,000
Rameshwar Finvest Pvt.Ltd.	31	Yes	51	3,211,001	3,261,000	50,000	50,000	0.2%
Daffodil Trakon Pvt.Ltd.	32	Yes	52	3,261,001	3,311,000	50,000	85,000	0.4%
			83	6,168,501	6,203,500	35,000
Dresier Commodities Pvt. Ltd.	33	Yes	53	3,311,001	3,341,000	30,000	55,000	0.3%
			84	6,203,501	6,228,500	25,000
Veronia Plastics Pvt.Ltd.	34	Yes	54	3,341,001	3,363,500	22,500	102,500	0.5%
			105	9,213,501	9,268,500	55,000
			146	15,083,501	15,108,500	25,000
Srivier Distributors Pvt.Ltd.	36	Yes	56	3,413,501	3,438,500	25,000	25,000	0.1%
Precision Packging Pvt.Ltd.	37	Yes	57	3,438,501	3,476,000	37,500	37,500	0.2%
Concert Trade Link Pvt.Ltd.	38	Yes	58	3,476,001	3,601,000	125,000	125,000	0.6%
Innovative Mercandise Pvt. Ltd.	39	Yes	59	3,601,001	3,651,000	50,000	50,000	0.2%
Marino Fresh Foods Ind. Ltd	40	Yes	60	3,651,001	3,776,000	125,000	125,000	0.6%

Share Purchase Agreement

Treveni Tower Pvt.Ltd	41	Yes	61	3,776,001	3,816,000	40,000	40,000	0.2%
Texila Commerce Pvt.Ltd.	42	Yes	62	3,816,001	3,901,000	85,000	85,000	0.4%
Vinita Agrawal	43	No	63	3,901,001	3,911,000	10,000	10,000	0.0%
Shyam Sunder Agrawal	44	No	64	3,911,001	3,921,000	10,000	10,000	0.0%
Curio Trade & Holding Co. Pvt. Ltd.	45	Yes	65	3,921,001	3,958,500	37,500	102,500	0.5%
Curio Trade & Holding Co. Pvt. Ltd.	45	Yes	81	5,828,501	5,868,500	40,000		0.0%
			208	17,733,501	17,748,500	15,000
			209	17,748,501	17,758,500	10,000
Good View Trading Pvt. Ltd	46	Yes	66	3,958,501	3,983,500	25,000	25,000	0.1%
Anurodh Trading Pvt.Ltd.	47	Yes	67	3,983,501	4,108,500	125,000	125,000	0.6%
Santosh Kumar Gupta	48	No	68	4,108,501	4,113,500	5,000	5,000	0.0%
Long Range Finance & Leasing Co. Pvt. Ltd.	52	Yes	72	4,563,501	4,688,500	125,000	435,000	2.0%
			88	6,338,501	6,648,500	310,000
All Worth Comodities Pvt. Ltd.	55	Yes	75	5,013,501	5,138,500	125,000	125,000	0.6%
Gazebo Commerce Pvt. Ltd.	58	Yes	86	6,303,501	6,313,500	10,000	35,000	0.2%
			131	13,406,001	13,431,000	25,000
Puspak Fincon Pvt. Ltd.	63	Yes	95	8,048,501	8,058,500	10,000	10,000	0.0%
Shilpa Mercantiles Pvt. Ltd.	67	Yes	99	8,688,501	8,713,500	25,000	25,000	0.1%
Stocknet International Ltd.	68	Yes	101	8,813,501	8,913,500	100,000	100,000	0.5%
Top Ten Fashion Pvt. Ltd.	70	Yes	104	9,188,501	9,213,500	25,000	40,000	0.2%
			243	18,935,001	18,950,000	15,000
Wilco Finexim Pvt. Ltd.	71	Yes	106	9,268,501	9,293,500	25,000	25,000	0.1%
Alsa Financial Consultant Ltd.	73	Yes	108	9,418,501	9,443,500	25,000	25,000	0.1%
Bonanza Tradelink Pvt. Ltd.	75	Yes	110	11,768,501	11,783,500	15,000	65,000	0.3%
			122	12,373,501	12,398,500	25,000
			204	17,653,501	17,668,500	15,000
			205	17,668,501	17,678,500	10,000
Goyal Intra Pvt. Ltd.	76	Yes	111	11,783,501	11,908,500	125,000	125,000	0.6%
Jmd Mercantile Pvt. Ltd	77	Yes	112	11,908,501	11,958,500	50,000	50,000	0.2%

Share Purchase Agreement

Perkin Dealers (P) Ltd.	78	Yes	114	11,993,501	12,018,500	25,000	25,000	0.1%
Procton Commerce Pvt. Ltd.	79	Yes	115	12,018,501	12,033,500	15,000	15,000	0.1%
Ramver Distributors (P) Ltd.	80	Yes	116	12,033,501	12,058,500	25,000	25,000	0.1%
Shardhanjali Vinimay Pvt. Ltd	81	Yes	117	12,058,501	12,088,500	30,000	130,000	0.6%
Shardhanjali Vinimay Pvt. Ltd	81	Yes	144	14,883,501	14,983,500	100,000		0.0%
Sun Flower Vinimay Pvt. Ltd.	82	Yes	118	12,088,501	12,138,500	50,000	50,000	0.2%
Welkan Vinimay Pvt Ltd.	83	Yes	119	12,138,501	12,223,500	85,000	85,000	0.4%
Caravan Agencies Pvt. Ltd.	86	Yes	124	12,511,001	12,536,000	25,000	25,000	0.1%
Chanda Cast Iron Industries Pvt. Ltd.	87	Yes	125	12,536,001	12,571,000	35,000	155,000	0.7%
			249	19,145,001	19,165,000	20,000
			250	19,165,001	19,190,000	25,000
			251	19,190,001	19,215,000	25,000
			252	19,215,001	19,240,000	25,000
			253	19,240,001	19,265,000	25,000
Chaturang Commercials Pvt. Ltd.	88	Yes	127	12,821,001	12,971,000	150,000	390,000	1.8%
			254	19,265,001	19,305,000	40,000
			255	19,305,001	19,355,000	50,000
			256	19,355,001	19,380,000	25,000
			257	19,380,001	19,400,000	20,000
			258	19,400,001	19,430,000	30,000
			259	19,430,001	19,455,000	25,000
			260	19,455,001	19,480,000	25,000
			261	19,480,001	19,505,000	25,000
Dadha Engineering & Credit Pvt. Ltd.	89	Yes	128	12,971,001	13,151,000	180,000	180,000	0.8%
Drake Commercials Pvt. Ltd.	90	Yes	129	13,151,001	13,291,000	140,000	250,000	1.2%
			262	19,505,001	19,550,000	45,000
			263	19,550,001	19,590,000	40,000
			264	19,590,001	19,615,000	25,000
Eastern Synthetics Pvt. Ltd.	91	Yes	130	13,291,001	13,406,000	115,000	290,000	1.4%
			265	19,615,001	19,640,000	25,000

Share Purchase Agreement

			266	19,640,001	19,665,000	25,000
			267	19,665,001	19,715,000	50,000
			268	19,715,001	19,740,000	25,000
			269	19,740,001	19,790,000	50,000
Gunjan Agency Pvt. Ltd.	92	Yes	132	13,431,001	13,541,000	110,000	110,000	0.5%
Kartick Commercial & Financiers Pvt. Ltd.	93	Yes	133	13,541,001	13,658,500	117,500	202,250	0.9%
			270	19,790,001	19,834,750	44,750
			271	19,834,751	19,874,750	40,000
Kavery Trading & Holding Pvt. Ltd.	94	Yes	134	13,658,501	13,758,500	100,000	170,000	0.8%
			272	19,874,751	19,919,750	45,000
			273	19,919,751	19,944,750	25,000
Manglam Sanitary Pvt. Ltd.	97	Yes	139	14,558,501	14,583,500	25,000	25,000	0.1%
Motilal Makhanlal Holding Pvt. Ltd.	98	Yes	140	14,583,501	14,633,500	50,000	50,000	0.2%
Oven Commercials Pvt. Ltd.	99	Yes	141	14,633,501	14,683,500	50,000	75,000	0.4%
			276	20,004,751	20,029,750	25,000
S.T.L Overseas Pvt. Ltd.	100	Yes	143	14,783,501	14,883,500	100,000	100,000	0.5%
Software Wizards Ltd.	101	Yes	145	14,983,501	15,083,500	100,000	230,000	1.1%
			282	20,234,751	20,264,750	30,000
			283	20,264,751	20,289,750	25,000
			284	20,289,751	20,314,750	25,000
			285	20,314,751	20,339,750	25,000
			286	20,339,751	20,364,750	25,000
Vikrant Constructions Pvt. Ltd.	102	Yes	147	15,108,501	15,208,500	100,000	215,000	1.0%
			287	20,364,751	20,404,750	40,000
			288	20,404,751	20,454,750	50,000
			289	20,454,751	20,479,750	25,000
Adishwar Nirman Pvt. Ltd	137	Yes	193	17,238,501	17,313,500	75,000	75,000	0.4%
Agrawal Iron & Steel Pvt. Ltd	138	Yes	194	17,313,501	17,338,500	25,000	50,000	0.2%
			195	17,338,501	17,363,500	25,000
Bajrangbali Dealers Pvt. Ltd	139	Yes	197	17,373,501	17,473,500	100,000	100,000	0.5%
Darkwell Mercantiles Pvt. Ltd	145	Yes	210	17,758,501	17,783,500	25,000	25,000	0.1%

Share Purchase Agreement

Gomati Commercial Pvt. Ltd	146	Yes	211	17,783,501	17,833,500	50,000	50,000	0.2%
Hanuman Ram Vishnoi	147	No	215	17,988,501	17,996,000	7,500	25,000	0.1%
			216	17,996,001	18,006,000	10,000
			217	18,006,001	18,013,500	7,500
Kshatriya Commodities Pvt. Ltd	148	Yes	219	18,053,501	18,103,500	50,000	50,000	0.2%
Laxmikant Agrawal	149	No	220	18,103,501	18,113,500	10,000	10,000
Mansarovar Dealers Pvt. Ltd	150	Yes	221	18,113,501	18,213,500	100,000	175,000	0.8%
			222	18,213,501	18,288,500	75,000
Menka Suppliers Pvt. Ltd	151	Yes	223	18,288,501	18,338,500	50,000	50,000	0.2%
Munivar Traders Pvt Ltd	152	Yes	224	18,338,501	18,373,500	35,000	85,000	0.4%
			225	18,373,501	18,423,500	50,000
Nandan Mercantiles Pvt. Ltd	153	Yes	226	18,423,501	18,473,500	50,000	50,000	0.2%
Padam Shri Supplier P Ltd	154	Yes	227	18,473,501	18,523,500	50,000	100,000	0.5%
			228	18,523,501	18,573,500	50,000
Proview Dealers Pvt. Ltd	155	Yes	229	18,573,501	18,618,500	45,000	277,500	1.3%
			230	18,618,501	18,668,500	50,000
			231	18,668,501	18,711,000	42,500
			232	18,711,001	18,761,000	50,000
			233	18,761,001	18,806,000	45,000
			234	18,806,001	18,851,000	45,000
Ratanlal Bajaj	157	No	236	18,901,001	18,901,500	500	500	0.0%
Rekha Agarwal	158	No	237	18,901,501	18,906,500	5,000	5,000	0.0%
Rupa Bajaj	160	No	239	18,931,501	18,932,000	500	500	0.0%
Sarla Devi Bajaj	162	No	241	18,934,001	18,934,500	500	500	0.0%
Sumesh Bajaj	163	No	242	18,934,501	18,935,000	500	500	0.0%
Bhomiya Merchants Pvt Ltd	165	Yes	245	19,000,001	19,035,000	35,000	145,000	0.7%
			246	19,035,001	19,070,000	35,000
			247	19,070,001	19,120,000	50,000
			248	19,120,001	19,145,000	25,000
Liberal Spinners Ltd	166	Yes	274	19,944,751	19,994,750	50,000	60,000	0.3%
			275	19,994,751	20,004,750	10,000
Pushkar Trading & Holding Pvt. Ltd	167	Yes	277	20,029,751	20,079,750	50,000	115,000	0.5%

Share Purchase Agreement

			278	20,079,751	20,119,750	40,000
			279	20,119,751	20,144,750	25,000
Ratnakar Vyapaar Pvt. Ltd	168	Yes	280	20,144,751	20,189,750	45,000	90,000	0.4%
			281	20,189,751	20,234,750	45,000
TOTAL							7,000,250	32.7%

Share Purchase Agreement

SCHEDULE 3

SHAREHOLDING PATTERN

S No	Party Name	No of Shares	%age holding
		(Count)
1	ROHIT MASKARA	310,000	1.45%
2	MANJU MASKARA	420,000	1.96%
3	ASHOK KUMAR MASKARA	422,500	1.97%
4	KHUSHBOO GOODS PVT LTD	3,917,500	18.30%
5	RATANLAL BAJAJ	500	0.00%
6	RUPA BAJAJ	500	0.00%
7	SARLA DEVI BAJAJ	500	0.00%
8	SUMESH BAJAJ	500	0.00%
9	SANTOSH KUMAR GUPTA, RAIPUR	5,000	0.02%
10	REKHA AGARWAL	5,000	0.02%
11	VINITA AGRAWAL	10,000	0.05%
12	SHYAM SUNDER AGRAWAL	10,000	0.05%
13	PUSPAK FINCON PVT. LTD.	10,000	0.05%
14	LAXMIKANT AGRAWAL	10,000	0.05%
15	SRIGANESH FISCAL SERVICES PVT.LTD.	12,500	0.06%
16	PROCTON COMMERCE PVT. LTD.	15,000	0.07%
17	KLAPP VYAPAR PVT.LTD.	25,000	0.12%
18	ORISSA RE-ROLLERS PVT.LTD	25,000	0.12%
19	SRIVIER DISTRIBUTORS PVT.LTD.	25,000	0.12%
20	GOOD VIEW TRADING PVT. LTD	25,000	0.12%
21	SHILPA MERCANTILES PVT. LTD.	25,000	0.12%
22	WILCO FINEXIM PVT. LTD.	25,000	0.12%
23	ALSA FINANCIAL CONSULTANT LTD.	25,000	0.12%
24	PERKIN DEALERS (P) LTD.	25,000	0.12%
25	RAMVER DISTRIBUTORS (P) LTD.	25,000	0.12%

Share Purchase Agreement

26	CARAVAN AGENCIES PVT. LTD.	25,000	0.12%
27	MANGLAM SANITARY PVT. LTD.	25,000	0.12%
28	DARKWELL MERCANTILES PVT. LTD	25,000	0.12%
29	HANUMAN RAM VISHNOI	25,000	0.12%
30	GAZEBO COMMERCE PVT. LTD.	35,000	0.16%
31	PRECISION PACKGING PVT.LTD.	37,500	0.18%
32	TREVENI TOWER PVT.LTD	40,000	0.19%
33	TOP TEN FASHION PVT. LTD.	40,000	0.19%
34	DOKANIA FINLIA PVT.LTD.	50,000	0.23%
35	KARNDHAR FINANCE & INV. LTD.	50,000	0.23%
36	RAMESHWAR FINVEST PVT.LTD.	50,000	0.23%
37	INNOVATIVE MERCANDISE PVT. LTD.	50,000	0.23%
38	JMD MERCANTILE PVT. LTD	50,000	0.23%
39	SUN FLOWER VINIMAY PVT. LTD.	50,000	0.23%
40	MOTILAL MAKHANLAL HOLDING PVT. LTD.	50,000	0.23%
41	AGRAWAL IRON & STEEL PVT. LTD	50,000	0.23%
42	GOMATI COMMERCIAL PVT. LTD	50,000	0.23%
43	KSHATRIYA COMMODITIES PVT. LTD	50,000	0.23%
44	MENKA SUPPLIERS PVT. LTD	50,000	0.23%
45	NANDAN MERCANTILES PVT. LTD	50,000	0.23%
46	DRESIER COMMODITIES PVT. LTD.	55,000	0.26%
47	LIBERAL SPINNERS LTD	60,000	0.28%
48	BONANZA TRADELINK PVT. LTD.	65,000	0.30%
49	DEEPAK KUMAR AGRAWAL	75,000	0.35%
50	OVEN COMMERCIALS PVT. LTD.	75,000	0.35%
51	ADISHWAR NIRMAN PVT. LTD	75,000	0.35%
52	DAFFODIL TRAKON PVT.LTD.	85,000	0.40%
53	TEXILA COMMERCE PVT.LTD.	85,000	0.40%
54	WELKAN VINIMAY PVT LTD.	85,000	0.40%
55	MUNIVAR TRADERS PVT LTD	85,000	0.40%
56	RATNAKAR VYAPAAR PVT. LTD	90,000	0.42%
57	STOCKNET INTERNATIONAL LTD.	100,000	0.47%
58	S.T.L OVERSEAS PVT. LTD.	100,000	0.47%

Share Purchase Agreement

59	BAJRANGBALI DEALERS PVT. LTD	100,000	0.47%
60	PADAM SHRI SUPPLIER P LTD	100,000	0.47%
61	VERONIA PLASTICS PVT.LTD.	102,500	0.48%
62	CURIO TRADE & HOLDING CO. PVT. LTD.	102,500	0.48%
63	GUNJAN AGENCY PVT. LTD.	110,000	0.51%
64	PUSHKAR TRADING & HOLDING PVT. LTD	115,000	0.54%
65	CONCERT TRADE LINK PVT.LTD.	125,000	0.58%
66	MARINO FRESH FOODS IND. LTD	125,000	0.58%
67	ANURODH TRADING PVT.LTD.	125,000	0.58%
68	ALL WORTH COMODITIES PVT. LTD.	125,000	0.58%
69	GOYAL INTRA PVT. LTD.	125,000	0.58%
70	SHARDHANJALI VINIMAY PVT. LTD	130,000	0.61%
71	BHOMIYA MERCHANTS PVT LTD	145,000	0.68%
72	CHANDA CAST IRON INDUSTRIES PVT. LTD.	155,000	0.72%
73	KAVERY TRADING & HOLDING PVT. LTD.	170,000	0.79%
74	MANSAROVAR DEALERS PVT. LTD	175,000	0.82%
75	DADHA ENGINEERING & CREDIT PVT. LTD.	180,000	0.84%
76	KARTICK COMMERCIAL & FINANCIERS PVT. LTD.	202,250	0.94%
77	VIKRANT CONSTRUCTIONS PVT. LTD.	215,000	1.00%
78	SOFTWARE WIZARDS LTD.	230,000	1.07%
79	DRAKE COMMERCIALS PVT. LTD.	250,000	1.17%
80	PROVIEW DEALERS PVT. LTD	277,500	1.30%
81	EASTERN SYNTHETICS PVT. LTD.	290,000	1.35%
82	GOPAL KRISHAN AGRAWAL	308,500	1.44%
83	CHATURANG COMMERCIALS PVT. LTD.	390,000	1.82%
84	LONG RANGE FINANCE & LEASING CO. PVT. LTD.	435,000	2.03%
85	NEETA TEKRIWAL	5,000	0.02%
86	PANKAJ TEKRIWAL	325,000	1.52%
87	NARAYAN TEKRIWAL	330,000	1.54%
88	SHAKUNTALA DEVI TEKRIWAL	365,000	1.71%
89	HAPPY DISTRIBUTORS PVT LTD	5,382,500	25.15%
90	DOYEN MARKETING PVT. LTD	250,000	1.17%
91	PRAKASH KUMAR RAJGARIA	350,000	1.64%
92	ASHIANA HOMES PVT. LTD.	2,325,000	10.86%

	TOTAL	21,402,750	100.00%

Share Purchase Agreement

SCHEDULE 4

REPRESENTATIONS AND WARRANTIES

Subject to the disclosure schedule attached herein as Schedule 5, each of the Promoters hereby jointly and severally represents and warrants as of the date of this Agreement and on Completion to the Investor as provided in this Schedule 4. Capitalised terms used herein shall have their respective meaning from Clause 1(a)

A.	Organization and Capital Structure of the Company

i.
The Company is a public limited company incorporated under the provisions of, and duly existing under the Act.  The Company has the corporate power and authority to own and operate and use its assets to carry on its Business as now conducted.

ii.
The present authorised share capital of the Company is INR 220,000,000/- consisting of 22,000,000 equity shares of par value INR 10/- each. As of date, 21,402,750 Equity Shares have been issued and are held by the persons in the number and proportion as set out in Schedule 2. Each Equity Share carries one vote.

iii.	All the allotted shares of the Company are duly authorized, validly issued and fully paid up.

iv.
Except as contemplated by this Agreement, there are no Derivative Securities including, agreements, arrangements, options, warrant, calls or other rights relating to the issuance, sale, purchase or redemption of any shares or other Securities of the Company. There are no pre-emptive rights, rights of first refusal or other similar rights relating to any shares or other Securities of the Company. Other than as set forth in this Agreement, the Company is not restricted in any manner from issuing further Securities to any Person.

v.
There are no voting trusts or other arrangements or understandings with respect to the voting of any shares or other Securities of the Company. No shares or other Securities of the Company are subject to the Company repurchase, buyback or requisition rights.

vi.
The Promoters have delivered to the Investor a true and complete copy of its Memorandum and Articles of Association, each as amended to date and in full force and effect on the date of this Agreement. The Company is not in violation of any of the provisions of its Memorandum and Articles of Association.

vii.
All provisions of the Act relating to board meetings and annual general meetings have been fully complied with by the Company, except those disclosed. The board and general meetings, of the Company have been validly held in accordance with the provisions of the Act and all actions and resolutions relating to each such meeting were taken and passed respectively in accordance with the provisions of the Act. All the directors of the Company have been appointed and are holding office in accordance with the provisions of the Act.

Share Purchase Agreement

viii.
The Register of Members, Register of Charges and Register of Share Transfers of the Company are duly maintained in accordance with all Applicable Laws and contain true, full and accurate records of all matters required to be dealt with therein and all accounts, documents and returns required to be delivered or filed with the relevant Registrar of Companies (‘ROC’), or other relevant authorities have been filed in respect of the above. Except those disclosed, the Company has not committed any default in filing the necessary returns, statements of accounts, reports, statements of charges, and all such other statutory requirements have been complied with in respect of the above.

ix.
The Company has not at any time: (i) redeemed or repaid any share capital; (ii) reduced its share capital or passed any resolution for the reduction of its share capital; or (iii) given any financial assistance in relation to, acquired (directly or indirectly) or lent money on the security of shares or units of shares in itself.

x.	The Company has not entered into any merger or de-merger transaction or participated in any type of corporate reconstruction or amalgamation.

xi.
No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued Securities of the Company.

xii.
The Company does not hold or beneficially owns, nor has agreed to acquire, any securities of any corporation nor has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations) except as disclosed; or has, outside its country of incorporation, any branch or permanent establishment; or has allotted or issued any securities that are convertible into shares. The Company does not have any subsidiaries.

xiii.	All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its Memorandum, Articles of Association, the applicable provisions of the Act.

B.           Solvency

None of the following has occurred and is subsisting, nor has a notice been served, in relation to:

Share Purchase Agreement

i.	an application to a court for an order, or the making of any order, that the Company be wound up, that a liquidator or receiver be appointed or that it be placed in bankruptcy;

ii.	winding up of the Company;

iii.	the convening of a meeting or passing of a resolution to appoint a liquidator in the Company;

iv.	a scheme of arrangement or composition with, or reconstruction arrangement or assignment for the benefit of or other arrangement with all or a class of creditors;

v.	the taking of any action to seize, take possession of or appoint a receiver and/or manager in respect of the shares of the Company; or

vi.	the taking of any action, which would render the Company ‘defunct’ under Section 560 of the Act,

vii.	and there exists no circumstance(s), which could give rise to any of the foregoing.

C.           Authority; Conflicts

i.
The Promoters have the power and authority to execute, deliver and perform this Agreement, the Transaction Documents and the transactions contemplated herein. The execution, delivery and performance by the Promoters of the Transaction Documents to which it is a party have been duly authorized and approved by its Board of directors, wherever applicable.

ii.
The execution, delivery and performance of the Transaction Documents will not violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, modification, termination or cancellation or a loss of rights under, or result in any Encumbrance upon any of the assets of the Company under (i) the Memorandum and Articles of Association of the Company, (ii) any shareholders contract/loan arrangement entered into by the Company, (iii) any court order to which the Company is a party or by which the Company is bound; or (iv) any laws affecting the Company.

iii.
All approvals, consents, authorizations from the statutory and/or regulatory authorities in India and/or any other person or third party that are required, excluding the approval required by the Investor, for the execution of the Transaction Documents and the closing of the transaction will be obtained and where required, declarations and/or filings will be made with the statutory and/or regulatory authorities in respect of the execution of the Transaction Documents prior to the Completion Date and the closing of the transaction. The Promoters hereby represent and warrant that no consent or approval is required by any Bank or financial institution in connection with the transactions contemplated hereby.

Share Purchase Agreement

D.           Financial Statements

i.
The (i) unaudited financial results of the Company (balance sheets and statements of accounts), as of December 31, 2008 and (ii) the audited financial statements of the Company (balance sheets and statements of accounts) as of March 31, 2008 (the “Balance Sheet Date”) (the "Financial Statements") have been provided to the Investor.

ii.
The Financial Statements present fairly in all respects the financial position and results of the operations of the Company as of the respective dates and for the respective periods covered thereby. The Financial Statements are true and correct in all respects and have been or are prepared in accordance with Indian GAAP consistently applied. The Financial Statements present true and complete representations of the assets and liabilities of the Company as of the dates specified therein.

iii.
The Company has established and maintains, adheres to and enforces a system of internal accounting controls that are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with Indian GAAP (including the Financial Statements).

iv.
The Financial Statements make: (i) full provision for all actual liabilities; (ii) proper provision (or note in accordance with good accountancy practice) for all contingent liabilities; (iii) provision reasonably regarded as adequate for all bad and doubtful debts; and (iv) due provision for depreciation and amortization and for any obsolescence and/or impairment of assets.

v.
The Financial Statements are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Financial Statements unusual or misleading in any respect.

vi.
Full provision or reserve has been made in the Financial Statements for all Taxes liable to be assessed on the Company or for which the Company are or may become accountable in respect of (i) profits, gains or income (as computed for taxation purposes) arising or accruing or deemed to arise or accrue on or before the Balance Sheet Date; (ii) any transactions effected or deemed to be effected on or before the Balance Sheet Date; and (iii) distributions made or deemed to be made on or before the Balance Sheet Date.

Share Purchase Agreement

vii.
Each receivable shown as an asset of the Company in the Financial Statements is as on the date of this Agreement a valid and subsisting debt and will realize the nominal amount of the debt (and all interest and other charges payable) in accordance with its terms.  Except in the normal course of business, no receivable owed to the Company has been written off.

viii.	Proper provision or reserve for deferred taxation in accordance with accounting principles and standards generally accepted at the date hereof in India has been made in the Financial Statements.

ix.
The profits and losses of the Company for previous periods delivered to the Investor and the trend of profits thereby shown have not (except as therein disclosed) been affected to an extent by inconsistencies of accounting practices, by the inclusion of non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low.

x.	The statutory auditors of the Company have been appointed /reappointed in accordance with the provisions of the Act.

xi.	Except in the normal course of the business, there is no set off arrangement between the Company and any other Person.

xii.
There are no liabilities (including short- and long-term debt from nationalized banks and/or financial institutions and contingent liabilities), which are outstanding on the part of the Company other than those liabilities disclosed in the Financial Statements, which have arisen since the date to which such accounts were prepared, except in the ordinary course of business.

xiii.	The Company is not in default in respect of the terms or conditions of any indebtedness.

xiv.	There are no amounts owing to any present or former shareholders, directors or to employees of the Company other than in the ordinary course of business, as disclosed.

xv.
No liability has been incurred by the Company for breach of any contract of service or for services, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee.

xvi.
There has been no revaluation of any assets, fixed or otherwise, from the value of those assets stated in the audited financial statements of the Company (balance sheets and statements of accounts) as of the Balance Sheet Date.

Share Purchase Agreement

xvii.	None of the book debts which are included in the Financial Statements or which have subsequently arisen have been outstanding for more than six months from their due dates for payment.

xiii.
The representations and warranties described in sub-paragraphs iii to xviii above applicable to the Financial Statements shall also be applicable to the financial statements referred to in Clause 4.11 above, except to the effect that the financial statements shall be prepared in accordance with US GAAP and adhere to all accounting standards/principles/practices in the US.

E.           Finance and Guarantees

i.	Full particulars of all money borrowed by the Company (including full particulars of the terms on which such money has been borrowed) have been disclosed.

ii.
No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company except as disclosed.

iii.
The total amount borrowed by the Company does not exceed any limitations on the borrowing powers contained in the Memorandum and Articles of Association of the Company; or in any debenture or other deed or document binding on the Company. The shareholders’ resolution in this regard has been disclosed.

iv.
The Company has no outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

v.
All debts (less any provision for bad and doubtful debts) owing to the Company reflected in the Financial Statements and all debts subsequently recorded in the books of the Company has either prior to the date of this Agreement been realised or will, within three months after the date of this Agreement, realise in cash their full amount as included in those Financial Statements or books and none of those debts nor any part of them has been outstanding for more than two months from its due date for payment.

vi.
No indebtedness of the Company is due and payable except as disclosed and no security over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. The Company has not received any notice whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security, which it may hold over the assets of the Company.

Share Purchase Agreement

vii.	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body except as disclosed

viii.
Particulars of the balances of all the bank accounts of the Company, showing the position as at the day immediately preceding the date of this Agreement, have been disclosed and the Company has no other bank accounts. Since those particulars were given, there have been no payments out of those accounts other than routine payments in the ordinary course of business.

ix.	A change of control or a change in shareholding of the Company will not result in:

a)	the termination of or effect on any financial agreement or arrangement to which the Company is a party or subject; or
b)	any indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

F.           Operations Since Balance Sheet Date

Since the Balance Sheet Date:

i.	There has been no event, which would impede the Company’s ability to continue to operate the Business of the Company, as conducted as of the date of this Agreement.

ii.
No shareholder resolutions of the Company or any of the subsidiaries have been passed other than as routine business at any general meeting of the Company or to give effect to the transaction contemplated herein.

iii.	The Company has conducted its business only in the ordinary course consistent with past practice.

iv.	The Company has not issued or authorized issuance of any share, bond, note, share warrants, options or any other security of the Company.

v.	As on the date of the Financial Statements, the aggregate amount of the Company’s debts, obligations or liabilities does not exceed the amount specified in the Financial Statements.

vi.	The Company has not paid any debt, obligation or liability, or discharged, settled or satisfied any claim or Encumbrance except in the normal course of business except as disclosed

Share Purchase Agreement

vii.	Other than as required under this Agreement, the Company has not purchased, redeemed or otherwise acquired, directly or indirectly, any share capital.

viii.	The Company has not created, voluntarily or involuntarily, any Encumbrance upon any of their assets or properties, present or future.

ix.	The Company has not sold any of its assets or properties except in the normal course of business.

x.	The Company has not made any expenditure for the purchase, acquisition, construction or improvement of any equipment or capital asset except in the normal course of business.

xi.	The Company has not increased the salary, rate of wages, bonuses or other remuneration/compensation (whether cash, equity or otherwise) of any employee except in the normal course of business.

xii.	The Company has not given any loan or amended terms to any loan to any Person.

xiii.	The Company has not signed, amended, terminated or failed to renew any contract, except in the ordinary course of business consistent with past practice.

xiv.	The Company has not prepaid any obligation except in the normal course of business.

xv.	The Company has not become subject to any Encumbrance or litigation.

xvi.	The Company has not changed its accounting methods or practices or, written off any reserves.

xvii.	The Company has not revalued its assets.

xviii.
The Company has not received any threats, which it reasonably believes may result in potential litigation, liability, or any extraordinary cost from any third parties, past, or present employees, or governmental or regulatory bodies.

xix.
No transaction to which the Company has been party has taken place which, or if it had taken place on or before the Balance Sheet Date, would have been required to be disclosed or reflected in the Financial Statements.

Share Purchase Agreement

xx.	No dividend or other distribution (whether in cash, shares, stock, property or any combination thereof) in respect of its share capital, has been declared, made or paid to its members.

xxi.	The Company has not cancelled any debts or waived any claims or rights of substantial value.

xxii.	Except in the normal course of business, the Company has not written down the value of any work-in-progress or asset, or written off as un-collectible any accounts receivable.
xxiii.	The Company has not amended or terminated any agreement.

xxiv.	The Company has not renewed, extended or modified any lease or other usage right over any real property except in the normal course of business.

xxv.	There are no circumstances making bad or doubtful any of its book debts.

xxvi.
There has been no change (nor any development or event involving a prospective change) of which the Company /Promoters is, or might reasonably be expected to be, aware which is adverse to or could be reasonably be expected to have an adverse impact on the condition (financial or otherwise), prospects, profits, profitability, results of operations, assets, business or general affairs of the Company.

xxvii.	The Company has not made any commitment to do any of the matters described in subparagraphs i through xxvi above.

G.           Taxes

The Promoters hereby represent and warrant that the Company, except as disclosed:

i.
has timely filed all returns, estimates, information statements, reports and any other filings required by Applicable Law ("Tax Returns") relating to Taxes, required to be filed by the Company with any Tax authority. Such Tax Returns are true and correct in all respects, discloses all income of the Company from all sources and have been completed in accordance with Applicable Law in all respects.

ii.
the Tax Returns have been correct and complete and made on a proper basis. In connection with all such returns, notices, accounts or information which is being disputed by the Tax authorities, the Company has submitted proper representations/appeals to the appropriate authorities and there is no fact known to the Company after making due and careful enquiries which might be the occasion of any such dispute or of any claim for Taxation in respect of any financial period down to and including the Balance Sheet Date.

Share Purchase Agreement

iii.	has paid all Taxes due and payable.

iv.
has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding as per the Tax Return submitted, against the Company nor has the Company  executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

v.
No assessment or other examination of any Tax Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

vi
Subject to sub-clause (ii) hereinabove, no adjustment relating to any Tax Returns filed by the Company has been proposed in writing formally by any Tax authority to any of the Company or any representative thereof.

vii.
The Company is not a party to nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement, and has never been a party to any partnership, association of persons or other agreement that could be treated as a partnership for Tax purposes.

viii.
The Company has concluded no agreement and has not been party to a transaction or operation likely to be assessed, disregarded, rejected or otherwise re-characterized on the grounds that it was made for the purpose of Tax avoidance.  Transactions entered into by the Company have been on arm's length terms.

ix.	There is no attachment for taxes on the assets of the Company.

x.
As of the Completion Date, if applicable, the Company will have withheld with respect to its employees and all other third parties all applicable Taxes, required to be withheld pursuant to withholding requirements under or pursuant to any Applicable Laws and will have made payment of such Taxes to the appropriate authorities within the due dates thereof.

xi.
As of the Completion Date, the Company will have withheld with respect to its employees all Taxes to be deducted at source and made appropriate contributions to the provident fund authorities, employee state insurance, general or life insurance corporations and their subsidiaries, and paid any and all other Taxes required under Applicable Laws.

Share Purchase Agreement

I.	Stamp Duties

To the best of the knowledge of the Promoters and the Company, all documents executed by the Company have been duly stamped and no document now or at the Completion Date, is or will be unstamped or insufficiently stamped.

J.	Condition of Assets

All the equipment and other tangible property of the Company are in all respects in good and serviceable condition (except for normal wear and tear).

K.	Governmental Permits

i.
The Company possesses all crucial licenses, franchises, permits, privileges, immunities, approvals and other authorizations necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its Business as currently conducted (collectively "Governmental Permits”).

ii.
The Company has performed all key obligations under each Governmental Permit, including payment of fees. No event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under, or which would allow revocation or termination of, any crucial Governmental Permit.

iii.
The Company has not received notice of cancellation, default or any dispute concerning any crucial Governmental Permit. No filing, approval or consent of any governmental body, is required before Completion Date to assure the continued validity of the crucial governmental permits after the Completion Date.

L.	Intellectual Property and confidential information

i.
The Company is not in breach of, nor has the Company failed to perform under, any of the contracts, licenses or agreements entered into by the Company for all products or software that are being used by the Company for conducting its business. Further, all such contracts, governmental permits and agreements referenced in this paragraph will either continue in force to the benefit of the Company and the Investor following the Completion Date without the need for approval by any Person or, in case the same is being completed its period the same shall be extended / renewed for further period after negotiation with the respective bodies / party. Neither the consummation of the transactions contemplated in the Transaction Documents nor the disclosure of any materials or information in connection with the Transaction Documents will either violate or result in the breach, modification, termination or suspension of (or give the other party thereto the right to cause any of the foregoing) any of the important contracts, governmental crucial permits and agreements to which the Company is a party and following the Completion Date, the Company will be permitted to exercise all of the Company’s rights and receive all of the Company’s benefits (including payments) under such contracts, licenses and agreements to the same extent that the Company would have been able to, had the transactions contemplated by the Transaction Documents not occurred and without the payment of any additional amounts or consideration other than the ongoing fees, royalties or other payments which the Company would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred.

Share Purchase Agreement

ii.
The Company has made best efforts to protect the confidential information and trade secrets of the Company and the Company's rights therein and to protect the confidential information and trade secrets provided by any other Person to the Company.

iii.
As on the Completion Date, the Company has not received notice from any Person claiming that the operation of the Company infringes or misappropriates any Intellectual Property of any Person (nor does the Company has knowledge of any basis therefore).

iv.
There are no contracts, licenses or agreements between the Company and any other Person with respect to any technology or Intellectual Property under which, (as on the Completion Date) there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Company thereunder.

v.
The Company to the best of their knowledge does not have any agreements and/or arrangements under which confidential information of any Person (“Third Party Confidential Information”) is made available to the Company.

vi.	To the best knowledge of the Company it does not use any processes and is not engaged in any activities, which involve the misuse of any Third Party Confidential Information.

vii.
The Company is not in breach of any agreement or arrangement pursuant to which Third Party Confidential Information is made available to the Company and is not aware of the existence of any circumstances under which its right to use such Third Party Confidential Information may be terminated.

viii.
The Company is not aware of any actual or alleged misuse by any Person of any of its confidential information. The Company has not disclosed to any Person any of its confidential information except where such disclosure was properly made in the normal course of the Company’s business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such confidential information and is restrained from further disclosing it or using it other than for the purposes for which it was disclosed by the Company.

Share Purchase Agreement

M.	Title to Property

i.
No approval of the lessors/licensors under such deeds/contracts would be required to ensure the continued validity of any deeds/contracts after the Completion Date for any real property occupied or used by the Company except for the leases, which are expiring on the completion of their tenure.

ii.
The said real properties and all other assets and properties which are included in the Financial Statements or have otherwise been represented as being the property of the Company were at the Balance Sheet Date and will be at the Completion Date the absolute property of the Company free and clear of all title defects or any Encumbrances and save for those subsequently disposed of or realized in the ordinary course, all such assets and all assets and debts which have subsequently been acquired or arisen are now the absolute property of the Company and none is the subject of any Encumbrance or the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

iii.
The Company is in possession and control of all the assets included in the Financial Statements or acquired since the Balance Sheet Date and all other assets used by the Company as being in the possession of a third party in the normal course of business.

iv.
None of the assets, undertaking or goodwill of the Company is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

v.
The assets of the Company comprise all the assets necessary for the continuation of the Company’s business in the manner in which such business has been carried on as at the Balance Sheet Date and as at Completion Date.

vi.
The Company has a good and marketable title and absolute and unfettered right to use, occupy and hold all of its immovable assets.  Upon consummation of the transactions contemplated under this Agreement, the Company will continue to have good and marketable title in and to each of the immovable assets free and clear of all or any Encumbrances.

vii.
All the agreements, deeds and documents under which the Company has acquired the ownership, leasehold or any other rights in relation to the immovable assets and movable assets are valid, in force, duly stamped and registered in accordance with the Applicable Laws.

viii.
All agreements with respect to leases, easements, rights of way, licenses, and other interests in the immovable assets and movable assets are free and clear of any defects, claims or Encumbrances and subject to no present action or threatened action.

Share Purchase Agreement

ix.
The Company shall be entitled to the use and occupy the immovable and movable assets free from any Encumbrance and any tenancy, lease, right of occupation, reservation, easement or privilege in favour of any third party.

x.
The present use, occupancy and operation of the immovable assets and movable assets, and all aspects of the improvements thereon and thereto are in compliance in all respects with legal requirements and are not in violation of any private restrictive covenants or records.  There exist no conflicts or disputes with any government or person relating to any immovable assets and/or movable assets or the activities thereon.

xi.
There are no easements, quasi-easements, restrictive covenants, rights or watercourses or other rights or servitudes affecting the immovable assets and movable assets.  Further, there are no ways, passages, rights of way, easements or privileges in common with any other property except as prescribed by the statutory guidelines.

xii.
There does not exist any agreement or arrangement with the government or any of the adjoining owners or any other person whosoever, whereby the full beneficial enjoyment of the immovable assets and movable assets is liable to be terminated, extinguished or curtailed.

xiii.	The immovable assets do not comprise any encroached properties nor has there been any encroachment made on the immovable assets by occupants of the adjoining properties or any other person.

xiv.
The Company is solely and absolutely entitled to peacefully and quietly hold, occupy, possess and enjoy the immovable assets and movable assets held by it in its own name for its own use and benefit without any suit, lawful eviction, interruption, claim and demand, whatsoever from any person.

xv.
The Company is entitled, during the tenure of the lease(s) and the licence(s) in respect of the immovable and movable assets, to peacefully and quietly hold, occupy, possess and enjoy all the leasehold assets for its own use and benefit without any suit, lawful eviction, interruption, claim and demand, whatsoever from any person.

xvi.
All buildings that are owned by the Company have been constructed in accordance with plans and specifications approved by the regulatory authorities and no parts of any of the buildings are unauthorized.

Share Purchase Agreement

xvii.
The plant and machinery, buildings and equipment included in the immovable assets and movable assets are in good operating condition and have been maintained consistent with standards generally followed in the industry and are suitable for their present uses and have no defects.

N.	Labour law

The Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all respects with:

i.
all obligations imposed on it by Employees Provident Fund and Miscellaneous Provisions Act, 1952, Child Labour (Prohibition and Regulation) Act, 1986, the Payment of Bonus Act, 1965, Contract Labour (Regulation and Abolition) Act, 1970 and the Minimum Wages Act, 1948 and all other applicable statutes, regulations and has maintained current, adequate and suitable records regarding the service of each of its employees;

ii.	all collective agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

iii.	all relevant orders and awards made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service of its employees.

iv.
The Company: (i) is in compliance with all applicable central, state and local laws, rules and regulations respecting employment, employment practices, labour relations, collective bargaining, terms and conditions of employment and wages, overtime, vacation and hours, in each case, with respect to employees of the Company, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to the employees of the Company and (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.

O.	Employee Relations and Agreements

i.	The Company is not in default of any obligation to any of its employees.

ii.	The Company does not have any trade union of its employees or contract employees.

iii.	There are no pending, threatened, or reasonably anticipated substantive claims or actions against the Company by any of the employees in respect of compliance with applicable labour laws.

Share Purchase Agreement

iv.
No work stoppage or labour strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labour union to organize any employees of Company.  There are no serious actions, suits, claims, labour disputes or grievances pending, threatened or reasonably anticipated relating to any labour, involving any employee of the Company.

v.
The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees of the Company and no collective bargaining agreement is being negotiated with respect to employees of the Company.

vi.
The execution of the Transaction Documents and consummation of the transactions contemplated thereunder will not result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of the Company or terminate their employment.

vii.	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

viii.	No key employee of the Company:

a)	Has been given an unexpired notice terminating his contract of employment; or

b)	Has been offered any employee stock option; or

c)	Has any share in the profit or revenue of the Company; or

d)	Is under notice of dismissal; or

e)	Has been terminated in circumstances that may give rise to a claim against the Company in relation to loss of office or termination of employment (including, without limitation, redundancy).

ix.
No gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

x.
The Company is not involved in and there are no present circumstances, which are likely to give rise to any labour, industrial or trade dispute or any dispute or negotiation with any employees, worker or association of trade unions or organisation or body of employees.

Share Purchase Agreement

xi.
There is not in existence any contracts of service with directors or employees of the Company, nor any consultancy agreements with the Company, which cannot be terminated by six months’ notice or less or (where not reduced to writing) by reasonable notice without giving rise to any claim for damages or compensation.

xii.
There are not in existence nor has any proposal been announced to establish any retirement, death or disability benefit schemes for directors or employees nor are there any obligations to or in respect of present or former directors or employees with regard to retirement, death or disability pursuant to which the Company is or may become liable to make payments and no pension or retirement or sickness gratuity is currently being paid or has been promised by the Company to or in respect of any former director or former employee.

xiii.
The Company is not a party to or bound by or proposing to introduce in respect of any of its directors or employees any redundancy payment scheme, and there is no agreed procedure for redundancy selection.

xiv.
The Company has not incurred any actual or contingent liability in connection with any termination of employment of its employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any employee.

xv.	The Company has not incurred any liability for failure to provide information or to consult with employees under any applicable employment legislation.

xvi.
The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director or officer, employee or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

xvii.	The Company has not offered, promised or agreed to any future variation in the contract of any employee.

xviii.	In respect of each employee, the Company has:

a)
performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, or under any treaties;

b)	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not);
c)	maintained adequate, suitable and up to date records.

xix.	The Company is not adversely affected by any employee relations/issues of its sub-contractors, and if affected, it has adequate remedies to protect itself in such events.

Share Purchase Agreement

P.	Related Party transactions

i.	No loans has been given by the Company to any of its Shareholders and/or any director of the Company;

ii.
There are no existing contracts or engagements to which the Company is a party in which any Shareholder and/or any director of the Company is interested, except as disclosed in accordance with Section 299 of the Act.

iii.
Except as disclosed, no director of the Company or the Shareholder is receiving fees and percentages from Company, or any benefits received by him otherwise than in cash in respect of his services as a director.

iv.
All transactions, agreements, arrangements (written or oral) and understandings between the Company and related parties or those to which Section 297 and 299 of the Act apply and that all such transactions, agreements, arrangements (written or oral) and understandings are in compliance with the relevant provisions of the Act, are on arms length basis and on reasonable commercial terms and have been disclosed to the Investor.

Q.	Capital commitments, unusual contracts, guarantees

The Company:

i.
has not entered into any contracts or commitments which can create or is likely to create any obligations or liabilities, or in terms of which the Company is or will be bound to pay any royalties or waive or abandon any rights;

ii.
has entered into all contracts in writing and all contracts are in full force and enforceable in accordance with their terms and have to the best of their knowledge been duly stamped and registered and consents have been obtained from the Board, Shareholders and from appropriate authorities as required by law;

iii.
has not delegated any powers under a power of attorney which remains in effect and has not given or made no outstanding offer, tender, quotation or the like which is capable of giving rise to a contract merely by any unilateral act of a third party or on terms calculated to yield a gross profit margin inconsistent with that usually obtained by the Company, except in the normal course of business;

iv.	has not by reason of any default by it in any of its obligations become bound or liable to be called upon to repay prematurely any loan capital or borrowed moneys;

v.	has not entered into nor is it bound by any guarantee or indemnity in favour of any third party under which any liability or contingent liability is outstanding;

Share Purchase Agreement

vi.
has not or will not at any time prior to the Completion Date sold/sell or otherwise disposed/dispose of any shares or assets in circumstances such that it is, or may be, still subject to any liability (whether contingent or otherwise) under any representation, warranty or indemnity given or agreed to be given on or in connection with such sale or disposal, except in the normal course of business.

R.	Power of Attorney

i.	Except as contemplated in this Agreement, there are no powers of attorney in force given by the Company.

ii.	No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company’s business.

S.	Compliance with Laws; Litigation

i.
The Company has complied in all respects with and is not in violation of non-minor nature in any central, state or local statute, law or regulation with which may adversely impact the conduct of its business.

ii.	Neither the Company nor any person for whom the Company is vicariously liable:
a)
is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business) other than the case pending with the Company Law Board that was filed on 16 January, 2008 (Shri Gopal Krishna Agarwal & Others Vs. Global Hi-Tech Industries Limited & Others); or

b)	is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

iii.	No director of the Company is, to the extent that it relates to the business of the Company, engaged in or subject to any of the matters mentioned in paragraph S(ii) of Schedule 4.

iv.
No such proceedings, investigation or inquiry as are mentioned in paragraph S(ii) or paragraph S(iii) of Schedule 4 have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings.

v.	The Company is not affected by any existing or pending judgments or rulings and has not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

Share Purchase Agreement

vi.
There is no judgment, decree or order against the Promoters, Company or, any of its directors or key executives (in their capacities as such), or any basis therefor, that could prevent, enjoin, or alter or delay any of the transactions contemplated by the Transaction Documents or substantially prejudice the business of the Company.

T.	Insurance

i.
The insurance policies maintained by or on behalf of the Company provide full indemnity cover against all losses and liabilities including business interruption and other risks that are normally insured against by a person carrying on the same type of business as the Company in accordance with good industry practice or standard.

ii.
All the assets of the Company which are of an insurable nature have at all times been and are at the date hereof insured against fire and other risks normally insured and the Company has at all times been and is at the date hereof adequately covered against accident, third party errors and omissions and other risks normally covered by insurance.

iii.	All premiums due and payable under all such policies have been paid and the Company is otherwise in compliance with the terms of such policies.

iv.	The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

v.
There are no outstanding claims under, or in respect of the validity of, any of those policies and to the knowledge of the Warrantors there are no circumstances likely to give rise to any claim under any of those policies.

vi.
All the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable and completion of the transaction contemplated in this Agreement will not terminate, or entitle any insurer to terminate, any such policy.

vii.	The Company shall keep such insurance or comparable insurance in full force and effect through the Completion Date.

U.	Contracts

i.
In this section “Material Contract” means an agreement or arrangement to which the Company is a party or is bound by and which is of material importance to the business, prospects, profits, profitability, assets, financial condition or financial position of the Company.

Share Purchase Agreement

ii.	The Company is not a party to or subject to any agreement or arrangement which:
a)	is a Material Contract; or
b)	is of an unusual or exceptional nature; or
c)	is not in the ordinary and usual course of business of the Company; or
d)	may be terminated as a result of any change of control of the Company; or
e)	restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or
f)	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or
g)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or
h)	cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or
i)	involves or is likely to involve an aggregate consideration payable by or to the Company other than in the ordinary course of business; or
j)	requires the Company to pay any commission, finders' fee, royalty or the like; or
k)	is not on arm's length terms.

iii.	Each Material Contract is in full force and effect and binding on the parties to it. The Company has not defaulted under or breached a Material Contract and:
a)	no other party to a Material Contract has defaulted under or breached such a contract; and
b)	no such default or breach by the Company or any other party is likely or has been threatened.

iv.
No notice of termination of a Material Contract has been received or served by the Company and there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

v.	There are no agreements or arrangements to which the Company is subject that involve obligations or liabilities that ought reasonably to be made known to the Investor.

V.	Suppliers and Customers

The Company has not received any communication indicating that any such supplier or customer intends to cease doing business with the Company or alter the nature of its relationship with the Company.

W.	Banks

The Company has disclosed the names and addresses of all banks or other financial institutions in which the Company has an account or deposit together with a list of names of all Persons authorized to draw on such accounts or deposits.

Share Purchase Agreement

X.	Business

As on Completion Date, the business of the Company comprises only of the Business, however the Company is not restricted in any manner to undertake any new business after the Completion Date.

Y.	No Restrictions on Business Activities

Except agreements entered into between customers, vendors, collaborators and shareholders, there is no agreement or contract, except in the normal course of business, (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any current business practice of the Company any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company as of the date of this Agreement and the Completion Date.

Z.	Potential Conflicts of Interest

Except as may be disclosed pursuant to Section 299 of the Act, neither any Promoters and/or their Affiliates and/or their relatives, directors, nor any key employee of the Company:

i.
owns, directly or indirectly, any interest (including beneficial interest) in or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, customer or distributor of the Company or receives any benefit (monetary or otherwise) from the Company; or

ii.	owns, directly or indirectly, in whole or in part, any intellectual or other property that the Company uses in the conduct of its business.

AA.	Documents Provided

The Company has delivered true and complete copies of each document to the extent such document exists and has delivered true and complete summaries of each oral or other non-written contract that has been requested in writing (including for this purpose by email) by the Investor or its representatives in connection with the transactions contemplated hereby.

Share Purchase Agreement

BB.	Additional Representations and Warranties

i.
All contracts/arrangements/documents entered into between the Company and/or other companies in which the Promoters or their Affiliates or their relatives directly or indirectly have an interest or shareholding shall be at arms length basis.

ii.	The prices paid by the Company to its suppliers for purchase of raw materials or components, as the case may be, are in accordance with the generally acceptable market prices for similar arrangements.

CC.	Title Warranties

i.
The Promoters are the legal and beneficial owner of the Sale Shares and Remainder Shares and subject to payment of the Sale Consideration and consideration for Remainder Shares by the Investor in terms of this Agreement will deliver in favour of the Investor good and marketable title to all of the Sale Shares and Remainder Shares, free and clear of any Encumbrance and contractual rights of third parties (including rights of first refusal) and legal disputes.

ii.	The Promoters have not created any Encumbrance over the Sale Shares and Remainder Shares.

iii.
The Promoters are not a party to any pre-emptive, right of first refusal/offer or other similar restrictions pertaining to the Sale Shares and Remainder Shares and have not granted any person other than the Investor the option to acquire the Sale Shares or Remainder Shares or any interest therein.

iv.	The Sale Shares and Remainder Shares are fully paid up and validly issued.

v.
Since the Balance Sheet Date there has been no alteration or increase in the share capital and there has been no variation in the rights attaching to the Sale Shares or Remainder Shares of the Company.

vi.	Other than as provided in this Agreement, there has been no alteration or amendment to the Memorandum or Articles of Association of the Company.

DD.
Neither the execution and delivery of this Agreement by the Promoters nor the consummation by the Promoters of the transactions contemplated hereby shall violate, conflict with or result in the breach of any of the terms, conditions or provisions of the Memorandum of Association and Articles of Association or any agreement to which the Company or the Promoters are a party or any law, regulation, order, ruling, decree, judgment, arbitration award or stipulation to which the Company or the Promoters are subject, or constitute a default thereunder which would result in the creation or imposition of any lien, charge, encumbrance or other third party interest thereunder upon the Shares.

Share Purchase Agreement

(i)	The Company has not received any share application money except as disclosed as on the date of signing of this Agreement.

(ii)	The Company has not received or accepted any deposits from the public under the Companies Act.

(iii)	The Company does not have any other bank accounts other than those ones disclosed.

(vii)	The Company/Board has not issued any powers of attorney that are currently in force.

(viii)	The Company has not entered into any transaction that is in breach of section 297 of the Companies Act.

(ix)	The workman of the Company are not a part of any registered trade union in India.

(x)	The Company has entered into term loans and working capital facilities including overdraft facilities as disclosed.

(xi)
The Company has not violated any of the covenants prescribed by the State Bank of India, Bank of Maharashtra, Canara Bank, State Bank of Patiala, Union Bank of India and UCO Bank under the term loan agreement dated 31 March, 2006, the working capital agreement dated 15 October, 2007 and the underlying sanction letters.

(xii)
The Promoters have not entered into any contracts, arrangements or engagements with any third party(ies) or done any acts which may at a later stage lead to any material liabilities for the Company, other than the acts done by it in the usual and ordinary course of business.

(xiii)
The Company has obtained all requisite licenses and approvals from the designated authorities under Applicable Laws for legally carrying on the business of the Company in India including all approvals and clearances required to be obtained under environmental laws from the Indian government and Gujarat Pollution Control Board.

(xiv)	The Employees’ State Insurance Act, 1948 does not apply to the Company.

(xv)
The Company has been complying with all applicable labour legislations including the Factories Act, 1948, the Contract Labour (Regulation and Abolition) Act, 1970, the Bombay Shops and Establishments Act, 1948, the Minimum Wages Act, 1948, the Payment of Bonus Act, 1965 and the Maternity Benefit Act, 1961.

Share Purchase Agreement

EE.
None of the information supplied or to be supplied by Promoters for inclusion or incorporation by reference in (A)  the Proxy Statement will, at the time the Proxy Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Proxy Statement will not, on the date it is first mailed to TransTech Stockholders or at the time of the TransTech Stockholders Meeting, contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

FF
To the Knowledge of Promoters, no representation or warranty, or any information with respect to Promoters and its Subsidiaries, contained in this Agreement, contains an untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in the context in which made, not misleading. To the Knowledge of Promoters, there is no fact that Promoters has not disclosed to TansTech in this Agreement that has or is reasonably likely to have a Material Adverse Affect.

Share Purchase Agreement

SCHEDULE 5

DISCLOSURE SCHEDULE

1)	The annual returns for the financial year ended March 31, 2008 have not been filed with the Registrar of Companies of India.

2)	The Return of Income Tax for the financial year ending March 31, 2008 is pending for filing.

3)	As on the date of this agreement the company has invested INR 2,000,000 (Rupees Twenty Lac Only) in the 200,000 equity shares of Raipur Securities and Investment Limited.

4)	The details of unsecured borrowings from shareholders / directors / other parties as on the date of this agreement are detail below:

Name of Lender	Amount (INR in Lacs)	Interest Rate (per annum)	Term

Ashiana Homes Pvt .Ltd.	100.00	12%	On demand
Boond Mercantile Pvt Ltd	5.00	N.A.	On demand
City Distributors (India) Pvt .Ltd	15.00	N.A.	On demand
Daksh Timbers & Steel Private Ltd.	167.94	N.A.	On demand
Hi-Tech Abrasives Ltd	22.92	14%	On demand
Hi-Tech Commodity Pvt .Ltd	36.48	N.A.	On demand
Hiteshi Capital Management Pvt .Ltd.	8.50	N.A.	On demand
Nisha Traders	17.61	N.A.	On demand
N K Traders	41.27	N.A.	On demand
Pioneer Super Steel & Wooden Pvt Ltd	26.52	N.A.	On demand
Ronit Textiles Pvt Ltd	0.85	N.A.	On demand
Vikas Mining & Steel (P) Ltd	1.89	N.A.	On demand
TOTAL	443.98

5)	Details of term loan and working capital as on date of this agreement is as follows:

Particulars	Amount (INR in Lacs)	Interest Rate* (per annum)	Term
WORKING CAPITAL (Cash Credit Facilities)
Canara Bank (C.C.) – 5044	1,005.03	PLR + 2.50%	N.A.
State Bank of India (C.C) - 30022690165	1,610.84	PLR + 0.75%	N.A.
State Bank of Patiala (CC) 65027637638	1,032.14	PLR + 0.50%	N.A.
Union Bank of India (CC) 50185	225.92	PLR + 3.50%	N.A.
UCO Bank (CC)101017	1,156.72	PLR	N.A.
TOTAL	5,030.65

TERM LOANS
Bank of Maharashtra - 0671-0140-000371	709.82	PLR + 0.25%	Till FY2012
Canara Bank – 000017	678.99	PLR + 0.75%	Till FY2012
Canara Bank – 000018	232.04	PLR + 0.75%	Till FY2011
State Bank of India – 30013741511	1,217.48	PLR + 1.25%	Till FY2012
UCO Bank – 6654	1,424.40	PLR + 0.50%	Till FY2012
TOTAL	4,262.73
*PLR: Prime Lending Rate

Share Purchase Agreement

6)	The details of charges created/guarantees given with respect to the borrowings made by company are given below:

Primary Security

The Company has deposited the title deeds with the State Bank of India, being the lead banker, for the various pieces of land aggregating to 138 acres and 10 gunthas located at Village: Kanaiyabe, District: Bhuj, Gujarat (i.e., the land on which the steel plant is located) as primary security for the Consortium Loan.

Collateral Security

Further, the title deeds for the following properties have been deposited with State Bank of India as collateral securities for the Consortium Loan.

(i)
2 plots of land at Khasra No. 20/4 Area 0.243 hectre and khasra no. 0/26 area 0.129 hectre at Gram Birgaom, Patwari Halka No. 101, Raipur Nigam Mandal- Dharsiva Chattisgarh standing in the name of Mr. Pankaj Tekriwal

(ii)	1 plot of land at khasra no. 396/34 area 0.097 hectre at Gram Lanhandhi Patwari Halka No. 113, Raipur Nigam Mandal, Raipur standing in the name of Mr. Narayan Tekriwal

(iii)	Mandal, Raipur at the name of Shri Narayan Tekriwal at Gram Lanhandhi Patwari Halka No. 113, Raipur Nigam Mandal, Raipur standing in the name of Mr. Pankaj Tekriwal

(iv)	3 plots of land admeasuring 22.373 hectres at Gram Newdha, P.H. No. 20, Raipur Nigam Mandal, Jarod, Simga, Raipur standing in the name of Hi-Tech Abrasives Ltd.

Further, the Company has created a charge on the movable assets and book debts of the Company. The exact description of the properties charged under the Hypothecation Deed is as follows:

(i)
First pari-passu charge on all and singular of the borrower’s current assets, namely stocks of raw material, semi-finished and finished goods, stocks and spares, (consumables stores and spares), bills receivables and book debts and all other movables of the borrower/both present and future excluding such movables as may be permitted by the said banks from time to time but including documents of title to goods and other assets such as outstanding monies, receivables including receivables by way of cash assistance and/or cash, including under the cash incentive scheme or any other scheme claims including claims by way of refund of customs/excise duties under the duty draw back credit scheme or any other scheme, bills, invoices, documents, contracts, agreements, securities, investments and rights, both present and future of the borrower being align in the borrower’s premises or godowns of rented and whether lying loose or incases or otherwise used in the business or the borrower at the said site or in transit now belonging to or that may at any time, during the continuance of the said facilities and this security, belong to the borrower or that may be held by any party to the ordered or dispositions of the borrower.

Share Purchase Agreement

(ii)	Second pari-passu charge on all the movable assets of the borrower situated at the Village Kanyabye, District Bhuj, Gujarat.

In addition, the following guarantees hold true for Global Hi-Tech Industies Ltd. as on date:

•	Corporate guarantee deed dated October 15, 2007 given by Hi-Tech Abrasives Limited

•	Personal deed of guarantee dated 15 October, 2007 given jointly by Mr. Narayan Tekriwal, Mr. Ashok Maskara and Mr. Rohit Maskara

•	Personal deed of guarantee dated 15 October, 2007 given by Mr. Pankaj Tekriwal

7)
The total amount borrowed by the Company does not exceed the limitations on the borrowing powers accorded to the board of directors as per the resolution passed in the annual general meeting of the share holders on 29th September, 2007 under sec 293(1)(d) of the Companies act 1956. The copy of resolution is given below:

“RESOLVED THAT pursuant to Section 293(1)(d) of the Companies Act, 1956, the consent of the Company be and is hereby accorded to the Board of Directors for borrowing to the extent of Rs. 500 Crores from various Banks/Financial Institutions by way of mortgage/ hypothecation of the Company’s properties.”

8)	The Details of the benefits availed by the company from the Government Authorities are as given below:

Sr. No	Head	Section/ Notification	Granted by	Remarks
1	Central Excise	Exemption Under 39/2001 Notification as amended	Unit is availing the said exemption, Duly granted by Chief Commissioner of Central Excise & Customs, Ahmedabad and Principal Secretary, Industries & Mines Dept., Gujarat State.	The Slab is in 2 levels Above 20 crs Below 20 crs The Plant is having investment of above 20 crs. And exemption period is from 08.07.2005 to 07.07.2010.

2	Sales Tax / GVAT	Exemption Under Kutch incentive package scheme notification as amended	Unit is availing the said exemption, Duly granted by State level committee under the head of Principal Secretary, Industries & Mines Dept., Gujarat State.	The exemption is available on the investment made up to 31.12.2005 for 7 years.

9)	Details of Bank accounts of the Company are given below:

Sr No	Name of Bank	Account No	Type of Account	Branch	Authorized Signatory
1	Allahabad Bank	CD/113233	Current Account	635, Mistri Building, Dhobi Talao, Mumbai 400002	Narayan Tekriwal, Ashok Maskara

2	Bank Of Maharashtra	60004229291	Current Account	Mittal Chembers, Nariman Point, Mumbai	Narayan Tekriwal, Ashok Maskara

3	HDFC Bank Ltd	2162320003841	Current Account	Gandhidham	Narayan Tekriwal, Ashok Maskara

4	Kotak Mahindra Bank Ltd.	9582000010892	Current Account	5C/II, Mittal Court, 224, Nariman Point, Mumbai-400021	Narayan Tekriwal, Ashok Maskara

5	State Bank of India	30018512927	Current Account	Sector 9, Gandhidham	Narayan Tekriwal, Ashok Maskara

Share Purchase Agreement

10)	Details of Directors Remuneration of 2007-08 is as under

Directors	Remuneration Amount (INR)

Mr. Narayan P Tekriwal	225,000/-

Mr. Rohit Maskara	225,000/-

11)	As on the date of this agreement, the Income Tax Scrutiny for the assessment year 2006-07 is in process and hearings are carried on at Raipur, Chhattisgarh, India.

12)	The details of share application money received by the Company, as on date of agreement are detailed below:

Name	Amount in INR
Raipur Engineers Services	48,000,000
Geeta Associates	3,000,000
Maruti Enterprise	5,500,000
Industrial Traders	3,000,000
Sunil Gupta	1,000,000
TOTAL	60,500,000

Share Purchase Agreement

SCHEDULE 6

NO-OBJECTION CERTIFICATES

[ON THE LETTERHEAD OF EACH SHAREHOLDER]

Date: [●]

To,
Delta Enterprises Limited
Halifax Management Limited,
5TH Floor,
C & R Court, 49 Labourdonnais Street,
Port Louis, Mauritius

RE: NO OBJECTION LETTER UNDER THE PROVISIONS OF PRESS NOTE. 1 DATED JANUARY 12, 2005 AND ANY STATUTORY RE-ENACTMENT THEREOF

We hereby grant our free, unconditional and irrevocable no objection to you, your affiliates and/or any other entity forming part of your group to make any investment in, or enter into a collaboration with, any other entity in India including but not limited to any entity carrying on any business in the same field as the business being carried on by Global Hi-Tech Industries Limited (‘Company’) or any of its subsidiaries, its successors in interests and assigns.

We also grant our free, unconditional and irrevocable no objection to you, your affiliates and/or any other entity forming part of your group to make any investment in, or enter into a collaboration with, any other entity in India including but not limited to any entity carrying on any business in the same field as any other new business that may be adopted by Company or any existing subsidiary or by a new subsidiary or entity to be established or acquired by Company (or by any of its existing subsidiaries), its successors in interests and assigns.

We also confirm that investments as aforesaid by you or by other entities forming part of your group will not in any way prejudice the interests of Company or its shareholders/stakeholders (in their capacity as shareholders of Company).

For this purpose each of us shall in future, if you so request, promptly provide you any additional support which you may request, including duly executing and delivering all further letters, resolutions, documents and consents as may be requested or required in relation to any Indian legal or regulatory requirements.

Share Purchase Agreement

We recognise, agree and confirm that this letter is binding on us, our successors in interests and assigns. For the avoidance of doubt it is hereby clarified that this no objection shall be valid for an indefinite term, notwithstanding that you or your affiliates cease to be shareholders of Company.

Yours sincerely,

[●]
   (PROMOTERS)

Share Purchase Agreement

SCHEDULE 7

[ON THE LETTERHEAD OF COMPANY]

Date: [●]

To,
Delta Enterprises Limited
Halifax Management Limited,
5TH Floor,
C & R Court,
49 Labourdonnais Street,
Port Louis, Mauritius

RE: NO OBJECTION LETTER UNDER THE PROVISIONS OF PRESS NOTE. 1 DATED JANUARY 12, 2005 AND ANY STATUTORY RE-ENACTMENT THEREOF

We hereby grant our free, unconditional and irrevocable no objection to you, your affiliates, and/or any other entity forming part of your group to make any investment in, or enter into a collaboration with, any other entity in India including but not limited to any entity carrying on any business in the same field as the business being carried on by Global Hi-tech Industries Limited (‘Company’) or any of its subsidiaries, its successors in interests and assigns.

We also grant our free, unconditional and irrevocable no objection to you, your affiliates and/or any other entity forming part of your group to make any investment in, or enter into a collaboration with, any other entity in India including but not limited to any entity carrying on any business in the same field as any other new business that may be adopted by Company or any existing subsidiary or by a new subsidiary or entity to be established or acquired by Company (or by any of its existing subsidiaries), its successors in interests and assigns.

We also confirm that investments as aforesaid by you or by other entities forming part of your group will not in any way prejudice the interests of Company or its shareholders/stakeholders (in their capacity as shareholders of Company).

For this purpose, we shall in future, if you so request, promptly provide you any additional support which you may request, including duly executing and delivering all further letters, resolutions, documents and consents as may be requested or required in relation to any Indian legal or regulatory requirements.

We recognise, agree and confirm that this letter is binding on us, our successors in interests and assigns. For the avoidance of doubt it is hereby clarified that this no objection shall be valid for an indefinite term, notwithstanding that you or your affiliates cease to be shareholders of Company.

Yours sincerely,

(Authorised Signatory)

Share Purchase Agreement

SCHEDULE 8

SALE SHARE DETAILS

Name	Total Number
HAPPY DISTRIBUTORS PVT LTD	3,907,500
ASHIYANA HOMES PVT. LTD.	2,325,000
KHUSHBOO GOODS PVT LTD	2,287,500

MANJU MASKARA	420,000
ASHOK KUMAR MASKARA	412,500
SHAKUNTALA DEVI TEKRIWAL	365,000
PRAKASH KUMAR RAJGARIA	350,000
NARAYAN TEKRIWAL	330,000
PANKAJ TEKRIWAL	325,000
ROHIT MASKARA	310,000
NEETA TEKRIWAL	5,000

Total	11,037,500

Share Purchase Agreement

SCHEDULE 9

Details of Remainder Sale Shares

Name	Folio No	Share Certificate No	Distinctive No	Total Number

HAPPY DISTRIBUTORS PVT LTD				1,475,000

KHUSHBOO GOODS PVT LTD				1,630,000

ASHOK KUMAR MASKARA				10,000

DOYEN MARKETING PVT. LTD				250,000

Total				3,365,000
				Approx 15.7%

Share Purchase Agreement

SCHEDULE 10

SPECIMEN FORM OF CONSENT LETTER OF PROMOTERS

[On the letterhead of each Promoter]

[Insert Date]

Dear Sir,

Re:	Acquisition of [●] equity shares of Company Infrastructure Private Limited (‘Company’) by [●] (‘the Investor’) from Indian resident shareholder

I hereby accord my consent for the transfer of [●] equity shares held by me in the Company to the Investor at a price of INR [●] per share.

I request you to kindly take the above 'no objection' on record.

Yours faithfully,

Mr. [●]

Share Purchase Agreement

SCHEDULE 11

POWER OF ATTORNEY

TO ALL TO WHOM THESE PRESENTS SHALL COME, I, Prakash Rajgaria, Indian citizen presently residing at [●] SEND GREETINGS:

WHEREAS:

A.
I on behalf of the Promoters (including myself) of the Global Hi-tech Industries Limited, a company incorporated under the laws of India having its registered office at 33, Atlanta, 3rd Floor, 205, Nariman Point, Mumbai, Maharashtra, India 400021 (“GHIL”), have entered into an Escrow Agreement [●] with Delta Enterprises Limited, a company incorporated under the laws of Mauritius having its registered office at Halifax Management Limited, 5TH Floor, C & R Court, 49 Labourdonnais Street, Port Louis, Mauritius (“Investor”) and Economic Laws Practice, Advocates & Solicitors (“ELP”) as the escrow agent on the terms and conditions therein contained (hereinafter referred to as the ‘Escrow Agreement’).

B.
Pursuant to the Escrow Agreement, I on behalf of the Promoters of GHIL (including myself) have agreed to authorize Mr. Suhail Nathani, to execute fresh transfer forms on our behalf for with respect to the Sale Shares and Remainder Sale Shares and deliver these to the Investor in accordance with the Escrow Agreement.

NOW KNOW YE ALL AND BY THESE PRESENTS WITNESSETH that I Prakash Rajgaria, acting as the true and lawful attorney of the Promoters including myself do hereby nominate, constitute and appoint Mr. Suhail Nathani of Economic Laws Practice having its office at 1502 Dalamal Towers, Nariman Point, Mumbai 400 021, India, (hereinafter referred to as “Attorneys”) as our true and lawful attorney, for us and on our behalf, to do all or any of the following acts, matters and things that is to say:

1.
To transfer the Remainder Sale Shares (as defined under the Escrow Agreement)  to the Investor held by ELP pursuant to the Escrow Agreement, and do all acts necessary to effect such transfer including execution of share transfer forms and instructions.

2.
In respect of the Remainder Sale Shares, to apply for splitting and/or consolidation of share certificates, and to execute, sign, and deliver transfer forms and any other related documents in this behalf.

3.
To execute, sign, deliver all further documents and do and perform all such other acts, deeds, matters and things in relation to the transfer of the Remainder Sale Shares as fully and effectually in all respects as we could do by law in connection therewith.

4.	And we do hereby agree to ratify and confirm all and whatsoever our Attorneys shall do or purport to do or cause to be done by virtue of these presents.

5.
And it is hereby expressly clarified and declared by us that this power of attorney is given by us on the clear understanding and agreement with our Attorney, that this power of attorney is restricted as per the terms of the Escrow Agreement.

Share Purchase Agreement

6.	I hereby represent that I have been duly authorized by the Promoters of GHIL to execute this power of attorney.

7.	Capitalized terms used but not defined herein shall have the meaning ascribed to it under the Escrow Agreement.

IN WITNESS WHEREOF we have hereunto set my hand and seal at Mumbai this [●].

SIGNED AND DELIVERED by	)
Withinnamed Prakash Rajgaria	)
in the presence of	)

Before me,

Share Purchase Agreement

SCHEDULE 12

Power of Attorney

TO ALL TO WHOM THESE PRESENTS SHALL COME, we, the undersigned are the promoters of Global Hi-Tech Industries Limited, a company registered under the Companies Act, 1956 and having its registered office at 33, Atlanta, 3rd Floor, 205, Nariman Point, Mumbai, Maharashtra, India 400021 (“Company”).

WHEREAS:

(1)
We, the undersigned are the promoters of the Company and desire to sell the shares of the Company held by us to Delta Enterprises Limited, a company incorporated under the laws of Mauritius, having its registered office at Halifax Management Limited, 5TH Floor, C & R Court, 49 Labourdonnais Street, Port Louis, Mauritius (the “Investor”).

(2)	For this purpose, we are desirous of appointing Mr. Prakash Kumar Rajgaria, to act for us and/or on our behalf to act as our true and lawful attorney.

NOW KNOW YE ALL AND THESE PRESENTS WITNESSETH THAT,

We, the Promoters do hereby appoint, nominate and constitute the said Mr. Prakash Kumar Rajgaria (the “Attorney”), to be our true and lawful attorney:

(1)
To sign, seal, execute, deliver, complete, perfect and record the share purchase agreement, escrow agreement and/or any other deed or document as may be necessary in relation to sale of the shares of the Company held by us (the “Transaction Documents”) and required under such Transaction Documents including but not limited to any no objection certificate required by the Investor under the provisions of Press Note 1 of 2005 in our name and on our behalf.

(2)
To deliver and deposit  such deeds or documents as may be necessary  pursuant to the Transaction Documents with any person that the Attorney may deem fit and execute a power of attorney on our behalf to such person in respect of the matters contemplated under the Transaction Documents.

To execute any and all such documents and deeds, including the depository instruction slip, documents required to be executed by us for filing FC-TRS forms, on our behalf and to receive and issue receipts on our behalf, of any consideration receivable by each of us under the Transaction Documents for the proper and effective consummation of any and all transactions contemplated by or under the Transaction Documents and to discharge all our obligations under the Transaction Documents.
(3)
We confirm that the matters which shall be done by the Attorney for the aforesaid purpose shall be good valid and effectual to all intents and purposes whatsoever as if the same has been done by us in our own proper person and we hereby agree at all times to ratify and confirm whatsoever our Attorney shall lawfully do or cause to be done by or concerning the purposes set out hereinabove by virtue of these presents.

Share Purchase Agreement

(4)	We hereby allow, ratify and confirm all and whatsoever the Attorney shall do or cause to be done pursuant to this Power of Attorney.

(5)	This Power of Attorney shall be irrevocable.

IN WITNESS WHEREOF, We, the Promoters of the Company have hereunder set our respective hands and seals this [●] day of [●]

Signed and delivered for and on behalf of
Promoters

For HAPPY DISTRIBUTORS PVT LTD

For ASHIYANA HOMES PVT LTD

For KHUSHBOO GOODS PVT LTD

For MANJU MASKARA

For ASHOK KUMAR MASKARA

For SHAKUNTALA DEVI TEKRIWAL

For NARAYAN TEKRIWAL

For PANKAJ TEKRIWAL

Share Purchase Agreement

For ROHIT MASKARA

For NEETA TEKRIWAL

For DOYEN MARKETING PVT LTD

Share Purchase Agreement

SCHEDULE 13

List of conditions subsequent for due diligence

The Promoters shall, at their own cost, procure that the Company performs the following corporate, regulatory and other actions, on or before March 31, 2010:

(i)
The shares of the Company that are recorded in the Company’s books to have been transferred from 13 March, 2008 till the date of this Agreement, be duly transferred as per the provisions of the Companies Act to the purchasers recorded for such transfers before the Completion Date.

(ii)	Returning of INR 59,500,000 received as share application money from Raipur Engineering Services, Geeta Associates, Maruti Enterprises and Industrial Traders.

(iii)	Appointing a full time company secretary for the Company.

(iv)
Holding the annual general meeting (“AGM”) of the Company for the financial year ended on 31 March, 2008 before the Completion Date but after obtaining the requisite approval from the CLB and filing of a compounding petition with the RoC under section 621A of the Companies Act for compounding the breach by the Company for delay in holding the AGM in the prescribed time.

(v)
A correct audit report be issued by the statutory auditors of the Company which shall be duly approved by the Board of Directors in a validly convened board meeting and thereafter be adopted by the shareholders in a validly convened AGM.

(vi)	Each Promoter and the Company delivering to the Investor a no-objection certificate in the form contained in Schedule 6 and Schedule 7 respectively;

(vii)
The Company providing the original and undated resignation letters of Mr. Gopal Krishna Agarwal and Mr. Deepak Kumar Agarwal to be effective from the date on which the Company Law Board permits the Company to conduct regular board meetings in accordance with the provisions of the Act inter alia stating that the directors do not have any pending claim against the Company and that there is no remuneration, fees, social security benefits and/or other monies due and payable by the Company to such directors.

(viii)	Execution of an Escrow Agreement on receipt of Sale Share Consideration for the Sale Shares;

Share Purchase Agreement

SCHEDULE 14

List of factors/ incidents to be indemnified by the Promoters

The Promoters jointly and severally undertake to indemnify and hold the Investor harmless from and against all Losses resulting from any misrepresentation, breach of the warranties or non-fulfilment of any covenant or agreement on the part of the Promoters under the Agreement.  These indemnifications shall include the following factors / incidents in addition to the Losses specified under Clause 8.1

(i)
Any commission or omission of the Promoters or the Company with respect to the updation/non-maintenance of the statutory registers required to be maintained by the Company under the Companies Act.  Such Losses shall be recoverable by the Investor only up to a maximum of INR 500,000/- incurred by the Company for any non-compliance relating to the period on or prior to the Completion Date.

(ii)	Any Losses incurred as a result of a breach of section 299 of the Companies Act prior to the Completion Date.

(iii)	Any Losses incurred for not having held the Board Meetings in accordance with the provisions of the Companies Act since 8 March, 2008.

(iv)	Any Losses incurred up to a maximum of INR 500,000/- under the Companies Act for not holding the AGM of the Company in time for the financial year ended on 31 March, 2008.

(v)	Any claims raised by the public or Losses incurred by the Company in relation to any public deposits having been accepted by the Company on or prior to the Completion Date.

(vi)	Any Losses arising due to the non-payment/delayed payments of statutory dues including provident fund, employee state insurance, any and all Taxes relating to the period prior to the Completion Date.

(vii)	Any Losses that the Company may incur, in relation to the breach of section 297 of the Companies Act.

(viii)	Any Losses that the Company may incur, in relation to the breach of section 383A of the Companies Act i.e., non appointment of a full time company secretary for the Company.

(ix)	Any Losses arising with respect to the regularization of the contract labour of the Company by the Government of India.

Share Purchase Agreement

(x)
Any Losses arising due to the violation of any of the covenants or other terms prescribed by the State Bank of India, Bank of Maharashtra, Canara Bank, State Bank of Patiala, Union Bank of India and UCO Bank under the term loan agreement dated 31 March, 2006, the working capital agreement dated 15 October, 2007 and the underlying sanction letters.

(xi)
Any Losses arising due to the usage of ground water by the Company in its manufacturing plant at Kutch, Gujarat and any consequent cancellation of other approvals granted by the Gujarat Pollution Control Board in this respect.

(xii)
Any losses arising due to any non-compliance by the Company under the applicable labour legislations including the Factories Act, 1948, the Contract Labour (Regulation and Abolition) Act, 1970, the Bombay Shops and Establishments Act, 1948, the Minimum Wages Act, 1948, the Payment of Bonus Act, 1965 and the Maternity Benefit Act, 1961.

(xiii)	Any Losses arising with respect to the Company Law Board case that was filed on 16 January, 2008 (Shri Gopal Krishna Agarwal & Others Vs. Global Hi-Tech Industries Limited & Others).

Share Purchase Agreement

SCHEDULE 15

List of bank guarantees

Secured Loans
Overdrafts
Canara Bank
State Bank of India
Union Bank of India
UCO Bank

Term Loans
Bank of Maharashtra
Canara Bank
State Bank of India
UCO Bank

Annex B

STOCK PURCHASE AGREEMENT

 This STOCK PURCHASE AGREEMENT, is entered into on April 2nd 2009 (“Agreement”), by and among TransTech Services Partners, Inc, a corporation incorporated under the Laws of the State of Delaware, (“Purchaser” or “TTSP”) and Delta Enterprises Limited, a company incorporated under the laws of Mauritius having its registered office at Halifax Management Limited, 5th Floor, C & R Court, 49 Labourdonnais Street, Port Louis, Mauritius (“Company”) and Strategy Holdings Limited, a Global Business Company Category 1 incorporated under the laws of Mauritius having its registered office at C/o Halifax Management Limited, 5th Floor, C & R Court, 49 Labourdonnais Street, Port Louis, Mauritius  (“Seller”),

The Purchaser, Company and Seller shall be collectively referred to as “Parties” and individually referred to as a “Party”.

WITNESSETH:

WHEREAS, the Purchaser desires to indirectly acquire a majority of the outstanding shares of GHIL (as defined below) from its shareholders (the “Transaction”).

WHEREAS, in order to consummate the Transaction the Purchaser has entered into this Agreement and simultaneously herewith, the Company has entered into the Share Purchase Agreement (as defined below) among the Company and certain shareholders of GHIL identified therein, dated as of the date hereof.

WHEREAS, the Seller owns 100 shares of the issued and outstanding stock of the Company which is 100% of the issued and outstanding shares of the Company.

WHEREAS, Purchaser is desirous of acquiring the Seller Sale Shares (defined below) in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, consideration and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

(a)           Definitions.  Each term referred to in this Agreement shall, unless defined otherwise in this Agreement, or inconsistent with the context or meaning thereof, bear the meaning ascribed to it under the relevant statute/legislation. The following terms, as used herein, have the following meanings:

 “Board” shall mean the board of directors of the Company.

 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by the Company and/or Company (as applicable) or in which the Company’s and/or Company’s (as applicable) assets, business, or transactions are otherwise reflected.

 “GHIL” means Global Hi-Tech Industries Limited, a company incorporated under the laws of India and having its registered office at 33, Atlanta, 3rd Floor, 205, Nariman Point, Mumbai 400021, Maharashtra, India.

 “Governmental Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.

 “Issue Shares” shall have the meaning specified in Clause 3.4.

 “Law” means any domestic or foreign federal, state, municipality or local law, statute, ordinance, code, rule or regulation or common law or any applicable law.

 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, including any agreement to give any of the foregoing and any conditional sale and including any voting agreement or proxy.

 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Authority.

 “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

 “SEC” means the U.S Securities and Exchange Commission.

 “Share Purchase Agreement” means  the agreement of even date entered into between the Company and Promoters which is attached hereto as Schedule 1.

  “USD” means United States dollars.

ARTICLE II

AUTHORISATION, PURCHASE AND SALE OF SELLER SALE SHARES

2.1	Sale of Seller Sale Shares. Subject to the terms and conditions herein stated in this Agreement:

(a)           The Seller agrees to sell, assign, transfer and deliver to the Purchaser on the Closing Date, and the Purchaser hereby agrees to purchase from the Seller on the Closing Date, 100 shares of common stock of the Company of par value of USD 1 each, which shall constitute 100% of the issued and outstanding shares of the Seller (hereinafter referred to as “Seller Sale Shares”) for a consideration of USD $ 50,000. The completion of these transactions shall occur immediately following the time when (on the same day that) the Company acquires the Sale Shares (as defined in the Share Purchase Agreement) pursuant to the Share Purchase Agreement.

Shareholding Proportions:  Upon the purchase of the Seller Sale Shares, the Purchaser shall hold 100% of the total capital stock of the Company (as then issued).

Conditions to Purchaser’s Obligations to Close

2.2.          The Purchaser’s obligation to purchase the Seller Sale Shares is subject to the following: (i) fulfillment before the Closing Date of all conditions precedent specified in the Share Purchase Agreement to the satisfaction of the Purchaser (as if the Purchaser were the “Investor” as such term is defined in the Share Purchase Agreement) unless waived in writing by the Purchaser at its sole discretion including a letter from the Company that the conditions precedent specified in the Share Purchase Agreement have been fulfilled; (ii) the representations and warranties of the Company and the Seller continuing to be true and correct as on the Closing Date; (iii) the completion of financial, accounting, environmental, business and legal due diligence on the Company to the satisfaction of the Purchaser; (iv) the Seller owning the entire issued and outstanding share capital of the Company; (v) the Purchaser obtaining an approval of its shareholders to enter into this Agreement and to effect a Business Combination; (vi) the Purchaser approving all the transfer documents in relation to the Seller Sale Shares and transfer the Company to the Company from the Seller; (vii) the  Company and/or the Seller furnishing to the Purchaser all instruments and documents relating to all corporate and other proceedings required by any Governmental Authority or third party, including any third party consents, for carrying out the transactions contemplated by this Agreement; (viii) the Seller and each stockholder of the Seller executing and delivering to the Purchaser a release agreement in the form and manner acceptable to the Purchaser, pursuant to which the Seller and each such stockholder releases any claims against the Company; (ix) the Purchaser receiving a good standing certificate with respect to each of the Company, and Seller as of a date no more than ten (10) days prior to the Closing Date, issued by the Registrar of Companies for Mauritius or equivalent officer of the jurisdiction of such entity’s incorporation or formation, as applicable; (ix) the Purchaser receiving the items identified in Clauses 3.1, 3.2 and 3.2A and a certificate signed by an officer of the Seller and Company, in form and substance reasonably satisfactory to the Purchaser certifying (a) that the conditions specified in Clause 2.2 (i) to (xi) have been fulfilled, (b) the names, signatures and positions of the directors and the officers of the Company and Seller, as applicable, authorized to execute any agreements contemplated herein to which the Company/Seller is a party, and (c) a copy of the resolutions adopted by the board of directors or shareholders, if applicable, of the Company and Seller authorizing the execution, delivery and performance of this Agreement, any agreement contemplated herein to which the Company/Seller/ is a party and the transactions contemplated thereby.

All these conditions shall be collectively referred to as “Closing Conditions”.

2.3.          The Purchaser shall not assume by virtue of this Agreement, or the transactions contemplated hereby, and shall have no liability for, any liabilities, duties, responsibilities or other obligations of the Seller or the Company of any kind, character or description whatsoever, including claims arising out of or related to the Seller or the Company that occurred, existed or arose in whole or in part out of conditions or circumstances  that existed on or before the Closing Date, or were caused by the transactions contemplated hereby (collectively, the “Excluded Liabilities”).

ARTICLE III

CLOSING

3.1.          The Company and the Seller shall forthwith upon satisfaction of the Closing Conditions as specified in Clause 2.2 above give the Purchaser a written notice of the same (hereinafter referred as “Completion Notice”), and provide all supporting documents, as may be required by the Purchaser.

(a)           On receipt of the Completion Notice, the Purchaser, through its advisors/counsel, shall then satisfy itself as to the fulfillment of the Closing Conditions.

(b)           The Purchaser shall notify the Seller and the Company within seven (7) days from the date of receipt of all the aforesaid documents/information from the Seller and/or the Company of its satisfaction or dissatisfaction with the same or of waiving the fulfillment of any of the Closing Conditions.  In the event the Purchase notifies the Seller/the Company of its dissatisfaction under this Clause in respect of all or any of the Closing Condition(s), the Company and/or the Seller shall fulfill the relevant conditions within five (5) days of receipt of such notice and shall provide to the Purchaser, all requisite documents evidencing fulfillment of the relevant Closing Condition(s).

(c)           The procedure referred to above shall be followed thereafter until all the Closing Conditions are fulfilled, to the satisfaction of the Purchaser, or waived by the Purchaser.

(d)           The Seller and the Company shall, to co-operate and provide all information and assistance to the Purchaser and/or its advisors and authorized representatives as reasonably requested by the Purchaser.

(e)           Within seven (7) days of fulfillment of all the Closing Conditions the Purchaser shall issue a letter to the Company and the Seller specifying therein the date on which the Purchaser shall purchase the Seller Sale Shares and subscribe to the Issue Shares and such date shall not be later than five (5) days from the date of the issue of the letter by the Purchaser. The date so indicated by the Purchaser shall be referred to as “Closing Date”.

(f)            On the Closing Date, the Company and the Seller shall, deliver the following documents to the Purchaser:

(i)           A certificate signed by an authorized officer of the Company to the effect that the representations and warranties of the Company contained in this Agreement, continue to be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made of such date.

(ii)          A certificate signed by the Seller to the effect that the representations and warranties of the Seller and the Company contained in this Agreement, continue to be true and correct as on the Closing Date with the same effect as though such representations and warranties had been made as of such date.

(iii)         A certificate signed by the Seller and the Company representing and warranting that the Company is validly existing and in good standing under the laws of any jurisdiction where the Company is deemed to be doing business and that the Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted or proposed to be conducted, to issue and sell the Issue Shares and to perform its obligations pursuant to the Agreement.

(iv)         A certificate signed by the Seller representing and warranting that the Company is validly existing and in good standing under the laws of any jurisdiction where the Company is deemed to be doing business, and that the Company has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted or proposed to be conducted.

(v)          A certificate signed by the Seller and the Company stating inter alia that no event has occurred between the date of this Agreement and the Closing Date which has a material adverse effect on the Company or the Company or which would prevent the Seller from consummating the Transaction and the transactions contemplated hereby.

(vi)         A certificate from a Mauritius legal counsel, in a form and manner satisfactory to the Purchaser, inter alia certifying that the Company is duly incorporated under the laws of Mauritius including copies of certified organizational documents, and have the relevant corporate authority to execute the necessary documents for the Transaction and the transactions contemplated hereby.

(vii)       A certificate that the Seller has authorized the Company to consummate the Transaction and the transactions contemplated hereby.

3.2.          On the Closing Date. The Seller or its authorized representative shall deliver certificates representing the Seller Sale Shares, together with duly executed stock transfer deeds and the Company shall incorporate the name of the Purchaser as the owner of the Seller Sale Shares of the Company in all the necessary documents of the Company after having registered the executed stock transfer deeds with the Registrar General.

3.3           The Board of the Company, and the Board of the Company will be reconstituted, with respect to the directors, prior to the Closing Date in accordance with local law. The parties hereto agree on the closing date the Board of Directors of Company will include Suresh Rajpal, L.M. Singh, Dr. R.C. Krishna and Poonam keenoo and such party will be disclosed in the final Proxy mailed to the shareholders of TTSP.

3.3.          The Seller hereby agrees and acknowledges that the obligation of the Purchaser to purchase the Seller Sale Shares and performance of any other obligation hereunder is conditional upon relevant resolutions being passed at a duly constituted meeting of the shareholders of Purchaser, approving the purchase of the Seller Sale Shares and satisfaction of all conditions for the Purchaser to effect a Business Combination.  In the event the Purchaser is not able to obtain the aforesaid approval, then notwithstanding anything contained in this Agreement, this Agreement shall stand terminated without any liability to any party.

3.4.          Subject to the completion of the conditions specified under Clause 3.2 and 3.3, as specified above, the Purchaser further agrees to subscribe to 100 shares of common stock of the Company of par value of USD 100 each for a price of USD 45,000 per share of common stock of the Company representing the issued and outstanding ownership interests in the Company (hereinafter referred to as “Issue Shares”). Each Issue Share shall be allotted, fully paid, non-assessable and issued free of all Liens. The Purchaser shall pay to the Company, an amount of USD 4,500,000 by a cheque made in favour of the Company, or by way of telegraphic transfer, or such other means as may be mutually agreed, and the Company shall take all necessary corporate actions as may be required for issuing the Issue Shares to the Purchaser and deliver to the Purchaser the share certificates representing the Issue Shares and incorporate the name of the Purchaser as the owner of the Issue Shares in all the necessary documents.

3.5.          The Company shall immediately on the receipt of the consideration specified above, subscribe to the further shares of the Company in accordance with the offer letter furnished by the Company to the Company.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF
THE SELLER AND THE COMPANY

  The Seller and the Company, jointly and severally, hereby represent and warrant to the Purchaser that:

4.1.          The Company is a corporation duly formed, validly existing and in good standing under and by virtue of the Laws of Mauritius, and has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

4.2.          The Seller holds 100% of the validly issued, fully paid and non-assessable stock of the Company free and clear of all Liens and has good and marketable title to the stock of the Company.

4.3.          The Seller is a corporation duly formed, validly existing and in good standing under and by virtue of the Laws of Mauritius and has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. On the date hereof, Nicloene Limited a company incorporated under the laws of Mauritius owns the entire validly issued, fully paid and non-assessable stock of the Seller free and clear of Liens.

4.4.          The execution, delivery and performance by the Company of this Agreement to which the Company is named as a party and the consummation by the Company of the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, including the approval of the Seller. This Agreement constitutes, and, upon its execution and delivery, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with their respective terms.

4.5.          The Share Purchase Agreement constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its respective terms.

4.6.          The Company and the Seller have previously delivered to the Purchaser true and complete copies of the Company’s and the Company’s certificate of incorporation and by-laws, minute books and stock books (hereinafter collectively referred as “Charter Documents”), as in effect or constituted on the date hereof. The execution, delivery, and performance by the Company and the Seller of this Agreement to which the Company or the Seller is to be a party has not violated and will not violate, and the consummation by the Company or the Seller of the transactions contemplated hereby or thereby will not violate, any of the Charter Documents, as applicable or any Law.

4.7.          On the date of execution of this Agreement, no Person other than the Seller or the Company owns any securities of the Company and the Company. Further, there is no contract that requires or under any circumstance would require the Company and/or the Company to issue, or grant any right to acquire, any securities of the Company and/or the Company, or any security or instrument exercisable or exchangeable for or convertible into, the share capital or membership interest of the Company and/or the Company or to merge, consolidate, dissolve, liquidate, restructure, or recapitalize the Company and/or the Company. On the date of execution of this Agreement and on the Closing Date, no Person other than the Company shall own the Company. Further, there is no contract that requires or under any circumstance would require the Company and/or the Company to issue, or grant any right to acquire, any securities of the Company and/or the Company, or any security or instrument exercisable or exchangeable for or convertible into, the share capital or membership interest of the Company and/or the Company or to merge, consolidate, dissolve, liquidate, restructure, or recapitalize the Company and/or the Company.

4.8.          On the date of execution of this Agreement, other than the Seller, the Company is not controlled by any Person. On the Closing Date, the Company will be controlled and wholly owned by TTSP.

4.9.          None of the execution, delivery or performance by the Seller or its stockholders or Company, of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority or any other Person or third party.

4.10.        The Company and the Company are in compliance with and are not in violation of any applicable Law and all contracts.

4.11.        There are no outstanding liabilities of the Company other than the obligation of the Company under the Share Purchase Agreement.

4.12.        The Seller has good and marketable title to the Seller Sale Shares, free and clear of any and all Liens.

4.13.        Each outstanding stock (including the Seller Sale Shares) of the Company is validly issued, fully paid and non-assessable and issued free of all Liens.

4.14.        The Seller has full legal capacity, power and authority to execute and deliver this Agreement to which it is named as a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement to which the Seller is named as a party has been duly executed and delivered by the Seller and will be, valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

4.15.        Neither the execution and delivery by the Seller of any or all of the agreements (including the Agreement) to which the Seller is a party, nor the consummation by the Seller of the transactions contemplated thereby, will (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any instrument, contract, agreement or arrangement to which the Seller is a party or by which the Seller is bound, or (ii) result in the imposition of any Lien upon the Seller Sale Shares.

4.16.        Except as required by applicable law with respect to the transfer of shares, no consent, approval, waiver, authorization or novation is required to be obtained by the Seller and/or Company, and no notice or filing is required to be given by the Seller and/or Company to or made by the Seller and/or Company with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Seller and/or Company of this Agreement and the sale and transfer of the Seller Sale Shares.

4.17.        The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated thereby, do not and will not (a) violate any provision of the certificate of formation, the operating agreement or other organizational documents of the Seller, or (b) violate or result in a breach of or constitute a default under any Law, judgment, injunction, Order, decree or other restriction of any Governmental Authority to which the Seller, or the Seller Sale Shares, are subject.

4.18.        There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or disclosed investigation pending or, to the knowledge of the Seller/Company, threatened, against the Seller/Company and the Seller/Company are not subject to any Order, writ, judgment, award, injunction or decree of any Governmental Authority of competent jurisdiction or any arbitrator that would prevent consummation of the transactions contemplated hereby or materially impair the ability of the Seller/Company/Company to perform their obligations hereunder.

4.19.        No director, officer, trustee, member, manager, partner, employee, shareholder or affiliate of GHIL or any corporation, partnership, limited liability company, trust or other entity in which any such person, is an officer, director, trustee, member, manager, partner, employer or holder of any class of outstanding debt or equity thereof, has been a party, is a party or intends to be a party, to any contract to which the Seller, the Company and their respective affiliates is also a party.

4.20.        All Books and Records of the Company have been properly and accurately kept and completed in all material respects and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

4.21.        Neither the Company or to the knowledge of the Company or the Seller, any stockholder, director, officer, agent or employee of the Company has on behalf of the Company, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977. Neither the Company or to the knowledge of the Company or the Seller, any stockholder, director, officer, agent or employee of the Company has on behalf of the Company and its Subsidiaries, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any amount to any customer, supplier, or governmental employee that would be reasonably expected to subject the Company to suit or penalty.

4.22.        To the knowledge of the Company and the Seller, the operations of the Company is, and since the inception of the Company have been, in compliance with applicable money laundering Laws in all applicable jurisdictions (collectively, the “Money Laundering Laws”).  There is no action pending, or to the knowledge of the Company or the Seller, threatened against the Company with respect to any Money Laundering Laws.

Notwithstanding any right of the Purchaser to fully investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by the Purchaser pursuant to such investigation or right of investigation, the Purchaser is relying fully upon the representations, warranties, covenants and agreements of the Company and the Seller contained in this Agreement for the purposes of acquiring the Seller Sale Shares and Issue Shares.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE
PURCHASER

  The Purchaser represents and warrants to the Company and the Seller as follows:

5.1.          The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2.          Except for (i) a vote of the stockholders of the Purchaser to approve the transaction contemplated by this Agreement, and assuming that stockholders owning less than 20% of the shares sold in the offering specified in the Purchaser’s certificate of incorporation) elect to redeem their shares; (ii) the execution, delivery and performance by the Purchaser of this Agreement to which it is a party and (iii) the consummation by the Purchaser of the transactions contemplated hereby and thereby, are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and the transaction documents to be executed for consummation of the Transaction, upon their execution and delivery, will constitute, the valid and legally binding agreement of the Purchaser, as applicable, enforceable against each in accordance with their respective terms.

5.3.          Subject to Clause 5.2 above, none of the execution, delivery or performance by the Purchaser of this Agreement requires any consent, approval, license or other or the Purchaser, except for securities filings and applicable state authorities and a registration statement upon exercise of the members of their registration rights pursuant to the terms of this Agreement.

5.4.          Provided that the Purchaser presents the transactions contemplated by this Agreement to its stockholders for approval and such stockholders approve the transaction and stockholders owning less than 20% of the shares sold in the Purchaser’s initial public offering exercise their redemption rights (as specified in the Purchaser’s certificate of incorporation), neither the execution and delivery of this Agreement to be executed by the Purchaser hereunder nor the consummation of the transactions contemplated herein and therein will (a) violate any provision of the Purchaser’s certificate of incorporation, by-laws or other charter documents, (b) violate any Laws or Orders to which either the Purchaser or its property is subject, or (c) violate the provisions of any material agreement or other material instrument binding upon or benefiting the Purchaser.

5.5.          The Purchaser’s common stock, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and non-assessable. Except as disclosed by the Purchaser’s public filings, there is no contract that requires or under any circumstance would require the Purchaser to issue, or grant any right to acquire, any securities of the Purchaser, or any security or instrument exercisable or exchangeable for or convertible into, the capital stock of the Purchaser or to merge, consolidate, dissolve, liquidate, restructure, or recapitalize the Purchaser.

ARTICLE VI

COVENANTS OF THE COMPANY AND THE SELLER
PENDING CLOSING DATE

6.1.          The Company and the Seller covenant and undertake that from the date of execution of this Agreement through the Closing Date, the Company and the Seller shall not and shall cause the Company to not enter into any transactions or agreements of any kind without the prior written consent of the Purchaser. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without Purchaser’s prior written consent, the Company and the Seller shall not and shall cause the Company not to:

i.
enter into any contract whether oral or written amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any contract, or any other right or asset;

ii.	make any capital expenditures;

iii.	sell, lease, license or otherwise dispose of any assets or assets covered by any contract;

iv.	obtain or suffer to exist any indebtedness;

v.	extend any loans to any Person;

vi.	change the existing capitalisation of the Seller/Company/Company;

vii.	issue, redeem or repurchase any shares of its capital stock;

viii.	transfer shares of the Seller/Company/Company; or

ix.	agree to do any of the foregoing.

6.2.         Neither the Seller nor the Company will not (i) take or agree to take any action that might make any representation or warranty of the Company/Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

6.3.         From the date hereof through the Closing Date, the Company and the Seller (as applicable) shall (a) continue to give the Purchaser, its counsel and other representatives full access to the offices, properties and Books and Records of the Company and the Company, and (b) furnish to the Purchaser, its counsel and other representatives such information relating to the business as such Persons may request; provided that no investigation pursuant to this Clause  (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Seller hereunder or under the this Agreement.

6.4.         The Company and the Seller shall promptly notify the Purchaser of the occurrence of any fact or circumstance which might make any representation made hereunder by the Company and/or the Seller false in any respect or result in the omission or failure to state a material fact.

6.5.         SEC Filings

1.            The Company and the Seller acknowledge that:

a.
the Purchaser’s stockholders must approve the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Purchaser must prepare and file with the SEC a proxy statement and proxy card. In the event the stockholders at a special meeting do not approve this transaction, the consequences specified under Clause 3.4 shall follow;

b.	the Purchaser will be required to file quarterly and annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

6.6.         In connection with any filing the Purchaser makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company and the Seller will, in connection with the disclosure required to be made in any such filing or the responses to be provided to the SEC in connection with the SEC’s comments to a filing, use their commercially reasonable efforts to (i) cooperate with the Purchaser, (ii) respond to questions about the Company or the Seller required in any filing or requested by the SEC, or the Purchaser’s representatives in connection with any filing with the SEC.

6.7.         So long as this Agreement has not been terminated, neither the Company nor the Seller, nor anyone acting on their behalf shall, directly or indirectly, (i) knowingly encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to or cooperate in any manner with any Person, other than the Purchaser or its affiliates, officers, partners, employees or other representatives (hereafter referred to as “Excluded Person”), concerning the sale of all or any part of the business or the capital stock or other securities of the Company or any of its subsidiaries, whether such transaction takes the form of a sale of stock or assets, merger, consolidation or otherwise or any joint venture or partnership, or (ii) otherwise solicit, initiate or knowingly encourage the submission of any proposal contemplating the sale of all or any part of the business of the Company or the subsidiaries or the capital stock or other securities of the Company, whether such transaction takes the form of a sale of stock or assets, merger, consolidation or otherwise or any joint venture or partnership or (iii) consummate any such transaction or accept any offer or agree to engage in any such transaction.  The Company and the Seller shall promptly communicate to the Purchaser the terms of any proposal, contract or sale which it or they may receive in respect of any of the foregoing.  The Company and the Seller will include the identity of the person making such proposal or offer, copies (if written) or a written description of the material terms (if oral) thereof and any other such material information with respect thereto as the Purchaser may reasonably request.

6.8.         On the date of execution of this Agreement, the Seller shall cause the Company to appoint one nominee of the Purchaser, as a director of the Company. The Company and the Seller shall,  as promptly as is possible, provide details of all communications, written or oral, received from or made by such Persons with any shareholder, debtor or creditor of GHIL or their representatives.

6.9.         From and after the date hereof, surviving the Closing, the Seller shall cause Clause 4 to be true, accurate and complete at all times.

ARTICLE VII

COVENANTS OF ALL PARTIES HERETO

The Parties hereto, as applicable, covenant and agree that subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company, Company and the Seller as reasonably requested by the Purchaser, to consummate and implement expeditiously the transactions contemplated by this Agreement.  The Parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

The Parties agree and acknowledge that the Purchaser shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any shares of common stock of the Purchaser, or other consideration, payable by the Purchaser under this Agreement, such amounts as the Purchaser reasonably determines are required to be deducted and withheld with respect to such payment under any Law.  To the extent that any amounts are so deducted and withheld, such amounts shall be treated for all purposes as having been delivered and paid to the Person in respect of which such deduction and withholding was made.  Notwithstanding the foregoing, the Purchaser, at its option, may require any such amounts required to be deducted and withheld to be reimbursed in cash to the Purchaser prior to the Purchaser’s payment of any shares of common stock or other consideration under this Agreement.

ARTICLE VIII

INDEMNIFICATION

The parties hereby agree to indemnify and hold harmless the other parties, and their affiliates and each of their respective directors, officers, employees, shareholders, attorneys and agents and permitted assignees against and in respect of any and all loss, payment, demand, penalty, liability, judgment, damage, diminution in value, claim or out-of-pocket costs and expenses (including actual costs of investigation and attorneys’ fees and other costs and expenses) incurred or sustained by the parties after the Closing Date as a result of (i) any breach, inaccuracy or non-fulfillment or the alleged breach, inaccuracy or non-fulfillment of any of the representations, warranties and covenants of the Company or the Seller contained herein or any certificate or other writing delivered pursuant hereto and (ii) related to any Excluded Liabilities.

ARTICLE IX

DISPUTE RESOLUTION

9.1.          Arbitration

(i)        In the event a dispute arises relating to this Agreement, the parties agree to meet to resolve their disputes in good faith. Any Party may seek injunctive relief, without the need to post a bond, pending the completion of arbitration under this Agreement for any breach or threatened breach of any covenant contained herein.

(ii)      If after good faith negotiations the dispute is not resolved, the Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before three arbitrators, one each appointed by the Seller and the Purchaser and the two arbitrators appointed shall jointly appoint a third arbitrator (“Arbitrators”).  The Parties agree that binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(iii)    If a Party cannot appoint an arbitrator within 30 days of receipt of a request from the other Party to appoint an Arbitrator, the Arbitrator shall be appointed in accordance with the rules of American Arbitration Association.

(iv)    The laws of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of Delaware applicable to a contract negotiated, signed, and wholly to be performed in Wilmington, Delaware, which laws the Arbitrators shall apply in rendering their decision. The Arbitrators shall issue a written decision, setting forth findings of fact and conclusions of Law, within sixty (60) days after the third Arbitrator shall have been selected.  The Arbitrators shall have no authority to award punitive or other exemplary damages.

(v)     The arbitration shall be held in Delaware in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(vi)     The Arbitrators may, at their discretion and at the expense of the Party who has appointed them, employ experts to assist them in their determinations.

(vii)   The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrators shall otherwise allocate such costs for the reasons set forth in such decision.

(viii)   Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the exclusive jurisdiction of the courts of Delaware to enforce any award of the Arbitrators or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any Party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(ix)     This arbitration clause shall survive the termination of this Agreement and any agreement contemplated hereby.

9.2.          ALL PARTIES HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT.  No Party shall be awarded punitive or other exemplary damages respecting any dispute arising under this Agreement.

ARTICLE X

CONFIDENTIALITY

10.1.          The Parties recognize that each of them will be given and have access to confidential and proprietary information of the other Parties. The Parties undertake not to use any such confidential information for their own corporate purposes without the prior written consent of the Party owning such information and shall keep confidential and not to disclose to any third party any of the other Parties’ confidential and proprietary information for a period of one year from the date hereof. The Parties shall also cause their respective directors, employees, officers and any other persons to whom the above mentioned information is disclosed to execute a letter of confidentiality to the effect provided in this Clause. The obligations of confidentiality shall not apply to any information that:

(a)           was developed independently by the Parties;

(b)           was known to the Party prior to its disclosure by the disclosing Party;

(c)           has become generally available to the public (other than by virtue of its disclosure by the receiving Party);

(d)           may be required in any report or statement that is required to be submitted by the Company to any Governmental Authority;

(e)           may be required in response to any summons or subpoena or in connection with any litigation; or

(f)           was approved by both the Parties (for the avoidance of doubt, disclosure to the affiliates of the Purchaser shall be permitted); provided that such affiliates are bound by this confidentiality provisions;

(g)           is required by a regulatory authority or the regulations of any recognized stock exchange;

(h)           is reasonably required for disclosure to professional advisers of the Party, who shall have given undertakings of strict confidentiality;

(i)           may be required to comply with any law, order, regulation or ruling applicable to any Party hereto.

10.2         Provided that prior to any disclosure in respect of a request to disclose confidential information under subsections (d), (e) (g), (h) and (i), above a Party must first notify the Party owning such confidential information, who shall then have the opportunity to respond to and/or dispute such request. The provisions of this Clause shall survive the termination of this Agreement.

10.3.        Upon termination of this Agreement, the Parties shall cause the Company to either (i) return to the Purchaser/Seller/Company, as applicable, and the Parties shall return to each other, all documents and information belonging to such Person and all copies thereof in the possession or under the control of a Party which does not own such property, and all confidential information in whatever media; or (ii) destroy all documents and information belonging to the other Party and all copies thereof in the possession or under the control of a Party. Provided that the Purchaser and/or its advisors may retain, in a secure location, copies of such documents and records for purposes of defending any legal proceeding or as is required to be maintained in order to satisfy any law, rule, regulation, or accounting or financial reporting standards to which the Purchaser may be subject.

10.4.        The Parties acknowledge and agree that the covenants and obligations with respect to confidentiality set forth in this Clause relate to special, unique and extraordinary matters, and that a violation of any of the terms of such covenants and obligations will cause the Parties hereto as applicable, irreparable injury for which adequate remedies are not available at law. Therefore, the Parties agree that the Party entitled to enforce the covenants set forth above, shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Party from committing any violation of the covenants and obligations contained in this Clause. These injunctive remedies are cumulative and are in addition to any other rights and remedies the concerned Party may have at law or in equity.

ARTICLE XI

TERMINATION

11.1.        Termination upon Default. The Purchaser may terminate this Agreement by giving notice to the Company and the Seller on or prior to the Closing Date, without prejudice to any rights or obligations Purchaser may have, if the Company or the Seller shall have breached any representation or warranty or breached any agreement or covenant contained herein to be performed prior to Closing Date and such breach shall not be cured within five (5) days following receipt by the Company or the Seller of a notice describing in reasonable detail the nature of such breach.

11.2.        In the event that any of the Closing Conditions have not been satisfied (or specifically waived in writing by the Purchaser in its sole and absolute discretion) on or before the Long Stop Date (as specified in the Share Purchase Agreement), this Agreement shall immediately terminate and cease to have effect without any liability to the other Party.

11.3.        Survival.  The provisions relating to Confidentiality, and the Representation and Warranties of the Sellers and the Company, contained in this Agreement shall survive the Closing Date and any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1.        Waiver. The aggregate gross proceeds from Purchaser’s initial public offering (“IPO”), including the proceeds received upon the consummation of the exercise of the over-allotment option, and proceeds received from a private placement that closed simultaneously with the first closing of the IPO, were placed in a trust account (the “Trust Account”) for the benefit of Purchaser’s public stockholders.  Each of the Company and the Seller hereby acknowledge and agree that neither of them has any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser and will not seek recourse against the Trust Account for any reason whatsoever, including any accrued interest not released to Purchaser in accordance with the terms of the IPO.

12.2.        Notices: All notices, requests, demands and other communications to any Party hereunder shall be in writing and shall be given to such Party at its address or telecopier number set forth below, or such other address or telecopier number as such Party may hereinafter specify by notice to each other Party hereto:

if to the Purchaser, to:

c/o TransTech Services Partners, Inc
L.M. Singh
445, Fifth Avenue,
Suite 30H
New York, NY - 10016
USA

+1 212 696 5977 (phone)
+1 212 xxx xxxx (fax)

with a copy to:

if to the Seller:

Halifax Management Limited
5th Floor, C & R Court,
49 Labourdonnais Street,
Port Louis, Mauritius
poonam@halifax-management.com
+230 207 0602 (phone)
+230 211 8470 (fax)

with a copy to:

Mr. Mitesh Sawar Mal Saraf
145 East 48th Street
16 F
New York, New York 10017
USA
miteshsaraf@yahoo.com
+1 848 250 0038 (phone)

Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified herein and the appropriate answer back is received or, (ii) if given by certified mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, properly addressed or, (iii) if given by any other means, when delivered at the address specified herein.

12.3.        Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(a)           No failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

12.4.        Ambiguities.  The Parties acknowledge that each Party and its counsel has materially participated in the drafting of this Agreement and consequently the rule of contract interpretation that, and ambiguities if any in, the writing be construed against the drafter, shall not apply.

12.5.        Publicity.  Except as required by law, the Parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other Party hereto.

12.6.        Expenses.  Except as specifically provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. The Seller shall be liable to pay any and all taxes in relation to the Transaction and the transactions contemplated hereby.

12.7.        Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, that neither the Company nor the Seller may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Purchaser. Provided, the Purchaser is entitled to assigns its rights and obligations under this Agreement to an affiliate without prior written consent of the other Parties.

12.8.        Governing Law; Jurisdiction.  This Agreement shall be construed in accordance with and governed by the laws of State of Delaware, without giving effect to the conflict of laws principles thereof.

12.9.        Counterparts; Effectiveness. This Agreement may be signed by facsimile signatures, pdf, email and in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

12.10.      Entire Agreement. This Agreement, the Share Purchase Agreement and other documents to be executed for consummating the Transaction constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

12.11.      Severability  If any one or more provisions of this Agreement shall, for any reasons, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.12.      Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

12.13.      Construction.  References in this Agreement to “Clause” and “Articles” and “Schedules” shall be to the Clause, Articles and Schedules of this Agreement, unless otherwise specifically provided; all Schedules to this Agreement are incorporated herein by reference; any use in this Agreement of the singular or plural, or the masculine, feminine or neuter gender, shall be deemed to include the others, unless the context otherwise requires; the words “herein”, “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the word “including” when used in this Agreement shall mean “including without limitation”; and except as otherwise specified in this Agreement, all references in this Agreement (a) to any agreement, document, certificate or other written instrument shall be a reference to such agreement, document, certificate or instrument, in each case together with all schedules, attachments and appendices thereto, and as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; and (b) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time.

12.14.      Capitalized Terms.  Capitalized terms used but not defined herein shall have the meaning set forth in the Share Purchase Agreement.

IN WITNESS WHEREOF, Purchaser, Seller and the Company have caused this Agreement to be duly executed by their respective authorized officers and the members have executed this Agreement as of the day and year first above written.

TRANSTECH SERVICES PARTNERS, INC.

By:
Name:
Title:

Strategy Holdings Limited

By:
Name:
Title:

Delta Enterprises Limited

By:
Name:
Title:

Annex C

INCENTIVE AGREEMENT

This Agreement is made this 2nd day of April, 2009 (“Agreement”), by and between:

TransTech Services Partners, Inc, a corporation incorporated under the Laws of the State of Delaware, (“TTSP”) having its office at 445 Fifth Avenue, Suite 30 H, New York, NY-10016 and Nicolene Limited having its registered office at Bison Financial Services Limited, Bison Court, PO Box 3460 Road Town, Tortola, British Virgin Islands  (“Nicolene”).

TTSP and Nicolene shall be collectively referred to as “Parties” and individually referred to as a “Party”.

WITNESSETH:

WHEREAS, TTSP through its Subsidiary (as defined below) controls GHIL (as defined below).

WHEREAS, TTSP wishes to enhance the value of GHIL and for this purpose has approached Nicolene to assist and advise GHIL in business development and related activities (herein after referred to as “Services) and Nicolene has agreed to provide such Services on the terms and conditions contained in this Agreement..

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, consideration and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1	DEFINITIONS

Each term referred to in this Agreement shall, unless defined otherwise in this Agreement, or inconsistent with the context or meaning thereof, bear the meaning ascribed to it under the relevant statute/legislation. The following terms, as used herein, have the following meanings:

“Deferred Shares” means shares of the common stock of the TTSP to be issued upon obtaining the mining license.

 “Earn Out Consideration” has the meaning ascribed to it in Clause 3.2.

 “GHIL” means Global Hi-Tech Industries Limited, a company incorporated under the laws of India and having its registered office at 33, Atlanta, 3rd Floor, 205, Nariman Point, Mumbai 400021, Maharashtra, India.

“Governmental Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.

 “Law” means any domestic or foreign federal, state, municipality or local law, statute, ordinance, code, rule or regulation or common law or any applicable law.

“Mining License” means the license required to be obtained for GHIL by the Promoters (as defined in the Share Purchase Agreement) from the applicable Government Authority, for the purposes of conducting mining operations in the state of Madhya Pradesh, India.

“Net Income” means earnings after tax as per US GAAP (United States Generally Accepted Accounting Principles).

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Authority.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Subsidiary” means Delta Enterprises Limited, a company incorporated under the laws of Mauritius having its registered office at Halifax Management Limited, 5th Floor, C & R Court, 49 Labourdonnais Street, Port Louis, Mauritius.

 “US GAAP” means United States Generally Accepted Accounting Principles.

2	ENGAGEMENT

2.1	Subject to the terms and conditions of this Agreement, TTSP hereby engages Nicolene, and Nicolene hereby accepts and agrees to provide the Services.

2.2	Nicolene shall, from time to time, during the term of this Agreement, assist and advise GHIL in respect of the Services.

2.3
The engagement of the Nicolene shall be on a principal to principal basis. Nicolene shall not hold out as an agent or employee of the GHIL, or exercise any authority or conclude any contracts in the name and on behalf of GHIL.

3.	CONSULTANCY FEE

3.1.	As compensation to Nicolene for performance of the Services and obligations herein specified, TTSP hereby agrees and undertakes to:

(a)
issue to Nicolene 1,200,000 Deferred Shares, within 30 days of GHIL obtaining a Mining License from the relevant Governmental Authority to the satisfaction of the TTSP upon the receipt of such mining license on or before March 31, 2010. However if the Mining License is obtained after March 31, 2010 then Nicolene shall be entitled to 800,000 Deferred Shares as described above.

(b)	Pay Nicolene an Earn Out Consideration based on the performance of GHIL in relation to the benchmark ranges set out in Clause 3.2 below.

3.2	Based on the performance goals set for GHIL, TTSP shall pay Nicolene an Earn Out Consideration which shall be paid as Earn Out Shares and Earn Out Cash as specified below

3.2.1	Earn Out Shares

a.
The shares specified as “Earn Out Shares” in Column 4 of the table specified below against each Financial Year (“FY”) is provided on the assumption that the Subsidiary will own the entire validly issued, fully paid and non-assessable share capital of GHIL.

b.	Earn Out Shares as specified in Column 4 of the table specified in this Clause

c.
The Earn Out Shares for each Financial Year (“FY”), will be based on the performances of GHIL commencing from FY 2010 till the end of the FY 2013 (“Earn Out Period”), in relation to the relevant benchmark ranges as set out below.

3.2.2	Earn Out Cash

a.
The cash specified as “Earn Out Cash” in Column 5 of the table specified below against each Financial Year (“FY”) is provided on the assumption that the Subsidiary will own the entire validly issued, fully paid and non-assessable share capital of GHIL.

b.	Earn Out Cash as specified in Column 5 of the table specified in this Clause.

c.
The Earn Out Cash for each Financial Year (“FY”) will be based on the performances of GHIL commencing from FY 2010 till the end of the FY 2014 (“Earn Out Period”) in relation to the relevant benchmark ranges as set out below.

3.2.3	General Rules

If for a relevant FY during the Earn Out Period, GHIL achieves a Net Income (with the individual components of Net Income being determined in accordance with US GAAP):

a.	Less than or equal to the targets specified in Column 2 of the table specified in this Clause as “Low Hurdle”, then no Earn Out Consideration shall be issued to Nicolene.

b.	Equal to or greater than the targets specified in Column 3 of the table specified in this Clause as “High Hurdle”, then the entire Earn Out Consideration shall be issued to Nicolene.

c.
Greater than the targets specified in Column 2 of the table specified in this Clause as “Low Hurdle” but less than the targets specified in Column 3 of the table specified in this Clause “High Hurdle”, then such number of  Earn Out Consideration will be issued to Nicolene as is calculated in accordance with the formula specified below:

A = Z% of the Earn Out Consideration.

Z% = X/Y*100

Where A = Earn Out consideration to be issued to Nicolene;

Z = the percentage of Earn Out Consideration to be paid to Nicolene;

X = Difference between the Net Income achieved in that relevant FY and the Net Income specified in Column 2 against that FY; and

Y= Difference between the Net Income specified under Column 3 of the table specified in this Clause and Column 2 of the table specified in this Clause respectively in respect of that FY to which X relates.

For example, for FY 2011, if a Net Income level of $ 6 mm is achieved then 0% of the Earn Out Consideration will be awarded, if Net Income levels of $ 7 mm are reached then 50% of the Earn Out Consideration will be awarded and if Net Income levels of $ 8 mm are reached then 100% of the Earn Out Consideration will be awarded.

3.2.4	Exceptions to General Rules

FY 2010

The general principle specified in Clause 3.2.1 and Clause 3.2.2 above shall not be applicable to the Earn Out Consideration for FY 2010. If the Low Hurdle specified for FY 2010 is met, 50% of the Earn Out Shares for FY 2010 will be issued to Nicolene.

FY 2011, 2012 and 2013

If in the FY 2011, 2012 or 2013, as the case may be, GHIL achieves at least the Net Income specified in Column 2 of the table specified in this Clause as “Low Hurdle”, against that FY, then the Earn-Out Consideration not awarded in FY 2010, 2011 or 2012, as the case may be (i.e. the difference between the Earn Out Consideration for that FY and the consideration calculated in accordance with the formula specified in clause 3.2.3c above for that FY)  (“Non Issued Earn Out Consideration”) will be deferred to the following year. Such Non Issued Earn Out Consideration will be paid if at least the Low Hurdle specified in the respective following year is met.

3.2.5
Also, it should be noted that the Earn Out Consideration potentially to be awarded for FY 2010 will be measured over the twelve months ending in that fiscal year. The Earn Out awards for 2011, 2012, and 2013 will all be measured as of the year ending March 31st.

3.2.6
In the event the Subsidiary acquires the entire validly issued, fully paid and non-assessable share capital of GHIL in any FY during the Earn Out Period, then calculation of the entitlement of Earn Out Consideration for any of the preceding years, already issued and allotted to Nicolene, will be done again based on (i) the principles specified in Clauses 3.2.1 and 3.2. and 3.3 above; and (ii) on the assumption that the revised Earn Out Consideration apply to such preceding years. Upon the revised calculation, any additional shares required to be issued to the Seller will be issued along with the Earn Out Consideration of the FY in which such change in shareholding results.

3.2.7	No Earn Out Consideration will be paid after the expiry of the Earn Out Period.

3.2.8	Earn Out Consideration will be paid within 45 days of determination of Net Income in accordance with sub-clause 3.2.7 below for a relevant FY in accordance with US GAAP.

Year 1	Low Hurdle 2	High Hurdle 3	Earn Out Shares 4	Earn Out Cash 5
2010	$4 mm	$6 mm	300,000	$0.900 mm
2011	$6 mm	$8 mm	300,000	$0.900 mm
2012	$8 mm	$11 mm	450,000	$1.350 mm
2013	$11 mm	$15 mm	600,000 plus 2011 and/or 2012 deferred shares if the High Hurdle is met	$1.800 mm plus 2011 and/or 2012 deferred cash if the High Hurdle is met

3.2.9
Nicolene shall cause GHIL to prepare and deliver to TTSP, within 30 days after the receipt of the relevant US GAAP audited financial statements for the relevant FY, the calculation sheet which shall set forth a calculation of Net Income and the Earn Out Consideration as of the end of the relevant FY in accordance with the table specified above. The calculation sheet shall be prepared in accordance with US GAAP in a manner consistent with the application of the accounting principles applied to arrive at the calculation of Earn Out Consideration in accordance with the past practices of GHIL. Once such calculation is approved by the TTSP, TTSP shall deliver to Nicolene, the final calculation sheet showing the Earn Out Consideration, Nicolene is entitled to.

3.2.10
On or prior to the 10th day following TTSP’s delivery of the calculation sheet, Nicolene may give the TTSP an objection notice (“Objection Notice”). Any Objection Notice shall specify in reasonable detail the Earn Out Consideration to which Nicolene believes it is entitled and the basis therefore. Any determination set forth on the calculation sheet which is not specifically objected to in the Objection Notice shall be deemed acceptable and shall be final and binding upon the parties upon delivery of the Objection Notice.  If Nicolene does not give TTSP an Objection Notice within such 10th day period, then the calculation sheet will be conclusive and binding upon the Parties.

3.2.11
Following TTSP’s receipt of any Objection Notice, TTSP and Nicolene shall attempt to negotiate in good faith to resolve such dispute. In the event that Nicolene and TTSP fail to agree on any of Nicolene’s proposed adjustments set forth in the Objection Notice within 10 days after TTSP receives the Objection Notice, Nicolene and TTSP agree that a mutually acceptable independent auditor shall, within the 10 day period immediately following referral of the calculation sheet to the independent auditor, make the final determination of the Earn Out Consideration in accordance with the terms of this Agreement.  TTSP and Nicolene each shall provide the independent auditor with their respective determinations of the Earn Out Consideration. The independent auditors shall make an independent determination of the Earn Out Consideration that, assuming compliance with the previous clause, shall be final and binding on Nicolene and TTSP if such independent determination shall be within the range proposed by TTSP and Nicolene in the Earn Out Consideration and the Objection Notice. If the independent auditors’ determination of any Earn Out Consideration is outside of the range proposed by Nicolene and TTSP, then the Earn Out Consideration calculated by the Party hereto that was closer to that of the independent auditors shall be final and binding on Nicolene and TTSP. The fees, costs and expenses of the independent auditor shall be paid by the party whose Earn Out Consideration was different by the greater amount from that of the independent auditors.

4.	REPRESENTATIONS AND WARRANTIES OF TTSP

TTSP represents and warrants Nicolene as follows:

4.1	TTSP is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2
Except for (i) a vote of the stockholders of TTSP to approve the transaction contemplated by this Agreement, and assuming that stockholders owning less than 20% of the shares sold in the offering specified in TTSP’s certificate of incorporation) elect to redeem their shares; (ii) the execution, delivery and performance by TTSP of this Agreement to which it is a party and (iii) the consummation by TTSP of the transactions contemplated hereby and thereby, are within the corporate powers of TTSP and have been duly authorized by all necessary corporate action on the part of TTSP.

4.3
Provided that TTSP presents the transactions contemplated by this Agreement to its stockholders for approval and such stockholders approve the transaction and stockholders owning less than 20% of the shares sold in TTSP’s initial public offering exercise their redemption rights (as specified in TTSP’s certificate of incorporation), neither the execution and delivery of this Agreement to be executed by TTSP hereunder nor the consummation of the transactions contemplated herein and therein will (a) violate any provision of TTSP’s certificate of incorporation, by-laws or other charter documents, (b) violate any Laws or Orders to which either TTSP or its property is subject, or (c) violate the provisions of any material agreement or other material instrument binding upon or benefiting TTSP.

4.4
TTSP’s common stock, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and non-assessable. Except as disclosed by TTSP’s public filings, there is no contract that requires or under any circumstance would require TTSP to issue, or grant any right to acquire, any securities of TTSP, or any security or instrument exercisable or exchangeable for or convertible into, the capital stock of TTSP or to merge, consolidate, dissolve, liquidate, restructure, or recapitalize TTSP.

5	INDEMNIFICATION

The parties hereby agree to indemnify and hold harmless the other parties, and their affiliates and each of their respective directors, officers, employees, shareholders, attorneys and agents and permitted assignees against and in respect of any and all loss, payment, demand, penalty, liability, judgment, damage, diminution in value, claim or out-of-pocket costs and expenses (including actual costs of investigation and attorneys’ fees and other costs and expenses) incurred or sustained by the parties as a result of (i) any breach, inaccuracy or non-fulfillment or the alleged breach, inaccuracy or non-fulfillment of any of the representations, warranties and covenants of Nicolene contained herein.

6.	TERMINATION

TTSP shall have the right to terminate this Agreement in the event of any material breach of this Agreement by Nicolene not being remedied without sufficient cause within fifteen (15) days from the date of issuance of a written notice setting out such breach and calling for remedy thereof. In the event TTSP is desirous of terminating this Agreement without cause, it may do so by serving a notice of termination on Nicolene and upon the expiry of a period of 90 days from the date of issuance of such a notice, this Agreement shall stand terminated.

7.	DISPUTE RESOLUTION

7.1	Arbitration

(i)
In the event a dispute arises relating to this Agreement, the parties agree to meet to resolve their disputes in good faith. Any Party may seek injunctive relief, without the need to post a bond, pending the completion of arbitration under this Agreement for any breach or threatened breach of any covenant contained herein.

(ii)
If after good faith negotiations the dispute is not resolved, the Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before three arbitrators, one each appointed by the Seller and the Purchaser and the two arbitrators appointed shall jointly appoint a third arbitrator (“Arbitrators”).  The Parties agree that binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(iii)
If a Party cannot appoint an arbitrator within 30 days of receipt of a request from the other Party to appoint an Arbitrator, the Arbitrator shall be appointed in accordance with the rules of American Arbitration Association.

(iv)
The laws of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of Delaware applicable to a contract negotiated, signed, and wholly to be performed in Wilmington, Delaware, which laws the Arbitrators shall apply in rendering their decision. The Arbitrators shall issue a written decision, setting forth findings of fact and conclusions of Law, within sixty (60) days after the third Arbitrator shall have been selected.  The Arbitrators shall have no authority to award punitive or other exemplary damages.

(v)	The arbitration shall be held in Delaware in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(vi)	The Arbitrators may, at their discretion and at the expense of the Party who has appointed them, employ experts to assist them in their determinations.

(vii)
The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrators shall otherwise allocate such costs for the reasons set forth in such decision.

(viii)
Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the exclusive jurisdiction of the courts of Delaware to enforce any award of the Arbitrators or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any Party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(ix)	This arbitration clause shall survive the termination of this Agreement and any agreement contemplated hereby.

7.2
ALL PARTIES HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT.  No Party shall be awarded punitive or other exemplary damages respecting any dispute arising under this Agreement.

8.	MISCELLANEOUS

8.1	Notices

All notices, requests, demands and other communications to any Party hereunder shall be in writing and shall be given to such Party at its address or telecopier number set forth below, or such other address or telecopier number as such Party may hereinafter specify by notice to each other Party hereto:

if to the TTSP, to:

TransTech Services Partners, Inc
L.M. Singh
445, Fifth Avenue,
Suite 30H
New York, NY - 10016
USA
+1 212 696 5977 (phone)
+1 212 xxx xxxx (fax)

if to Nicolene, to:

Mr. Mitesh Sawar Mal Saraf
145 East 48th Street
16 F
New York, New York 10017
USA
miteshsaraf@yahoo.com
+1 848 250 0038 (phone)

Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified herein and the appropriate answer back is received or, (ii) if given by certified mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, properly addressed or, (iii) if given by any other means, when delivered at the address specified herein.

8.2	Amendments; No Waivers.

 Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective.

No failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.3	Ambiguities.

The Parties acknowledge that each Party and its counsel has materially participated in the drafting of this Agreement and consequently the rule of contract interpretation that, and ambiguities if any in, the writing be construed against the drafter, shall not apply.

8.4	Publicity.

Except as required by law, the Parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other Party hereto.

8.5	Expenses.

Except as specifically provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. The Seller shall be liable to pay any and all taxes in relation to the Transaction and the transactions contemplated hereby.

8.6	Governing Law; Jurisdiction.

This Agreement shall be construed in accordance with and governed by the laws of India, without giving effect to the conflict of laws principles thereof.

8.7	Counterparts; Effectiveness.

 This Agreement may be signed by facsimile signatures, pdf, email and in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

8.8	Entire Agreement.

This Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

8.9	Severability

If any one or more provisions of this Agreement shall, for any reasons, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

8.10	Captions.

The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, TTSP and Nicolene have caused this Agreement to be duly executed by their respective authorized officers and the members have executed this Agreement as of the day and year first above written.

TRANSTECH SERVICES PARTNERS, INC.

By:
Name:
Title:

Nicolene Limited

By:
Name:
Title:

Annex D

SHAREHOLDERS AGREEMENT

AMONGST

Delta Enterprises Limited

The Promoters

AND

Global Hi-Tech Industries Limited

2nd April, 2009

SHAREHOLDERS AGREEMENT

THIS AGREEMENT is made at New Delhi this 2nd day of April 2009 amongst:

DELTA ENTERPRISES LIMITED, a company organized under the laws of Mauritius and having its office address at Halifax Management Limited, 5TH Floor, C & R Court, 49 Labourdonnais Street, Port Louis, Mauritius (hereinafter referred to as “Delta”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors, Affiliates and assigns) of the FIRST PART;

AND

THE PERSONS whose names and addresses are set out in Schedule 1 hereto (hereinafter referred to as "Promoters", which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include their heirs, legal representatives, executors, and administrators) of the SECOND PART.

AND

Global Hi-Tech Industries Limited, a company incorporated under laws of India having its registered office at 33, Atlanta Building, Nariman Point, Mumbai – 400 021. (hereinafter referred to as “Company”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors, Affiliates and assigns) of the THIRD PART;

The parties of the FIRST PART to the THIRD PART shall, individually, be referred to as a "Party" and collectively as "Parties”

WHEREAS:

1.	The Company is inter alia engaged in the business of manufacturing sponge iron, billets, and joist;

2.	The Company has initially been promoted by the Promoter to undertake the aforesaid business;

3.
The Company has, at the date of execution of this Agreement, an authorized share capital of INR 220,000,000/- consisting of 22,000,000 equity shares of par value INR 10/- each. As of date hereof 21,402,750 equity shares of the Company have been issued and are held by the Persons (defined below) in the number and proportion as set out in Schedule 2;

4.	Delta has agreed to invest into the Company, in terms of the Share Purchase Agreement dated 2nd April 2009;

5.
It is the understanding between Delta and the Promoters that their rights and obligations with regard to their business relationship in the Company including the organisation, operation and management of the Company shall be interpreted, acted upon and governed in accordance with the terms and conditions of this Agreement and in the spirit thereof.

NOW THEREFORE IN CONSIDERATION OF THE MUTUAL COVENANTS AND UNDERTAKINGS HEREIN CONTAINED, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

Unless the context otherwise require, when used in this Agreement

"Affiliate" shall mean with respect to any Party to this Agreement any entity which controls, is controlled by, or is under common control with such Party.  An entity controls another entity when it owns or controls, directly or indirectly, more than fifty percent (50%) of the Equity Share capital issued and outstanding of said other entity or when it controls the composition of the board of directors of said other entity or when it has the power to direct, or share equally in the direction of, the management and policies of the other, whether through the ownership of voting Equity Shares by agreement or otherwise.

"Agreement" or Shareholders Agreement" shall mean this Shareholders Agreement and shall include any subsequent written modifications and amendments thereto.

"Article of Association" shall mean the Articles of Association of the Company.

"Approval(s)" shall mean Government permissions, consents, validations, confirmations, licenses and other authorisations required to be obtained in order to implement the provisions of this Agreement.

"Board" or "Board of Directors" shall mean the board of directors of the Company.

"Business" shall mean manufacturing sponge iron, billets, and joist and mining operations including power generation and other operating activities undertaken by the Company.

"Deed of Adherence" shall mean an agreement in a form substantially similar to Schedule 3 hereto, pursuant to which holders of Shares who have not executed this Agreement agree to be bound by this Agreement in the same manner as if it had been an original party to this Agreement.

"Director" shall mean and refer to a director on the Board of the Company.

"Disclosure Schedule" shall mean the disclosure schedule (together with all the documents attached to it) from the Promoters and the Company, as warrantors under Clause 3, to Delta and annexed hereto as Schedule 4 with such supplemental disclosures made during the period between the Date of this Agreement and the Effective Date.

"Effective Date" shall mean the date when all the conditions enumerated in Clause 13 have been satisfied.

"General Meeting" shall mean general meeting of the Shareholders of the Company.

"Managing Director" shall mean the managing director of the Company as defined under Companies Act, 1956.

"Material Adverse Effect" shall mean any event, condition or item that, individually or in the aggregate, would have a material adverse effect on: (i) the business, assets, condition (financial or otherwise) or results of operations of the Company taken as a whole which is likely to have an impact on the business of the Company so as to reduce the value of the Company by 50% (fifty percent) or more of its total value as on the date hereof (ii) the ability of the Company to conduct the business and to own or lease their assets and properties in substantially the same manner in which the business was previously conducted and such assets and properties were previously owned or leased and such change would materially affect the ability of the Company to carry on its business, or (iii) the ability of the Company to consummate the transactions contemplated hereby, in a timely manner in accordance with the terms of this Agreement and the other Transaction Documents.

"Memorandum of Association" shall mean the Memorandum of Association of the Company.

"Minority Shareholders" shall mean shareholders other than the Promoters. The present list of minority shareholders is provided in Schedule 5.

"Nominee Director" shall mean the Director nominated by a Party.

"Party" and "Parties" shall mean Delta and the Promoters and the Company, individually or collectively as the context may require.

“Person” shall include an individual, an association, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, a joint stock company or other entity or organization, including a government or political subdivision, or an agency or instrumentality thereof and/or any other legal entity.

“Share Purchase Agreement” shall mean the agreement between the Delta and the Promoters effective as of the date of execution by Delta in terms of which Delta has agreed to acquire shares of the Company, on the terms and subject to the conditions contained therein.

"Shares" or "Equity Shares" shall mean equity shares of the Company bearing a face value of Rs. 10/- each.

"Shareholders" shall mean all persons holding Equity Shares in the Company.

1.2	Interpretation

Unless otherwise stated or unless the context otherwise requires, in this Agreement:

1.2.1	Headings are for convenience only and shall not affect its interpretation.

1.2.2	Where a word or phrase is defined, other parts of speech and grammatical forms of that word or phrase shall have corresponding meanings.

1.2.3	References to the recitals, clauses, schedules and annexes shall be references to the recitals, clauses, schedules and annexes of this Agreement.

1.2.4	References to the Agreement shall mean and include an appropriate reference to the schedules and annexes hereto.

1.2.5	In construing the Agreement, the singular shall include the plural and vice- versa, and neuter gender shall include the masculine or feminine gender (as the case may be) and vice-versa.

1.2.6	References to statutes shall be a reference to the statutory enactments, rules and regulations (as modified, amended or re-enacted as of the appropriate date) in force.

1.3	Memorandum and Articles of Association

The Parties agree that the Memorandum of Association and the Articles of Association of the Company shall as far as permitted under Indian laws, incorporate and reflect the stipulations contained in this Agreement. To this end the Parties shall cause the Articles of Association of the Company to reflect the understanding set out in this Agreement.

1.4	Overriding effect of the Agreement

The Parties agree that their rights and obligations in the Company including operation, control and management of the Company shall be interpreted, acted upon and governed in accordance with the terms and conditions of this Agreement only.

1.5	Exercise of Rights

Delta and the Promoters agree to exercise and cause their representatives and Affiliates to exercise at all times their respective voting rights as shareholders in the Company and through their respective nominated Directors at all meetings of the Board of Directors, or any other committee of the Board, and otherwise act so as to ensure the proper implementation of the intent and specific terms set out in this Agreement.

1.6	Reference to Parties

Any reference to Delta and the Promoters shall wherever appropriate and required by the context include a reference to its appropriate Affiliate or nominee holding shares in the Company on its behalf.

1.7	Coming into force

This Agreement shall come into force as of the Effective Date.

2.	CAPITALISATION OF THE COMPANY

2.1	Share Capital

As of the Effective Date of this agreement, the Equity Share capital of the Company shall be held in the following proportions:

Delta	51.6%
Promoters	15.7%
Minority Shareholders	32.7%

2.2	Additional Acquisition

The Promoters in accordance with the Share Purchase Agreement are obligated to acquire the Equity Shares of the Company held by the Minority shareholders on or before 30 June 2009. Further Delta has also agreed to acquire an additional 15.7% from the Promoters on or before March 2010 subject to its board approval. Pursuant to these acquisitions, the Equity Share capital of the Company shall be held in the following proportions:

Delta	67.3%
Promoters	32.7%

2.3	Further Finance

The Parties agree that in the event the Company requires further finance, the Company shall endeavor to obtain this finance from external sources. The Parties shall arrange a facility (or facilities) with a bank or banks or other financial institutions which they consider suitable on the best terms reasonably available in the open market. Should the Parties find that they are unable to arrange such facilities, the Parties will endeavour to contribute the needed funds on the basis of their shareholding. Neither Party will be obligated to make additional capital contributions if the other party is unable to do so.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Except to the extent stated in the Disclosure Schedule, the Company and the Promoters shall jointly and severally be deemed to have assured, confirmed and undertaken to Delta that:

3.2
The Company and the Promoters have full power, capacity and authority to execute, deliver and perform this Agreement and have taken all necessary action to authorise the execution, delivery and performance of this Agreement;

3.3
Nothing in this Agreement conflicts with the Memorandum and Articles of Association of the Company or any other agreement, contract or obligation of the Promoters or the Company and no prior permission, sanction or consent from any person whosoever is required for performance of obligations hereunder by the Promoters or the Company;

3.4
The Company has disclosed all Licenses / License Agreements in the Disclosure Schedule. The Company has obtained all necessary licenses and permits and entered into requisite arrangements as prudent for its business and shall, from time to time, apply for and obtain all necessary licenses and permits and enter into such further agreements as required by it to the satisfaction of Delta in this regard;

3.5
Save and except as disclosed in the Disclosure Schedule, the Company, to the best of its knowledge, is not a party to any litigation of a material character and the Company and the Promoters are not aware of any facts likely to give rise to such litigation or material claims against the Company;

3.6
To the best of the Promoters and Company’s knowledge no event or condition, which could have a Material Adverse Effect on the Company, its business or prospects has occurred or is subsisting and no notice in connection therewith has been served on the Company;

3.7
The obligation to comply with the terms of this Agreement shall be joint and several between the Promoters and the Company and constitutes a legal, valid and binding obligation on both of them and enforceable against them in accordance with the terms hereof;

3.8
The Company's use of any intellectual property including trade secrets or confidential information, will not expose the Company or Delta to any infringement claims and the Company has the valid legal and contractual rights to all concessions, trademarks, copyrights, trade names, patents, designs and other proprietary information and/or license agreements, necessary for the conduct of its business as now conducted and as proposed to be conducted, without any known conflict with rights of third parties;

3.9
The Company is in compliance with all applicable laws and regulations, any requirements prescribed by them and by any governmental or other authority, and is not subject to any present or future liability by reason of non-compliance with such laws and regulations;

3.10
The Company is not in arrears of any legal dues including income tax, corporation tax or any provident fund, gratuity, charges, revenue payments or any other statutory dues payable to the Central or State Governments or any other authority;

3.11
Neither the Company nor the Promoters are in breach of or in default under any loan, guarantee or debt with any financial institution, bank or other creditor to which either of them is a party or which is binding upon any of them or any of the assets or revenues of any of them;

3.12	There exists no charge, lien or any other encumbrance on any of the properties, assets or securities of the Company.

3.13
The Promoters do not own any intellectual property relating to the business of the Company. All intellectual property developed by the Promoter in relation to the business of the Company is owned by the Company and / or has been lawfully assigned by the Promoter to the Company. IP licenced on behalf of the Company by other companies owned by the Promoter, would be assigned/transferred to the Company within a period of 90 (Ninety) days from the Effective Date.

3.14	Other than as provided herein, there are no outstanding share warrants to be issued nor is there any outstanding obligation on the Company to issue Shares to any person;

3.15
No resolution has been passed by the Company, and to the best of the Promoters and Company’s knowledge, no petition has been presented or order has been made for administration or winding up or for the appointment of a receiver or provisional liquidator.

3.16
The Company and the Promoters expressly agree and acknowledge that the above representations and warranties (in relation to the Company and the Promoters) shall remain in force till the termination of this Agreement.

4.	FOLLOW-UP VISITS

The Company shall:

4.1	Business Expenditure Records

Maintain records and procedures adequate to record and monitor the progress of the Business (including its cost and the benefits to be derived from it), to identify equipments and services financed out of the proceeds raised by the Company, to disclose their use in the Business and the operations and financial condition of the Company. Such records shall be open to inspection by Delta.

4.2	Technical, Financial and Legal Inspections

4.2.1
Permit Delta and their authorised representatives, to carry out technical, financial and legal visit/ verification of the expenditure incurred out of the proceeds of the investment in the Company and to visit any facilities included in the Business and to examine any installations, sites, works, buildings, property, equipment, vehicles, records and documents relating to the Company. Any such representative of Delta shall have free access at all reasonable times to the Company's properties and records, and the Company and its employees shall extend full cooperation and assistance to Delta and its representative(s).

4.2.2
Permit any whole-time officer of Delta or a qualified practicing auditor to inspect the Company's books and papers and give all facilities to enable any technically qualified person chosen by Delta to report on the business of the Company at any time.

5.	MANAGEMENT

5.1	Directors

5.1.1
The Company shall be managed by its Board of Directors. Unless otherwise agreed between the Parties in writing, the Board shall initially comprise of four (4) Directors.  Delta can nominate three (3) Directors and the Promoters can nominate one (1) Director on the Board.   The right to nominate directors shall lapse if a Party’s shareholding in the Company reduces below twenty five percent (25) %.

5.1.2
The Nominee Director of each of the Parties shall be the non-retiring Director.  The non-retiring Directors shall be removed and replaced at any time by the Board of Directors by a notice given by the respective nominating Party in writing addressed to the Company.

5.1.3
The Nominee Directors shall hold office at the pleasure of their respective nominators, namely, Delta and the Promoters respectively, as the case may be, and shall be subject to removal by their respective nominating Party. Each Party hereto agrees to vote for removal of a Director, who has been nominated by the other Party, upon request of the other Party.

5.1.4	Both Delta and the Promoters shall at all times exercise their respective voting power to support each other in having Directors appointed to Board in accordance with the Clause 5 hereto.

5.1.5
In the event a vacancy in the office of a Director is caused by the death, retirement or removal of a Director, the same shall be filled by appointing the nominee of the Party whose nominee the deceased, retiring or removed Director was.

5.1.6
Except as agreed in writing between the Parties from time to time, the representation of the Parties on any committee or sub-committee of the Board shall be to the same extent and be computed in the same manner as their representation on the Board.

5.1.7	Persons nominated for the position of Director shall not be deemed disqualified to serve by reason of their being officer, director or shareholder of any other body corporate.

5.1.8	Directors need not be a shareholder of the Company.

5.2	Proceedings of the Board

5.2.1
The quorum for a meeting of the Board shall be one-third of the total strength of the Board for the time being or two (2) Directors, whichever is higher, provided further that, there shall be no quorum unless at least a Nominee Director of each Party is present, provided always that such quorum requirement may be waived by any Party in writing for any particular meeting of the Board. If a meeting cannot be held at the appointed time, the meeting of the Board shall stand adjourned to a mutually accepted date and time.

5.2.2
Subject to Clause 5.3 hereto, all the decisions of the Board shall be taken on a simple majority basis. In the case of a tie or equality of votes on a matter in a meeting of Board of Directors or shareholders of the Company the Chairman shall have a second or casting vote.

5.2.3
The Board of Directors shall appoint one of its members to be the Chairman of the Company from the directors nominated by Delta in accordance with the provisions of Clause 5.2.5 below. The Chairman shall also preside over the General Meeting.

5.2.4
The Company shall be managed by a Managing Director. Such Managing Director shall at all times operate under the superintendence, control and direction of the Board of Directors.  Except for specific provisions in the Agreement and such other matters which would require such resolution and/or otherwise restricted by the provisions of the Companies Act, 1956, the Managing Director shall have the freedom in the day to day management of the Company.

5.2.5	The Chairman and the Managing Director shall be appointed by Delta.

5.2.6
Subject to the provisions of the Companies Act, 1956, the Board of Directors shall be entitled to appoint an alternate director to a Director.  The person to be appointed as an Alternate Director shall be nominated by the Party for whose representation the Director was appointed.

5.3	Decisions

Notwithstanding anything contained herein and unless otherwise agreed in writing between the Parties, the Company shall not undertake any action in any of the following matters (whether an authority of a decision of the Board or the General Meeting) unless such action shall have been approved previously by an affirmative vote of the majority of the Directors of the Board, which affirmative vote of the majority shall include at least one Director each nominated by each Party and any action which is taken in breach of the foregoing condition shall be of no force or effect, namely:

5.3.1	Borrowing of any sum of money in excess of Rupees Thirty (Rs. 30,00,000) Lakhs;

5.3.2	Giving any guarantees to third parties;

5.3.3	The purchase by the Company of the share stocks or debentures of any body corporate;

5.3.4	Adoption of the business plan and any amendment or deviations thereof;

5.3.5	Any capital expenditure in excess Capital expenditure in excess of 20% over the approved annual Business Plan;

5.3.6	Declaration of dividend;

5.3.7	Voluntary winding up or dissolution of the Company.

5.3.8	Any issuance and/or allotment of any shares whether Equity or preference;

5.3.9	Any amendment to the certificate of incorporation, the Memorandum of Association or the Articles of Association;

5.3.10	Any sale, amalgamation, reconstruction or liquidation of the Company or lifting out or disposition in any other manner of the whole or substantial part of the capital assets of the Company;

5.3.11	Appointment of solicitors and auditors;

5.3.12	Any change in the financial year or accounting practice;

5.3.13	Approval of the Accounts and Reports to be laid before the members in General Meeting.

5.3.14	Making of loans, except loans to employees of the Company in accordance with the loan schemes previously sanctioned by the Board;

5.3.15	Undertaking any new business or substantial expansion of contemplated business.

5.3.16	The conclusion and/or termination of any contract materially affecting the business of the Company;

5.3.17	Appointment of any Director and any increase or reduction in the number of Directors;

5.3.18	Any activity or transaction outside the ordinary scope of the business of the Company;

5.3.19	Organization of any subsidiary of the Company and/or equity participation in other corporations and/or their affiliates engaged in an activity not connected with the Company's operations;

5.3.20
The disposal by the Company of any assets or undertaking with an aggregate value of ten per cent (10%) or more of the net worth of the Company (calculated at the time of the proposed disposal) in any one (1) financial year of the Company;

5.3.21	Acquiring from or granting to third parties by licence or otherwise patents, trademarks, technology or other industrial property rights;

5.3.22	Making any material alteration or deviation in the business of the Company, or in its diversification or expansion, as provided for in this Agreement;

5.3.23	Changing or modifying the name of the Company;

5.3.24
Initiation of, or an agreement to settle, any dispute, litigation, arbitration or other proceeding with any third party, whether as petitioner/plaintiff or respondent/defendant, in respect of matters having a substantial bearing on the Company's activities or exceeding in value of Rs.1.0 million;

5.3.25	A resolution of the Parties relating to the disposal by the Parties of the total issued share capital of the Company;

5.3.26	Any pledge, mortgage, hypothecation or encumbrance by the Company of any of its assets;

5.3.27	The accrual by the Company of any liability for any obligation of any third party, whether contingently or otherwise;

5.3.28	Appointment of any personnel whose annual remuneration is in excess of Rupees Thirty Lakhs (Rs.30,00,000).

5.3.29	Long term exclusive arrangements with group/associate companies of Promoter;

5.3.30	Selection/change in of top management

5.3.31	Listing of Shares on stock exchanges and matters connected therewith, including the timing, pricing, appointment of merchant banker etc;

5.3.32	Any borrowing either short term or long term and repayment of the same;

5.3.33	Investments to be made by the Company;

5.3.34	Finalisation of accounts, formulation/change in accounting policies, declaration of dividend;

5.3.35	Any alteration of any rights of any class of Shareholders;

5.3.36	Sale or license of any intellectual property owned by the Company other than in the ordinary course of business;

5.3.37	Issuance of Shares or any other securities of the Company or any transfer or encumbrance on any Shares held by any Shareholder other than Delta;

5.3.38	Changes to size / election procedure of Board;

5.3.39	Future Stock option or additional/new profit sharing scheme for the employees;

5.3.40	Changes in the accounting policies;

5.3.41	Any buy back of Equity Shares other than for facilitating transfer of transmitted Shares as provided for herein;

5.4	Strategic Plan and Budgets

The Managing Director shall in consultation with the senior management personnel prepare a strategic plan for each succeeding two (2) year term at least three months before the expiry of each current strategic plan.

The Managing Director  shall within the framework of the strategic plan (as approved by the Board) submit annually at least two (2) months before the beginning of each financial year of the Company, a proposed annual budget of the Company to the Board for such financial year.

Any such plan and annual budget shall be placed before the Board, and the Managing Director shall act only within the framework of the strategic plan and the annual budget as approved by the Board.

In the event the Board fails to approve an annual budget and/ or business plan within sixty (60) days prior to the end of the applicable annual budget period, the Parties agree to act in good faith to resolve their differences with respect to the annual budget and/ or the business plan; provided that pending such resolution the annual budget and/ or the business plan for one succeeding annual budget period shall be the same as the one then currently in place.

5.5	Meetings of the Board

The Directors may meet as a Board for the dispatch of business from time to time, and shall so meet at least once in every three (3) months and at least four (4) such meetings shall be held in every year.  The Directors may adjourn and otherwise regulate their meetings as they think fit.  Meetings of the Board may in case of emergency and if not otherwise restricted be held outside India. Any Director may call a meeting of the Board.

5.6	Notice of the Board meetings

At least twenty one (21) clear days' notice of every meeting of the Board shall be given in writing to every Director and their alternates, if any, at their usual addresses.  Such notice shall be accompanied by the agenda setting out the business proposed to be transacted at the meeting of the Board, provided, however, that with the consent of all the Directors present in India and the other directors communicating their consent by email a meeting of the Board may be convened by a shorter notice after a notice in this regard has been provided to the directors so entitled in the case of an emergency or if special circumstances so warrant. Provided however that no items of business as mentioned in Clause 5.3 shall be taken at such a meeting.

5.7	Distribution of Dividends

There shall be distributed the maximum amount of the profits of the Company, which shall not be less than twenty percent (20%) of the profit available for distribution by way of dividend in respect of each financial year, subject to the Company having, in the opinion of the Directors, sufficient financial resources to meet its normal and foreseeable working capital requirements, new investments in fixed assets and compliance with the applicable laws in this regard.

5.8	Circular Resolutions

The Board may act by written resolution, or in any other legally permissible manner, on any matter, except matters, which by law may only be acted upon at a meeting. Subject to any restrictions imposed by law no written resolution shall be deemed to have been duly adopted by the Board, unless such written resolution shall have been approved by the requisite majority of Directors, including the Delta Nominee Directors as provided in this Agreement.

5.9	Employment Agreements

Delta shall have the right to review and approve the terms of appointment of the executive management team of the Company. The Chief financial officer shall be appointed and terminated by Delta.

6.	COVENANTS

6.1
Each Party covenant to the other Party that notwithstanding anything contained contrary in this Agreement, it shall not transfer its Equity Shares, whether in full or part, to a Competitor of the Company or the Competitor's affiliates.

6.2	Non- Solicit and Exclusivity

6.2.1	Neither Party shall:

(a)	directly or indirectly compete with the Business;

(b)	induce personnel, directors and consultants of the Company to terminate their agreement with the Company; and

(c)	solicit clients, suppliers or any other third parties to terminate their business relationship with the Company, or to amend the conditions thereof to the detriment of the Company.

6.2.2	The obligations of each Party under Clause 6.2 are valid as long as it, or any of its Affiliates, holds any shares of the Company and for a period of 30 months thereafter.

6.2.3
In the event that a Party has breached the provisions of this Clause 6.2 and has failed to remedy such breach within thirty (30) days after the date of receipt of a notification from the other Party, it shall be considered as material breach for the purposes of Clause 12 of this Agreement and the non breaching Party shall be entitled to seek such remedies as may be available to it under applicable law.

7.	FINANCIAL YEAR AND AUDITORS AND PROFIT DISTRIBUTION

7.1	Financial Year

The Parties agree that the financial year of the Company will be from April 1 to March 31.

7.2	Auditors

The Parties shall appoint the one of the recognised Firm of International repute to be the auditors of the Company.

7.3	Annual Audit

An annual audit of the books of accounts, records and affairs of the Company at the Company's expense shall be made each year immediately following the close of the financial year by the Company Auditors. A signed copy of the report of the annual audit shall be submitted to each member of the Board of Directors.

7.4	Accountancy Records

The Parties shall cause the Company to keep proper accounting records relating to the Business and make therein true and complete entries of its dealings and transactions in relation thereto and shall ensure that the accounting records of the Company shall at all reasonable times during normal business hours be available for inspection by the authorised representatives of each of the Parties.

8.	SHARES - HOLDING AND TRANSFER

8.1	Non- encumbrance

The Parties agree that they shall not create any charge, lien or other encumbrance in relation to their Shares in the Company or pledge them to third party(ies) without the prior consent in writing of the other Party during the subsistence of this Agreement.

8.2	Voluntary Transfer

Either Party wishing at any time to sell, transfer or otherwise dispose of some or all of the Shares of the Company, shall comply with the provisions of Clause 8.3 to 8.7.

8.3	Notice of Transfer

A Party proposing to transfer or dispose of all or part of its Share holdings ("Intending Transferor") in the Company, shall offer such Shares in the first instance to the other Party ("Offeree Party") by a notice ("Transfer Notice") in writing and specifying the number of Shares and the price on which it intends to sell or dispose of its Shares. The price of the Shares shall be determined by a Third Party Valuer appointed by the Intending Transferor.  Such notice shall not be revocable unless otherwise mutually agreed to in writing between the Parties.

8.4	Acceptance

The Offeree Party shall have a right to purchase the Shares offered in the Transfer Notice either by itself and/or through its Affiliate(s).  The Offeree Party may also nominate a designee to purchase the Shares so offered in case all the shareholding of the Intending Transferor is offered for sale or disposition in the Transfer Notice.

The right to purchase the Shares offered under the Transfer Notice may be exercised within a period of sixty (60) days after receipt of the Transfer Notice by a written notice to the Intending Transferor.

8.5	Procedure upon acceptance under Clause 8.1

If the Offeree Party accepts the offer, the transfer of Shares shall be completed within ninety (90) days from the date of communication of acceptance by the Offeree Party.

8.6	Procedure upon non-acceptance under Clause 8.1

In the event that the Shares so offered for sale or disposition under the Transfer Notice are not accepted to be purchased by the Offeree Party under Clause 8.4, the Intending Transferor shall be entitled to sell or dispose of such Shares to a third party at a price which is not lower than the price referred to in the Transfer notice and on terms no more favourable than set forth therein.

Should the Intending Transferor fail to sell such Shares at the said price and terms, it shall be entitled to sell the same to third parties at a lower price provided it shall first offer the Shares at such lower price to Offeree Party in accordance with the procedure provided in Clauses 8.3 to 8.6.

8.7	Deed of Adherence

The Parties agree that they shall require their Affiliates holding Shares in the Company or any transferee(s) of their Shares (unless otherwise required to by the other Party), sold pursuant to this Agreement to be bound by the terms and conditions thereof and for this purpose require such transferee(s) to execute requisite papers and documents as may be required including a Deed of Adherence in the format as attached as Schedule 3.

8.8	Permitted Transfers

Notwithstanding anything contained in this Agreement, the Parties shall have the right to transfer the Equity Shares held by them to their Affiliates. Provided that the transferee shall execute a Deed of Adherence as agreed to in Clause 8.7.  In case an Affiliate to whom the Shares are transferred pursuant to this Clause, ceases to be an Affiliate of the Party concerned, such concerned Party shall undertake steps to require that the Shares held by such Affiliate are transferred back to it forthwith. Provided further that it will be a condition of transfer to any Affiliate that such Affiliate agrees in writing that upon ceasing to be an Affiliate it shall transfer the Shares to the Party of whom it was an Affiliate.

8.9	Procedure upon non obtaining of Approvals

If the transfer of Shares requires permission of the Government of India, the Transferee shall make an application to the concerned authority for seeking such permission. In the event the requisite Approvals are not received within the reasonable period (subject to a maximum period of three months from the date of acceptance of the Shares by the proposed Transferee) of making the requisite applications for grant of approvals to the concerned Indian authorities or if such Indian Government approvals are at a price different from the one contained in the Transfer Notice, or on terms different from those contained in the Transfer Notice, the Transferor shall be entitled to withdraw its offer; or to sell the Shares to the proposed Transferee in accordance with the Approval(s) obtained.

9.	RECORDS, REPORTS AND INSPECTION

9.1	Maintenance of Records

The Parties shall cause the Company to maintain separate, independent, clear and satisfactory financial accounting for its business operations and shall keep records in accordance with Indian law requirements, which accounts shall be audited at the expenses of the Company by its Auditors.

9.2	Monthly Financial Statements

The Promoters shall ensure and cause the Company to deliver to Delta, monthly financial statements which shall include a profit and loss statement and a balance sheet not later than the ninth (9th) work day after the end of each month.

9.3	Inspection of Records

The Parties shall ensure that all the books and records of the Company including contracts, undertakings and all other documents executed by the Company, its Directors or officers shall be open to inspection by the Parties and their authorised representatives at all reasonable times.

9.4	Special Audit

Delta will have the right at any time to have special audit made of the books of accounts, records and affairs of the Company but any special audit shall be at the expenses of the requesting Party, and if material discrepancies in any of the Company's accounts, records or affairs are discovered as a result of such audit, the expenses for such audit shall be paid for by the Company.

9.5	Access

Each Party through its nominated Directors or representatives shall at its own expense be entitled to have:

9.5.1	reasonable access at all reasonable times to and to inspect and obtain copies of the records, data and files under the control of the Company.

9.5.2	reasonable access at all reasonable times to observe and inspect operations of the Company provided confidentiality is maintained.

9.5.3	access to and right to make inquiry of the Company employees.

10.	INDEMNITIES

10.1	Indemnity against certain actions

Each Party ("Indemnifying Party") agrees to indemnify the other Party ("Indemnified Party") against any claims, losses, damages, liabilities or expenses (including reasonable attorney's fees) actually incurred or suffered ;

(i)	arising out of any action taken or any failure to act on the part of the Indemnifying Party; and

(ii)
which action is either outside the scope of its authority under this Agreement or in violation of the terms of this Agreement or applicable law or regulations and is not in the normal course of business.

10.2	Notice for seeking indemnification

The Indemnified Party intending to seek indemnity shall give notice to the Indemnifying Party within 45 days of the date the Party seeking indemnification becomes aware of the actions mentioned in clause 10.1. In the case of any claim for indemnity based upon the commencement of legal action against the Party seeking indemnity, such Party shall promptly notify the indemnifying Party in writing of the commencement thereof, and the omission so to notify the indemnifying Party will relieve such indemnifying Party from any liability under Clause 10.1 as to the particular item for which indemnification is being sought, but not from any other liability which it may have to the other Party.

10.3	Procedure upon receipt of notice

Upon receipt of such notification from the Party seeking indemnity, indemnifying Party will be entitled to participate in such action and assume the defence thereof with counsel who shall be to the reasonable satisfaction of the Party seeking indemnity.  After receipt by the Party seeking indemnity of a notice from the indemnifying Party of its having elected to assume the defence of the action as aforesaid, the indemnifying Party will not be liable to the Party seeking indemnity

10.3.1	under Clause 10.1 for any legal or other expenses subsequently incurred by the Party seeking indemnity in connection with the defence thereof other than reasonable costs of monitoring such defence.

10.3.2	on account of any settlement of any action effected by the indemnifying Party without the consent of the Party seeking indemnity.

Notwithstanding the above, the Party seeking indemnity may, at its own cost and expense, participate at any time in the defence of any action referred to in Clause 10.1.

11.	CONFIDENTIALITY

For so long as this Agreement remains in effect, Parties resolve to share all relevant information in the spirit of mutual trust and confidence.  The Parties agree to keep such information strictly confidential.  The Parties will retain in secrecy and keep strictly confidential all information it obtains from the other Party pursuant to this Agreement and not at any time copy or use or disclose to any other person, firm, corporation or authority such information except as may be first consented to in writing by the Party supplying the information and restrict the dissemination of such information to those of its trusted employees, agents and representatives as have a direct need to know such information and bind each such employee, agent or representative to keep secret such information as he shall receive hereunder.

12.	TERMINATION

12.1	Grounds of Termination

Any Party shall be entitled to terminate this Agreement on the happening of any of the following events by a written notice:

12.1.1
forthwith, in the event of material breach of the provision of this Agreement by the other Party and such other Party fails to remedy such breach or default to the satisfaction of the Party issuing notice within thirty (30) days after receiving written notice;

12.1.2
forthwith, in the event that the other Party becomes or is declared bankrupt, or goes into liquidation, compulsorily or voluntarily (except for the purpose of amalgamation or reconstruction), or compounds with its creditors or has a receiver appointed for all or any of its assets, or takes or suffers any similar action in consequence of the debt;

12.1.3	of thirty (30) days, in the event of any Government expropriation or condemnation of all or a substantial portion of the assets or capital stock of the other Party or the Company;

12.1.4	of thirty (30) days, in case either Party is prohibited from holding Shares in the Company due to any reason whatsoever, not attributable to such Party; and

12.1.5	forthwith, upon shareholding of a Party in the Company falling below ten percent (10) %.

12.2	No obligation to terminate

Nothing in this Agreement shall obligate any Party to terminate this Agreement upon the occurrence of any of the events referred to in Clause 12.1, and each Party shall be at liberty to pursue any and all other remedies (including claims for damages) which it may have arising out of any non-performance, breach or default by the other in lieu of terminating this Agreement.

12.3	Termination not to affect other remedies

The termination of this Agreement pursuant to any of the provisions of Clause 12.1 shall not limit or otherwise affect any other remedy (including a claim for damages) which the terminating Party may have arising out of the event which gave rise to the right of termination.

12.4	Effect of termination for breach by Delta

If this Agreement is terminated as a result of a breach by Delta, then the Promoters may by written notice within a period of sixty (60) days of termination require Delta to, and Delta shall upon the receipt of notice from the Promoters, either:

12.4.1	sell its Shares to the Promoters at a price determined by a Third Party Valuer appointed by the Promoters (the “Offer Price I”); or

12.4.2	purchase all of the Promoters Shares at the Offer Price I.

The above sale and/or purchase to be completed within ninety (90) days after the date of receipt of such notice by Delta.

In case the option under this clause 12.4 is not exercised by the Promoters within a period of sixty (60) days of termination, Delta shall have the right to exercise a similar option and require the Promoters to either sell its Shares to Delta or purchase all of Delta’s Shares at a price determined by the Third Party Valuer appointed by Delta. The sale and/or purchase to be completed within ninety (90) days after the sixty (60) days period.

12.5	Effect of termination for breach by the Promoters

If this Agreement is terminated as a result of a breach by the Promoters, then Delta may by written notice within a period of sixty (60) days of termination require the Promoters to, and the Promoters shall upon receipt of notice from Delta, either:

12.5.1	sell its Shares to Delta at a price determined by a Third Party Valuer appointed by Delta (the Offer Price II); or

12.5.2	purchase all of Delta’s Shares at a price the Offer Price II.

The above sale and/or purchase to be completed within the period of ninety (90) days after the date of receipt of such notice by the Promoters.

In case the option under this clause 12.5 is not exercised by Delta, within a period of sixty (60) days of termination, the Promoters shall have the right to exercise a similar option and require Delta to either sell its Shares to the Promoters or purchase all of the Promoters Shares at a price determined by the Third Party Valuer appointed by the Promoters. The sale and/or purchase to be completed within ninety (90) days after the sixty (60) days period.

12.6	Effect of termination for Other Reasons

In case of termination of this Agreement pursuant to Clause 12.1 (other than as a result of breach by either of Delta and the Promoters as the case may be) then the unaffected Party shall have the right, but not the obligation, to purchase the Shares of the affected Party at a price determined by a Third Party Valuer appointed by such unaffected Party (“the Offer Price III). If such right is not exercised within sixty (60) days of termination, then the affected Party at its discretion shall have the option to either (i) sell/transfer its Shares to any Person at the Offer Price III or (ii) Purchase the Shares held by the non-affected Party at Offer Price III. If none of the above sale or purchase of Shares is consummated within one hundred and eighty /(180) days of termination, then the Parties shall cause the winding up of the Company.

For the purpose of the foregoing the Party receiving the notice of termination shall be the unaffected Party.
Any sale and purchase of Shares under this Clause shall be completed, mutatis mutandis, in the manner provided in Clauses 8.

12.7	Consequences of Termination

The termination of this Agreement shall not release any of the Parties hereto from any liability which at the time of termination has already accrued to the other Party.

13.	CONDITIONS PRECEDENT

This Agreement shall take effect only after all the following conditions precedent has been fully satisfied.

13.1	This Agreement has been executed by the Parties and all requisite Approvals, if any have been obtained and notification thereof has been provided to the Parties.

13.2	This Agreement has been approved by formal board resolutions by the board of directors of Delta.

13.3

14.	ASSIGNMENT

This Agreement and the rights and obligations hereunder are personal to the Parties and shall not be assigned by either Party, voluntarily or by operation of law, to any third party, without the express prior written consent of the other Party

15.	WAIVER

The failure, with or without intent, of any Party to insist upon the performance (in strict conformity with the literal requirements) by the other Party of any term or stipulation of this Agreement, shall not be treated or deemed to constitute a modification of any terms or stipulations of this Agreement. Nor shall such failure or election be deemed to constitute a waiver of the right of such Party at any time whatsoever thereafter to insist upon performance by the other strictly in accordance with any terms or provisions hereof.

All terms, conditions and obligations under this Agreement shall remain in full force and effect at all times during the subsistence of this Agreement except where otherwise amended or modified by them by mutual written agreement.

16	FORCE MAJEURE

If either Party's performance of any of its obligations hereunder is prevented, restricted or interfered with by reason of war or any law, or regulation of any government; or equivalent act or condition whatsoever beyond its reasonable control (each such occurrence being hereinafter referred to as a "Force Majeure"), then such Party shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, that such Party shall give prompt notice to the other Party of such Force Majeure, including a description in reasonable details of the cause of the Force Majeure, shall use reasonable efforts to avoid or remove such cause of non-performance and shall continue performance hereunder whenever such causes are removed.

17.	NOTICES

Any notice or other communication required or permitted to be given between the Parties shall:

17.1	be in writing and duly addressed as follows (or to such other address may have been notified in writing):

Delta

Rahul Sood , Partner

Dua Associates

704, Global Business Park,

Tower B, M. G. Road,

Gurgaon 122002

India

+91 9811055169 (phone)

rahul@duaassociates.com

The Promoters

Prakash Rajgarhia

33, Atlanta, 3rd Floor

Nariman Point, Mumbai 400 021

India
+91 98 2008 5099 (phone)

pr@aurovision.com

17.2	be signed by an authorised representative of the sender;

17.3	be in the English language; and

17.4	be deemed duly given when received by recipient in complete and legible form at the address stated/ provided in Clause 18.1 above.

17.5
be sent in person or by mail, telex, facsimile transmission, telegram or cable.  Unless such delivery or receipt is before 4 p.m. (local time) on a day on which business is generally carried on at the place to which such notice or other communication is sent, notice shall be deemed to have been duly given or made at the commencement of next working day.

18.	ENTIRE AGREEMENT

The Parties confirm and acknowledge that this Agreement shall constitute the entire agreement between them and shall supersede and override all previous communications, either oral or written, between the Parties with respect to the subject matter of this Agreement, and no agreement or understanding varying or extending the same shall be binding upon any Party unless arising out of the specific provisions of this Agreement.

19.	SEVERABILITY

If one or more of the provisions hereof shall be void, invalid, illegal or unenforceable in any respect under any applicable law or decision, the validity, legality and enforceability of the remaining provisions herein contained shall not be affected or impaired in any way.  Each Party hereto shall, in any such event, execute such additional documents as the other Party may reasonably request in order to give valid, legal and enforceable effect to any provision hereof which is determined to be invalid, illegal or unenforceable.

20.	MODIFICATION OF THE AGREEMENT

No amendment, modification or addition to this Agreement shall be effective or binding on either of the Parties unless set forth in writing and executed by them through their duly authorised representatives; and subject to obtaining requisite Approval, if any, following such execution.

21.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of India.

22.	ARBITRATION

If any dispute or difference of any kind whatsoever shall arise between the Parties in connection with or arising out of this Agreement which the Parties are unable to settle amicably between themselves, then such disputes or differences shall be decided by a panel of three arbitrators in accordance with the provisions of the Indian Arbitration and Conciliation Act, 1996. The arbitration shall be held in New Delhi and English language shall be used in the arbitral proceedings. The parties agree that the decision of the majority of the arbitrators so appointed shall be final and binding upon the parties.

Notwithstanding the foregoing, either Party shall have the right to institute judicial proceedings against the other Party or anyone acting by through or under such other Party in order to enforce the instituting Party's rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

23.	JURISDICTION

Subject to Clause 22, the courts at Delhi shall have the exclusive jurisdiction to try any matters arising out of or in connection herewith.

24.	NO PARTNERSHIP OR AGENCY

Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership or agency between the Parties hereto and none of the Parties hereto will have any authority to bind, commit or make any representations on behalf of any of the other parties hereto.

25.	SURVIVAL

The clauses of this Agreement which by their very nature survive termination, including but not limited to Clauses 10, 11, 17, 21, 22 and 23 shall survive the termination of this Agreement.

26.	COUNTERPARTS

This Agreement may be executed in any number of Counterparts. The Counterparts taken shall be deemed to constitute one instrument.

IN WITNESS WHEREOF the Company has caused its Common Seal to be affixed hereto and the other Parties hereto have caused the same to be executed through their respective hands/authorised signatories on the day and year first above written.

THE COMMON SEAL of the within named
Global Hi-Tech Industries Limited
has pursuant to the Resolution of its Board of
Directors passed in that behalf on ____
April 2009, hereunto been affixed
in the presence of  _____________
Director who has signed
these presents in token thereof.

Date: April 2, 2009

Witness:………………..

SIGNED AND DELIVERED by each of the Promoters
by Prakash Rajgarhia being the attorney

for each of them as mentioned in schedule 1
copy of which is attached as Schedule6

Date: April 2, 2009

Witness:………………..

SIGNED AND DELIVERED by the within
named Delta Enterprises Limited
by the hand of ____________
its authorised person, copy of authorization
attached as Schedule __

Date: April 2, 2009

Witness:………………..

SCHEDULE I

PROMOTERS

Name	Address

Ashiana Homes Pvt. Ltd.	S-565, Greater Kailash - II, New Delhi – 110048, INDIA.

Ashok Kumar Maskara	D-604, Panchvati Van - 1, Raheja Township, Malad (E), Mumbai – 400097, Maharashtra, INDIA

Doyen Marketing Pvt. Ltd	P-4, 10th Floor, NHB App. Road, Kolkata – 700001, West Bengal, INDIA

Happy Distributors Pvt Ltd	1, 3rd Floor, R. No. 309, British Indian Street, Kolkata – 700069, West Bengal, INDIA.

Khushboo Goods Pvt Ltd	1, 3rd Floor, R. No. 309, British Indian Street, Kolkata – 700069, West Bengal, INDIA.

Manju Maskara	D-604, Panchvati Van - 1, Raheja Township, Malad (E), Mumbai – 400097, Maharashtra, INDIA

Narayan Prasad Tekriwal	MIG - 21, Indravati Colony, Raipur – 492001, Chattisgarh, INDIA

Neeta Tekriwal	MIG - 21, Indravati Colony, Raipur – 492001, Chattisgarh, INDIA

Pankaj Tekriwal	MIG - 21, Indravati Colony, Raipur – 492001, Chattisgarh, INDIA

Prakash Kumar Rajgaria	3/4, Kings Apartments, Juhu Tara Road, Next to Tulip Star, Mumbai – 400049, Maharshtra, INDIA

Rohit Maskara	D-604, Panchvati Van - 1, Raheja Township, Malad (E), Mumbai – 400097, Maharashtra, INDIA

Shakuntala Devi Tekriwal	MIG - 21, Indravati Colony, Raipur – 492001, Chattisgarh, INDIA

SCHEDULE 2

SHAREHOLDING PATTERN

S No	Party Name	No of Shares	%age holding
		(Count)
1	ROHIT MASKARA	310,000	1.45%
2	MANJU MASKARA	420,000	1.96%
3	ASHOK KUMAR MASKARA	422,500	1.97%
4	KHUSHBOO GOODS PVT LTD	3,917,500	18.30%
5	RATANLAL BAJAJ	500	0.00%
6	RUPA BAJAJ	500	0.00%
7	SARLA DEVI BAJAJ	500	0.00%
8	SUMESH BAJAJ	500	0.00%
9	SANTOSH KUMAR GUPTA, RAIPUR	5,000	0.02%
10	REKHA AGARWAL	5,000	0.02%
11	VINITA AGRAWAL	10,000	0.05%
12	SHYAM SUNDER AGRAWAL	10,000	0.05%
13	PUSPAK FINCON PVT. LTD.	10,000	0.05%
14	LAXMIKANT AGRAWAL	10,000	0.05%
15	SRIGANESH FISCAL SERVICES PVT.LTD.	12,500	0.06%
16	PROCTON COMMERCE PVT. LTD.	15,000	0.07%
17	KLAPP VYAPAR PVT.LTD.	25,000	0.12%
18	ORISSA RE-ROLLERS PVT.LTD	25,000	0.12%
19	SRIVIER DISTRIBUTORS PVT.LTD.	25,000	0.12%
20	GOOD VIEW TRADING PVT. LTD	25,000	0.12%
21	SHILPA MERCANTILES PVT. LTD.	25,000	0.12%
22	WILCO FINEXIM PVT. LTD.	25,000	0.12%
23	ALSA FINANCIAL CONSULTANT LTD.	25,000	0.12%
24	PERKIN DEALERS (P) LTD.	25,000	0.12%
25	RAMVER DISTRIBUTORS (P) LTD.	25,000	0.12%
26	CARAVAN AGENCIES PVT. LTD.	25,000	0.12%
27	MANGLAM SANITARY PVT. LTD.	25,000	0.12%
28	DARKWELL MERCANTILES PVT. LTD	25,000	0.12%
29	HANUMAN RAM VISHNOI	25,000	0.12%
30	GAZEBO COMMERCE PVT. LTD.	35,000	0.16%
31	PRECISION PACKGING PVT.LTD.	37,500	0.18%
32	TREVENI TOWER PVT.LTD	40,000	0.19%
33	TOP TEN FASHION PVT. LTD.	40,000	0.19%
34	DOKANIA FINLIA PVT.LTD.	50,000	0.23%
35	KARNDHAR FINANCE & INV. LTD.	50,000	0.23%

S No	Party Name	No of Shares	%age holding
		(Count)
36	RAMESHWAR FINVEST PVT.LTD.	50,000	0.23%
37	INNOVATIVE MERCANDISE PVT. LTD.	50,000	0.23%
38	JMD MERCANTILE PVT. LTD	50,000	0.23%
39	SUN FLOWER VINIMAY PVT. LTD.	50,000	0.23%
40	MOTILAL MAKHANLAL HOLDING PVT. LTD.	50,000	0.23%
41	AGRAWAL IRON & STEEL PVT. LTD	50,000	0.23%
42	GOMATI COMMERCIAL PVT. LTD	50,000	0.23%
43	KSHATRIYA COMMODITIES PVT. LTD	50,000	0.23%
44	MENKA SUPPLIERS PVT. LTD	50,000	0.23%
45	NANDAN MERCANTILES PVT. LTD	50,000	0.23%
46	DRESIER COMMODITIES PVT. LTD.	55,000	0.26%
47	LIBERAL SPINNERS LTD	60,000	0.28%
48	BONANZA TRADELINK PVT. LTD.	65,000	0.30%
49	DEEPAK KUMAR AGRAWAL	75,000	0.35%
50	OVEN COMMERCIALS PVT. LTD.	75,000	0.35%
51	ADISHWAR NIRMAN PVT. LTD	75,000	0.35%
52	DAFFODIL TRAKON PVT.LTD.	85,000	0.40%
53	TEXILA COMMERCE PVT.LTD.	85,000	0.40%
54	WELKAN VINIMAY PVT LTD.	85,000	0.40%
55	MUNIVAR TRADERS PVT LTD	85,000	0.40%
56	RATNAKAR VYAPAAR PVT. LTD	90,000	0.42%
57	STOCKNET INTERNATIONAL LTD.	100,000	0.47%
58	S.T.L OVERSEAS PVT. LTD.	100,000	0.47%
59	BAJRANGBALI DEALERS PVT. LTD	100,000	0.47%
60	PADAM SHRI SUPPLIER P LTD	100,000	0.47%
61	VERONIA PLASTICS PVT.LTD.	102,500	0.48%
62	CURIO TRADE & HOLDING CO. PVT. LTD.	102,500	0.48%
63	GUNJAN AGENCY PVT. LTD.	110,000	0.51%
64	PUSHKAR TRADING & HOLDING PVT. LTD	115,000	0.54%
65	CONCERT TRADE LINK PVT.LTD.	125,000	0.58%
66	MARINO FRESH FOODS IND. LTD	125,000	0.58%
67	ANURODH TRADING PVT.LTD.	125,000	0.58%
68	ALL WORTH COMODITIES PVT. LTD.	125,000	0.58%
69	GOYAL INTRA PVT. LTD.	125,000	0.58%
70	SHARDHANJALI VINIMAY PVT. LTD	130,000	0.61%
71	BHOMIYA MERCHANTS PVT LTD	145,000	0.68%
72	CHANDA CAST IRON INDUSTRIES PVT. LTD.	155,000	0.72%
73	KAVERY TRADING & HOLDING PVT. LTD.	170,000	0.79%
74	MANSAROVAR DEALERS PVT. LTD	175,000	0.82%
75	DADHA ENGINEERING & CREDIT PVT. LTD.	180,000	0.84%
76	KARTICK COMMERCIAL & FINANCIERS PVT. LTD.	202,250	0.94%

S No	Party Name	No of Shares	%age holding
		(Count)
77	VIKRANT CONSTRUCTIONS PVT. LTD.	215,000	1.00%
78	SOFTWARE WIZARDS LTD.	230,000	1.07%
79	DRAKE COMMERCIALS PVT. LTD.	250,000	1.17%
80	PROVIEW DEALERS PVT. LTD	277,500	1.30%
81	EASTERN SYNTHETICS PVT. LTD.	290,000	1.35%
82	GOPAL KRISHAN AGRAWAL	308,500	1.44%
83	CHATURANG COMMERCIALS PVT. LTD.	390,000	1.82%
84	LONG RANGE FINANCE & LEASING CO. PVT. LTD.	435,000	2.03%
85	NEETA TEKRIWAL	5,000	0.02%
86	PANKAJ TEKRIWAL	325,000	1.52%
87	NARAYAN TEKRIWAL	330,000	1.54%
88	SHAKUNTALA DEVI TEKRIWAL	365,000	1.71%
89	HAPPY DISTRIBUTORS PVT LTD	5,382,500	25.15%
90	DOYEN MARKETING PVT. LTD	250,000	1.17%
91	PRAKASH KUMAR RAJGARIA	350,000	1.64%
92	ASHIANA HOMES PVT. LTD.	2,325,000	10.86%

	TOTAL	21,402,750	100.00%

SCHEDULE 3

DEED OF ADHERENCE

This Deed of Adherence (“Deed”) is executed this [•] day of [•], by [•], a company / body corporate incorporated under the laws of [•] having its registered office / principal place of business at [•] (the “Transferee”) and [___], a company incorporated under the laws of [•] having its registered office at [___] (the "Transferor")

WHEREAS:

A.
By a Shareholders Agreement dated 2nd, April 2009 (the “Shareholders Agreement”) among Delta and the Promoters (collectively the “Shareholders”) and the Company, the Shareholders agreed to a mutual distribution / regulation of their rights and liabilities as shareholders of the Company.

B.
Clause 8.7 of the Shareholders Agreement requires, inter alia, that, concurrently with the transfer of Equity Shares by any Party to any person, such person shall, as a condition of such transfer of Equity Shares to it execute this Deed and be bound by the Shareholders Agreement.

NOW THIS DEED WITNESSETH AS FOLLOWS:

1.
Definitions and Interpretation: Capitalised terms used but not defined in this Deed shall, unless the context otherwise requires, have the respective meanings ascribed thereto in the Shareholders Agreement.

2.
Undertakings: Transferee hereby acknowledges that it has received a copy of, and has read and understands, the Shareholders Agreement, and covenants, agrees and confirms that it shall be bound by all provisions of the Shareholders Agreement as if it was an original party thereto, including with respect to the rights and obligations of the Transferor contained therein, and the Shareholders Agreement shall have full force and effect on it, and shall be read and construed to be binding on it.

3.
Governing Law: This Deed shall be governed by and construed in accordance with the laws of the laws of India. The terms and conditions of the Shareholders Agreement in relation to the provisions regarding arbitration and other terms and conditions shall be deemed to have been incorporated in this Deed.

SIGNED BY

Transferee		Transferor

Signature	:	Signature:
Name	:	Name:
Designation	:	Designation:

WITNESS:

SCHEDULE 4

DISCLOSURE SCHEDULE

1)	The annual returns for the financial year ended March 31, 2008 have not been filed with the Registrar of Companies of India.

2)	The Return of Income Tax for the financial year ending March 31, 2008 is pending for filing.

3)	As on the date of this agreement the company has invested INR 2,000,000 (Rupees Twenty Lac Only) in the 200,000 equity shares of Raipur Securities and Investment Limited.

4)	The details of unsecured borrowings from shareholders / directors / other parties as on the date of this agreement are detail below:

Name of Lender	Amount (INR in Lacs)	Interest Rate (per annum)	Term

Ashiana Homes Pvt .Ltd.	100.00	12%	On demand
Boond Mercantile Pvt Ltd	5.00	N.A.	On demand
City Distributors (India) Pvt .Ltd	15.00	N.A.	On demand
Daksh Timbers & Steel Private Ltd.	167.94	N.A.	On demand
Hi-Tech Abrasives Ltd	22.92	14%	On demand
Hi-Tech Commodity Pvt .Ltd	36.48	N.A.	On demand
Hiteshi Capital Management Pvt .Ltd.	8.50	N.A.	On demand
Nisha Traders	17.61	N.A.	On demand
N K Traders	41.27	N.A.	On demand
Pioneer Super Steel & Wooden Pvt Ltd	26.52	N.A.	On demand
Ronit Textiles Pvt Ltd	0.85	N.A.	On demand
Vikas Mining & Steel (P) Ltd	1.89	N.A.	On demand
TOTAL	443.98

5)	Details of term loan and working capital as on date of this agreement is as follows:

Particulars	Amount (INR in Lacs)	Interest Rate* (per annum)	Term
WORKING CAPITAL (Cash Credit Facilities)
Canara Bank (C.C.) – 5044	1,005.03	PLR + 2.50%	N.A.
State Bank of India (C.C) - 30022690165	1,610.84	PLR + 0.75%	N.A.
State Bank of Patiala (CC) 65027637638	1,032.14	PLR + 0.50%	N.A.
Union Bank of India (CC) 50185	225.92	PLR + 3.50%	N.A.
UCO Bank (CC)101017	1,156.72	PLR	N.A.
TOTAL	5,030.65

TERM LOANS
Bank of Maharashtra - 0671-0140-000371	709.82	PLR + 0.25%	Till FY2012
Canara Bank – 000017	678.99	PLR + 0.75%	Till FY2012
Canara Bank – 000018	232.04	PLR + 0.75%	Till FY2011
State Bank of India – 30013741511	1,217.48	PLR + 1.25%	Till FY2012
UCO Bank – 6654	1,424.40	PLR + 0.50%	Till FY2012
TOTAL	4,262.73
*PLR: Prime Lending Rate

6)	The details of charges created/guarantees given with respect to the borrowings made by company are given below:

Primary Security

The Company has deposited the title deeds with the State Bank of India, being the lead banker, for the various pieces of land aggregating to 138 acres and 10 gunthas located at Village: Kanaiyabe, District: Bhuj, Gujarat (i.e., the land on which the steel plant is located) as primary security for the Consortium Loan.

Collateral Security

Further, the title deeds for the following properties have been deposited with State Bank of India as collateral securities for the Consortium Loan.

(i)
2 plots of land at Khasra No. 20/4 Area 0.243 hectre and khasra no. 0/26 area 0.129 hectre at Gram Birgaom, Patwari Halka No. 101, Raipur Nigam Mandal- Dharsiva Chattisgarh standing in the name of Mr. Pankaj Tekriwal

(ii)	1 plot of land at khasra no. 396/34 area 0.097 hectre at Gram Lanhandhi Patwari Halka No. 113, Raipur Nigam Mandal, Raipur standing in the name of Mr. Narayan Tekriwal

(iii)	Mandal, Raipur at the name of Shri Narayan Tekriwal at Gram Lanhandhi Patwari Halka No. 113, Raipur Nigam Mandal, Raipur standing in the name of Mr. Pankaj Tekriwal

(iv)	3 plots of land admeasuring 22.373 hectres at Gram Newdha, P.H. No. 20, Raipur Nigam Mandal, Jarod, Simga, Raipur standing in the name of Hi-Tech Abrasives Ltd.

Further, the Company has created a charge on the movable assets and book debts of the Company. The exact description of the properties charged under the Hypothecation Deed is as follows:

(i)
First pari-passu charge on all and singular of the borrower’s current assets, namely stocks of raw material, semi-finished and finished goods, stocks and spares, (consumables stores and spares), bills receivables and book debts and all other movables of the borrower/both present and future excluding such movables as may be permitted by the said banks from time to time but including documents of title to goods and other assets such as outstanding monies, receivables including receivables by way of cash assistance and/or cash, including under the cash incentive scheme or any other scheme claims including claims by way of refund of customs/excise duties under the duty draw back credit scheme or any other scheme, bills, invoices, documents, contracts, agreements, securities, investments and rights, both present and future of the borrower being align in the borrower’s premises or godowns of rented and whether lying loose or incases or otherwise used in the business or the borrower at the said site or in transit now belonging to or that may at any time, during the continuance of the said facilities and this security, belong to the borrower or that may be held by any party to the ordered or dispositions of the borrower.

(ii)	Second pari-passu charge on all the movable assets of the borrower situated at the Village Kanyabye, District Bhuj, Gujarat.

In addition, the following guarantees hold true for Global Hi-Tech Industies Ltd. as on date:

•	Corporate guarantee deed dated October 15, 2007 given by Hi-Tech Abrasives Limited

•	Personal deed of guarantee dated 15 October, 2007 given jointly by Mr. Narayan Tekriwal, Mr. Ashok Maskara and Mr. Rohit Maskara

•	Personal deed of guarantee dated 15 October, 2007 given by Mr. Pankaj Tekriwal

7)
The total amount borrowed by the Company does not exceed the limitations on the borrowing powers accorded to the board of directors as per the resolution passed in the annual general meeting of the share holders on 29th September, 2007 under sec 293(1)(d) of the Companies act 1956. The copy of resolution is given below:

“RESOLVED THAT pursuant to Section 293(1)(d) of the Companies Act, 1956, the consent of the Company be and is hereby accorded to the Board of Directors for borrowing to the extent of Rs. 500 Crores from various Banks/Financial Institutions by way of mortgage/ hypothecation of the Company’s properties.”

8)	The Details of the benefits availed by the company from the Government Authorities are as given below:

Sr. No	Head	Section/ Notification	Granted by	Remarks

1	Central Excise	Exemption Under 39/2001 Notification as amended	Unit is availing the said exemption, Duly granted by Chief Commissioner of Central Excise & Customs, Ahmedabad and Principal Secretary, Industries & Mines Dept., Gujarat State.	The Slab is in 2 levels Above 20 crs Below 20 crs The Plant is having investment of above 20 crs. And exemption period is from 08.07.2005 to 07.07.2010.

2	Sales Tax / GVAT	Exemption Under Kutch incentive package scheme notification as amended	Unit is availing the said exemption, Duly granted by State level committee under the head of Principal Secretary, Industries & Mines Dept., Gujarat State.	The exemption is available on the investment made up to 31.12.2005 for 7 years.

9)	Details of Bank accounts of the Company are given below:

Sr No	Name of Bank	Account No	Type of Account	Branch	Authorized Signatory
1	Allahabad Bank	CD/113233	Current Account	635, Mistri Building, Dhobi Talao, Mumbai 400002	Narayan Tekriwal, Ashok Maskara
2	Bank Of Maharashtra	60004229291	Current Account	Mittal Chembers, Nariman Point, Mumbai	Narayan Tekriwal, Ashok Maskara
3	HDFC Bank Ltd	2162320003841	Current Account	Gandhidham	Narayan Tekriwal, Ashok Maskara
4	Kotak Mahindra Bank Ltd.	9582000010892	Current Account	5C/II, Mittal Court, 224, Nariman Point, Mumbai-400021	Narayan Tekriwal, Ashok Maskara
5	State Bank of India	30018512927	Current Account	Sector 9, Gandhidham	Narayan Tekriwal, Ashok Maskara

10)	Details of Directors Remuneration of 2007-08 is as under

	Directors	Remuneration Amount
(INR)
	Mr. Narayan P Tekriwal	225,000/-

	Mr. Rohit Maskara	225,000/-

11)	As on the date of this agreement, the Income Tax Scrutiny for the assessment year 2006-07 is in process and hearings are carried on at Raipur, Chhattisgarh, India.

12)	The details of share application money received by the Company, as on date of agreement are detailed below:

Name	Amount in INR

Raipur Engineers Services	48,000,000
Geeta Associates	3,000,000
Maruti Enterprise	5,500,000
Industrial Traders	3,000,000
Sunil Gupta	1,000,000
TOTAL	60,500,000

SCHEDULE 5
Minority Shareholders as on the date hereof
Name of the Shareholder	Reg. Folio	Corporate Body	Cert. No.	Distinctive No. (From)	Distinctive No. (To)	No. of Shares	Total No. of Shares Held	Percentage
Dokania Finlia Pvt.Ltd.	24	Yes	30	1,882,501	1,907,500	25,000	50,000	0.2%
			48	3,082,501	3,107,500	25,000
Klapp Vyapar Pvt.Ltd.	25	Yes	31	1,907,501	1,932,500	25,000	25,000	0.1%
Orissa Re-Rollers Pvt.Ltd	26	Yes	32	1,932,501	1,957,500	25,000	25,000	0.1%
Sriganesh Fiscal Services Pvt.Ltd.	27	Yes	33	1,957,501	1,970,000	12,500	12,500	0.1%
Karndhar Finance & Inv. Ltd.	28	Yes	34	1,970,001	2,020,000	50,000	50,000	0.2%
Gopal Krishan Agrawal	29	No	35	2,020,001	2,095,000	75,000	308,500	1.4%
			49	3,107,501	3,186,000	78,500
			212	17,833,501	17,908,500	75,000
			213	17,908,501	17,938,500	30,000
			214	17,938,501	17,988,500	50,000
Deepak Kumar Agrawal	30	No	36	2,095,001	2,145,000	50,000	75,000	0.4%
			50	3,186,001	3,211,000	25,000
Rameshwar Finvest Pvt.Ltd.	31	Yes	51	3,211,001	3,261,000	50,000	50,000	0.2%
Daffodil Trakon Pvt.Ltd.	32	Yes	52	3,261,001	3,311,000	50,000	85,000	0.4%
			83	6,168,501	6,203,500	35,000
Dresier Commodities Pvt. Ltd.	33	Yes	53	3,311,001	3,341,000	30,000	55,000	0.3%
			84	6,203,501	6,228,500	25,000
Veronia Plastics Pvt.Ltd.	34	Yes	54	3,341,001	3,363,500	22,500	102,500	0.5%
			105	9,213,501	9,268,500	55,000
			146	15,083,501	15,108,500	25,000

Srivier Distributors Pvt.Ltd.	36	Yes	56	3,413,501	3,438,500	25,000	25,000	0.1%
Precision Packging Pvt.Ltd.	37	Yes	57	3,438,501	3,476,000	37,500	37,500	0.2%
Concert Trade Link Pvt.Ltd.	38	Yes	58	3,476,001	3,601,000	125,000	125,000	0.6%
Innovative Mercandise Pvt. Ltd.	39	Yes	59	3,601,001	3,651,000	50,000	50,000	0.2%
Marino Fresh Foods Ind. Ltd	40	Yes	60	3,651,001	3,776,000	125,000	125,000	0.6%
Treveni Tower Pvt.Ltd	41	Yes	61	3,776,001	3,816,000	40,000	40,000	0.2%
Texila Commerce Pvt.Ltd.	42	Yes	62	3,816,001	3,901,000	85,000	85,000	0.4%
Vinita Agrawal	43	No	63	3,901,001	3,911,000	10,000	10,000	0.0%
Shyam Sunder Agrawal	44	No	64	3,911,001	3,921,000	10,000	10,000	0.0%
Curio Trade & Holding Co. Pvt. Ltd.	45	Yes	65	3,921,001	3,958,500	37,500	102,500	0.5%
Curio Trade & Holding Co. Pvt. Ltd.	45	Yes	81	5,828,501	5,868,500	40,000		0.0%
			208	17,733,501	17,748,500	15,000
			209	17,748,501	17,758,500	10,000
Good View Trading Pvt. Ltd	46	Yes	66	3,958,501	3,983,500	25,000	25,000	0.1%
Anurodh Trading Pvt.Ltd.	47	Yes	67	3,983,501	4,108,500	125,000	125,000	0.6%
Santosh Kumar Gupta	48	No	68	4,108,501	4,113,500	5,000	5,000	0.0%
Long Range Finance & Leasing Co. Pvt. Ltd.	52	Yes	72	4,563,501	4,688,500	125,000	435,000	2.0%
			88	6,338,501	6,648,500	310,000
All Worth Comodities Pvt. Ltd.	55	Yes	75	5,013,501	5,138,500	125,000	125,000	0.6%
Gazebo Commerce Pvt. Ltd.	58	Yes	86	6,303,501	6,313,500	10,000	35,000	0.2%
			131	13,406,001	13,431,000	25,000

Puspak Fincon Pvt. Ltd.	63	Yes	95	8,048,501	8,058,500	10,000	10,000	0.0%
Shilpa Mercantiles Pvt. Ltd.	67	Yes	99	8,688,501	8,713,500	25,000	25,000	0.1%
Stocknet International Ltd.	68	Yes	101	8,813,501	8,913,500	100,000	100,000	0.5%
Top Ten Fashion Pvt. Ltd.	70	Yes	104	9,188,501	9,213,500	25,000	40,000	0.2%
			243	18,935,001	18,950,000	15,000
Wilco Finexim Pvt. Ltd.	71	Yes	106	9,268,501	9,293,500	25,000	25,000	0.1%
Alsa Financial Consultant Ltd.	73	Yes	108	9,418,501	9,443,500	25,000	25,000	0.1%
Bonanza Tradelink Pvt. Ltd.	75	Yes	110	11,768,501	11,783,500	15,000	65,000	0.3%
			122	12,373,501	12,398,500	25,000
			204	17,653,501	17,668,500	15,000
			205	17,668,501	17,678,500	10,000
Goyal Intra Pvt. Ltd.	76	Yes	111	11,783,501	11,908,500	125,000	125,000	0.6%
Jmd Mercantile Pvt. Ltd	77	Yes	112	11,908,501	11,958,500	50,000	50,000	0.2%
Perkin Dealers (P) Ltd.	78	Yes	114	11,993,501	12,018,500	25,000	25,000	0.1%
Procton Commerce Pvt. Ltd.	79	Yes	115	12,018,501	12,033,500	15,000	15,000	0.1%
Ramver Distributors (P) Ltd.	80	Yes	116	12,033,501	12,058,500	25,000	25,000	0.1%
Shardhanjali Vinimay Pvt. Ltd	81	Yes	117	12,058,501	12,088,500	30,000	130,000	0.6%
Shardhanjali Vinimay Pvt. Ltd	81	Yes	144	14,883,501	14,983,500	100,000		0.0%
Sun Flower Vinimay Pvt. Ltd.	82	Yes	118	12,088,501	12,138,500	50,000	50,000	0.2%
Welkan Vinimay Pvt Ltd.	83	Yes	119	12,138,501	12,223,500	85,000	85,000	0.4%

Caravan Agencies Pvt. Ltd.	86	Yes	124	12,511,001	12,536,000	25,000	25,000	0.1%
Chanda Cast Iron Industries Pvt. Ltd.	87	Yes	125	12,536,001	12,571,000	35,000	155,000	0.7%
			249	19,145,001	19,165,000	20,000
			250	19,165,001	19,190,000	25,000
			251	19,190,001	19,215,000	25,000
			252	19,215,001	19,240,000	25,000
			253	19,240,001	19,265,000	25,000
Chaturang Commercials Pvt. Ltd.	88	Yes	127	12,821,001	12,971,000	150,000	390,000	1.8%
			254	19,265,001	19,305,000	40,000
			255	19,305,001	19,355,000	50,000
			256	19,355,001	19,380,000	25,000
			257	19,380,001	19,400,000	20,000
			258	19,400,001	19,430,000	30,000
			259	19,430,001	19,455,000	25,000
			260	19,455,001	19,480,000	25,000
			261	19,480,001	19,505,000	25,000
Dadha Engineering & Credit Pvt. Ltd.	89	Yes	128	12,971,001	13,151,000	180,000	180,000	0.8%
Drake Commercials Pvt. Ltd.	90	Yes	129	13,151,001	13,291,000	140,000	250,000	1.2%
			262	19,505,001	19,550,000	45,000
			263	19,550,001	19,590,000	40,000
			264	19,590,001	19,615,000	25,000
Eastern Synthetics Pvt. Ltd.	91	Yes	130	13,291,001	13,406,000	115,000	290,000	1.4%
			265	19,615,001	19,640,000	25,000

			266	19,640,001	19,665,000	25,000
			267	19,665,001	19,715,000	50,000
			268	19,715,001	19,740,000	25,000
			269	19,740,001	19,790,000	50,000
Gunjan Agency Pvt. Ltd.	92	Yes	132	13,431,001	13,541,000	110,000	110,000	0.5%
Kartick Commercial & Financiers Pvt. Ltd.	93	Yes	133	13,541,001	13,658,500	117,500	202,250	0.9%
			270	19,790,001	19,834,750	44,750
			271	19,834,751	19,874,750	40,000
Kavery Trading & Holding Pvt. Ltd.	94	Yes	134	13,658,501	13,758,500	100,000	170,000	0.8%
			272	19,874,751	19,919,750	45,000
			273	19,919,751	19,944,750	25,000
Manglam Sanitary Pvt. Ltd.	97	Yes	139	14,558,501	14,583,500	25,000	25,000	0.1%
Motilal Makhanlal Holding Pvt. Ltd.	98	Yes	140	14,583,501	14,633,500	50,000	50,000	0.2%
Oven Commercials Pvt. Ltd.	99	Yes	141	14,633,501	14,683,500	50,000	75,000	0.4%
			276	20,004,751	20,029,750	25,000
S.T.L Overseas Pvt. Ltd.	100	Yes	143	14,783,501	14,883,500	100,000	100,000	0.5%
Software Wizards Ltd.	101	Yes	145	14,983,501	15,083,500	100,000	230,000	1.1%
			282	20,234,751	20,264,750	30,000
			283	20,264,751	20,289,750	25,000
			284	20,289,751	20,314,750	25,000
			285	20,314,751	20,339,750	25,000
			286	20,339,751	20,364,750	25,000
Vikrant Constructions Pvt. Ltd.	102	Yes	147	15,108,501	15,208,500	100,000	215,000	1.0%

			287	20,364,751	20,404,750	40,000
			288	20,404,751	20,454,750	50,000
			289	20,454,751	20,479,750	25,000
Adishwar Nirman Pvt. Ltd	137	Yes	193	17,238,501	17,313,500	75,000	75,000	0.4%
Agrawal Iron & Steel Pvt. Ltd	138	Yes	194	17,313,501	17,338,500	25,000	50,000	0.2%
			195	17,338,501	17,363,500	25,000
Bajrangbali Dealers Pvt. Ltd	139	Yes	197	17,373,501	17,473,500	100,000	100,000	0.5%
Darkwell Mercantiles Pvt. Ltd	145	Yes	210	17,758,501	17,783,500	25,000	25,000	0.1%
Gomati Commercial Pvt. Ltd	146	Yes	211	17,783,501	17,833,500	50,000	50,000	0.2%
Hanuman Ram Vishnoi	147	No	215	17,988,501	17,996,000	7,500	25,000	0.1%
			216	17,996,001	18,006,000	10,000
			217	18,006,001	18,013,500	7,500
Kshatriya Commodities Pvt. Ltd	148	Yes	219	18,053,501	18,103,500	50,000	50,000	0.2%
Laxmikant Agrawal	149	No	220	18,103,501	18,113,500	10,000	10,000
Mansarovar Dealers Pvt. Ltd	150	Yes	221	18,113,501	18,213,500	100,000	175,000	0.8%
			222	18,213,501	18,288,500	75,000
Menka Suppliers Pvt. Ltd	151	Yes	223	18,288,501	18,338,500	50,000	50,000	0.2%
Munivar Traders Pvt Ltd	152	Yes	224	18,338,501	18,373,500	35,000	85,000	0.4%
			225	18,373,501	18,423,500	50,000
Nandan Mercantiles Pvt. Ltd	153	Yes	226	18,423,501	18,473,500	50,000	50,000	0.2%
Padam Shri Supplier P Ltd	154	Yes	227	18,473,501	18,523,500	50,000	100,000	0.5%
			228	18,523,501	18,573,500	50,000

Proview Dealers Pvt. Ltd	155	Yes	229	18,573,501	18,618,500	45,000	277,500	1.3%
			230	18,618,501	18,668,500	50,000
			231	18,668,501	18,711,000	42,500
			232	18,711,001	18,761,000	50,000
			233	18,761,001	18,806,000	45,000
			234	18,806,001	18,851,000	45,000
Ratanlal Bajaj	157	No	236	18,901,001	18,901,500	500	500	0.0%
Rekha Agarwal	158	No	237	18,901,501	18,906,500	5,000	5,000	0.0%
Rupa Bajaj	160	No	239	18,931,501	18,932,000	500	500	0.0%
Sarla Devi Bajaj	162	No	241	18,934,001	18,934,500	500	500	0.0%
Sumesh Bajaj	163	No	242	18,934,501	18,935,000	500	500	0.0%
Bhomiya Merchants Pvt Ltd	165	Yes	245	19,000,001	19,035,000	35,000	145,000	0.7%
			246	19,035,001	19,070,000	35,000
			247	19,070,001	19,120,000	50,000
			248	19,120,001	19,145,000	25,000
Liberal Spinners Ltd	166	Yes	274	19,944,751	19,994,750	50,000	60,000	0.3%
			275	19,994,751	20,004,750	10,000
Pushkar Trading & Holding Pvt. Ltd	167	Yes	277	20,029,751	20,079,750	50,000	115,000	0.5%
			278	20,079,751	20,119,750	40,000
			279	20,119,751	20,144,750	25,000
Ratnakar Vyapaar Pvt. Ltd	168	Yes	280	20,144,751	20,189,750	45,000	90,000	0.4%
			281	20,189,751	20,234,750	45,000
TOTAL							7,000,250	32.7%

SCHEDULE 6

Power of Attorney

TO ALL TO WHOM THESE PRESENTS SHALL COME, we, the undersigned are the promoters of Global Hi-Tech Industries Limited, a company registered under the Companies Act, 1956 and having its registered office at 33, Atlanta, 3rd Floor, 205, Nariman Point, Mumbai, Maharashtra, India 400021 (“Company”).

WHEREAS:

(1)
We, the undersigned are the promoters of the Company wish to enter into a Shareholders Agreement with the other shareholders of the Company and with Delta Enterprises Limited, a company incorporated under the laws of Mauritius, having its registered office at Halifax Management Limited, 5TH Floor, C & R Court, 49 Labourdonnais Street, Port Louis, Mauritius (“Delta”).

(2)	For this purpose, we are desirous of appointing Mr. Prakash Kumar Rajgaria, to act for us and/or on our behalf to act as our true and lawful attorney.

NOW KNOW YE ALL AND THESE PRESENTS WITNESSETH THAT,

We, the Promoters do hereby appoint, nominate and constitute the said Mr. Prakash Kumar Rajgaria (the “Attorney”), to be our true and lawful attorney:

(1)
To sign, seal, execute, deliver, complete, perfect and record the Shareholders agreement, escrow agreement and/or any other deed or document as may be necessary in relation to sale of the shares of the Company held by us (the “Transaction Documents”) and required under such Transaction Documents including but not limited to any no objection certificate required by Delta under the provisions of Press Note 1 of 2005 in our name and on our behalf.

(2)
To deliver and deposit  such deeds or documents as may be necessary  pursuant to the Transaction Documents with any person that the Attorney may deem fit and execute a power of attorney on our behalf to such person in respect of the matters contemplated under the Transaction Documents.

(3)
We confirm that the matters which shall be done by the Attorney for the aforesaid purpose shall be good valid and effectual to all intents and purposes whatsoever as if the same has been done by us in our own proper person and we hereby agree at all times to ratify and confirm whatsoever our Attorney shall lawfully do or cause to be done by or concerning the purposes set out hereinabove by virtue of these presents.

(4)	We hereby allow, ratify and confirm all and whatsoever the Attorney shall do or cause to be done pursuant to this Power of Attorney.

(5)	This Power of Attorney shall be irrevocable.

IN WITNESS WHEREOF, We, the Promoters of the Company have hereunder set our respective hands and seals this [●] day of [●]

Signed and delivered for and on behalf of
Promoters

For HAPPY DISTRIBUTORS PVT LTD

For ASHIYANA HOMES PVT LTD

For KHUSHBOO GOODS PVT LTD

For MANJU MASKARA

For ASHOK KUMAR MASKARA

For SHAKUNTALA DEVI TEKRIWAL

For NARAYAN TEKRIWAL

For PANKAJ TEKRIWAL

For ROHIT MASKARA

For NEETA TEKRIWAL

For DOYEN MARKETING PVT LTD

Annex E

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRANSTECH SERVICES PARTNERS INC.
______________________________________________
TRANSTECH SERVICES PARTNERS INC., a corporation organized and existing under the General Corporation Law (the “GCL”) of the State of Delaware, hereby certifies as follows:

1.           The name of the corporation is “TransTech Services Partners Inc.” (the “Corporation”).

2.           The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on August 16, 2006.

3.           The Corporation’s Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation that was filed in the office of the Secretary of State of Delaware on January 9, 2007.

4.           The Corporation’s Second Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation that was filed in the office of the Secretary of State of Delaware on February 16, 2007.

5.           The Corporation’s Third Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation that was filed in the office of the Secretary of State of Delaware on February 19, 2007.

6.           This Fourth Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

7.           The text of the Certificate of Incorporation, as heretofore amended, is hereby amended and restated to read in full as follows:

FIRST:                The name of the corporation is TransTech Services Partners Inc. (the “Corporation”).

SECOND:           The registered office of the Corporation is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and its registered agent at such address is The Corporation Trust Company.

THIRD:               Subject to the immediately succeeding sentence, the purpose of the Corporation is to engage in, carry on, and conduct any lawful act or activity for which corporations may be organized under the GCL.  In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH:           The total number of shares of stock which the Corporation shall have authority to issue is TWENTY ONE MILLION NINE HUNDRED EIGHTEEN THOUSAND NINE HUNDRED TWENTY (21,918,920), TWENTY MILLION NINE HUNDRED EIGHTEEN THOUSAND NINE HUNDRED TWENTY (20,918,920) of which shall be shares of common stock, $.0001 par value per share (the “Common Stock”), and one million (1,000,000) of which shall be shares of preferred stock, $.0001 par value per share (the “Preferred Stock”), as follows:

(A)         Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series. The Board may create and provide for the issuance of shares of Preferred Stock in series and, by filing a certificate (hereinafter referred to as a "Preferred Stock Designation"), pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.  The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1)           the designation of the series, which may be by distinguishing number, letter or title;

(2)           the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

(3)           whether dividends, if any, shall be cumulative or non-cumulative and the dividend rate, if any, of the series;

(4)           the dates at which dividends, if any, shall be payable;

(5)           the redemption rights and price or prices, if any, for shares of the series;

(6)           the terms and amount of any sinking fund providing for the purchase or redemption of shares of the series;

(7)           the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(8)           whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series or of such other security, the conversion price or prices or exchange rate or rates and provisions for any adjustments to such prices or rates, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(9)           the ranking of such series with respect to dividends and amounts payable on the Corporation’s liquidation, dissolution or winding-up, which may include provisions that such series will rank senior to the Common Stock with respect to dividends and those distributions;

(10)         restrictions on the issuance of shares of the same series or of any other class or series;

(11)         the voting rights, if any, of the holders of shares of the series; and

(12)         such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board shall determine.

(B)          Common Stock.

(1)           Voting Rights.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.
(2)           Dividends.  Subject to any preferential dividend rights, if any, applicable to shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive only such dividends as may be declared by the Board.

(3)           Liquidation.  Except as set forth in Paragraph FIFTH, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, ratably, in proportion to the number of shares held by them, to receive all of the remaining assets of the Corporation available for distribution to holders of Common Stock.

(4)           Conversion.  The holders of Common Stock shall have no conversion rights other than as set forth in subparagraph C of Paragraph FIFTH hereof.

FIFTH:                The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(A)          The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the  by-laws of the Corporation as provided in the by-laws of the Corporation.

(B)          The election of directors need not be by written ballot.

(C)          In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the GCL, of this Amended and Restated Certificate of Incorporation, and to any by-laws from time to time adopted by the stockholders; provided, however, that no by-law so adopted shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SIXTH:.              The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

SEVENTH:         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that nothing in this Article Eighth shall eliminate or limit the liability of any director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.  Neither the amendment nor repeal of this Article Eighth, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Eighth, shall eliminate or reduce the effect of this Article Eighth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH:             The Corporation shall, to the fullest extent legally permissible under the provisions of the GCL, as the same may be amended from time to time, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation.  Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or resolution adopted by the stockholders entitled to vote thereon after notice.

NINTH:               The Corporation is to have perpetual existence.

TENTH:              Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

5.             This Fourth Amended and Restated Certificate of Incorporation was duly adopted by the unanimous written consent of the directors and by the written consent of the holders of at least a majority of the issued and outstanding shares of capital stock of the Corporation in accordance with the applicable provisions of Sections 242 and 228, respectively, of the GCL.

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this     day of __________, 2009.

Suresh Rajpal
Chief Executive Officer

Annex F

LOAN AGREEMENT

This Loan Agreement (“Agreement”) is entered into as of this ___ day of May 2009 by and between:

THE PERSONS whose names and addresses are set out in Schedule 1 hereto (hereinafter referred to as the "Lenders", which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include their heirs, legal representatives, executors, and administrators) of the FIRST PART.

AND

Global Hi-Tech Industries Limited, a company incorporated under laws of India having its registered office at 33, Atlanta Building, Nariman Point, Mumbai – 400 021. (hereinafter referred to as “Borrower”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors, Affiliates and assigns) of the SECOND PART;

The parties of the FIRST PART and the SECOND PART shall, individually, be referred to as a "Party" and collectively as "Parties”

WHEREAS:

(A)
The Lenders have entered into a Share Purchase Agreement with Delta Enterprises Limited (“Delta”) dated 2 April 2009 (“SPA”) in terms of which the Lenders are obligated to loan a sum of Rs. 5,00,00,000/- (Rupees five crores only) to the Borrower as an unsecured loan for a fixed period of three years.

(B)	The Lenders have agreed to grant a loan of the requisite amount in the manner and subject to certain terms and conditions hereinafter contained.

(C)	The Parties have decided to reduce their understanding and agreement in writing and have decided to execute this Loan Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be bound legally, agree as follows:

1.	Representations, Warranties and Undertakings

The Borrower represents and warrants to the other that it has the full power and authority to enter into and to perform its obligations under this Agreement which when executed will constitute valid and binding obligations on it and the entry and delivery of, and the performance by it of this Agreement will not result in any breach of any provision of its memorandum and articles of association or result in any claim by a third party against the Lender.

F-1

2.	Disbursal and Term of the Loan

2.1
The Lenders agree to lend to the Borrower and the Borrower agrees to borrow from the Lenders, a sum of Rs. 5,00,00,000/- (Rupees five crores only) on the terms and conditions contained herein (‘Loan’).

2.2	The intended purpose of the Loan is to meet the business requirements of the Borrower.

2.3           The Loan shall be unsecured.

2.4	The Lenders have issued the Borrower cheque for a sum totalling Rs.5,00,00,000/- (Rupees five crores only) which the Borrower hereby acknowledges.

3	Consideration

3.1
In consideration of the Lenders agreeing to grant the Loan to the Borrower, the Borrower agrees to pay to the Lenders interest at the rate of 9% per annum compounded annually. The rate of interest may be changed from time to time subject to mutual agreement.

3.2
Subject to the applicable regulations in this behalf, the Borrower shall be entitled to deduct the applicable tax while making the payment of interest and shall issue the appropriate TDS Certificate to the Lender in this behalf.

4	Term and Payment

4.1	The Loan shall be for a fixed period of three years and shall be repayable on 1 June 2012 subject to the clause 4.2.

4.2
In terms of the SPA the Borrower and the Lender have agreed that in the event there are any liabilities (other than the disclosed liabilities) which arise on the Borrower prior to consummation of the transaction contemplated under the SPA, the Borrower shall deduct the value of such liabilities certified by a Chartered Accountant from the Loan amount to be repaid to the Lender. The ascertainment of such liabilities will be made on yearly basis on completion of the relevant financial year and finally prior to the repayment of the Loan. The Loan would be deemed to have been reduced on account of such liabilities on and from the day the Chartered Accountant certificate is furnished to the Lenders by the Borrower and such reduced Loan amount will be the Loan amount for the purposes of computation of interest for subsequent remaining period. At the end of the term of the Loan the Borrower shall only be liable to pay the adjusted Loan amount to the Lenders. The Lenders and Delta will have no lien/ right over the amount of liabilities so deducted by the Borrower from the Loan. Any tax liability on this account will be to the account of the Borrower.

F-2

5	Amendment and Waiver

This Agreement and/ or the rights and obligations of the Parties under this Agreement may be amended or waived and shall be binding and effective only upon execution of a written agreement to that effect executed by the Parties hereto.  Further, it is understood that failure of either Party to exercise any of its rights would not amount to waiver of any of its rights by such Party.

6	Counterparts

This Agreement and all agreements and documents to be delivered in connection herewith may be executed in any number of counterparts, and by each of the Parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument.

7	Entire Agreement

This Agreement contains the entire agreement of the Parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

8	Force Majeure

8.1
Force Majeure shall mean any delay in the performance under this Agreement by any of the Parties due to causes beyond its control or without its fault or negligence, including acts of God, acts of public enemy, acts of any government, fire, flood, other natural disasters, epidemics, quarantine restrictions, civil unrest, strikes, freight embargoes, wars, insurrections and similar military actions.

8.2
The Party claiming that its performance under this Agreement is delayed or impeded due to a Force Majeure condition shall promptly notify the other Party in writing of the situation, including the reasons for delay in performing any obligation under this Agreement and shall make all possible efforts to rectify the delay.  The Parties shall discuss the situation and attempt to determine the likely impact on performance under this Agreement, including the likely delay in performance.

9	Notices

9.1	Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder:

9.1.1	shall be in writing;

9.1.2
shall be sent by messenger, certified or registered mail, reliable express delivery service or facsimile (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below;

F-3

9.1.3
shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, or express delivery service, or (ii) a receipt generated by the sender's facsimile showing that such communication was sent to the appropriate number on a specified date, if sent by facsimile; and

9.1.4	all such communications shall be sent to the following addresses or numbers, or to such other addresses or numbers as any Party may inform the others by giving five business days’ prior notice:

If to the Lenders :	Prakash Rajgarhia
33, Atlanta, 3rd Floor
Nariman Point,
Mumbai 400 021
+91 98 2008 5099 (phone)
pr@aurovision.com

If to the Borrower :	Global Hi-Tech Industries Limited
33, Atlanta, 3rd Floor
Nariman Point,
Mumbai 400 021

10	Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective legal representatives, heirs, successors and permitted assigns.

12	Governing Law

This Agreement, performance of all obligations and the exercise of all rights herein shall be governed by the laws of India.

F-4

13	Dispute Resolution

In the event of any dispute being arisen between the parties hereto pertaining to this Agreement, the Courts in Mumbai shall have exclusive jurisdiction to try and entertain the same.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized signatories on the date first above written below.

SIGNED AND DELIVERED by each of the Lenders
by Prakash Rajgarhia being the attorney
for each of them as mentioned in schedule 1
copy of which is attached as Schedule 2

Date:

In the Presence of
Narayan Prasad Tekriwal
MIG-21 Indravati Colony, Raipur-
Chattisgarh, India

Date:

SIGNED AND DELIVERED by the within
named Global Hi-Tech Industries Limited
by the hand of ____________
its authorised person, copy of authorization
attached as Schedule 3

Date:

Witness:

F-5

SCHEDULE I

PROMOTERS

Name	Address

Ashiana Homes Pvt. Ltd.	S-565, Greater Kailash - II, New Delhi – 110048, INDIA.

Ashok Kumar Maskara	D-604, Panchvati Van - 1, Raheja Township, Malad (E), Mumbai – 400097, Maharashtra, INDIA

Doyen Marketing Pvt. Ltd	P-4, 10th Floor, NHB App. Road, Kolkata – 700001, West Bengal, INDIA

Happy Distributors Pvt Ltd	1, 3rd Floor, R. No. 309, British Indian Street, Kolkata – 700069, West Bengal, INDIA.

Khushboo Goods Pvt Ltd	1, 3rd Floor, R. No. 309, British Indian Street, Kolkata – 700069, West Bengal, INDIA.

Manju Maskara	D-604, Panchvati Van - 1, Raheja Township, Malad (E), Mumbai – 400097, Maharashtra, INDIA

Narayan Prasad Tekriwal	MIG - 21, Indravati Colony, Raipur – 492001, Chattisgarh, INDIA

Neeta Tekriwal	MIG - 21, Indravati Colony, Raipur – 492001, Chattisgarh, INDIA

Pankaj Tekriwal	MIG - 21, Indravati Colony, Raipur – 492001, Chattisgarh, INDIA

Prakash Kumar Rajgaria	3/4, Kings Apartments, Juhu Tara Road, Next to Tulip Star, Mumbai – 400049, Maharshtra, INDIA

Rohit Maskara	D-604, Panchvati Van - 1, Raheja Township, Malad (E), Mumbai – 400097, Maharashtra, INDIA

Shakuntala Devi Tekriwal	MIG - 21, Indravati Colony, Raipur – 492001, Chattisgarh, INDIA

F-6

ANNEX G

GEOLOCIAL APPRAISAL REPORT OF BUXWAHA IRON ORE OCCURRENCE, VIDE CONSENT LETTER NO. F-2-68/07/12/1 DATED 13/10/2008 OF MADHYA PRADESH KANIJ SADHAN VIBHAG

(AREA: 20.00 HECT.)

Minerals	:	**Iron Ore**
Village	:	**Buxwaha**
Tehsil	:	**Malehara**
District	:	**Chhatarpur**
Area	:	**20.00 Hect.**

Applicant:

M/s Global Hi-Tech Industries Ltd.

Mumbai.

Prepared by:

Rakesh K. Choubey (M. Sc. Geology, M. Sc. Environment & Ecology)

Regn. No. RQP/JBP/095/01/A

Validity up to 26/02/2011

601/1, Dayanagar,

Jabalpur (M.P.), PIN: 482002

Phone: 0761-2411922, Fax No.: 0761-4003735

Mbn: 94253-24774

E-mail: rkchobe@gmail.com, rkc_pecs@rediffmail.com

Associate Pollution Ecology Control Services, NGP

NOVEMBER - 2008

CONTENTS

S.NO. SUBJECT	PAGE NO.
1. Introduction	1
2. Geology of the area	5
3. Exploration & Reserves	11
4. Sampling	13
5. Beneficiation	13
6. Conclusions and Recommendation for P.L. holder	14
7. Any other relevant information	14

Plates

1. Key plan.
2. Surface Geological Map / Section.

Annexure

1. M.P. Govt. letter.
2. Chemical analysis report.

Prepared by R. K. Choubey
Regd. No. RQP/JBP/095/01/A

GEOLOCIAL APPRAISAL REPORT OF BUXWAHA IRON ORE OCCURRENCE, CONSENT ISSUED VIDE LETTER NO F 2-113/2008/12/1 DATED 08/09/2008., MP KHANIJ SADHAN VIBHAG (AREA: 20.00 HECT.)

1.0 INTRODUCTION:

The Geological assessment report of Buxwaha Iron ore occurrence is about the Iron ore occurrence situated near village Buxwaha village which falling under Survey of India toposheet No. 54 P/7 under following co-ordinates. Proper field studies have been carried out on the request of applicant M/s Global Hi-Tech India Ltd., Mumbai.

A	:	Latitude	: 24^0 23' 25"N
		Longitude:	79^0 18' 24"E
B	:	Latitude	: 24^0 23' 25"N
		Longitude:	79^0 18' 32"E
C	:	Latitude	: 24^0 23' 21"N
		Longitude:	79^0 18' 27"E
D	:	Latitude	: 24^0 23' 21"N
		Longitude:	79^0 18' 24"E

The applicant M/s Global Hi-Tech India Ltd. Mumbai, have been granted conditional permission by State Mineral Resource Department Madhya Pradesh to seek and comply necessary formalities to get consent from M.P. forest department under Indian Forest Act, 1980.. On submission of the consent from state forest department P.L. grant letter will be issued to concerned party.

1

Geological Appraisal Report on Buxwaha Iron Ore Occurrence.
(Area: 20.00 Hect.)

Prepared by R. K. Choubey
Regd. No. RQP/JBP/095/01/A

The area in question has already been worked for the extraction of laterite and low / high grade Iron ore in past. On the basis of above facts and existing pits and river / Nala cuttings etc. present in the area, geological assessment report has been prepared for the same. It has been done in systematic manner to support the claim of proved Iron ore occurrence.

A small village Buxwaha is situated at a distance of about 2.0 km from the area in Bijawar tehsil head quarter of Chhatarpur district (falling under Buxwaha forest range) situated about 35 km. on northeast direction. The area in question is situated on Damoh – Sagar State highway.

There is no major water course in the applied area. Only natural water course in the form of nala (water channel) is there. In general the applied area is having hilly terrain (Plateau) on sloping towards south-east and south western side. Occasional soil cover is present having thickness of 0.1-0.25m. Below the soil cover upto MRL 440 m. high grade Iron ore is present. Upto MRL 420 low grade Iron ore and up to MRL 400 ferruginous shale is present. Geological assessment is done by observation of existing nala cutting and deposition in hilly terrain in the applied area so as to explore the entire area. This excavation had been done in past for the smelting of Iron by hand furnaces for preparing hand tool like chisel, crowbar, hammer and bhala etc. as we see slag of Iron strewn all over the applied area and nearby.

Topographical survey on 1:2000 scale and sampling of low/high grade Iron ore have been done to ascertain its chemical nature and grade.

Geological mapping of the area has been carried out on 1:2000 scale. On the basis of field observation reserve and grade of the mineral has been estimated.

During field observation presence of Iron ore is confirmed.

2
Geological Appraisal Report on Buxwaha Iron Ore Occurrence.
(Area: 20.00 Hect.)

Prepared by R. K. Choubey
Regd. No. RQP/JBP/095/01/A

1.1 **NAME OF THE MINERAL:**

Iron ore

1.2 **NAME AND ADDRESS OF THE APPLICANT:**

M/s Global Hi-Tech India Ltd., Mumbai.

1.3 **PARTICULARS:**

(i) Particulars of M.P. govt. letter F-68/07/12/1 dated 13/10/08

(ii) Details of the area under licence.

District	Tehsil	Gram (village)	Forest Compartment No.	Area (Hect.)	Ownership
Chhatarpur	Malchara	Buxwaha	308	20.00	Forest land
Total				**20.00 Hect.**	

Recent certified copy of forest compartment map is annexed.

iii) Proposed period of prospecting: 2 years after getting P.L. grant letter from state govt.

PARTICULARS OF THE GEOLOGIST AND MINING ENGNEER:

Reconnaissance survey and field observation have been carried out under my guidance as consultant geologist.

3
Geological Appraisal Report on Buxwaha Iron Ore Occurrence.
(Area: 20.00 Hect.)

Prepared by R. K. Choubey
Regd. No. RQP/JBP/095/01/A

1.5 STATUS OF THE PROSPECTING OPERATIONS:

Field studies have been completed for the same area.

1.6 LOCATION OF THE AREA:

1. Toposheet No.	:	54 P/7
2. Forest Compartment	:	308
3. Village/Gram	:	Buxwaha
4. Taluka	:	Malehara
5. District	:	Chhatarpur
6. State	:	M.P.

The above area lies under following co-ordinates:

A	:	Latitude : 24^0 23' 25"N
		Longitude: 79^0 18' 24"E
B	:	Latitude : 24^0 23' 25"N
		Longitude: 79^0 18' 32"E
C	:	Latitude : 24^0 23' 21"N
		Longitude: 79^0 18' 27"E
D	:	Latitude : 24^0 23' 21"N
		Longitude: 79^0 18' 24"E

4
Geological Appraisal Report on Buxwaha Iron Ore Occurrence.
(Area: 20.00 Hect.)

Prepared by R. K. Choubey
Regd. No. RQP/JBP/095/01/A

2.0 GEOLOGY OF THE AREA:

2.1 Physiography:

The applied area falls in Survey of India toposheet no. 54 P/7 & is bounded by co-ordinates as given in above para.

The highest and lowest altitudes in the area are 460 mts. and lowest MRL is 420 mts. respectively from M.S.L. (assumed) level. The applied area is having a hilly terrain ranging in North- South direction. The highest portion is situated towards central, northern and eastern side whereas lowest portion is lying towards south-east, west and east part. Elevation difference between lowest and highest point is 40m.

The Physiography can be discussed under four heads:

(a) Topography
(b) Drainage
(c) Vegetation
(d) Climate

(a) Topography:

The highest and lowest altitudes in the area are 460 mts. and lowest MRL is 420 mts. respectively, from M.S.L. (assumed) level. The applied area is having hilly terrain ranging in North-South direction. The highest portion is situated towards central, northern and eastern sides whereas lowest portion is lying towards south-eastern, western and eastern part. Elevation difference between lowest and highest point is 40m.Two nalas are present in the area; one is towards south- eastern side and another one is towards south -western side.

5
Geological Appraisal Report on Buxwaha Iron Ore Occurrence.
(Area: 20.00 Hect.)

Prepared by R. K. Choubey
Regd. No. RQP/JBP/095/01/A

(b) **Drainage:**

The general drainage pattern is sloping type, which follows the natural course i.e. in all directions, that finally ends in a nala that extends from North to South of the applied area.

(c) **Vegetation:**

The area is devoid of any significant vegetation. However, few seasonal herbs and shrubs are seen at many places in the area. Dense tree population is present here and in the adjoining area, which has been excluded from applied area.

(d) **Climate:**

The area in general faces typical subtropical climate in three seasons namely Monsoon, Winter and Summer. The average rainfall of the area is 1100mm. The temperature goes as high as 46^0C during summer and goes as low as 4^0C during peak winter. The climate is otherwise pleasant.

REGIONAL GEOLOGY:

This occurrence belongs to Bijawar Group of rocks of Palaeo-Proterozoic age.

The regional trend of rocks is north east-south west. These have been intruded by basic and acidic intrusives. Structurally, both primary and secondary structures have been developed. Primary structures developed are primary bedding, current bedding etc. Secondary structures are faults, folds, joints, foliationsetc. The rocks have been subjected to polyphase deformation and joints have developed.

6
Geological Appraisal Report on Buxwaha Iron Ore Occurrence.
(Area: 20.00 Hect.)

Prepared by R. K. Choubey
Regd. No. RQP/JBP/095/01/A

The regional stratigraphic succession is as follows:

Lithology	**Stratigraphic Status**		**Age**	**Nature & Characteristics**
Soil & Alluvium			Quaternary	Soft, unconsolidated & loose sediments
Deccan Trap			Upper Cretaceous to Palaeogene	Dark grey, Fine to medium grained, non to sparsely porphyritic
Sandstone/Limestone	**Lameta Group**		Cretaceous	Brownish, yellowish to buff coloured, medium to coarse grained, friable, calcareous at places.
Sandstone/Quartzite	**Rewa Group**		Neo-Proterozoic	Light reddish brown, hard and massive, fine to medium grained, thickly bedded
Shale	**Rewa Group**			Dark brown, fine grained, fissile
Quartzite/Sandstone	**Kaimur Group**	VINDHYAN SUPERGROUP		Fine grained, hard & compact, massive, thickly bedded
Sandstone	**Kaimur Group**			Reddish brown, fine grained, massive
Shale	**Kaimur Group**			Reddish brown, fine grained, soft & fissile
Conglomerate	**Kaimur Group**			Sub-angular to sub-rounded pebbles of varied coloured chert, jasper, quartz & quartzite embedded in a coarse sandy matrix
Shale	**Semri Group**		Meso-Proterozoic	Grey to khaki grey, fine grained soft & splintery
Shale	**Semri Group**			Greenish/pinkish grey, fine-grained. Soft
Dolomite/ Limestone & chert breccia	**Semri Group**			Greyish blue, fine grained, massive, thinly bedded
Porcellanite with black carbonaceous shales	**Semri Group**			Light green, very fine grained, hard & compact rock with thin bands of black

7
Geological Appraisal Report on Buxwaha Iron Ore Occurrence.
(Area: 20.00 Hect.)

Prepared by R. K. Choubey
Regd. No. RQP/JBP/095/01/A

				carbonaceous shale
		E		
Limestone				Dirty grey to greyish blue, fine grained, massive & thinly laminated
		R		
Quartzite/Sandstone		G		Dirty white, fine to medium grained, hard ferruginous quartzite
		R		
Shale/Quartzite				**Greyish brown, reddish, soft & splintery with interbeds of hard ferrugenous quartzite**
		O		
Dolomitic Limestone	**Bijawar Group**	U	Palaeo-Proterozoic	Bluish grey, fine grained, hard, massive & fractured
		P		
Quartzite				Yellowish grey, fine grained, hard & massive
Trap				Greenish grey, fine grained, hard, compact & foliated
Chert/breccia				Reddish yellow, fine grained, hard, compact & fractured
Basic Dykes/ Quartz Reefs				Colourless, dirty white, fine grained, hard, massive, dark grey, fine to medium grained, hard & compact
Granite	Budlekhand Gneissic Complex		Archaean	Pink, fine grained, massive, hard & compact
Granite				Pink, medium to coarse grained massive rock
Granite & granite gneisses				Pink, pinkish grey, porphyritic, foliated & banded rock with enclaves of amphibolite & schist

8
Geological Appraisal Report on Buxwaha Iron Ore Occurrence.
(Area: 20.00 Hect.)

Prepared by R. K. Choubey
Regd. No. RQP/JBP/095/01/A

(a) Lithology:

The applied area is covered by lateritic soil ranging from 0.1-0.25 m.. From top most MRL (i.e. 460) to MRL 440m. is high grade Iron ore. From MRL 440 to 420 MRL low grade Iron ore exists and from MRL 420 to 400 MRL ferruginous shale is encountered.

High grade and low grade Iron ore:

The Iron ore in the applied area is cherry red/steel grey in colour, massive and lumpy. On hammering it breaks. It has brown streak. Its hardness is about 5 and bulk density is 3.25 to 3.5. Low grade Iron ore is present in the entire area

The deposition of Iron ore is such in the applied area that it is controlled by contouring of the area. High grade Iron ore is present on top above 460 MRL to 440 MRL, below which low grade Iron ore is existing up to 420 MRL through out the applied area.

Ferruginous shale:

Ferruginous shale of the applied area is existing between 420mrl to 400 MRL. This ferruginous shale is having high percentage of Iron silicates having recovery factor as 60%. Recovery of Iron from this ferruginous shale is subjected to its characterisation, which will further decide process to be adopted for enhancement of Iron percentage, which may be concentration or beneficiation process.

9
Geological Appraisal Report on Buxwaha Iron Ore Occurrence.
(Area: 20.00 Hect.)

Prepared by R. K. Choubey
Regd. No. RQP/JBP/095/01/A

Structure:

The general strike of the rocks in the region is north east- south west. This has its manifestation in the applied area also.

Strike

(i) N 45^0E-S 45^0 W

(a) **Stratigraphy:**

Recent	:	Lateritic Soil cover/ Lateroid soil
Bijawar	:	Laterite, Banded Iron Quartz formation having Iron ore/Ochre occurrence within them.

(b) **Lithology:**

Area is covered by Lateritic soil having thickness around 0.5- 1.0 m. Iron ore and hard Lateroid outcrops can be seen all over the area in question.

10
Geological Appraisal Report on Buxwaha Iron Ore Occurrence.
(Area: 20.00 Hect.)

Prepared by R. K. Choubey
Regd. No. RQP/JBP/095/01/A

3.0 EXPLORATIONS:

3.1 DETAIL OF EXISTING PITS:

The applied area is covered by occasional soil cover. There are many exposures of high grade, low-grade and ferruginous shale through out the applied area and in nala cuttings also.

VARIOUS EXPOSURES:

Several exposures of Lateritic cappings are seen in the east and east central part of the applied area; below which presence Iron ore is confirmed.

Strike - Nearly north east to southwest.

3.2 RESERVES:

The reserves of the applied area have been computed by graphical and cross-sectional methods. The area is calculated by each section line graphically and multiplied by the distance between section lines to get the volume, which in turn multiplied by the bulk density of the minerals to get the tonnage.

On the basis of prospecting carried out, it is assumed that Laterite/ Iron ore are uniformly distributed in the area. It is covered by Lateritic soil along with weathered mineral at few places in the applied area.

The applied area covered by lateritic soil ranging from 0.1-0.25 m. From top most MRL (i.e. 460) to MRL 440m. is high grade Iron ore. MRL 440 to MRL 420 is low grade Iron ore and from MRL 420 to MRL 400 ferruginous shale is encountered.

11
Geological Appraisal Report on Buxwaha Iron Ore Occurrence.
(Area: 20.00 Hect.)

Prepared by R. K. Choubey
Regd. No. RQP/JBP/095/01/A

All the reserves have been put under the proved category only. Recovery factor is considered as 60% in and remaining 40% is considered as waste / shale/phyllite and other impurities.

Bulk density of Iron ore is taken as 4.0 for high grade ore, 3.5 for low-grade and 3.0 tonnes/cubic meter for ferruginous shale.

Details of reserves calculation are given below:

High-grade Iron ore reserves:

Section line	Area in m^2 (Proved)			Mean area in m^2 (Proved)			between section line	Volume in m^3 (Proved)			UNFC code
	H.G	L.G	F.S	H.G	L.G	F.S		H.G	L.G	F.S	111
11'	5180	6080	6080								
				5005	8040	8240	280	1401400	2251200	2307200	
22'	4830	10000	14000								
				3945	7920	11400	130	512850	1029600	1482000	
33'	3060	5840	12400								
Total volume in m^3								1914250	3280800	3789200	
Mine waste 40% in m^3								765700	1312320	1515680	
Recovery factor 60% in m^3								1148550	1968480	2273520	
Tonnage (60%vol. x B.D.)								4594200	6889680	6820560	
Grand total of proved reserves								**18,3,04,440 t.**			**111**

Note :- HG = high grade Iron ore, LG= lowgrade iron ore & FS = Ferruginous shale

Thus, total geological reserves = 18,3,04,440 tonnes

12
Geological Appraisal Report on Buxwaha Iron Ore Occurrence.
(Area: 20.00 Hect.)

Prepared by R. K. Choubey
Regd. No. RQP/JBP/095/01/A

4.0 **SAMPLING**:

Grab sampling was carried out from existing pits / cuttings. After quartering & coning, one such sample was collected and tested for chemical analysis. This sample was analysed for its chemical composition.

Iron ore:

The results of low-grade Iron ore analysis are as follows:

Fe	Al_2O_3	SiO2	P
60.82 %	1.22%	1.08%	0.184%

The results of high-grade Iron ore analysis are as follows:

Fe	Al_2O_3	SiO2	P
65.65 %	1.22%	1.34%	0.384%

The results of Ferruginous shale analysis are as follows:

Fe2O3	Al_2O_3	SiO2	P
70.65%	10.22 %	08.34%	0.384%

5.0 **BENEFICIATION**:

No beneficiation of minerals is proposed if proponent gets P.L. of the area. ROM (Ferruginous shale) will be subjected to the characterisation test of Iron ore for setting up concentration / beneficiation unit.

13
Geological Appraisal Report on Buxwaha Iron Ore Occurrence.
(Area: 20.00 Hect.)

Prepared by R. K. Choubey
Regd. No. RQP/JBP/095/01/A

6.0 CONCLUSIONS AND RECOMMENDATIONS FOR APPLICANT:

A) The applied area has been thoroughly explored to know the presence of the mineral. After the investigation it is found that good quantity of low / high grade Iron ore is present in the area.

B) This is worth mentioning that Iron ore occurrence of this region is following a specific stratigraphic trend and the applied area is part of the same local geology. On the basis of the above facts applicant M/s Global Hi-Tech India Ltd. Mumbai, should apply for further proceedings of P.L. clearance.

7.0 ANY OTHER RELEVANT INFORMATION:

Nil

Date: 16/11/2008
Place: Jabalpur

(Signature)

R. K. Choubey
Consultant Geologist
&
RQP/JBP/095/01/A

14
Geological Appraisal Report on Buxwaha Iron Ore Occurrence.
(Area: 20.00 Hect.)

Annex H

FINANCIAL DUE DILIGENCE REPORT

EXECUTIVE SUMMARY

This Summary only highlights some of the important findings and issues emerging from the financial due diligence conducted by Mercurius Advisory Services Private Limited. It is not a complete summary of the due diligence report. For our complete findings and recommendations, please refer to the due diligence report submitted by us (“Report”)

The terms and abbreviations not defined herein shall have the meaning ascribed to them in the Report.

KEY MILESTONES

July 2005:   Commercial production for induction furnace and Comcast commenced. First batch of production dispatched.

October 2005:   Commercial production for rolling mill commenced

March 2007:   Commercial production for sponge iron commenced

Current installed capacities are:

Sponge Iron	– 105,000 metric tonnes

Billets	– 100,800 metric tonnes

Rolling Structural Steel	– 48,000 metric tonnes

Current licensed capacities are:

Sponge Iron	– 105,000 metric tonnes

Billets	– 100,800 metric tonnes

Rolling Structural Steel	– 96,000 metric tonnes

INCOME STATEMENT OVERVIEW

Graphical representation of expenses/net income to revenue (2007-08):

•
Sales growth in FY 2007 – 08 as compared to FY 2006 – 07 reflected a rise of 103% primarily on account of increase in sales of billets, sponge iron, coal & coal fines, iron ore pellets, dolo char and scrap. During FY 2007 – 08, ratio of sales comprising of sale of manufactured items versus traded items were 57:43. It has a total of 5 items under manufactured segment and 4 items under trading segment. Its key products are MS Joist 27% and Billets 64% in case of manufacturing segment and billets 41%, iron ore pellets 28% and scrap 24% in case of trading segment. Sales growth in nine months ended December 31, 2008 as compared to the corresponding period previous year reflects a rise of 16% primarily on account of increase in sales of billets, sponge iron, coal & coal fines, iron ore pellets, dolo char and scrap.

•
Gross Profit has increased substantially from FY 2005 – 06 to 2007 – 08 from INR 49,672,934 to INR 468,026,413 — an increase of 213% annually. Operating Income has also increase from INR 30,317,388 to INR 399,856,323 over the same period. Gross profit has increased from nine months ended December 31, 2007 to December 31, 2008 from INR 339,245,678 to 374,361,454 – an increase of 10% period over period. Operating Income also increase substantially from INR 284,981,597 to INR 331,542,698.

•	Year on year graphical representation of Revenues/ Gross Margin/ EBITDA/ Net Income (In INR million) for last 3 years is as under (FY 2005 – 06 to 2007 – 08):

•	Other income primarily comprises of interest on restricted deposits aggregating INR 7 million in FY 2007-08. Other income was Nil for the nine months ended December 31, 2008.

•
Raw material consumption percentage to sales on a year on year basis for FY 2007 – 08 and FY 2006 – 07 was 70% and 71% respectively. Raw material consumption percentage to sales on a period on period basis for nine months period ended December 31, 2007 and 2008 was 70% and 76% respectively.

•
Manufacturing expenses primarily include power & fuel costs and labour charges aggregating INR 170 million in 2007-08. Steep fall in manufacturing expenses of FY 2007 – 08 as compared to FY 2006 – 07 were primarily on account of commencement of trading activity by the Company. Power & fuel costs include expenses towards power sourced from state boards and operating expenses for the captive power plant. Manufacturing expenses for nine months ended December 31, 2008 falls by 30% as compared to corresponding previous period due to increase in trading activity.

•
Administrative expenses primarily include bank charges, brokerage & commission, freight outward, hiring charges, insurance, rent, repair & maintenance, salary, telephone and travelling charges. Administrative expenses percentage to sales on a year on year basis for FY 2007 – 08 and FY 2006 – 07 was 3.17% and 3.44% respectively. Administrative expenses percentage to sales on for nine months period ended December 31, 2007 & 2008 was 3.34% and 3.28% respectively.

•
The employee cost has increased by about 63% in FY 2007 – 08 as compared to FY 2006 – 07 primarily on account of a) Salary increments by 10 – 15% during FY 2007 – 08 b) Increase in the number of employees by 23 across departments c) Increase in the average salary due to higher cost to company (‘CTC’) as recruitments during FY08 were mainly at senior management and middle management levels. Present years’ average monthly salary is INR 27,742. During nine months ended December 31, 2008, employee cost has increased by 2.29% as compared to corresponding previous period.

•
Depreciation has increased by 156% on account of depreciation being charged on the certain additions (made during the year) for the entire year irrespective of their date of purchase for FY 2007-08 (INR 118 million) as compared to FY 2006-07 (INR 46 million). During nine months ended December 31, 2008 (INR 89 million), depreciation has increased by 4% as compared to corresponding previous period (INR 86 million).

•
Finance costs for FY 2007 – 08 primarily represents interest on term loan INR 84 million, interest on working capital loan INR 34 million, interest to others INR 29 million, processing charges INR 3 million and LC charges INR 5 million. Debts funds (secured and unsecured) increased by INR 160 million during FY 2007 – 08. Finance costs for nine months ended December 31, 2008 primarily represents interest on term loan INR 51 million, interest on working capital loan INR 44 million, interest to others INR 25 million and LC charges INR 3 million. Debts funds (secured and unsecured) increased by INR 160 million during FY 2007 – 08. Debts funds (secured and unsecured) decreased by INR 278 million during nine months ended December 31, 2008.

Note on Management’s Methodology of Computing Margins and EBIT:

The management of GHIL represented that their existing accounting system captures only raw material costs that are directly attributable to a segment, i.e. manufacturing and trading. GHIL does not have segment wise segregation of costs. Further, the GHIL management does not have a activity based costing accounting system implement to better allocate respective costs drivers to the appropriate business segment.

Accordingly, the segment-wise and EBIT provided to us by the management may not be representative.

BALANCE SHEET OVERVIEW

Graphical representation of sources and application of funds (2007-08):

Shareholders Capital
•	Share capital comprises an authorized capital 22 million equity shares of INR 10 each. Of these 21,402,750 fully paid equity shares have been issued and subscribed.

•	Share application money aggregating to INR 60.50 million refers to money received pending allotment.

S.No.	Name of the Applicant	Amount (INR)
1.	Raipur Engineering Services	48,000,000
2.	Geeta Associates	3,000,000
3.	Maruti Enterprise	5,500,000
4.	Industrial Traders	3,000,000
5.	Sunil Gupta	1,000,000
	Total	60,500,000

•
Reserve and surplus as at March 31, 2008 primarily comprise profit and loss account of INR 130 million and share premium account of INR 213 million. Reserve and surplus as at December 31, 2008 primarily comprise profit and loss account of INR 245 million and share premium account of INR 213 million.

Liabilities
•	Miscellaneous expenditure incurred for incorporation in the earlier years is deferred and amortized over a period of 5 years. Balance remaining as at the March 31, 2008 is INR 0.44 million.

•
Secured loans as at March 31, 2008 primarily comprise term loan from State bank of India (‘SBI’), Canara Bank, Bank of Maharashtra (“BOM”) and UCO Bank aggregating INR 512 million and working capital loan aggregating INR 390 million from SBI, BOM, UCO Bank, State Bank of Patiala (“SBP”) and Union Bank of India. Secured loans as at December 31, 2008 comprise of term loan aggregating INR 427 million and working capital aggregating INR 523 million.

•
Unsecured loans as at March 31, 2008 primarily comprise of INR 159 million to fund the working capital requirement. Unsecured loans as at December 31, 2008 primarily aggregate to INR 47 million. These loans were, mainly, from various business associates of GHIL and are repayable on demand. During nine months, ended December 31, 2008, GHIL has raised INR 14 million and repaid INR 126 million.

•
Loans and advances as at March 31, 2008 primarily comprise capital advances INR 31 million and other deposits (primarily with government departments and agencies) aggregating to INR 22 million. Loans and advances as at December 31, 2008 primarily comprise capital advances INR 35 million and other deposits (primarily with government departments and agencies) aggregating to INR 22 million.

•
Current liabilities as at March 31, 2008 primarily comprise creditors INR 96 million, and statutory liabilities for income tax, professional tax, fringe benefit tax, provident fund and service tax aggregating to INR 2.5 million. Provisions comprises as at March 31, 2008 primarily comprise of provision for income tax and fringe benefit tax aggregating to INR 15 million. As per discussions with the management, we understand that entire amounts payable as at March 31, 2008 has subsequently been paid. Current liabilities as at December 31, 2008 primarily comprise creditors INR 77 million, and statutory liabilities for income tax, professional tax, fringe benefit tax, provident fund and service tax aggregating to INR 1.7 million. Provisions comprises as at March 31, 2008 primarily comprise of provision for income tax and fringe benefit tax aggregating to INR 36 million. GHIL does not provide for retirement benefits, which may lead to increased expense charged to Statement of Operations in future periods. This is also inconsistent with the  generally accepted accounting principles for retirement benefits..

•	Deferred tax liability of INR 22 million (March 31, 2008) and INR 27 million (December 31, 2008) is primarily on account of timing differences arising on depreciation.

•
The working capital requirements of the company have risen from INR 162 million to INR 622 million from March 31, 2006 to March 31, 2008. GHIL was on an average holding inventory for 98 days. The working capital requirements of the company have reduced from INR 783 million to INR 677 million from December 31, 2007 to December 31, 2008. GHIL is holding inventory for 111 days.

Assets
•
The net block of fixed assets as at March 31, 2008 primarily comprises freehold land & site development INR 39 million, building INR 95 million, plant and machinery INR 933 million, furniture & fixtures INR 1 million, mobile handset INR 0.21 million and vehicles INR 6 million. Increase in gross block of INR 89 million in 2007 – 08 is primarily on account of purchase of land & site development INR 6 million, additions to plant and machinery INR 81 million and additions to vehicles INR 1 million. However, depreciation is charged on additions to fixed assets for the complete fiscal year.

The net block of fixed assets as at December 31, 2008 primarily comprises freehold land & site development INR 40 million, building INR 102 million, plant and machinery INR 1,191 million, furniture & fixtures INR 1 million, mobile handset INR 0.25 million and vehicles INR 7 million.

•
Capitalization of pre-operative expenses — The net block of fixed assets as at March 31, 2008, includes capitalization of preoperative expenses aggregating INR 60 million (corresponding gross block is INR 73 million).

•	Cash and bank balances as at March 31, 2008 and December 31, 2008 primarily comprise fixed deposits of INR 18 million and INR 14 million, respectively, with SBI, SBP and UCO Bank.

•
Unquoted investments as at March 31, 2008 include investment in Raipur Securities and Investments of INR 2 million. As per the unaudited financial statements for the year ended March 31, 2008 provided for verification, Raipur Securities and Investments has an accumulated losses of INR 209,293. GHIL’s share in losses amounts to INR 17,942.

•
Inventories as at March 31, 2008 primarily comprise raw material INR 577 million, finished goods INR 1 million and stores & spares INR 16 million. Increase in inventory as at March 31, 2008 was primarily on account of significant increase in raw material by INR 464 million and increase in stores & spares by INR 13 million. Inventories as at December 31, 2008 primarily comprise raw material INR 531 million, finished goods INR 24 million and stores & spares INR 17 million.

•
Sundry debtors as at March 31 and December 31, 2008 include debtors aggregating INR 68 million and INR 145 million, respectively, ageing less than 180 days. GHIL does not have any formal policy providing for debts doubtful of recovery. Of these, debtors aggregating INR 12 million were outstanding for a period exceeding 90 days. As per discussions with the management, we understand that entire amounts pending as at March 31, 2008 and as at December 31, 2008 has subsequently been recovered.

•
Capitalization of miscellaneous expense — GHIL has capitalized incorporation expenses in the earlier years and is charging it to income statement as miscellaneous expenses over the period of 5 years. Outstanding miscellaneous expenditure to be written off amounts to INR 0.44 million as at March 31, 2008.

As per discussions with the management and review of annual accounts of GHIL for the period ended March 31, 2008, we understand there are no commitments — capital or revenue made by the Company.

ACCOUNTING POLICIES USED IN PREPARATION OF FINANCIAL STATEMENTS

Accounting policies for valuation of work-in-progress, pre-operative expenses, revenue, depreciation on fixed assets and retirement benefits being followed by the Company in preparation of the financial statements and are in compliance with IGAAP, however, these are inconsistent as per the industry practice. These might have a positive/negative impact on the income statements.

ACCOUNTING AND INFORMATION SYSTEMS AND
INTERNAL CONTOL ENVIRONMENT/ ASSESSMENT

•	Frequent change in statutory auditors

•	Auditor’s remarks on inadequate internal audit system

•	Non existence of internal auditor

•	Non existence of Standard Operating Policies, Practices, Procedures, Accounting Manual, Budgets, Control Points, etc.

•	Accounting & Costing System with inadequate application or general controls

•	No formal budgeting and management information system (‘MIS’).

ORDER BOOK ANALYSIS

As per discussions with the management, considering the nature of the industry, product and the size of the Company, its product are sold in the open market, hence the size of its order book is generally small.

CONTRACTS

We have been informed by the management of GHIL that the Company has not executed any long term contracts with its suppliers, distributors or customers for purchase of raw materials or sale of goods manufactured.

CASH FLOWS

Review of cash flow statement of GHIL suggested that during FY 2007 – 08, it has primarily invested its fund in acquisition of inventories INR 406 million and fixed assets INR 89 million. These have primarily being funds from increase in the secured loans INR 158 million, realization from sundry debtors INR 87 million, decrease in loans & advance INR 91 million and fresh issue of share capital INR 30 million apart from its normal operations. Management has not prepared a cash flow for interim period ended December 31, 2008.

CONTINGENT LIABILITIES

As per discussions with the management there are no pending or threatened litigation against the Company expect a case filed by Aggarwal’s group with Company Law Board against the other shareholder’s of the Company. Overview of the case is detailed in elsewhere.

CONTRACT OBLIGATIONS AND SHARE CAPITAL COMMITMENTS

As per discussions with the management, we understand there are no contract obligations and share capital commitments pending by the Company, as on date.

RELATED PARTY TRANSACTIONS

Party wise details of transactions outstanding for the period ended March 31 and December 31, 2008 are as under:

Name	Closing Balance March 31, 2008 INR	Closing Balance December 31, 2008 INR	Nature of Expenses
Ashok Maskara	129,634	-	Director remuneration
Ashoka Tex	5,400,000	-	Unsecured loan
Hitech Abrasive Private Limited	42,533,049	2,292,323	Unsecured loan
NP Tekriwal	225,000	-	Director remuneration
Rohit Maskara	225,000	-	Director remuneration
Daksh Timbers & Steel Private Limited	16,794,383	16,794,383	Unsecured loan
Ashiana Homes Pvt Ltd	-	10,000,000	Unsecured loan
Dynamix Urja (India) Ltd	0	5,826,500	Advance given

TAXATION

Direct Taxes

Income Tax
The tax status of GHIL has been summarized below based on our review of the documents available and the explanations/representations received from the management:

Tax returns have been filed for FY 2005 – 06 within the prescribed due dates, however FY 2006 – 07 with the tax authorities after the prescribed due dates November 28, 2006. Tax return for FY 2007 – 08 is still pending to be files, due date for filing tax return is September 30, 2008.

Tax scrutiny assessments have been initiated up to FY 2004 – 05. GHIL has received notice under section 142 and under section 143 for the FY 2005 – 06. No scrutiny notice is issued to select the tax return filed for FY 2006 – 07 for detailed examination. GHIL filed a revised return of income (‘ROI’) for FY 2004 – 05. Accordingly, in view of the erstwhile provisions of Section 143(2) of IT Act (i.e. prior to April 1, 2008) such notice for FY 2005 – 06 can be issued on or before March 31, 2009 and for FY 2006 – 07 the same can be issued on or before September 30, 2008 in view of the extant provisions of Section 143(2) of IT Act.

Unabsorbed tax loss (incl. tax depreciation) for INR 45,157,359 based on tax return filed for FY 2006 – 07.

Wealth Tax
Based on our review of the information furnished to us and confirmations from the management of GHIL, we understand that GHIL has not filed any wealth tax return till date.

Withholding Tax
GHIL has filed quarterly withholding returns for all the quarters under review. A review of certain transactions, selected on a ‘test check’ basis, reveal that GHIL has deducted and deposited the taxes in accordance with the provisions of the IT Act. However, regular delays have been noted in deposition of taxes.

Fringe Benefit Tax
Based on our broad discussions with the management and review of certain transactions selected on a ‘test check’ basis, we observe that GHIL has discharged its liability in accordance with the provisions of the IT Act.

Indirect Tax

It has been informed that there are no pending litigation in respect of CST, VAT and VAT.

It has further been observed that there is no contingent liability related to indirect taxes shown in the audited financial statements of FY 2007 – 08.

Annex I

Plan Of Liquidation
of
TransTech Services Partners Inc.

This Plan of Liquidation (or “Plan”) of TransTech Services Partners Inc. (the “Company”) is dated this [ ] day of [ ], 2009.

WHEREAS, the liquidation of the Company was duly authorized by its Board of Directors and stockholders;

WHEREAS, the Company has paid or otherwise satisfied or made provision for all claims and obligations of the Company known to the Company, including conditional, contingent, or unmatured contractual claims known to the Company, other than the following:

1. Fees and expenses in connection with legal, accounting and other services rendered prior to the date hereof, all as shown on the Company’s unaudited interim financial statements at and for the period ending December 31, 2008, and liabilities and obligations incurred or to be incurred after such date to vendors or other persons for services rendered or goods sold, including fees and expenses in connection with legal, accounting and other professional services to be rendered in connection with the liquidation and liquidation of the Company and the winding-up of its business and affairs (“Vendor Obligations”);

2. Liabilities for federal and state income taxes (“Tax Liabilities”); and

3. The Company’s obligations to holders of its common shares issued in its initial public offering (the “Public Stockholders”) to distribute the proceeds of the trust account established in connection with the IPO in connection with the liquidation of the Company as provided in the Company’s amended and restated certificate of incorporation and its IPO prospectus.

WHEREAS, there are no pending actions, suits, or proceedings to which the Company is a party;

WHEREAS, there are no facts known to the Company, indicating that claims that have not been made known to the Company or that have not arisen are likely to become known to the Company or to arise within ten years after the date of liquidation; and

WHEREAS, the Company’s sponsors, by their adoption of this Plan do hereby reaffirm their obligations to the Company, in connection with its IPO, to indemnify the Company for all claims of creditors, to the extent that we fail to obtain valid and enforceable waivers from them

NOW THEREFORE, the Company adopts the following Plan of Liquidation:

1. PAYMENT OF LIABILITIES AND OBLIGATIONS. The Company shall, as soon as practicable following the adoption of this Plan by the Board of Directors of the Company (the “Board”), (a) pay or provide for the payment in full or in such other amount as shall be agreed upon by the Company and the relevant creditor the Vendor Obligations and (b) pay in full the Tax Liabilities.

2. CONTINGENCY RESERVE; PRO RATA DISTRIBUTION. The Company shall retain the indemnification obligations to the Company referred to in the sixth recital hereof as provision for and as a reserve against claims against and obligations of the Company.

3. CONVERSION OF ASSETS INTO CASH OR OTHER DISTRIBUTABLE FORM. Subject to approval by the Board, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to collect all sums due or owing to the Company, including recovery of any tax refunds owing to the Company, to sell and convert into cash any and all corporate assets and, out of the assets of the Company, attempt to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Sections 1 and 2 above, including all expenses of the sale of assets and of the liquidation and liquidation provided for by this Plan.

4. RECOVERY OF ASSETS. In the event that the Company (or any trustee or receiver for the Company appointed pursuant to Section 279 of the DGCL) shall recover any assets or funds belonging to the Company, including any federal or state tax refunds arising out of the proposed acquisition and its other business activities from inception through liquidation, such funds shall first be used to satisfy any claims against or obligations of the Company, and to the extent any assets or funds remain thereafter, shall be distributed to the stockholders of the Company in accordance with and subject to the terms of the Company’s amended and restated certificate of incorporation and the DGCL, and further subject to such terms and conditions as the Board of Directors of the Company (or any trustee or receiver for the Company) may deem appropriate; provided, however, that nothing herein shall be deemed to preclude the Company (or any trustee or receiver for the Company) from petitioning any court of competent jurisdiction for instructions as to the proper distribution and allocation of any such assets or funds that may be recovered by or on behalf of the Company.

5. PROFESSIONAL FEES AND EXPENSES. It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its amended and restated certificate of incorporation and bylaws or the DGCL or otherwise, and may authorize the payment of fees to an accounting firm or firms selected by the Board for services rendered to the Company. In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

6. INDEMNIFICATION. The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its amended and restated certificate of incorporation and bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s obligations hereunder, including, without limitation, directors’ and officers’ liability coverage.

7. LIQUIDATING TRUST. The Board may, but is not required to, establish and distribute assets of the Company to a liquidating trust, which may be established by agreement in form and substance determined by the Board with one or more trustees selected by the Board. In the alternative, the Board may petition a Court of competent jurisdiction for the appointment of one more trustees to conduct the liquidation of the Company, subject to the supervision of the Court. Whether appointed by an agreement or by the Court, the trustees shall in general be authorized to take charge of the Company’s property, and to collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint agents under them and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

8. LIQUIDATING DISTRIBUTIONS. Liquidating distributions shall be made from time to time after the adoption of this Plan to the holders of record, at the close of business on the record date set by the Board, of outstanding shares of common stock of the Company, pro rata in accordance with the respective number of shares then held of record; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the liquidation of the Company). All determinations as to the time for and the amount of liquidating distributions shall be made in the exercise of the absolute discretion of the Board.

9. AMENDMENT OR MODIFICATION OF PLAN. If for any reason the Board determines that such action would be in the best interests of the Company, it may amend or modify this Plan and all action contemplated hereunder, notwithstanding stockholder approval of this Plan; provided, however, that the Company will not amend or modify this Plan under circumstances that would require additional stockholder approval.

10. LIQUIDATION UNDER CODE SECTIONS 331 AND 336. It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”). This Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder, including, without limitation, the making of an election under Code Section 336(e), if applicable.

11. FILING OF TAX FORMS. The appropriate officers of the Company are authorized and directed such forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

ANNEX J

SUMMARY OF TECHNICAL AND ENGINEERING DUE DILIGENCE BY MOTT MACDONALD

EXECUTIVE SUMMARY

Mott MacDonald (Mott) is a multi-disciplinary management and engineering consulting firm engaged in development projects world-wide relating to energy, transport, water, and the environment to building, industry and communications. Mott is a wholly independent international company, based in the UK, with turnover in excess of $1.5 billion, over 13,000 staff and global experience spanning 140 strategic centres. Mott operates from offices in centres throughout the UK and in countries across Europe, Asia and the Pacific, the Middle East, Africa, America and India.

Introduction
Global Hi-Tech Industries Ltd. (GHIL) was established in 2003. The Company is presently engaged in manufacturing and selling structural steel products. GHIL has its manufacturing base in Kutch, Gujarat in India, having a sound business model which offers the flexibility to optimize return and minimize risks. The Company has a detailed growth plan for expansion of its business to become cost-competitive in the market and to be known as a leading producer of quality steel products. As a part of its growth strategy GHIL has acquired a prospecting license for mines near Sagar Madhya Pradesh to reduce the dependence on raw material suppliers and to economize its production cost.

The efficiency-enhancement projects have been delayed pending an increase in the availability of working capital. GHIL decided to merge with a potential investor who can provide increased access to capital.

The management structure of GHIL is considered to be reasonable and in conformity to standard followed by similar size steel companies in India. However after starting additional activities like power generation and mining business, additional professionals with appropriate experience in relevant fields should be recruited. As the organization grows, responsibilities are to be delegated down the line to speed up decision-making. The Company should identify qualified people within the organization for higher responsibilities, and recruit the people to fill any talent gaps. The Company should improve ongoing systems procedures and policies consistent with the growth of the organization.

The project configuration of the project, which includes the proposed expansion, is as shown in the figure below:

Market Assessment
India is the world’s largest sponge iron producer. The installed capacity of sponge iron in the country stood at 26.39 million metric tonnes during 2007 – 08 with a capacity utilisation of 75%. The majority of the production of sponge iron is consumed within the domestic Indian market.

The major end user of the sponge iron is the steel sector which is growing at an annual rate of about 13% driven by construction, automobiles and the engineering sector. The growth in demand for sponge iron is linked to the growth observed in the domestic steel industry. Analysis from the past performance indicates that the sponge iron industry grew at CAGR of about 25% during 2003 – 08.

At present the demand-supply scenario is balanced. However the Consultants believe that new capacities would be needed in future as the industry can achieve maximum output of 21.77 million metric tonnes with a capacity utilization of 82.5%.

Sponge iron prices are directly related to scrap prices. Rising steel demand and unavailability of scrap has led to an increase in demand of alternative raw material, which is sponge iron. It is anticipated that the price of sponge iron will move up by 5% per annum during next two years.

A billet is a small, usually rectangular bar of iron or steel in an intermediate stage of manufacture. Billets are used for making long products which are further used to make beams, channels, bars, rods and angles, which is further used in mining, construction, heavy engineering, factory structures, bridges, railways, engineering, construction, agricultural implements, machinery and other infrastructure projects.

The installed capacity of billets in India during 2007 – 08 stood at about 28 million metric tonnes. Investment in railways, infrastructure projects and construction activities were the major demand drivers for growth in demand of billets. The demand for billet depends upon the demand for long products. The Consultants believe that billets will witness a similar growth trend as long products. The domestic demand for billets is expected to grow at CAGR of 10% during 2008 – 12. New capacities are required to meet domestic demand in near future. The Consultants anticipate that the price of billets will move up by 5% per annum during next two years .

Angles, shapes & section are hot rolled structural sections obtained by hot rolling of blooms/billets. Beams, channels and angles are used in mining, construction of tunnels, factory structures, transmission towers, bridges, ships, railways, engineering, and other infrastructure projects.

The installed capacity for structural steel in India is estimated at about 6.5 million metric tonnes during 2007 – 08 with the industry witnessing 81% capacity utilisation. At present the demand-supply scenario of structural steel products is tight and the demand for structural steel products will surpass supply by 2009 – 10. Hence, new capacities are required to meet domestic demand in near future. The price of structural steel is anticipated to move up by 5% per annum during next two years. The Consultant forecasts structural steel product prices to increase at a CAGR of 9% till March 2011 from December 2007, and to move up by 5% per annum during next two years. The manufacturers will however focus on improving internal systems and configurations to improve efficiency.

India has 23.6 billion metric tonnes of iron ore reserves, which is the 5 th largest reserve base in the world. Iron ore found in India has among the highest grades (58% – 65% ferrous content) in the world. India is a net exporter of iron ore. Iron ore export from India is estimated at 90 million metric tonnes during 2007 – 08. The Consultant notes that the domestic production of iron ore witnessed a CAGR of about 17% during 2003 – 08.

Even though iron ore demand in the domestic market is expected to increase, there will be increased investments in pellet facilities. Hence, overall process able iron ore availability in the domestic market is expected to increase. Further, due to increased pressure from the steel industry, export of iron ore (predominantly fines) from India is expected to decrease. Both these factors are expected to ensure marginal increases in iron ore prices in India. In addition, with investments in ports and dedicated freight corridors, the transport cost is expected to decrease. All things considered, the landed price of iron ore for GHIL is expected to increase at a CAGR of 2% during 2008 – 11. With increase in operation, GHIL should focus on developing long term relationship with mines to ensure quality and timely supply at reasonable rates and credit period.

Demand is expected to grow at average annual rate in India of 8% during 2008-2012, outpacing the growth rate of supply (supply is expected to grow at an average annual rate of 7%). The wide gap in relative consumption of steel indicates the potential ahead for India in raising its steel consumption. For instance, India’s per capita steel consumption is 46 kilograms, as compared to 426 kilograms for the US, 417 kilograms for Germany, and a world average of 150 kilograms. The chart below sets forth the projected supply and demand for structural steel products in India.

Existing Operations
Based on site visit and technical due diligence the Consultant notes that the site selected for the plant offers logistics, infrastructure and tax incentives, thereby making operations cost-effective. The existing configuration of the plant offers adequate flexibility to improve product mix and thereby optimise profits. The DRI plant has an annual capacity of 105,000 MTPA and will be in a position to achieve a maximum of 82.5% utilisation depending upon availability of input materials. The SMS plant has an annual capacity of 100,800 MTPA and will be in a position to achieve a maximum of 90% utilisation depending upon availability of input materials. The rolling mill has an annual capacity of 96,000 MTPA and will be in a position to achieve a maximum of 80% utilisation depending upon availability of input materials. Currently, GHIL is following a preventive maintenance system. However, once the plant operates at full capacity for 8 – 10 months, GHIL would have sufficient information to switch over to a predictive maintenance system. This would further bring down the maintenance cost. GHIL is currently sourcing ground water, which is further treated by RO process before usage. However, in the long run, GHIL would need to source water from Narmada canal, which is about 25 – 30 Km from the plant. GHIL has already made necessary applications for the same. GHIL has all necessary clearances needed to operate the plant. However, there is a need to start ESP and green belt immediately. The consumption norms achieved by GHIL cannot be relied as there are significant variations and there is lack of proper internal system for material accounting.

Mining Scenario
GHIL has acquired a license licence for prospecting of iron ore at Chattarpur, in Madhya Pradesh. Twenty hectares of land has been allotted under the prospecting license. GHIL has carried out internal geological survey, which is not adequate to establish reserve quantity and quality. However, based on the results from the limited survey carried out by GHIL, the Consultant estimates that an average 60 – 62% Fe ore can be mined from the area. Further, there may be adequate reserves to meet the ore requirements of GHIL for 15 years of operation (10 – 12 million metric tonnes). The Consultant recommends that GHIL undertake detailed prospecting immediately through competent independent agencies. The Consultant recommends that GHIL develop the mines in a phased manner (both Chattarpur and Sagar, if the second license is obtained), which would lead to a long term supply stability. The mines would be open cast mines and would require 30 – 36 months from the date of receiving the prospecting license to start production.

The Executive Summary consists of highlights from the report prepared at the request of Geneva Acquisition Corporation relating to the operations of GHIL.

PROXY
TRANSTECH SERVICES PARTNERS INC.
445 FIFTH AVENUE, SUITE 30H
NEW YORK, NY, 10016

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF TRANSTECH SERVICES PARTNERS INC.

The undersigned appoints _________ and _____________, and each of them with full power to act without the other, as proxies, each with the power to appoint a substitute, and thereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of TransTech Services Partners Inc. held of record by the undersigned on __________, 2009 at the Special Meeting of Stockholders to be held on __________________, 2009, and any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS.  THE BOARD OF DIRECTORS OF TRANSTECH SERVICES PARTNERS INC. RECOMMENDS A VOTE “FOR ” EACH OF THE PROPOSALS SHOWN ON THE REVERSE SIDE.

(Continued and to be signed on reverse side)

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PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL. THE BOARD OF DIRECTORS OF TRANSTECH SERVICES PARTNERS INC. RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.

1.
The approval of the acquisition of approximately 51.6% of Global Hi-Tech Industries Limited (“GHIL”) by TransTech Services Partners Inc. (“TransTech” or “the Company”) for cash consideration of $4,500,000.
		FOR ☐	AGAINST ☐	ABSTAIN ☐

Only if you voted “AGAINST” Proposal Number 1 and you hold shares of TransTech common stock issued in its initial public offering, you may exercise your redemption rights and demand that TransTech redeem your shares of common stock into a pro rata portion of the trust account by marking the “Exercise Redemption Rights” box below. If you exercise your redemption rights, then you will be exchanging your shares of TransTech common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the transaction is completed and you tender your shares to TransTech’s transfer agent prior to the shareholder meeting relating to the acquisition..

EXERCISE REDEMPTION RIGHTS			☐
2.
The approval of amendments to the Company’s certificate of incorporation to remove certain provisions containing procedural and approval requirements applicable to the Company prior to the consummation of the business combination that will no longer be operative following consummation of the Acquisition contemplated by the Acquisition Proposal
		FOR ☐	AGAINST ☐	ABSTAIN ☐
3.
The approval of an amendment to the Company’s certificate of incorporation to change the name of the Company to “Global Hi-Tech Industries Limited” in the event that the Acquisition Proposal is approved.
		FOR ☐	AGAINST ☐	ABSTAIN ☐
4.
If the Acquisition Proposal is not approved, the approval of amendments to the TransTech’s certificate of incorporation such that in case the Acquisition Proposal is not approved, TransTech can continue to operate as a shell company after distributing the proceeds of the trust account to certain stockholders.
		FOR ☐	AGAINST ☐	ABSTAIN ☐
5.
The approval of the liquidation of the assets of the company and the adoption by the board of directors of a plan of distribution in accordance with the Delaware law in the event that either of the Acquisition Proposal or the Proposal to Continue Existence are not approve
		FOR ☐	AGAINST ☐	ABSTAIN ☐
6.	The approval of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies.	FOR ☐	AGAINST ☐	ABSTAIN ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer.

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